As filed with the Securities and Exchange Commission on January 17, 2017

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

MGM Growth Properties Operating Partnership LP

(Exact name of Registrant as specified in its charter)

See Table of Additional Registrants Below

Delaware	6798	81-1162318
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification No.)

MGP Finance Co-Issuer, Inc.

(Exact name of Registrant as specified in its charter)

Delaware	6798	81-2122880
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification No.)

6385 S. Rainbow Blvd., Suite 500

Las Vegas, Nevada 89118

(702) 669-1480

(Address, including zip code, and telephone number, including area code, of registrants’ principal executive offices)

Andrew Hagopian III, Esq.

Secretary

MGM Growth Properties LLC

3950 Las Vegas Boulevard South

Las Vegas, Nevada 89119

(702) 632-7777

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Rod Miller, Esq.

Milbank, Tweed, Hadley & McCloy LLP

28 Liberty Street

New York, New York 10005

(212) 530-5000

Approximate date of commencement of proposed sale to public:

As soon as practicable after this Registration Statement becomes effective.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)  ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price(1)	Amount of registration fee(2)
5.625% Senior Notes Due 2024	$1,050,000,000	100%	$1,050,000,000(1)	$121,695
Guarantees of the 5.625% Senior Notes Due 2024(3)	$1,050,000,000	N/A	N/A	(4)
4.500% Senior Notes Due 2026	$500,000,000	100%	$500,000,000(1)	$57,950
Guarantees of the 4.500% Senior Notes Due 2026(3)	$500,000,000	N/A	N/A	(4)

(1)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(f) of the Securities Act of 1933.
(2)	The registration fee has been calculated pursuant to Rule 457(f) under the Securities Act of 1933.
(3)	The entities listed on the Table of Subsidiary Guarantor Registrants below have guaranteed the notes being registered hereby.
(4)	No separate consideration will be received for the guarantees, and pursuant to Rule 457(n) under the Securities Act, no additional registration fee is due for guarantees.

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

TABLE OF ADDITIONAL REGISTRANTS

Exact Name of Registrant as Specified in Its Charter*	State or Other Jurisdiction of Incorporation or Organization	I.R.S. Employer Identification Number
MGP Lessor Holdings, LLC	Delaware	81-1170711
MGP Lessor, LLC	Delaware	81-1171355

*	Each additional registrant is a direct or indirect subsidiary of MGM Growth Properties Operating Partnership LP. The address, including zip code, and telephone number, including area code, of each registrant’s principal executive offices is c/o MGM Growth Properties Operating Partnership LP, 6385 S. Rainbow Boulevard, Suite 500, Las Vegas, Nevada 89118, telephone (702) 669-1480. The name, address, and telephone number of the agent for service for each additional registrant is Andrew Hagopian III, Secretary, MGM Growth Properties LLC, 3950 Las Vegas Boulevard South, Las Vegas, Nevada 89119, telephone (702) 632-7777.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JANUARY 17, 2017

PROSPECTUS

$1,550,000,000

MGM Growth Properties Operating Partnership LP

and

MGP Finance Co-Issuer, Inc.

OFFER TO EXCHANGE

$1,050,000,000 aggregate principal amount of 5.625% Senior Notes due 2024 for $1,050,000,000 aggregate principal amount of 5.625% Senior Notes due 2024 that have been registered under the Securities Act of 1933, as amended

AND

$500,000,000 aggregate principal amount of 4.500% Senior Notes due 2026 for $500,000,000 aggregate principal amount of 4.500% Senior Notes due 2026 that have been registered under the Securities Act of 1933, as amended

MGM Growth Properties Operating Partnership LP, a Delaware limited partnership, and MGP Finance Co-Issuer, Inc., a Delaware corporation (together, the “Issuers”, “we” or “us”) are offering to exchange, upon the terms and subject to the conditions set forth in this prospectus and the accompanying letter of transmittal, (1) $1,050,000,000 of their outstanding 5.625% Senior Notes due 2024, which were issued on April 20, 2016 (the “2024 initial notes”), for a like aggregate amount of the Issuers’ registered 5.625% Senior Notes due 2024 (the “2024 exchange notes”) and (2) $500,000,000 of their outstanding 4.500% Senior Notes due 2026, which were issued on August 12, 2016 (the “2026 initial notes” and, together with the 2024 initial notes, the “initial notes”), for a like aggregate amount of the Issuers’ registered 4.500% Senior Notes due 2026 (the “2026 exchange notes” and, together with the 2024 exchange notes, the “exchange notes”). The 2024 exchange notes will be issued under the indenture dated as of April 20, 2016 and the 2026 notes will be issued under the indenture dated as of August 12, 2016 (each, an “Indenture” and collectively, the “Indentures”).

Terms of the exchange offer

•	It will expire at 5:00 p.m., New York City time, on , 2017, unless we extend it.

•	If all the conditions to this exchange offer are satisfied, the Issuers will exchange all of the initial notes that are validly tendered and not withdrawn for the applicable exchange notes.

•	You may withdraw your tender of initial notes at any time before the expiration of this exchange offer.

•	The exchange notes that the Issuers will issue you in exchange for your initial notes will be substantially identical to your initial notes except that, unlike your initial notes, the exchange notes will have no transfer restrictions or registration rights or rights to additional interest.

•	The exchange notes that the Issuers will issue you in exchange for your initial notes are new securities with no established market for trading.

•	We do not intend to list the exchange notes on any securities exchange or seek approval for quotation through any automated quotation system.

•	We will not receive any proceeds from the exchange offer.

Before participating in this exchange offer, please refer to the section in this prospectus entitled “Risk Factors” commencing on page 15.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

None of the Nevada Gaming Commission, the Nevada State Gaming Control Board, the Michigan Gaming Control Board, the Mississippi Gaming Commission, the Illinois Gaming Board, the New Jersey Casino Control Commission, the New Jersey Division of Gaming Enforcement, the Maryland Lottery and Gaming Control Commission, the Massachusetts Gaming Commission nor any other gaming authority has passed upon the accuracy or adequacy of this prospectus supplement or the investment merits of the securities offered. Any representation to the contrary is unlawful. The Attorney General of the State of New York has not passed upon or endorsed the merits of this offering. Any representation to the contrary is unlawful.

Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of those exchange notes. The letter of transmittal states that, by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act of 1933, as amended. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for unregistered notes where those unregistered notes were acquired as a result of market-making activities or other trading activities. To the extent any such broker-dealer participates in the exchange offer, we have agreed that for a period of up to 180 days we will make this prospectus, as amended or supplemented, available to such broker-dealer for use in connection with any such resale. See “Plan of Distribution.”

The date of this prospectus is             , 2017.

This prospectus contains summaries of the material terms of certain documents. Copies of these documents, except for certain exhibits and schedules, will be made available to you without charge upon written or oral request to us. See “Where You Can Find More Information” for more information about these matters. You may also obtain this information without charge by writing or telephoning us at the following address and telephone number:

MGM Growth Properties Operating Partnership LP

3950 Las Vegas Boulevard South

Las Vegas, Nevada 89119

Attn: Corporate Legal (702) 632-7777

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BASIS OF PRESENTATION

Except as otherwise indicated or unless the context otherwise requires, all references in this prospectus to (i) “we,” “our,” “us,” “ourselves” and “Issuers” refer to (a) MGP Finance Co-Issuer, Inc. (the “Co-Issuer”) and (b) MGM Growth Properties Operating Partnership LP (the “Operating Partnership”) and, unless the context requires otherwise, their consolidated subsidiaries, (ii) “the Company” and “our company” refer to the Operating Partnership, and unless the context requires otherwise, its consolidated subsidiaries, (iii) “MGP” refers to MGM Growth Properties LLC, a Delaware limited liability company, and unless the context requires otherwise, its consolidated subsidiaries (which will include the Operating Partnership so long as MGP, or a subsidiary of MGP, is the general partner of the Operating Partnership) and (iv) “MGM” refers to MGM Resorts International, a Delaware corporation, and, unless the context requires otherwise, its consolidated subsidiaries, including MGP.

On April 25, 2016 (the “Formation Transactions Closing Date”), MGM and MGP completed a series of transactions (the “Formation Transactions”), in which certain subsidiaries of MGM transferred the real estate assets that comprised our IPO Properties (as defined below) to newly formed property company subsidiaries (each a “Property Holdco”) that were indirectly owned by MGM. Each such subsidiary then subsequently directly or indirectly transferred 100% of the ownership interests in each Property Holdco to us in exchange for limited partner interests in the Operating Partnership (“Operating Partnership Units”). The Property Holdcos were then contributed to a subsidiary of ours and subsequently merged into one Property Holdco (the “Landlord”), which is the landlord under a long-term triple-net master lease agreement (the “Master Lease”). MGP was formed to initially hold, through the Operating Partnership, the assets and liabilities related to MGM’s real property interests in nine premier destination resorts owned by MGP and operated by MGM (Mandalay Bay, The Mirage, New York-New York, Luxor, Monte Carlo, Excalibur, MGM Grand Detroit, Beau Rivage and Gold Strike Tunica), and The Park in Las Vegas (collectively, the “IPO Properties”).

As part of the Formation Transactions, MGP completed an initial public offering (“IPO”) of its Class A common shares (the “Class A shares”) (with MGM retaining the single Class B common share of MGP (the “Class B share”), which represents a majority of the total voting power of MGP’s shares), and used the proceeds therefrom to purchase Operating Partnership Units at a purchase price per unit equal to the initial public offering price per Class A share in the IPO, net of underwriting discounts and commissions. The aggregate number of Operating Partnership Units purchased in connection with such equity contribution was equal to the number of Class A shares sold to the public in the IPO. The Operating Partnership is owned by MGP and certain other subsidiaries of MGM, and the general partner of the Operating Partnership is a subsidiary of MGP. In addition, on August 1, 2016, we acquired Borgata’s real property from MGM for consideration consisting of the assumption of indebtedness from a subsidiary of MGM and the issuance Operating Partnership Units to a subsidiary of MGM and leased back the real property to a subsidiary of MGM.

Unless otherwise indicated, the information contained in this prospectus is as of the date set forth on the cover of this prospectus.

Some of the statements in this prospectus constitute forward-looking statements. See “Forward-Looking Statements.”

TRADEMARKS AND TRADENAMES

The names of the brands under which our casino resorts operate are registered trademarks of the respective owners of those brands, and neither they nor any of their officers, directors, agents or employees:

•	have approved any disclosure in which they or the names of their brands appear; or

•	are responsible or liable for any of the content of this document.

MARKET AND INDUSTRY DATA

Although we are responsible for all of the disclosures contained in this prospectus, this prospectus contains industry, market and competitive position data and estimates that are based on industry publications and studies conducted by third parties. The industry publications and third-party studies generally state that the information that they contain has been obtained from sources believed to be reliable, although they do not guarantee the accuracy or completeness of such information. While we believe that the market position, market opportunity and market size information included in this prospectus is generally reliable, we have not independently verified such data. The industry forward-looking statements included in this prospectus may be materially different than our or the industry’s actual results.

CERTAIN OPERATIONAL AND NON-U.S. GAAP FINANCIAL MEASURES OF THE OPERATING PARTNERSHIP

Management of the Operating Partnership believes that Funds From Operations (“FFO”), FFO per unit, Adjusted Funds From Operations (“AFFO”), AFFO per unit and Adjusted EBITDA, which have not been prepared in conformity with accounting principles generally accepted in the United States (“U.S. GAAP”), are useful supplemental performance measures that to investors in comparing operating and financial results between periods. Management believes that this is especially true since these measures exclude real estate depreciation and amortization expense and management believes that real estate values fluctuate based on market conditions rather than depreciating in value ratably on a straight-line basis over time. FFO is net income (computed in accordance with U.S. GAAP), excluding gains and losses from sales or disposals of property (presented as property transactions, net), plus real estate depreciation, as defined by the National Association of Real Estate Investment Trusts. AFFO is FFO as adjusted for amortization of financing costs, the net amortization of our above market lease, non-cash compensation expense, acquisition-related expenses, provision for income taxes and the net effect of straight-line rents. Adjusted EBITDA is net income (computed in accordance with U.S. GAAP), excluding gains and losses from sales or disposals of property (presented as property transactions, net), plus real estate depreciation, interest expense (including amortization of financing costs), the net amortization of our above market lease, non-cash compensation expense, acquisition-related expenses, provision for income taxes and the net effect of straight-line rents.

The Company believes such a presentation also provides investors with a meaningful measure of the Company’s operating results in comparison to the operating results of other real estate investment trusts (“REITs”). Adjusted EBITDA is useful to investors to further supplement AFFO and FFO and to provide investors a performance metric which excludes interest expense. In addition to non-cash items, beginning with the third quarter of 2016, the Company revised its calculations of AFFO and Adjusted EBITDA to exclude acquisition-related expenses. While we do not label these expenses as non-recurring, infrequent or unusual, management believes that it is helpful to adjust for these expenses when they do occur to allow for comparability of results between periods because each acquisition is (and will be) of varying size and complexity and may involve different types of expenses depending on the type of property being acquired and from whom. This revision to such calculations had no significant impact on our AFFO and Adjusted EBITDA as reported in prior periods.

FFO, FFO per unit, AFFO, AFFO per unit and Adjusted EBITDA do not represent cash flow from operations as defined by U.S. GAAP, should not be considered as an alternative to net income as defined by U.S. GAAP and are not indicative of cash available to fund all cash flow needs. Investors are also cautioned that FFO, FFO per unit, AFFO, AFFO per unit and Adjusted EBITDA as presented, may not be comparable to similarly titled measures reported by other REITs due to the fact that not all real estate companies use the same definitions. Please see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Non-GAAP Measures” for a reconciliation of the Operating Partnership’s FFO, FFO per unit, AFFO, AFFO per unit and Adjusted EBITDA to their most directly comparable U.S. GAAP measures.

FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements. In particular, statements pertaining to our capital resources and the amount and frequency of future distributions, portfolio performance and results of operations contain forward-looking statements. Likewise, our unaudited pro forma condensed combined and consolidated financial information and all of our statements regarding anticipated growth in our funds from operations and anticipated market conditions, demographics and results of operations are forward-looking statements. You can identify forward-looking statements by the use of forward-looking terminology such as “believes,” “expects,” “could,” “may,” “will,” “should,” “seeks,” “likely,” “intends,” “plans,” “pro forma,” “projects,” “estimates” or “anticipates” or the negative of these words and phrases or similar words or phrases that are predictions of or indicate future events or trends and that do not relate solely to historical matters. You can also identify forward-looking statements by discussions of strategy, plans or intentions.

Forward-looking statements involve numerous risks and uncertainties and you should not rely on them as predictions of future events. Forward-looking statements depend on assumptions, data or methods that may be incorrect or imprecise and we may not be able to realize them. We do not guarantee that the transactions and events described will happen as described (or that they will happen at all). The following factors, among others, could cause actual results and future events to differ materially from those set forth or contemplated in the forward-looking statements:

•	We are dependent on MGM (including its subsidiaries) unless and until we substantially diversify our portfolio, and an event that has a material adverse effect on MGM’s business, financial position or results of operations could have a material adverse effect on our business, financial position or results of operations.

•	We depend on the Properties (as defined below), including Borgata (as defined below), for all of our anticipated cash flows.

•	We may not be able to re-lease our Properties (including Borgata) following the expiration or termination of the Master Lease (as defined below).

•	The Master Lease restricts our ability to sell the Properties (including Borgata) or our interests in the Landlord.

•	We will have future capital needs and may not be able to obtain additional financing on acceptable terms.

•	Rising expenses could reduce cash flow and funds available for future acquisitions and distributions.

•	We have a limited operating history and the historical and pro forma financial information included in this prospectus may not be a reliable indicator of future results.

•	We are dependent on the gaming industry and may be susceptible to the risks associated with it, which could materially adversely affect our business, financial position or results of operations.

•	Because a majority of our major gaming resorts are concentrated on the Strip (as defined below), we are subject to greater risks than a company that is more geographically diversified.

•	Our pursuit of investments in, and acquisitions or development of, additional properties (including our acquisition of the ROFO Properties (as defined below)) may be unsuccessful or fail to meet our expectations.

•	We may face extensive regulation from gaming and other regulatory authorities.

•	Required regulatory approvals can delay or prohibit future leases or transfers of our gaming properties, which could result in periods in which we are unable to receive rent for such properties.

•	Net leases may not result in fair market lease rates over time, which could negatively impact our income and reduce the amount of funds available to make distributions to shareholders.

•	An increase in market interest rates could increase our interest costs on existing and future debt.

•	We are controlled by MGM, whose interests in our business may conflict with ours or yours.

•	We are dependent on MGM for the provision of administration services to our operations and assets.

•	If MGM engages in the same type of business we conduct, our ability to successfully operate and expand our business may be hampered.

•	MGM’s historical corporate rent coverage ratio described in this prospectus may not be a reliable indicator of its future results.

•	The Master Lease and other agreements governing our relationship with MGM were not negotiated on an arm’s-length basis and the terms of those agreements may be less favorable to us than they might otherwise have been in an arm’s-length transaction.

•	In the event of a bankruptcy of the Tenant (as defined below), a bankruptcy court may determine that the Master Lease is not a single lease but rather multiple severable leases, each of which can be assumed or rejected independently, in which case underperforming leases related to properties we own that are subject to the Master Lease could be rejected by the Tenant while tenant-favorable leases are allowed to remain in place.

•	MGM may undergo a change of control without the consent of us or of our shareholders.

•	If MGP does not qualify to be taxed as a real estate investment trust (a “REIT”), or fails to remain qualified to be taxed as a REIT, MGP will be subject to U.S. federal income tax as a regular corporation and could face a substantial tax liability, which would have an adverse effect on our business, financial condition and results of operations.

•	Our substantial indebtedness could adversely affect our financial health and prevent us from fulfilling our obligations under the notes and our other debt.

•	Covenants in our debt agreements may limit our operational flexibility, and a covenant breach or default could materially adversely affect our business, financial position or results of operations.

•	To service our indebtedness, we will require a significant amount of cash, which depends on many factors beyond our control.

•	The notes are unsecured. Therefore, our secured creditors would have a prior claim, ahead of the notes, on our assets.

•	We may not have the ability to raise the funds necessary to finance a change of control offer required by the indenture relating to the notes or the terms of our other indebtedness. In addition, under certain circumstances, we may be permitted to use the proceeds from debt to effect merger payments in compliance with the indenture.

•	You may be required to sell your notes if any gaming authority finds you unsuitable to hold them or otherwise requires us to redeem or repurchase the notes from you.

While forward-looking statements reflect our good-faith beliefs, they are not guarantees of future performance. We disclaim any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors of new information, data or methods, future events or other changes. For a further discussion of these and other factors that could impact our future results, performance or transactions, see the section entitled “Risk Factors.”

Any forward-looking statement made by us in this prospectus or included or incorporated herein speaks only as of the date on which it is made. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except

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as may be required by law. If we update one or more forward-looking statements, no inference should be made that we will make additional updates with respect to those or other forward-looking statements.

You should also be aware that while we from time to time communicate with securities analysts, we do not disclose to them any material non-public information, internal forecasts or other confidential business information. Therefore, you should not assume that we agree with any statement or report issued by any analyst, irrespective of the content of the statement or report. To the extent that reports issued by securities analysts contain projections, forecasts or opinions, those reports are not our responsibility and are not endorsed by us.

PROSPECTUS SUMMARY

This summary is not complete and may not contain all of the information that may be important to you. You should read the entire prospectus carefully, including the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and financial data and related notes before making an investment decision.

The Issuers

The Operating Partnership and Co-Issuer are subsidiaries of MGP, which is a subsidiary of MGM formed to hold the assets and liabilities related to MGM’s real property interests in the Properties (as defined below), which are operated by MGM.

MGM Growth Properties LLC

MGP is one of the leading publicly traded REITs engaged in the acquisition, ownership and leasing of large-scale destination entertainment and leisure resorts, whose tenants generally offer diverse amenities including casino gaming, hotel, convention, dining, entertainment and retail offerings. In connection with the IPO, MGP, through the Operating Partnership, acquired from MGM the IPO Properties, comprising nine premier destination resorts in Las Vegas and elsewhere across the United States and one dining and entertainment complex which opened in April 2016. In addition, on August 1, 2016, MGM completed its acquisition of Boyd Gaming Corporation’s (“Boyd Gaming”) interest in Borgata Hotel Casino and Spa (“Borgata,” and together with the IPO Properties, the “Properties”), which had been jointly owned by MGM and Boyd Gaming prior to the acquisition. Immediately following such transaction, we acquired Borgata’s real property from MGM for consideration consisting of the assumption by the Landlord of $545 million of indebtedness from a subsidiary of MGM and the issuance of 27.4 million Operating Partnership Units to a subsidiary of MGM (the “Borgata Transaction”) and leased back the real property to a subsidiary of MGM. As of December 31, 2015, the Properties, including Borgata, collectively comprised 27,234 hotel rooms, approximately 2.6 million square feet of convention space, over 100 retail outlets, over 200 food and beverage outlets and over 20 entertainment venues. As a growth-oriented public real estate entity, MGP expects that its relationship with MGM will continue to attractively position MGP for the acquisition of additional properties across the entertainment, hospitality and leisure industries that MGM may develop in the future.

MGP is organized in an umbrella partnership REIT (commonly referred to as an “UPREIT”) structure in which MGP owns substantially all of its assets and conducts substantially all of its business through the Operating Partnership, which is owned by MGP and certain other subsidiaries of MGM and whose sole general partner is one of MGP’s subsidiaries. MGM holds a controlling interest in MGP through its ownership of MGP’s Class B share, but does not hold any of MGP’s Class A shares. The Class B share structure was put in place to align MGM’s voting rights in MGP with its economic interest in the Operating Partnership. As further described below, MGM will no longer be entitled to any voting rights if MGM and its controlled affiliates’ (excluding MGP and its subsidiaries) aggregate beneficial ownership of the combined economic interests in MGP and the Operating Partnership falls below 30%.

Business

We generate all of our revenue by leasing all eleven of our assets to a subsidiary of MGM (the “Tenant”) pursuant to the long-term triple-net Master Lease. Initially, upon consummation of the IPO, our Tenant was obligated to pay us approximately $550.0 million of rent under the Master Lease for the first lease year, which was increased in connection with the Borgata Transaction to an annual rent payment of $650.0 million, prorated for the remainder of the first lease year after the Borgata Transaction. The Tenant’s performance and payments under the Master Lease are guaranteed by MGM. Certain of MGM’s operating and other subsidiaries also directly hold a majority economic interest in, and will participate in distributions made by, the Operating Partnership through their ownership of Operating Partnership Units.

Our portfolio consists of ten premier destination resorts operated by MGM, including properties that we believe are among the world’s finest casino resorts, and The Park in Las Vegas. The Properties include six large-scale entertainment and gaming-related properties located on the Las Vegas Strip (the “Strip”): Mandalay Bay, The Mirage, Monte Carlo, New York-New York, Luxor and Excalibur, and The Park, a dining and entertainment complex located between New York-New York and Monte Carlo which opened in April 2016. Outside of Las Vegas, we also own four market-leading casino resort properties: MGM Grand Detroit in Detroit, Michigan, Beau Rivage and Gold Strike Tunica, both of which are located in Mississippi, and Borgata in Atlantic City, New Jersey. In the future, we plan to explore opportunities to expand by acquiring similar properties as well as strategically targeting a broader universe of real estate assets within the entertainment, hospitality and leisure industries.

As of December 31, 2015, our Properties, including Borgata, included a total of 27,234 hotel rooms, which makes MGP among the five largest publicly traded REITs by number of owned hotel rooms in the United States. Further, we own one of the largest portfolios of properties in terms of total number of hotel rooms and convention square footage on the Strip with approximately 24% of the hotel rooms and approximately 35% of the privately owned convention and meeting space on the Strip as of December 31, 2015. These amenities are concentrated in a largely contiguous campus in the heart of Las Vegas, one of the largest convention markets in the United States and a premier travel destination that received a record 42.3 million visitors in 2015. In addition, under the operation of MGM, our Properties have consistently won numerous awards, including multiple AAA Four Diamond designations for Mandalay Bay, The Mirage, MGM Grand Detroit and Beau Rivage, and a Four Star designation from Forbes Travel Guide for MGM Grand Detroit.

Overview of MGM

The Tenant is a wholly owned subsidiary of MGM, and MGM guarantees the Tenant’s performance and payments under the Master Lease. MGM formed the REIT in order to optimize MGM’s real estate holdings and establish a growth-oriented public real estate entity that will benefit from its relationship with MGM and is expected to generate reliable and growing quarterly cash distributions on a tax-efficient basis. MGM is a premier operator of a portfolio of well-known destination resort brands.

MGM has significant holdings in gaming, hospitality and entertainment with current ownership or operating interests in a high quality portfolio of casino resorts with approximately 50,000 hotel rooms, 25,000 slot machines and 1,800 table games on a combined basis as of December 31, 2015, including our Properties, Bellagio, MGM Grand, MGM Macau and MGM’s unconsolidated affiliates. MGM owns a 56% interest in MGM China Holdings Limited (“MGM China”), a publicly traded company listed on the Hong Kong Stock Exchange, which owns the MGM Macau resort and casino and is developing MGM Cotai, which is anticipated to open at the end of the second quarter of 2017. MGM also developed MGM National Harbor in Maryland, which opened in December 2016, and is currently in the process of developing MGM Springfield in Massachusetts, which is expected to be completed in late 2018.

Overview of the Master Lease

The Master Lease has an initial lease term of ten years with the potential to extend the term for four additional five-year terms thereafter at the option of the Tenant. The Master Lease provides that any extension of its term must apply to all of the Properties under the Master Lease at the time of the extension. The Master Lease has a triple-net structure, which requires the Tenant to pay substantially all costs associated with each Property, including real estate taxes, insurance, utilities and routine maintenance, in addition to rent, ensuring that the cash flows associated with our Master Lease will remain relatively predictable for the duration of its term. Additionally, the Master Lease provides us with a right of first offer with respect to MGM National Harbor and MGM’s development property located in Springfield, Massachusetts, which we may exercise should MGM elect to sell these properties in the future (collectively, the “ROFO Properties”).

On August 1, 2016, Borgata was added by amendment to the existing Master Lease between the Landlord and the Tenant. As a result, the initial annual rent amount under the Master Lease increased by $100.0 million to $650.0 million, prorated for the remainder of the first lease year after the Borgata Transaction. Rent under the Master Lease consists of a “base rent” component (the “Base Rent”) and a “percentage rent” component (the “Percentage Rent”). For the first year, the Base Rent represents 90% of the initial annual rent amount under the Master Lease, or an annual rate of $585.0 million following the Borgata Transaction, and the Percentage Rent represents 10% of the initial annual rent amount under the Master Lease, or an annual rate of $65.0 million following the Borgata Transaction. The Base Rent includes a fixed annual rent escalator of 2.0% for the second through the sixth lease years (as defined in the Master Lease). Thereafter, the annual escalator of 2.0% will be subject to the Tenant and, without duplication, the MGM operating subsidiary sublessees of our Tenant (such sublessees, collectively, the “Operating Subtenants”), collectively meeting an adjusted net revenue to rent ratio of 6.25:1.00 based on their adjusted net revenue from the leased properties subject to the Master Lease (excluding net revenue attributable to certain scheduled subleases and, at the Tenant’s option, certain reimbursed costs). We expect this escalator to provide the opportunity for stable, long-term growth, which will result in the Base Rent growing over $60 million from the fixed annual rent escalator during the first six lease years of our Master Lease. The Percentage Rent is a fixed amount for approximately the first six lease years and will then be adjusted every five years based on the average actual annual adjusted net revenues of our Tenant and, without duplication, the Operating Subtenants from the leased properties subject to the Master Lease at such time for the trailing five-calendar-year period (calculated by multiplying the average annual adjusted net revenues, excluding net revenue attributable to certain scheduled subleases and, at the Tenant’s option, certain reimbursed costs) for the trailing five-calendar-year period by 1.4%. The Master Lease includes covenants that impose ongoing reporting obligations on the Tenant relating to MGM’s financial statements which, in conjunction with MGM’s public disclosures to the Securities and Exchange Commission (the “Commission”), gives us insight into MGM’s financial condition on an ongoing basis. The Master Lease also requires MGM, on a consolidated basis with the Tenant, to maintain an EBITDAR to rent ratio (as described in the Master Lease) of 1.10:1.00.

Our Properties

The following table summarizes certain features of the IPO Properties, all as of or for the year ended December 31, 2015. The IPO Properties are diversified across a range of primary uses, including gaming, hotel, convention, dining, entertainment, retail and other resort amenities and activities.

	Location	Net Revenues (in thousands)	Hotel Rooms		Approximate Acres	Approximate Casino Square Footage	Approximate Convention Square Footage
Las Vegas
Mandalay Bay	Las Vegas, NV	$906,243	4,752	(1)	124	160,000	2,121,000	(2)
The Mirage	Las Vegas, NV	$568,607	3,044		77	100,000	170,000
New York—New York	Las Vegas, NV	$308,319	2,024		20	90,000	25,000
Luxor	Las Vegas, NV	$372,426	4,400		58	116,000	20,000
Monte Carlo	Las Vegas, NV	$290,240	2,992		21	87,000	30,000
Excalibur	Las Vegas, NV	$289,324	3,981		51	95,000	30,000
The Park	Las Vegas, NV	—	—		3	—	—

Subtotal		$2,735,159	21,193		354	648,000	2,396,000
Regional Properties
MGM Grand Detroit	Detroit, MI	$547,399	400		24	127,000	30,000
Beau Rivage	Biloxi, MS	$367,587	1,740		25	74,000	50,000
Gold Strike Tunica	Tunica, MS	$160,863	1,133		24	53,000	17,000

Subtotal		$1,075,849	3,273		73	254,000	97,000

Total		$3,811,008	24,466		427	902,000	2,493,000

(1)	Includes 1,117 rooms at the Delano and 424 rooms at the Four Seasons Hotel, both of which are located at our Mandalay Bay property.
(2)	Includes 26,000 square feet at the Delano and 30,000 square feet at the Four Seasons, both of which are located at our Mandalay Bay property.

On August 1, 2016, we completed our acquisition of Borgata from MGM. As of December 31, 2015, the Properties, including Borgata, collectively comprised 27,234 hotel rooms, approximately 2.6 million convention square footage, over 100 retail outlets, over 200 food and beverage outlets and over 20 entertainment venues.

Corporate Information

MGP is a limited liability company that was formed in Delaware on October 23, 2015. MGP intends to make an election on its U.S. federal income tax return for its taxable year ending December 31, 2016 to be taxed as a REIT. The Operating Partnership is a Delaware limited partnership that was formed on January 6, 2016. Co-Issuer is a Delaware corporation that was incorporated in Delaware on January 6, 2016. Our principal offices are located at 6385 Rainbow Blvd., Suite 500, Las Vegas, Nevada 89119 and our main telephone number is (702) 669-1480.

Summary of the Exchange Offer

The following summary contains basic information about the exchange offer and the exchange notes. It does not contain all the information that is important to you. For a more complete understanding of the exchange notes, please refer to the sections of this prospectus entitled “The Exchange Offer,” “Description of the 2024 Exchange Notes” and “Description of the 2026 Exchange Notes.” In this subsection, “we”, “us”, and “our” refer only to MGM Growth Properties Operating Partnership LP and MGP Finance Co-Issuer, Inc., as the co-issuers of the notes, exclusive of their subsidiaries.

Exchange Offer	The Issuers are offering to exchange (1) $1,050,000,000 of their outstanding 2024 initial notes for a like aggregate amount of the Issuers’ registered 2024 exchange notes and (2) $500,000,000 of their outstanding 2026 initial notes for a like aggregate amount of the Issuers’ registered 2026 exchange notes.

Expiration Date	The exchange offer will expire at 5:00 p.m., New York City time, on , 2017, or a later date and time to which we may extend it. We do not currently intend to extend the expiration of the exchange offer. You may withdraw your tender of initial notes in the exchange offer at any time before the expiration of the exchange offer. Any initial notes not accepted for exchange for any reason will be returned without expense to you promptly after the expiration or termination of the exchange offer.

Conditions to the Exchange Offer	The only conditions to completing the exchange offer are that:

•	the exchange offer does not violate applicable law or any applicable interpretation of the staff of the Securities and Exchange Commission (the “SEC”);

•	no action or proceeding shall have been instituted or threatened in any court or by any governmental agency which might materially impair our ability to proceed with the exchange offer, and no material adverse development shall have occurred in any existing action or proceeding with respect to us; and

•	all governmental approvals which we deem necessary for the consummation of the exchange offer shall have been obtained.

Please refer to the section in this prospectus entitled “The Exchange Offer—Conditions.”

Procedures for Tendering Initial Notes

To tender initial notes held in book-entry form through the Depository Trust Company, or “DTC,” you must transfer your initial notes into the exchange agent’s account in accordance with DTC’s Automated Tender Offer Program, or “ATOP” system. In lieu of delivering a letter of transmittal to the exchange agent, a computer-generated message, in which the holder of the initial notes acknowledges and agrees to be bound by the terms of the letter of transmittal, must be transmitted by DTC on behalf of a holder and received by the exchange agent before 5:00 p.m., New York City time, on the expiration date. In all other cases, a letter of transmittal must be manually executed and received by the exchange agent before 5:00 p.m., New York City time, on the expiration date.

By signing or agreeing to be bound by the letter of transmittal, you will represent to us that, among other things:

•	you are acquiring the exchange notes in the ordinary course of your business;

•	you have no arrangement or understanding with any person to participate in the distribution of the exchange notes (within the meaning of the Securities Act);

•	you are not engaged in and do not intend to engage in a distribution of the exchange notes (within the meaning of the Securities Act);

•	you are not our “affiliate” (as defined in Rule 405 under the Securities Act); and

•	if you are a broker-dealer that will receive exchange notes for your own account in exchange for initial notes that were acquired as a result of market-making activities or other trading activities, you will deliver or make available a prospectus in connection with any resale of the exchange notes.

Special Procedures for Beneficial Owners	If you are a beneficial owner of initial notes that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender your initial notes in the exchange offer, you should contact the registered holder promptly and instruct that person to tender on your behalf.

Acceptance of Initial Notes and Delivery of Exchange Notes	If all the conditions to the completion of this exchange offer are satisfied, we will accept any and all initial notes that are properly tendered in this exchange offer on or before 5:00 p.m., New York City time, on the expiration date. We will return any initial note that we do not accept for exchange to you without expense promptly after the expiration date. We will deliver the exchange notes to you promptly after the expiration date and acceptance of your initial notes for exchange. Please refer to the section in this prospectus entitled “The Exchange Offer—Procedures for Tendering.”

Federal Income Tax Consequences Relating to the Exchange Offer	Exchanging your initial notes for exchange notes will not be a taxable event to you for United States federal income tax purposes. Please refer to the section of this prospectus entitled “Certain United States Federal Income Tax Consequences.”

Exchange Agent	U.S. Bank National Association is serving as exchange agent in the exchange offer.

Fees and Expenses	We will pay all expenses related to this exchange offer. Please refer to the section of this prospectus entitled “The Exchange Offer—Fees and Expenses.”

Use of Proceeds	We will not receive any proceeds from the issuance of the exchange notes. We are making this exchange offer solely to satisfy certain of our obligations under our registration rights agreement entered into in connection with the offering of the initial notes.

Consequences to Holders Who Do Not Participate in the Exchange Offer	Any initial notes that are not tendered or that are tendered but not accepted will remain subject to the restrictions on transfer set forth in the initial notes and the indenture. Since the initial notes have not been registered under the federal securities laws, they may bear a legend restricting their transfer absent registration or the availability of a specific exemption from registration. Upon completion of the Exchange Offer, we will have no further obligation to register, and currently we do not anticipate that we will register, the initial notes under the Securities Act except in limited circumstances with respect to specific types of holders of initial notes. Please refer to the section of this prospectus entitled “The Exchange Offer—Consequences of Failure to Tender.”

Transferability	Under existing interpretations of the Securities Act by the staff of the SEC contained in several no-action letters to third parties, and subject to the immediately following sentence, we believe that the exchange notes will generally be freely transferable by holders after the exchange offer without further compliance with the registration and prospectus delivery requirements of the Securities Act (subject to certain representations required to be made by each holder of initial notes, as set forth under “The Exchange Offer—Procedures for Tendering”). However, any holder of initial notes who:

•	is one of our “affiliates” (as defined in Rule 405 under the Securities Act);

•	does not acquire the exchange notes in the ordinary course of business;

•	distributes, intends to distribute, or has an arrangement or understanding with any person to distribute the exchange notes as part of the exchange offer; or

•	is a broker-dealer who purchased initial notes from us in the initial offering of the initial notes for resale pursuant to Rule 144A or any other available exemption under the Securities Act;

will not be able to rely on the interpretations of the staff of the SEC, will not be permitted to tender initial notes in the exchange offer and, in the absence of any exemption, must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale of the exchange notes.

Our belief that transfers of exchange notes would be permitted without registration or prospectus delivery under the conditions described above is based on SEC interpretations given to other, unrelated issuers in similar exchange offers. We cannot assure you that the SEC would make a similar interpretation with respect to our exchange offer. We will not be responsible for or indemnify you against any liability you may incur under the Securities Act.

Each broker-dealer that receives exchange notes for its own account under the exchange offer in exchange for initial notes that were acquired by the broker-dealer as a result of market-making or other trading activity must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes. See “Plan of Distribution.”

Dissenters’ Rights	Holders of initial notes do not have any appraisal or dissenters’ rights in connection with the exchange offer. Initial notes that are not tendered for exchange or are tendered but not accepted in connection with the exchange offer will remain outstanding and be entitled to the benefits of the indenture under which they were issued, including accrual of interest, but, subject to a limited exception, will not be entitled to any registration rights under the applicable registration rights agreement. See “The Exchange Offer— Consequences of Failure to Tender.”

Summary of Terms of the Exchange Notes

The summary below describes the principal terms of the exchange notes. Some of the terms and conditions described below are subject to important limitations and exceptions. The “Description of the 2024 Exchange Notes” and “Description of the 2026 Exchange Notes” sections of this prospectus contain a more detailed description of the terms and conditions of the applicable exchange notes. Capitalized terms used herein and not otherwise defined have the meanings ascribed to such terms in the “Description of the 2024 Exchange Notes” and “Description of the 2026 Exchange Notes” sections of this prospectus.

The exchange notes will be identical in all material respects to the initial notes for which they have been exchanged, except:

•	the offer and sale of the exchange notes will have been registered under the Securities Act, and thus the exchange notes generally will not be subject to the restrictions on transfer applicable to the initial notes or bear restrictive legends;

•	the exchange notes will not be entitled to registration rights; and

•	the exchange notes will not have the right to earn additional interest under circumstances relating to our registration obligations.

Issuers	The exchange notes will be the joint and several obligations of the Operating Partnership and Co-Issuer (the “Issuers”).

Exchange Notes Offered	$1,050,000,000 in aggregate principal amount of 5.625% senior notes due 2024.

$500,000,000 in aggregate principal amount of 4.500% senior notes due 2026.

Maturity	The 2024 exchange notes will mature on May 1, 2024.

The 2026 exchange notes will mature on September 1, 2026.

Interest	Interest on the 2024 exchange notes will accrue at a rate of 5.625% per annum. Interest on the 2024 exchange notes will be payable semi-annually in cash in arrears on May 1 and November 1 of each year, commencing on November 1, 2016.

Interest on the 2026 exchange notes will accrue at a rate of 4.500% per annum. Interest on the 2026 exchange notes will be payable semi-annually in cash in arrears on March 1 and September 1 of each year, commencing on March 1, 2017.

Guarantees

The exchange notes will be fully and unconditionally guaranteed, jointly and severally, on a senior unsecured basis by each direct and indirect wholly owned material domestic subsidiary of the Operating Partnership, other than Co-Issuer, that guarantees the Credit Agreement or any other material capital markets indebtedness. The indentures will provide that any future direct or indirect wholly owned material domestic subsidiary of the Operating Partnership will be required to become a subsidiary guarantor if it guarantees the Credit Agreement or any other material capital markets indebtedness.

The indentures, which will contain the guarantees, will contain customary provisions limiting the obligations of each subsidiary guarantor under its guarantee as necessary to prevent such guarantee from constituting a fraudulent conveyance under applicable law. See “Description of the 2026 Exchange Notes—Brief Description of the Notes and the Note Guarantees” and “Description of the 2024 Exchange Notes—Brief Description of the Notes and the Note Guarantees.”

Ranking	The exchange notes and guarantees will be general senior unsecured obligations of the Issuers and each subsidiary guarantor, respectively, and will rank equally in right of payment with all existing and future senior indebtedness of the Issuers and each subsidiary guarantor, respectively, and effectively subordinated to the Issuers’ and the subsidiary guarantors’ existing and future secured obligations primarily consisting of our term loan A facility which matures in 2021, term loan B facility which matures in 2023 (collectively, the “Term Loan Facilities”) and $600 million revolving credit facility which also matures in 2021 (the “Revolving Credit Facility,” and together with the Term Loan Facilities, the “Senior Secured Credit Facility”). No amounts were drawn under the Revolving Credit Facility as of September 30, 2016. The notes will also be effectively junior to all indebtedness of the Issuers’ subsidiaries that do not guarantee the notes. See “Description of the 2026 Exchange Notes—Brief Description of the Notes and the Note Guarantees” and “Description of the 2024 Exchange Notes—Brief Description of the Notes and the Note Guarantees.”

Optional Redemption	The Issuers may, at their option, redeem the exchange notes, in whole or in part, at any time and from time to time at a price equal to 100% of the principal amount of the notes, plus a “make-whole” premium and accrued and unpaid interest, if any, to, but excluding the redemption date.

In addition, the Issuers will have the right to redeem the 2024 exchange notes, in whole or in part from time to time, at their option, on or after February 1, 2024 (three months prior to their maturity date) at a redemption price equal to 100% of the aggregate principal amount of the 2024 exchange notes plus accrued and unpaid interest, if any, to, but excluding, the redemption date.

In addition, the Issuers will have the right to redeem the 2026 exchange notes, in whole or in part from time to time, at their option, on or after June 1, 2026 (three months prior to their maturity date) at a redemption price equal to 100% of the aggregate principal amount of the 2026 exchange notes plus accrued and unpaid interest, if any, to, but excluding, the redemption date.

Special Gaming Redemption	The exchange notes will be subject to mandatory redemption requirements imposed by gaming laws and regulations. See “Description of the 2026 Exchange Notes—Gaming Redemption”

and “Description of the 2024 Exchange Notes—Gaming Redemption.”

Change of Control	If we experience certain kinds of changes of control, we may be required to make an offer to purchase the exchange notes at 101% of the aggregate principal amount thereof, plus accrued and unpaid interest to, but not including, the repurchase date.

Covenants	The indentures will contain covenants that, among other things, will limit our ability and the ability of our restricted subsidiaries to:

•	incur additional indebtedness and use our or their assets to secure our or their indebtedness;

•	create certain liens;

•	make certain restricted payments;

•	enter into agreements that restrict dividends or other payments from our restricted subsidiaries to us;

•	issue guarantees;

•	make certain sales and other dispositions of assets;

•	engage in certain transactions with affiliates; or

•	merge, consolidate or transfer all or substantially all of our assets.

The indentures will also provide that the Co-Issuer will not hold any material assets, become liable for any material obligations or engage in any significant business activities, subject to certain exceptions. See “Description of the 2026 Exchange Notes—Restrictions on Activities of the Co-Issuer” and “Description of the 2024 Exchange Notes—Restrictions on Activities of the Co-Issuer.”

These covenants are subject to a number of important and significant limitations, qualifications and exceptions. In addition, certain of these covenants will cease to apply to the notes in the event that the exchange notes have investment grade ratings from two rating agencies.

Absence of a Public Market for the Exchange Notes	The exchange notes generally are freely transferable, but are also new securities for which there will not initially be an active trading market. Accordingly, there can be no assurances to the development or liquidity of any trading market for the exchange notes.

Risk Factors	See “Risk Factors” beginning on page 15 and other information contained in this prospectus for a discussion of factors that you should carefully consider before deciding to exchange your initial notes for exchange notes.

SUMMARY HISTORICAL CONDENSED COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS AND PRO FORMA FINANCIAL INFORMATION

We are primarily engaged in the real property business. Currently, our portfolio consists of the Properties that were previously owned by subsidiaries of MGM and were contributed to us by subsidiaries of MGM in connection with the Formation Transactions and the Borgata Transaction. The Landlord leases all of the Properties to the Tenant under the Master Lease.

The Formation Transactions, collectively, represent a transaction between entities under common control that results in a change in reporting entity. Accordingly, the financial statements of the Operating Partnership and its predecessor for accounting purposes (which comprise the real estate assets and related operations of the IPO Properties (which do not include Borgata) prior to the Formation Transactions Closing Date) (the “Predecessor”) are presented within this prospectus on a combined basis for all periods presented. The condensed combined and consolidated financial information presented below is based on, and should be read in conjunction with, the resulting combined and consolidated financial statements and the related condensed notes thereto of the Operating Partnership as of September 30, 2016 and for the periods ended September 30, 2016 and September 30, 2015 and the combined financial statements and the related notes thereto of the Operating Partnership as of and for the years ended December 31, 2015 and December 31, 2014 included elsewhere in this prospectus. Our results of operations for the nine months ended September 30, 2016 presented below are not necessarily indicative of the results to be expected for the entire year and our historical results of operations presented below are not necessarily indicative of the results to be expected for any future time period.

The pro forma condensed combined and consolidated financial information presented below has been prepared to reflect the effects of the Formation Transactions and the Borgata Transaction on the Operating Partnership’s financial statements. Such information may not be indicative of our future performance and does not necessarily reflect what our financial position or results of operations would have been had we operated independent from MGM during the periods presented or had the Formation Transactions and the Borgata Transaction been consummated as of January 1, 2015.

The following table of historical and unaudited pro forma financial information for the Operating Partnership should be read in conjunction with: “Operating Partnership Unaudited Pro Forma Condensed Combined and Consolidated Financial Information,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our combined and consolidated financial statements and related condensed notes thereto included elsewhere in this prospectus.

	(Historical)					(Pro forma)(1)
	For the Year Ended December 31,			For the Nine Months Ended September 30,		For the Year Ended December 31, 2015	For the Nine Months Ended September 30, 2016
(in thousands)	2013	2014	2015	2015	2016
Statement of Operations Data:
Revenues
Rental revenue	$—	$—	$—	$—	$256,062	$652,718	$489,538
Property taxes reimbursed by Tenant	—	—	—	—	27,340	76,251	47,771

Total revenues	—	—	—	—	283,402	728,969	537,309

Operating expenses
Depreciation	194,388	186,262	196,816	145,805	158,860	235,784	179,140
Property transactions, net	—	—	6,665	—	2,651	6,665	2,651
Property taxes	47,390	48,346	48,122	37,439	44,231	76,251	47,771
Property insurance	12,095	11,634	10,351	7,822	2,943	—	—
Amortization of above market lease, net	—	—	—	—	114	686	514
Acquisition-related expenses	—	—	—	—	10,099	—	—
General and administrative	—	—	—	—	6,490	1,650	6,968

Total operating expenses	253,873	246,242	261,954	191,066	225,388	321,036	237,044

Operating income (loss)	(253,873)	(246,242)	(261,954)	(191,066)	58,014	407,933	300,265
Interest expense	—	—	—	—	72,314	163,151	123,999
Other non-operating	—	—	—	—	439	—	439

Income (loss) before income taxes	(253,873)	(246,242)	(261,954)	(191,066)	(14,739)	244,782	175,827
Provision for income taxes	—	—	—	—	(915)	(5,530)	(4,362)

Net income (loss)	$(253,873)	$(246,242)	$(261,954)	$(191,066)	$(15,654)	$239,252	$171,465

(1)	See “Operating Partnership Unaudited Pro Forma Condensed Combined and Consolidated Financial Information.”

	December 31,		September 30,
(in thousands)	2014	2015	2016
Balance Sheet Data:
Assets
Real estate investments, net	$7,867,812	$7,793,639	$9,122,208
Cash and cash equivalents	—	—	340,284
Tenant and other receivables, net	—	—	5,654
Prepaid expenses and other assets	—	—	10,861
Above market lease, asset	—	—	46,555

Total assets	$7,867,812	$7,793,639	$9,525,562

Liabilities
Debt, net	$—	$—	$3,620,681
Due to MGM Resorts International and affiliates	—	—	211
Accounts payable, accrued expenses and other liabilities	—	—	8,247
Above market lease, liability	—	—	48,179
Accrued interest	—	—	29,716
Distribution payable	—	—	94,109
Deferred revenue	—	—	51,092
Deferred income taxes, net	1,740,465	1,734,680	24,828

Total liabilities	1,740,465	1,734,680	3,877,063
Partners’ capital
General partner	—	—	—
Limited partners	—	—	5,648,499
Predecessor net Parent investment	6,127,347	6,058,959	—

Total partners’ capital	6,127,347	6,058,959	5,648,499

Total liabilities and partners’ capital	$7,867,812	$7,793,639	$9,525,562

RISK FACTORS

Before you decide to invest in the notes, you should be aware that investment in the notes carries various risks, including those described below, that could have a material adverse effect on our business, financial position, results of operations and cash flows. We urge you to carefully consider these risk factors, together with all of the other information included in this prospectus, before you decide to invest in the notes.

Risks Related to Our Business and Operations

We are dependent on MGM (including its subsidiaries) unless and until we substantially diversify our portfolio, and an event that has a material adverse effect on MGM’s business, financial position or results of operations could have a material adverse effect on our business, financial position or results of operations.

A subsidiary of MGM is the Tenant and lessee of all of the properties pursuant to the Master Lease, which accounts for all of our revenues. Additionally, because the Master Lease is a triple-net lease, we will depend on the Tenant to pay all insurance, taxes, utilities and maintenance and repair expenses in connection with these properties and to indemnify, defend and hold us harmless from and against various claims, litigation and liabilities arising in connection with its business. There can be no assurance that the Tenant will have sufficient assets, income or liquidity to satisfy its payment obligations under the Master Lease, including any payment obligations that may arise in connection with the indemnities under the Master Lease, or that MGM will be able to satisfy its guarantee of the Tenant’s obligations under the Master Lease. Furthermore, there can be no assurance that we will have the right to seek reimbursement against an insurer or have any recourse against the Tenant or MGM in connection with such liabilities. The Tenant and MGM rely on the properties they own and/or operate for income to satisfy their obligations, including their debt service requirements and lease payments due to us under the Master Lease. If income from these properties were to decline for any reason, or if the Tenant’s or MGM’s debt service requirements were to increase, whether due to an increase in interest rates or otherwise, the Tenant may become unable or unwilling to satisfy its payment obligations under the Master Lease and MGM may become unable or unwilling to make payments under its guarantee of the Master Lease. If the Tenant were unable or unwilling to meet its rent obligations and other obligations for one or more of the Properties, there can be no assurances that we would be able to contract with other lessees on similar terms as the Master Lease or at all. The inability or unwillingness of the Tenant to meet its rent obligations and other obligations under the Master Lease could materially adversely affect our business, financial position or results of operations. For these reasons, if the Tenant or MGM were to experience a material adverse effect on their respective business, financial positions or results of operations, our business, financial position or results of operations could also be materially adversely affected.

Due to our dependence on rental payments from the Tenant or from MGM (pursuant to its guarantee) as our only source of revenues, we may be limited in our ability to enforce our rights under the Master Lease or to terminate the Master Lease. In addition, we may be limited in our ability to enforce our rights under the Master Lease because it is a unitary lease and does not provide for termination with respect to individual properties by reason of the default of the Tenant. While we believe that the Tenant will have an interest in complying with the terms of the Master Lease as a result of MGM’s continuing economic interest in us, failure by the Tenant to comply with the terms of the Master Lease or to comply with the gaming regulations to which the properties under the Master Lease are subject could require us to find another lessee for all of the Properties. During this period, there could be a decrease or cessation of rental payments by the Tenant. In such event, we may be unable to locate a suitable lessee at similar rental rates in a timely manner or at all, which could have the effect of reducing our rental revenues.

We initially will depend on the Properties for all of our anticipated cash flows.

Initially, unless and until we acquire additional properties, we will depend on our Properties, all of which are operated by subsidiaries of MGM, for all of our anticipated cash flows. We may not immediately acquire other properties to further diversify and increase our sources of cash flow and reduce our portfolio concentration.

Any default with regard to any property under the Master Lease will cause a default with regard to the entire portfolio covered by the Master Lease. Consequently, the impairment or loss of any one or more of the Properties could materially and disproportionately reduce our ability to collect rent under the Master Lease and, as a result, have a material adverse effect on our business, financial condition and results of operations.

We may not be able to re-lease our Properties following the expiration or termination of the Master Lease.

When the Master Lease expires, the Properties, together or individually, may not be relet in a timely manner or at all, or the terms of reletting, including the cost of allowances and concessions to future tenants, including MGM or its subsidiaries, may be less favorable than the current lease terms. The loss of MGM and its subsidiaries, or future tenants on acquired properties, through lease expiration or other circumstances may require us to spend (in addition to other re-letting expenses) significant amounts of capital to renovate the property before it is suitable for a new tenant and cause us to incur significant costs in the form of ongoing expenses for property maintenance, taxes, insurance and other expenses.

The Master Lease allows the Tenant to cease operations at any of the Properties at any time as long as the Tenant and the Operating Subtenants collectively, would have maintained an EBITDAR to rent ratio (as described in the Master Lease) of at least 1.90:1.00 for the preceding twelve-month period, after giving effect to the cessation of operations at the applicable Property on a pro forma basis. If the Tenant were to cease operations at a property, whether due to market or economic conditions or for any other reason, the value of such property may be impaired and we will not have the right to re-lease the property as a result of Tenant’s continuing rights to such property.

The Master Lease is especially suited to MGM, the parent of the Tenant under the Master Lease. Because the Properties have been designed or physically modified for a particular tenant, if the Master Lease is terminated or not renewed, we may be required to renovate the Properties at substantial costs, decrease the rent we charge or provide other concessions to re-lease the Properties. In addition, if we are required to sell a property, we may have difficulty selling it to a party other than to a gaming operator due to the special purpose for which the property may have been designed or modified. This potential illiquidity may limit our ability to quickly modify our portfolio in response to changes in economic or other conditions, including tenant demand. To the extent that we are not able to re-lease our Properties or that we incur significant capital expenditures as a result of property vacancies, our business, results of operations and financial condition could be materially adversely affected. Further, if we were unable to re-lease our properties following the expiration or termination of the Master Lease, our cash flow and liquidity may be adversely affected.

We may have assumed unknown liabilities in connection with the acquisition of our Properties.

As part of the Formation Transactions and the Borgata Transaction, we acquired Properties that may be subject to unknown existing liabilities. These liabilities might include liabilities for clean-up or remediation of undisclosed environmental conditions, claims by tenants, vendors or other persons dealing with the contributed properties, tax liabilities and accrued but unpaid liabilities incurred in the ordinary course of business. While the Master Lease will allocate responsibility for many of these liabilities to the Tenant under the Master Lease, if the Tenant fails to discharge these liabilities, we could be required to do so. Additionally while in some instances we may have the right to seek reimbursement against an insurer, any recourse against third parties, including the prior investors in our assets, for certain of these liabilities will be limited. There can be no assurance that we will be entitled to any such reimbursement or that ultimately we will be able to recover in respect of such rights for any of these historical liabilities.

The Master Lease restricts our ability to sell the Properties or our interests in the Landlord.

Our ability to sell or dispose of the Properties may be hindered by the fact that such properties are subject to the Master Lease, as the terms of the Master Lease may make such properties less attractive to a potential buyer than alternative properties that may be for sale. In addition, the Master Lease provides that we may not sell the Properties to certain competitors of MGM, limiting the number of potential purchasers of our Properties for as long as the Properties are subject to the Master Lease. The Master Lease also restricts us from selling our interests in the Landlord to certain competitors of MGM.

If we lose our key management personnel, we may not be able to successfully manage our business or achieve our objectives.

Our success depends in large part upon the leadership and performance of our executive management team, particularly James C. Stewart, our chief executive officer, and Andy H. Chien, our chief financial officer. The appointment of certain key members of our executive management team will be subject to regulatory approvals based upon suitability determinations by gaming regulatory authorities in the jurisdictions where our properties are located. If Messrs. Stewart or Chien are found unsuitable by any such gaming regulatory authorities, or if we otherwise lose their services, we would have to find alternative candidates and may not be able to successfully manage our business or achieve our business objectives.

We may face extensive regulation from certain gaming and other regulatory authorities.

The ownership, operation and management of gaming facilities are subject to pervasive regulation. Certain gaming authorities in the jurisdictions in which MGM operates may require us and our affiliates to maintain a license as a key business entity or supplier because of our status as landlord. Gaming authorities also retain great discretion to require us to be found suitable as a landlord, and certain of our investors, officers and directors may be required to be found suitable as well. Gaming authorities have very broad discretion in determining whether an applicant should be deemed suitable. Subject to certain administrative proceeding requirements, the gaming regulators have the authority to deny any application or limit, condition, restrict, revoke or suspend any license, registration, finding of suitability or approval, or fine any person licensed, registered or found suitable or approved, for any cause deemed reasonable by the gaming authorities. If the gaming authorities were to find us unsuitable as a landlord, MGM may be required to sever its relationship with us and we could be compelled to sell the Properties.

Gaming authorities may conduct investigations into the conduct or associations of our directors, officers, key employees or investors to ensure compliance with applicable standards. If we are required to be found suitable and are found suitable as a landlord, we will be registered as a public company with the gaming authorities and will be subject to disciplinary action if, after we receive notice that a person is unsuitable to be a shareholder or to have any other relationship with us, we:

•	pay that person any distribution or interest upon any of our voting securities;

•	allow that person to exercise, directly or indirectly, any voting right conferred through securities held by that person;

•	pay remuneration in any form to that person for services rendered or otherwise; or

•	fail to pursue all lawful efforts to require such unsuitable person to relinquish his or her voting securities including if necessary, the immediate purchase of the voting securities for cash at fair market value.

Further, our directors, officers, key employees and investors must meet approval standards of certain gaming regulatory authorities. If such gaming regulatory authorities were to find such a person or investor unsuitable, we may be required to sever our relationship with that person or the investor may be required to dispose of his, her or its interest in us. Gaming regulatory agencies may conduct investigations into the conduct or associations of our directors, officers, key employees or investors to ensure compliance with applicable standards.

Additionally, if we are registered as a public company with the gaming authorities neither we nor any of our subsidiaries may make a public offering of securities without the prior approval of certain gaming authorities. Changes in control through merger, consolidation, stock or asset acquisitions, management or consulting agreements, or otherwise are subject to receipt of prior approval of gaming authorities. Entities seeking to acquire control of us or one of our subsidiaries must satisfy gaming authorities with respect to a variety of stringent standards prior to assuming control.

We will have future capital needs and may not be able to obtain additional financing on acceptable terms.

As of September 30, 2016 we have outstanding indebtedness in principal amount of $3.7 billion. We may also incur additional indebtedness in the future to refinance our existing indebtedness or to finance newly acquired properties or for general corporate or other purposes. Any significant additional indebtedness could require a substantial portion of our cash flow to make interest and principal payments due on our indebtedness. Greater demands on our cash resources may reduce funds available to us to make capital expenditures and acquisitions, or carry out other aspects of our business strategy. Increased indebtedness can also limit our ability to adjust rapidly to changing market conditions, make us more vulnerable to general adverse economic and industry conditions and create competitive disadvantages for us compared to other companies with relatively lower debt levels. Increased future debt service obligations may limit our operational flexibility, including our ability to acquire properties, finance or refinance our properties, contribute properties to joint ventures or sell properties as needed. Further, to the extent we were required to incur indebtedness, our future interest costs would increase, thereby reducing our earnings from what they otherwise would have been.

Moreover, our ability to obtain additional financing and satisfy our financial obligations under indebtedness outstanding from time to time will depend upon our future operating performance, which is subject to then prevailing general economic and credit market conditions, including interest rate levels and the availability of credit generally, and financial, business and other factors, many of which are beyond our control. The prolonged continuation or worsening of current credit market conditions would have a material adverse effect on our ability to obtain financing on favorable terms, if at all.

We may be unable to obtain additional financing or financing on favorable terms or our operating cash flow may be insufficient to satisfy our financial obligations under indebtedness outstanding from time to time (if any). Among other things, the absence of an investment grade credit rating or any credit rating downgrade could increase our financing costs and could limit our access to financing sources. If financing is not available when needed, or is available on unfavorable terms, we may be unable to develop new or enhance our existing properties, complete acquisitions or otherwise take advantage of business opportunities or respond to competitive pressures, any of which could have a material adverse effect on our business, financial condition and results of operations.

The Master Lease requires us to pay for certain capital improvements or to purchase certain personal property from the Tenant in certain circumstances, and we may be required to obtain additional financing.

The Master Lease provides that, if MGM were required to cease consolidating MGP within its financial statements prepared in accordance with U.S. GAAP at any time in the future (a “deconsolidation event”), we may be required to pay the Tenant, should the Tenant so elect, an amount equal to the fair market value of certain capital improvements made by or at the direction of the Tenant or the Operating Subtenants from the start of the term of the Master Lease until the deconsolidation event, subject to an initial cap of $100 million in the first year of the Master Lease increasing annually by $75 million each year thereafter. Rent under the Master Lease will increase by a factor applied to such amount paid by us to the Tenant. If such a deconsolidation event were to occur and MGP does not elect to pay in equity, we may not have sufficient liquidity to fund these payments in respect of capital improvements, and may be required to obtain additional financing, which could adversely affect funds for future acquisitions and have a material adverse effect on our business, financial position or results of operations.

In addition, the Master Lease provides that, under certain circumstances in connection with the expiration of the Master Lease, we may be required to purchase certain tangible personal property of the Tenant or Operating Subtenants at the properties then subject to the Master Lease, including gaming equipment and hotel furniture, fixtures and equipment, for fair market value. If we were required to purchase these assets (subject to applicable gaming laws), we may not have sufficient liquidity to fund these purchases, and may be required to obtain additional financing, which could adversely affect funds for future acquisitions and have a material adverse effect on our business, financial position or results of operations.

Rising expenses could reduce cash flow and funds available for future acquisitions and distributions.

Our Properties will be subject to increases in tax rates and tax assessments, utility costs, insurance costs, repairs, maintenance and administrative expenses, and other operating expenses. We may also incur significant expenditures as a result of deferred maintenance for the Properties and other properties we may acquire in the future. While the Properties under the Master Lease are leased on a triple-net basis, if the Tenant or future tenants fail to pay required tax, utility and other impositions and other operating expenses, or if the Tenant or future tenants fails to maintain leased properties in the condition required by the Master Lease, and if we are required to incur a high level of capital expenditures, we could be required to pay those costs which may require that we obtain additional financing and could adversely affect funds available for future acquisitions.

We have a limited operating history and the historical financial information included in this prospectus may not be a reliable indicator of future results.

We are a newly organized company with a limited operating history. Therefore, our growth prospects must be considered in light of the risks, expenses and difficulties frequently encountered when any new business is formed. We cannot assure you that we will be able to successfully operate our business profitably or implement our operating policies and investment strategy.

Our historical financial statements included herein may not reflect what our business, financial position or results of operations will be in the future. We have only been an operating business with operations since the date of the Formation Transactions. The Properties that were contributed to our Operating Partnership by subsidiaries of MGM in connection with the Formation Transactions were historically operated by MGM as part of its larger corporate organization and not as a stand-alone business or independent company. The financial information included in this prospectus may not reflect what our financial condition, results of operations or cash flows would have been had we been a stand-alone business or independent entity, or had MGP operated as a REIT, during the periods presented. Significant changes will occur in our cost structure, financing and business operations as a result of our operation as a stand-alone company and the entry into transactions with MGM that have not existed historically, including the Master Lease.

Further, MGP has no operating history as a REIT. We cannot assure you that MGP’s past experience will be sufficient to successfully operate MGP as a REIT. Upon completion of the Formation Transactions, MGP was required to implement substantial control systems and procedures in order to maintain the possibility of qualifying to be taxed as a REIT. As a result, MGP will incur significant legal, accounting and other expenses that it had not previously incurred, and our management and other personnel will need to devote a substantial amount of time to comply with these rules and regulations and establish the corporate infrastructure and controls demanded of a REIT. These costs and time commitments could be substantially more than currently expected, and the Operating Partnership will reimburse MGP for such expenses.

We are dependent on the gaming industry and may be susceptible to the risks associated with it, which could materially adversely affect our business, financial position or results of operations.

As the owner of properties associated with gaming facilities, we will be impacted by the risks associated with the gaming industry. Therefore, our success is to some degree dependent on the gaming industry, which could be adversely affected by economic conditions in general, changes in consumer trends, reductions in discretionary consumer spending and corporate spending on conventions and business development and preferences and other factors over which we and MGM have no control. Economic contraction, economic uncertainty or the perception by our customers of weak or weakening economic conditions may cause a decline in demand for hotels, casino resorts, trade shows and conventions, and for the type of luxury amenities offered at our properties. In addition, changes in discretionary consumer spending or consumer preferences could be driven by factors such as the increased cost of travel, an unstable job market, perceived or actual disposable consumer income and wealth, outbreaks of contagious diseases or fears of war and future acts of terrorism. Because a component of the rent under the Master Lease is based, over time, on the actual adjusted net revenues (excluding net revenue attributable to certain scheduled subleases) of the Tenant and, without duplication, the Operating Subtenants from the leased properties subject to the Master Lease, a decrease in the gaming business would likely have a greater adverse effect on our revenues than if we owned a more diversified real estate portfolio.

Because a majority of our major gaming resorts are concentrated on the Strip, we are subject to greater risks than a company that is more geographically diversified.

Given that a majority of our major resorts are concentrated on the Strip, our business may be significantly affected by risks common to the Las Vegas tourism industry. For example, the cost and availability of air services and the impact of any events that disrupt air travel to and from Las Vegas can adversely affect the business of the Tenant. We cannot control the number or frequency of flights to or from Las Vegas, but the Tenant relies on air traffic for a significant portion of its visitors. Reductions in flights by major airlines as a result of higher fuel prices or lower demand can impact the number of visitors to our properties. Additionally, there is one principal interstate highway between Las Vegas and Southern California, where a large number of the customers that frequent our properties reside. Capacity constraints of that highway or any other traffic disruptions may also affect the number of customers who visit our facilities. Moreover, due to the concentration of our major resorts that operate on the Strip, we may be disproportionately affected by general risks such as acts of terrorism, natural disasters, including major fires, floods and earthquakes, and severe or inclement weather, should such developments occur in or nearby Las Vegas.

Our pursuit of investments in, and acquisitions or development of, additional properties (including our acquisition of the ROFO Properties) may be unsuccessful or fail to meet our expectations.

We operate in a highly competitive industry and face competition from other REITs, investment companies, private equity and hedge fund investors, sovereign funds, lenders, gaming companies and other investors, some of whom are significantly larger and have greater resources and lower costs of capital. Increased competition will make it more challenging to identify and successfully capitalize on acquisition opportunities that meet our investment objectives. Additionally, although our Master Lease provides us with a right of first offer with respect to the ROFO Properties, there can be no assurance that the development of the ROFO Properties will be completed on schedule, or at all, or as to the timing of their commencement of operations or when operations at the ROFO Properties will stabilize in order for us to consider a purchase of one or both of these assets. In addition, MGM may elect not to sell the ROFO Properties in the future, or we may be unable to reach an agreement with MGM on the terms of the purchase of such properties if MGM were to elect to sell the ROFO Properties in the future. Accordingly, there can be no assurance that we will be able to acquire any additional properties in the future.

If we cannot identify and purchase a sufficient quantity of gaming properties and other properties at favorable prices or if we are unable to finance acquisitions on commercially favorable terms, our business, financial position or results of operations could be materially adversely affected. Additionally, the fact that our parent MGP must distribute at least 90% of its net taxable income (determined without regard to the dividends-paid deduction and excluding any net capital gains) in order to maintain its qualification as a REIT may limit our ability to rely upon rental payments from our leased properties or subsequently acquired properties in order to finance acquisitions. As a result, if financing is not available on acceptable terms, further acquisitions might be limited or curtailed.

Investments in and acquisitions of gaming properties and other properties we might seek to acquire entail risks associated with real estate investments generally, including that the investments’ performance will fail to meet expectations, that the cost estimates for necessary property improvements will prove inaccurate or that the tenant, operator or manager will underperform. Real estate development projects present other risks, including construction delays or cost overruns that increase expenses, the inability to obtain required zoning, occupancy and other governmental approvals and permits on a timely basis, and the incurrence of significant development costs prior to completion of the project.

Further, even if we were able to acquire additional properties in the future, including our recent acquisition of Borgata and, in the future, the ROFO Properties, there is no guarantee that such properties would be able to maintain their historical performance, or that we would be able to realize the same margins from those properties as the previous owners. In addition, our financing of these acquisitions could negatively impact our cash flows and liquidity or, require us to incur substantial debt. In addition, we cannot assure you that we will be successful in implementing our growth strategy or that any expansion will improve operating results. The failure to identify and acquire new properties effectively, or the failure of any acquired properties to perform as expected, could have a material adverse effect on us.

Required regulatory approvals can delay or prohibit future leases or transfers of our gaming properties, which could result in periods in which we are unable to receive rent for such properties.

MGM (and any future tenants of our gaming properties) will be required to be licensed under applicable law in order to operate any of our gaming properties as gaming facilities. If the Master Lease or any future lease agreements we may enter into are terminated (which could be required by a regulatory agency) or expire, any new tenant must be licensed and receive other regulatory approvals to operate the properties as gaming facilities. Any delay in or inability of the new tenant to receive required licenses and other regulatory approvals from the applicable state and county government agencies may prolong the period during which we are unable to collect the applicable rent. Further, in the event that the Master Lease or future agreements are terminated or expire and a new tenant is not licensed or fails to receive other regulatory approvals, the properties may not be operated as gaming facilities and we will not be able to collect the applicable rent. Moreover, we may be unable to transfer or sell the affected properties as gaming properties, which would adversely impact our financial condition and results of operation.

Any mechanic’s liens incurred by the Tenant or the Operating Subtenants will attach to, and constitute liens on, our interest in the Properties.

To the extent the Tenant or the Operating Subtenants make any improvements, these improvements could cause mechanic’s liens to attach to our Properties. To the extent that mechanic’s liens, or similar claims, are recorded against any of the Properties or any properties we may acquire in the future, the holders of such mechanic’s liens or claims may enforce them by court action and courts may cause the applicable properties or future properties to be sold to satisfy such liens or claims, which could negatively impact our revenues. Further, holders of such liens or claims could have priority over holders of the notes in the event of bankruptcy or liquidation, and as a result, a trustee in bankruptcy may have difficulty realizing or foreclosing on such properties in any such bankruptcy or liquidation, and the amount of distributions holders of the notes could receive in such bankruptcy or liquidation could be reduced.

Net leases may not result in fair market lease rates over time, which could negatively impact our income.

All of our rental income is generated from the Master Lease, which is a triple-net lease, and provides greater flexibility to the Tenant related to the use of leased property than would be the case with ordinary property leases, such as the right to freely sublease portions of each leased property, to make alterations in the leased premises and to terminate the lease prior to its expiration under specified circumstances. Furthermore, net leases typically have longer lease terms and, thus, there is an increased risk that contractual rental increases in future years will fail to result in fair market rental rates during those years. As a result, our income could be lower than it would otherwise be if we did not enter into a net lease.

The Tenant may assign its responsibilities under the Master Lease to unaffiliated third parties.

The Tenant may assign its obligations under the Master Lease (including with respect to one or more individual properties) to a third party assignee without our consent if such assignee meets certain conditions under the Master Lease regarding its experience operating large-scale casinos (or in the case of any of our non-gaming properties, experience operating similar properties), licensing status and economic condition, among other requirements. Despite these assignment requirements, there can be no assurances that any future assignee of the Tenant’s obligations under the Master Lease would be as creditworthy as the Tenant or MGM, or would be able to operate the Properties with the same operational expertise as the Tenant and MGM, which could have a material adverse effect on our business, financial condition, results of operations.

We may be unable to realize the anticipated benefit of the rent escalators in our Master Lease.

Although the Master Lease provides that the Base Rent will be escalated annually by 2.0% for the second through the sixth lease years (as defined in the Master Lease), thereafter this rent escalation is subject to the Tenant and, without duplication, the Operating Subtenants collectively meeting an adjusted net revenue to rent ratio of 6.25:1.00 based on their adjusted net revenue from the leased properties subject to the Master Lease (excluding net revenue attributable to certain scheduled subleases and, at the Tenant’s option, reimbursed cost revenue). If the rent escalation were not to apply in any particular year, no arrears would accrue or be payable in future lease years. Therefore, there can be no assurance that we will ever realize the benefit of the rent escalators in the Master Lease after the sixth lease year, which could have a material adverse effect on anticipated future cash flows.

Even if we were able to receive rent escalators under the Master Lease, the rent escalators may lag behind inflation rates. These annual escalators under the Master Lease are based on fixed percentage increases, subject to certain conditions. If these annual escalations lag behind inflation, it could adversely impact our financial condition, results of operations, cash flow and our ability to satisfy our debt obligations, including the notes.

An increase in market interest rates could increase our interest costs on existing and future debt.

If interest rates increase, so could our interest costs for any new debt and our variable rate debt obligations. This increased cost could make the financing of any acquisition more costly, as well as lower future period earnings. Rising interest rates could limit our ability to refinance existing debt when it matures or cause us to pay higher interest rates upon refinancing. In addition, an increase in interest rates could decrease the access third parties have to credit, thereby decreasing the amount they are willing to pay for our assets and consequently limiting our ability to reposition our portfolio promptly in response to changes in economic or other conditions.

The Tenant may choose not to renew the Master Lease or seek to renegotiate the terms of the Master Lease at each renewal term.

The Master Lease has an initial lease term of ten years with the potential to extend the term for four additional five-year terms thereafter, solely at the option of the Tenant. At the expiration of the initial lease term or of any additional renewal term thereafter, the Tenant may choose not to renew the Master Lease or seek to renegotiate the terms of the Master Lease. If the Master Lease expires without renewal, or the terms of the Master Lease are modified in a way which is adverse to us, our results of operations may be adversely affected.

We may be required to contribute insurance proceeds with respect to casualty events at our Properties to the lenders under our debt financing agreements.

In the event that we were to receive insurance proceeds with respect to a casualty event at any of our Properties, we may be required under the terms of our debt financing agreements to contribute all or a portion of those proceeds to the repayment of such debt, which may prevent us from restoring such properties to their prior state. If the remainder of the proceeds (after any such required repayment) were insufficient to make the repairs necessary to restore the damaged properties to a condition substantially equivalent to its state immediately prior to the casualty, we may not have sufficient liquidity to otherwise fund these repairs and may be required to obtain additional financing, which could have a material adverse effect on our business, financial position or results of operations.

The bankruptcy or insolvency of the Tenant could result in the termination of the Master Lease and material losses to us.

Although the Tenant’s performance and payments under the Master Lease are guaranteed by MGM, a default by the Tenant with regard to any property under the Master Lease, or by MGM with regard to its guarantee, will cause a default with regard to the entire portfolio covered by the Master Lease. There can be no assurances that the Tenant or MGM would assume the Master Lease or guarantee, as applicable, in the event of a bankruptcy, and if the Master Lease or guarantee were rejected, the Tenant or MGM, as applicable, may not have sufficient funds to pay the damages that would be owed to us a result of the rejection. For these and other reasons, the bankruptcy of the Tenant or MGM could have a material adverse effect on our business, financial condition and results of operations.

In the event of a bankruptcy of the Tenant, a bankruptcy court may determine that the Master Lease is not a single lease but rather multiple severable leases, each of which can be assumed or rejected independently, in which case underperforming leases related to properties we own that are subject to the Master Lease could be rejected by the Tenant while tenant-favorable leases are allowed to remain in place.

The Tenant, a subsidiary of MGM, leases all of the Properties pursuant to the Master Lease. Bankruptcy laws afford certain protections to tenants that may also affect the Master Lease, which may be treated for purposes of bankruptcy laws as either a single lease for all the Properties or as separate and severable leases for each property. Subject to certain restrictions, a tenant under a lease generally is required to assume or reject the lease as a whole, rather than making the decision on a property-by-property basis. This prevents the tenant from assuming only the better performing properties and terminating the lease with respect to the poorer performing properties. However, it is possible that a bankruptcy court could determine that a single “master lease” covering multiple properties is not a single indivisible lease but rather is multiple severable leases each of which can be assumed or rejected independently. Whether or not a bankruptcy court will require that the Master Lease must be assumed or rejected as a whole depends upon a “facts and circumstances” analysis considering a number of factors, including the parties’ intent, the nature and purpose of the relevant documents, whether there was separate and distinct consideration for each property included in the Master Lease, whether the Landlord or Tenant had the ability to dispose of its interest in any property included in the Master Lease, the provisions contained in the relevant documents and applicable state law. If a bankruptcy court in a bankruptcy of the Tenant were to determine that the Master Lease is not a single lease but rather multiple severable leases each of which can be assumed or rejected independently, certain underperforming leases related to properties we own could be rejected by the Tenant in bankruptcy while tenant-favorable leases are allowed to remain in place, thereby adversely affecting payments to us derived from the properties.

A bankruptcy court may judicially recharacterize the Master Lease as a secured lending transaction, in which case we would not be treated as the owner of the Properties and could lose certain rights as the owners in the bankruptcy proceedings.

It is possible that, if we were to become subject to bankruptcy proceedings, a bankruptcy court could recharacterize the lease transactions set forth in the Master Lease as secured lending transactions depending on its interpretation of the terms of the Master Lease, including, among other factors, the length of the Master Lease relative to the useful life of the leased property. If the Master Lease were judicially recharacterized as a secured lending transaction, we would not be treated as the owner of the Properties and could lose the legal as well as economic attributes of the owners of the Properties, which could have a material adverse effect on our business, financial position or results of operations.

We may experience uninsured or underinsured losses, which could result in a significant loss of the capital we have invested in a property, decrease anticipated future revenues or cause us to incur unanticipated expense.

While the Master Lease will require, and any new lease agreements are expected to require, that comprehensive insurance and hazard insurance be maintained by the Tenant, there are certain types of losses, generally of a catastrophic nature, such as earthquakes, hurricanes and floods, that are or will be subject to sublimits and may be uninsurable or not economically insurable. Insurance coverage may not be sufficient to pay the full current market value or current replacement cost of a loss. Inflation, changes in building codes and ordinances, environmental considerations, and other factors also might make it infeasible to use insurance proceeds to replace the property after such property has been damaged or destroyed. Under such circumstances, the insurance proceeds received might not be adequate to restore the economic position with respect to such property.

If we experience a loss that is uninsured or that exceeds the policy coverage limits of the insurance maintained by the Tenant, we could lose the capital invested in the damaged properties as well as the anticipated future cash flows from those properties. In addition, if the damaged properties were subject to recourse indebtedness, we could continue to be liable for the indebtedness even if these properties were irreparably damaged.

In addition, even if damage to our properties is covered by insurance, a disruption of our business caused by a casualty event may result in the loss of business or tenants. The business interruption insurance carried by the Tenant may not fully compensate us for the loss of business due to an interruption caused by a casualty event. Further, if the Tenant has insurance but is underinsured, it may be unable to satisfy its payment obligations under its lease with us.

A disruption in the financial markets may make it more difficult to evaluate the stability, net assets and capitalization of insurance companies and any insurer’s ability to meet its claim payment obligations. A failure of an insurance company to make payments to us or the Tenant upon an event of loss covered by an insurance policy could adversely affect our business, financial condition and results of operations.

Changes in building and/or zoning laws may require us to update a property in the event of recapture or prevent us from fully restoring a property in the event of a substantial casualty loss and/or require us to meet additional or more stringent construction requirements.

Due to changes, among other things, in applicable building and zoning laws, ordinances and codes that may affect certain of our properties that have come into effect after the initial construction of the properties, certain properties may not comply fully with current building and/ or zoning laws, including electrical, fire, health and safety codes and regulations, use, lot coverage, parking and setback requirements, but may qualify as permitted non-conforming uses. Although the Master Lease requires the Tenant to pay for and ensure continued

compliance with applicable law, there is no assurance that future leases will be negotiated on the same basis or that the Tenant or other future tenants will make the required changes as required by the terms of the Master Lease and/or any future leases we may enter into. In addition, such changes may limit the Tenant’s ability to restore the premises of a property to its previous condition in the event of a substantial casualty loss with respect to the property or the ability to refurbish, expand or renovate such property to remain compliant, or increase the cost of construction in order to comply with changes in building or zoning codes and regulations. If the Tenant is unable to restore a property to its prior use after a substantial casualty loss or is required to comply with more stringent building or zoning codes and regulations, we may be unable to re-lease the space at a comparable effective rent or sell the property at an acceptable price, which may materially and adversely affect us.

Environmental compliance costs and liabilities associated with real estate properties owned by us may materially impair the value of those investments.

As an owner of real property, we are subject to various federal, state and local environmental and health and safety laws and regulations. Although we will not operate or manage most of our property, we may be held primarily or jointly and severally liable for costs relating to the investigation and clean-up of any property from which there has been a release or threatened release of a regulated material as well as other affected properties, regardless of whether we knew of or caused the release.

In addition to these costs, which are typically not limited by law or regulation and could exceed the property’s value, we could be liable for certain other costs, including governmental fines and injuries to persons, property or natural resources. Further, some environmental laws create a lien on the contaminated site in favor of the government for damages and the costs the government incurs in connection with such contamination. The presence of contamination or the failure to remediate contamination may adversely affect our ability to sell or lease the real estate or to borrow using the real estate as collateral.

Certain Properties are subject to restrictions pursuant to reciprocal easement agreements, operating agreements, or similar agreements.

Many of the Properties are, and properties that we acquire in the future may be, subject to use restrictions and/or operational requirements imposed pursuant to ground leases, restrictive covenants or conditions, reciprocal easement agreements or operating agreements that could adversely affect our ability to lease space to third parties. Such restrictions could include, for example, limitations on alterations, changes, expansions, or reconfiguration of properties; limitations on use of properties; limitations affecting parking requirements; or restrictions on exterior or interior signage or facades. In certain cases, consent of the other party or parties to such agreements may be required when altering, reconfiguring, expanding or redeveloping. Failure to secure such consents when necessary may harm our ability to execute leasing strategies, which could adversely affect our business, financial condition or results of operations.

Our Properties are subject to risks from natural disasters such as earthquakes, hurricanes and severe weather.

Our Properties are located in areas that may be subject to natural disasters, such as earthquakes, and extreme weather conditions, including, but not limited to, hurricanes. Such natural disasters or extreme weather conditions may interrupt operations at the casino resorts, damage our properties, and reduce the number of customers who visit our facilities in such areas. A severe earthquake in Las Vegas could damage or destroy a number of our properties. In addition, our operations could be adversely impacted by a drought or other cause of water shortage. A severe drought of extensive duration experienced in Las Vegas or in the other regions in which we expect to operate could adversely affect the business and results of operations at our Properties. Although the Tenant is required to maintain both property and business interruption insurance coverage for certain extreme weather conditions, such coverage is subject to deductibles and limits on maximum benefits, including limitation on the coverage period for business interruption, and we cannot assure you that we or the Tenant will be able to fully insure such losses or fully collect, if at all, on claims resulting from such natural disasters or extreme weather conditions.

In addition, the Master Lease allows the Tenant to elect to remove a property from the Master Lease following certain casualty or condemnation events. If the insurance proceeds received in such a casualty event are insufficient to restore the affected property, responsibility for the shortfall of insurance proceeds will be allocated between the Landlord and the Tenant as set forth in the Master Lease. If the condemnation award received in such a condemnation event is insufficient to restore the affected property, the shortfall in the condemnation award will be borne entirely by the Landlord. In either event, there can be no assurance that we would have access to sufficient funds to restore the affected property. Even if we are able to restore the affected property, we could be limited to selling or leasing such property to a new tenant in order to obtain an alternate source of revenue, which may not happen on comparable terms or at all. Any such removal also could lead to a reduction in the amount of rent we would receive under the Master Lease and negatively impact our revenues.

Possible terrorist activity or other acts of violence could adversely affect our financial condition and results of operations.

Terrorist attacks or other acts of violence may result in declining economic activity, which could harm the demand for goods and services offered by the Tenant and the value of our properties and might adversely affect the value of an investment in our securities. Such a resulting decrease in retail demand could make it difficult for us to renew or re-lease our properties at lease rates equal to or above historical rates. Terrorist activities or violence also could directly affect the value of our properties through damage, destruction or loss, and the availability of insurance for such acts, or of insurance generally, might be lower or cost more, which could increase our operating expenses and adversely affect our financial condition and results of operations. To the extent that the Tenant is affected by future attacks, its business similarly could be adversely affected, including its ability to continue to meet obligations under the Master Lease. These acts might erode business and consumer confidence and spending and might result in increased volatility in national and international financial markets and economies. Any one of these events might decrease demand for real estate, decrease or delay the occupancy of our new or redeveloped properties, and limit our access to capital or increase our cost of raising capital.

The operation of our Properties will require, and the operation of properties acquired in the future (including any ROFO Properties we may acquire) will likely require, the use of certain brand names.

The operation of our Properties requires the use of certain brand names, and the terms of the Master Lease do not require the Tenant, MGM or any of its subsidiaries to transfer any intellectual property rights associated with any casino resort to us or to potential new tenants. If the Tenant or another subsidiary of MGM were to cease being the tenant of the Properties, we or a successor tenant may be required to rebrand and/or renovate such properties at substantial cost. If we are unable to successfully manage the transition of our business to new brands in order to accommodate future tenants, it could have a material adverse effect on our business, financial condition, results of operations and cash flows.

Further, in connection with the Formation Transactions, MGP entered into a royalty-free intellectual property rights license agreement (the “IP License Agreement”) with MGM pursuant to which we will have the right to use “MGM” in the corporate names of MGP and its subsidiaries, including us, without royalties for up to 50 years. Pursuant to the IP License Agreement, we also have the right to use the “MGM” mark and the “MGM” logo in our advertising materials without royalties for up to 50 years. We are reliant on MGM to maintain and protect its intellectual property rights and we could be adversely impacted by infringement, invalidation, unauthorized use or litigation affecting the licensed intellectual property or brand names used in the operation of the Properties. When our right to use the MGM brand name and logo expires under the terms of the IP License Agreement, or if such agreement is terminated earlier due to a breach or otherwise, we may not be able to maintain or enjoy comparable name recognition or status under our new brand. If we are unable to successfully manage the transition of our business to our new brand, it could have a material adverse effect on our business, financial condition, results of operations and cash flows.

Risks Related to Our Affiliation with MGM

We are controlled by MGM, whose interests in our business may conflict with ours or yours.

We are controlled, through our general partner, by MGP, whose Class B share, representing a majority of the voting power of MGP’s shares, is owned by MGM, whose interests may differ from or conflict with your interests. MGM will have the ability to exercise control over our affairs, including control over the outcome of all matters submitted to our shareholders for approval, including the election of directors and significant transactions. As a result, unless and until MGM’s (including its controlled affiliates but excluding MGP and its subsidiaries) aggregate beneficial ownership of the combined economic interests in MGP and the Operating Partnership falls below 30%, MGM will be able to effectively control us.

It is possible that MGM’s interests may, in some circumstances, conflict with your interests. For example, MGM may prevent us from selling properties if such sales would result in unfavorable tax allocations to MGM under Section 704(c) of the Internal Revenue Code of 1986, as amended (the “Code”), which would require allocations to be made to MGM upon a transfer of any properties contributed by it to the Operating Partnership on account of the difference between the fair market value of those properties and their adjusted tax basis on the date that MGM contributed such properties, even if such a sale would be advantageous to us.

Various conflicts of interest between MGM and us could arise. Some of MGP’s directors may own more stock in MGM than in MGP following the Formation Transactions. Ownership interests of officers and directors of MGM in MGP shares, or a person’s service as either an officer or director of both companies, could create or appear to create potential conflicts of interest when those officers and directors are faced with decisions that could have different implications for MGM and us. Potential conflicts of interest could also arise if we enter into any new commercial arrangements with MGM while it maintains control through the Class B share. Furthermore, our ability to lease our properties to or acquire properties from companies other than MGM or its affiliates in the future could be limited. In particular, we are prevented from selling or leasing our properties or our interests of the Landlord to competitors of MGM. MGP’s operating agreement provides that MGM has no duty to refrain from engaging in the same or similar business activities or lines of business, doing business with any of our customers or employing or otherwise engaging any of our directors, officers or employees, and MGM is not obligated to identify, acquire, or sell us any properties in the future.

Pursuant to the terms of MGP’s operating agreement, the doctrine of corporate opportunity, or any analogous doctrine, does not apply to, among others, MGM and its affiliates and MGP’s directors or executive officers or any of their affiliates. Some of MGP’s executive officers and directors may also serve as officers and directors of MGM. No such person or entity that becomes aware of a potential transaction, agreement, arrangement or other matter that may be an opportunity for us will have any duty to communicate or offer such opportunity to us. Any such person or entity will not be liable to us for breach of any fiduciary duty or other duty by reason of the fact that such person or entity pursues or acquires such opportunity for itself, directs such opportunity to another person or entity or does not communicate such opportunity or information to us. Therefore, MGM and its affiliates may compete with us for investment opportunities and may own an interest in entities that compete with us on an operations basis.

In connection with the Formation Transactions, we and MGP entered into various agreements to govern our relationship with MGM. These agreements include, in addition to the Master Lease, the Master Contribution Agreement (“MCA”), Corporate Services Agreement and IP License Agreement. Related agreements and other transactions with MGM were determined by MGM and thus may not be representative of what we could have achieved on a stand-alone basis or from an unaffiliated third party. For a description of these arrangements and the other agreements that we entered into with MGM, see the section entitled “Certain Relationships and Related Party Transactions” in MGP’s prospectus filed with the Commission on April 21, 2016, File No. 333-210322, which section is incorporated by reference herein.

We are dependent on MGM for the provision of administration services to our operations and assets.

The operation of our business depends on the administration services provided by MGM. MGM’s personnel and support staff that provide services to us are not required to act exclusively for us, and no specific individuals are required to be provided to us by MGM. Any failure to effectively manage our operations or to implement our strategy could have a material adverse effect on our business, financial condition, results of operations and cash flows.

If MGM were to default in the performance of its obligations to provide us with services, we may be unable to contract with a substitute service provider on similar terms or at all. The costs of substituting service providers may be substantial. In addition, in light of MGM’s familiarity with our properties, a substitute service provider may not be able to provide the same level of service due to lack of pre-existing synergies. If we cannot locate a service provider that is able to provide us with substantially similar services as MGM does under our current agreements on similar terms, it could have a material adverse effect on our business, financial condition, results of operations and cash flows.

MGM has no obligation to fund our future capital needs.

MGM has no obligation to fund our business and operations and does not guarantee or otherwise provide credit support for our indebtedness. We cannot assure you that adequate sources of funding will be available to us on favorable terms or at all. As a result, we may not be able to fund our future capital needs, which could have an adverse effect on our business, financial condition and results of operations.

If MGM engages in the same type of business we conduct, our ability to successfully operate and expand our business may be hampered.

MGP’s operating agreement provides that:

•	the doctrine of corporate opportunity, or any analogous doctrine, does not apply to, among others, MGM and its affiliates and our directors or executive officers or any of their affiliates;

•	no such persons or entities will have any duty to communicate or offer any opportunity, of which such person becomes aware, relating to a potential transaction, agreement, arrangement or other matter that may be an opportunity for such other persons;

•	no such persons or entities will be liable to such other persons for breach of any fiduciary duty or other duty by reason of the fact that such person pursues or acquires such opportunity for itself, directs such opportunity to another person or entity or does not communicate such opportunity or information to such other persons or entities; and

•	MGM and its affiliates may compete with us for investment opportunities and may own an interest in entities that compete with us on an operations basis.

If MGM were to engage in a business in direct competition with us, it could have a material adverse effect on our business, financial condition, results of operations and cash flows.

The Master Lease and other agreements governing our relationship with MGM were not negotiated on an arm’s-length basis and the terms of those agreements may be less favorable to us than they might otherwise have been in an arm’s-length transaction.

In connection with the Formation Transactions, we and MGP entered into the Master Lease and various agreements to govern our relationship with MGM. These agreements include the MCA, Corporate Services Agreement and IP License Agreement and a sublease agreement. While MGM endeavored to have these agreements reflect customary, arm’s-length commercial terms and conditions, these agreements were not the result of arm’s-length negotiations, and consequently there can be no assurance that the terms of these agreements are as favorable to us as if they had been negotiated with unaffiliated third parties. In addition, we may choose not to enforce, or to enforce less vigorously, our rights under our agreements with MGM because of our desire to maintain our ongoing relationship with MGM and its affiliates.

MGM may undergo a change of control without our consent.

MGM is not required to seek our or MGP’s consent in connection with a change of control involving MGM, and accordingly, MGM’s controlling interest in us may become controlled by a new owner of MGM in the event of such change of control. If a new owner were to acquire MGM and thereby acquire MGM’s interest in MGP, and appoint new directors or officers of its own choosing, it would be able to exercise substantial influence over our policies and procedures and exercise substantial influence over our management and the types of acquisitions that we make. Such changes could result in our capital being used to make acquisitions that are substantially different from our targeted acquisitions. Additionally, we cannot predict with any certainty the effect that any change of control of MGM and transfer in MGM’s interest in us would have on our ability to raise capital or make investments in the future, because such matters would depend to a large extent on the identity of the new owner and the new owner’s intentions with regard to us. As a result, our future would be uncertain, which could have a material adverse effect on our business, financial condition, results of operations and cash flows.

Risks Related to MGP’s REIT Election and MGP’s Status as a REIT

If MGP does not qualify to be taxed as a REIT, or fails to remain qualified to be taxed as a REIT, it will be subject to U.S. federal income tax as a regular corporation and could face a substantial tax liability, which would have an adverse effect on our business, financial condition and results of operations.

MGP intends to operate in a manner that will allow it to qualify to be taxed as a REIT for U.S. federal income tax purposes. However, such qualification will depend on its satisfaction of certain asset, income, organizational, distribution, shareholder ownership and other requirements on a continuing basis, and the ability to satisfy the asset tests depends upon an analysis of the characterization and fair market values of our assets, some of which are not susceptible to a precise determination, and for which we will not obtain independent appraisals. Any failure to qualify to be taxed as a REIT, or failure to remain to be qualified to be taxed as a REIT, could result in substantial tax liabilities to MGP. Since we are the only source of cash flow for MGP, this would decrease the amount of our cash available for acquisitions, and may have an adverse effect on our business, financial condition and results of operations.

Qualifying to be taxed as a REIT involves highly technical and complex provisions of the Code, and violations of these provisions could jeopardize MGP’s REIT qualification.

Qualification to be taxed as a REIT involves the application of highly technical and complex Code provisions for which only limited judicial and administrative authorities exist. Even a technical or inadvertent violation could jeopardize MGP’s REIT qualification. MGP’s qualification to be taxed as a REIT will depend on MGP’s satisfaction of certain asset, income, organizational, distribution, shareholder ownership and other requirements on a continuing basis. In addition, MGP’s ability to satisfy the requirements to qualify to be taxed as a REIT may depend in part on the actions of third parties over which MGP has no control or only limited influence.

The ownership limits that apply to REITs, as prescribed by the Code and by MGP’s operating agreement, may restrict MGP’s business combination opportunities.

In order for MGP to qualify to be taxed as a REIT, it has to meet certain ownership limits, including, subject to limited exceptions, that neither MGP nor an actual or constructive owner of 10% or more (by value) of MGP’s shares may actually or constructively own 10% or more of the interests in the assets or net profits of a non-corporate tenant, or, if the tenant is a corporation, 10% or more of the total combined voting power of all classes of stock entitled to vote or 10% or more of the total value of all classes of stock of the tenant. Any tenant that exceeds such ownership limits is referred to as a related party tenant, and rent from a related party tenant generally will not qualify under the REIT income tests. Subject to certain exceptions, MGP’s operating agreement authorizes its board of directors to take such actions as are necessary and desirable to preserve its qualification to be taxed as a REIT. MGP’s operating agreement also provides that, unless exempted by the board of directors in its sole discretion, no person may own more than 9.8% in value or in number, whichever is more restrictive, of any class of MGP’s shares (other than MGP’s Class B share) or 9.8% in value of the aggregate outstanding shares of all classes and series of MGP’s shares, including if repurchases by MGP cause a person’s holdings to exceed such limitations. The constructive ownership rules are complex and may cause Class A shares owned directly or constructively by a group of related individuals to be constructively owned by one individual or entity. These ownership limits could delay or prevent a transaction that might otherwise be in the best interests of MGP.

REIT distribution requirements could adversely affect our ability to execute our business plan.

To maintain REIT status, MGP must meet a number of organizational and operational requirements, including a requirement that it annually distribute to its shareholders at least 90% of our REIT taxable income, determined without regard to the dividends-paid deduction and excluding any net capital gains. To the extent that MGP satisfies this distribution requirement and qualifies for taxation as a REIT but distributes less than 100% of its REIT taxable income, determined without regard to the dividends-paid deduction and including any net capital gains, it will be subject to U.S. federal corporate income tax on its undistributed net taxable income. In addition, MGP will be subject to a nondeductible 4% excise tax if the amount that it actually distributes to its shareholders in a calendar year is less than a minimum amount specified under U.S. federal tax laws.

From time to time, MGP may generate taxable income greater than its cash flow as a result of differences in timing between the recognition of taxable income and the actual receipt of cash or the effect of nondeductible capital expenditures, the creation of reserves or required debt or amortization payments. If MGP does not have other funds available in these situations, we could be required to borrow funds on unfavorable terms, sell assets at disadvantageous prices or distribute amounts that would otherwise be invested in future acquisitions to make distributions sufficient to enable MGP to pay out enough of our taxable income to satisfy the REIT distribution requirement and to avoid corporate income tax and the 4% excise tax in a particular year. These alternatives could increase our costs. Thus, MGP’s compliance with the REIT requirements may hinder our ability to grow.

To fund our growth strategy and refinance our indebtedness, we may depend on external sources of capital, which may not be available to us on commercially reasonable terms or at all.

To maintain REIT status, MGP must meet a number of organizational and operational requirements, including a requirement that it annually distribute to its shareholders at least 90% of its REIT taxable income, determined without regard to the dividends-paid deduction and excluding any net capital gains. Since we are the only source of cash flow for MGP, we will be required to make similar distributions. As a result of these requirements, we may not be able to fund future capital needs, including any necessary acquisition financing, solely from operating cash flows. Consequently, we intend to rely on third-party capital market sources for financing to fund our business strategy. In addition, we will likely need third-party capital market sources to refinance our indebtedness at maturity. Continued or increased turbulence in the United States or international financial markets and economies could adversely affect our ability to replace or renew maturing liabilities on a timely basis or access the capital markets to meet liquidity and capital expenditure requirements and may result in adverse effects on our business, financial condition and results of operations. As such, we may not be able to obtain the financing on favorable terms or at all. Our access to third-party sources of capital also depends, in part, on:

•	the market’s perception of our growth potential;

•	our then-current levels of indebtedness; and

•	our historical and expected future earnings and cash flows.

In addition, our ability to access additional capital may be limited by the terms of the indebtedness we incurred pursuant to the Formation Transactions, which may restrict our incurrence of additional debt. If we cannot obtain capital when needed, we may not be able to acquire or develop properties when strategic opportunities arise or refinance our debt, which could have a material adverse effect on our business, financial condition and results of operations.

Even if MGP remains qualified to be taxed as a REIT, MGP may face other tax liabilities that may reduce our cash flow.

Even if MGP remains qualified for taxation as a REIT, it may be subject to certain U.S. federal, state and local taxes on its income and assets, including taxes on any undistributed income and state or local income, property and transfer taxes. For example, in the future, MGP may hold some of its assets or conduct certain of its activities through one or more taxable REIT subsidiaries (a “TRS”), to the extent MGP has a TRS in the future, or other subsidiary corporations that will be subject to foreign, federal, state and local corporate-level income taxes as regular C corporations. In addition, MGP may incur a 100% excise tax on transactions with a TRS if they are not conducted on an arm’s-length basis. As we are the only source of cash flow for MGP, any of these taxes would decrease our available cash.

MGP’s compliance with REIT requirements may cause us to liquidate investments or forgo otherwise attractive opportunities.

To qualify to be taxed as a REIT for U.S. federal income tax purposes, MGP must ensure that, at the end of each calendar quarter, at least 75% of the value of its assets consists of cash, cash items, government securities and “real estate assets” (as defined in the Code), including certain mortgage loans and securities. The remainder of its investments (other than government securities, qualified real estate assets and securities issued by a TRS) generally cannot include more than 10% of the outstanding voting securities of any one issuer or more than 10% of the total value of the outstanding securities of any one issuer. In addition, in general, no more than 5% of the value of MGP’s total assets (other than government securities, qualified real estate assets and securities issued by a TRS) can consist of the securities of any one issuer, and no more than 25% (20% for taxable years beginning after December 31, 2017) of the value of its total assets can be represented by securities of one or more TRSs. If MGP fails to comply with these requirements at the end of any calendar quarter, it must correct the failure within 30 days after the end of the calendar quarter or qualify for certain statutory relief provisions to avoid losing its REIT qualification and suffering adverse tax consequences. As a result, we may be required to liquidate or forgo otherwise attractive investments. These actions could have the effect of reducing our income.

In addition to the asset tests set forth above, to qualify to be taxed as a REIT MGP must continually satisfy tests concerning, among other things, the sources of its income, the amounts it distributes to its shareholders and the ownership of its Class A shares. We may be unable to pursue investments that would be otherwise advantageous to us in order to satisfy the source-of-income or asset-diversification requirements for MGP qualifying to be taxed as a REIT. Thus, compliance by MGP with the REIT requirements may hinder our ability to make certain attractive investments.

MGP’s compliance with REIT requirements may limit our ability to hedge effectively and may cause it to incur tax liabilities.

The REIT provisions of the Code substantially limit our ability to hedge our assets and liabilities. Any income from a hedging transaction that we enter into primarily to manage risk of currency fluctuations or to manage risk of interest rate changes with respect to borrowings made or to be made to acquire or carry real estate assets does not constitute “gross income” for purposes of the 75% or 95% gross income tests that apply to REITs, provided that certain identification requirements are met. To the extent that we enter into other types of hedging transactions or fail to properly identify such transaction as a hedge, the income is likely to be treated as non-qualifying income for purposes of both of the gross income tests. As a result of these rules, we may be required to limit our use of advantageous hedging techniques or implement those hedges through a TRS. This could increase the cost of our hedging activities because a TRS may be subject to tax on gains or expose us to greater risks associated with changes in interest rates than we would otherwise choose to bear. In addition, losses in a TRS will generally not provide any tax benefit, except that such losses could theoretically be carried back or forward against past or future taxable income in the TRS.

If MGP fails to meet the REIT income tests as a result of receiving non-qualifying income, MGP would be required to pay a penalty tax in order to retain its REIT status, or may fail to qualify as a REIT.

Certain income MGP receives could be treated as non-qualifying income for purposes of the REIT requirements. For example, rents MGP receives or accrues from the Tenant will not be treated as qualifying rent for purposes of these requirements if the Master Lease is not respected as a true lease for U.S. federal income tax purposes and is instead treated as a service contract, joint venture or some other type of arrangement. If the Master Lease is not respected as a true lease for U.S. federal income tax purposes, MGP may fail to qualify to be taxed as a REIT. Even if MGP has reasonable cause for a failure to meet the REIT income tests as a result of receiving non-qualifying income, MGP would nonetheless be required to pay a penalty tax in order to retain its REIT status.

Legislative or other actions affecting REITs could have a negative effect on us.

The rules dealing with federal income taxation are constantly under review by persons involved in the legislative process and by the Internal Revenue Service (the “IRS”) and the U.S. Department of the Treasury. Changes to the tax laws, with or without retroactive application, could materially and adversely affect MGP, our business plans or us. We cannot predict how changes in the tax laws might affect MGP. New legislation, Treasury regulations, administrative interpretations or court decisions could significantly and negatively affect the U.S. federal income tax consequences of MGP’s qualification as a REIT, which may have a negative effect on our financial condition.

Risks Related to this Offering and the Exchange Notes

Our substantial indebtedness could adversely affect our financial health and prevent us from fulfilling our obligations under the notes and our other debt.

We have a significant amount of indebtedness. As of September 30, 2016, we and our subsidiaries on a consolidated basis had $3.7 billion principal amount of debt and $600 million available for borrowing under the Operating Partnership’s $600.0 million Revolving Credit Facility. Our substantial indebtedness could have important consequences to our financial health. For example, it could:

•	make it more difficult for us to satisfy our obligations with respect to the notes and our other debt;

•	increase our vulnerability to general adverse economic and industry conditions or a downturn in our business;

•	require us to dedicate a substantial portion of our cash flow from operations to debt service, thereby reducing the availability of our cash flow to fund working capital, capital expenditures and other general corporate purposes;

•	limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;

•	place us at a competitive disadvantage compared to our competitors that are not as highly leveraged;

•	limit, along with the financial and other restrictive covenants in our indebtedness, among other things, our ability to borrow additional funds; and

•	result in an event of default if we fail to satisfy our obligations under the notes or our other debt or fail to comply with the financial and other restrictive covenants contained in the indentures or our other debt instruments, which event of default could result in all of our debt becoming immediately due and payable and could permit certain of our lenders to foreclose on our assets securing such debt.

Any of the above listed factors could have a material adverse effect on our business, financial condition and results of operations.

Further, the terms of our existing debt agreements do not, and any future debt may not, fully prohibit us from incurring additional debt. If new debt is added to our current debt levels, the related risks that we now face could intensify.

Covenants in our debt agreements may limit our operational flexibility, and a covenant breach or default could materially adversely affect our business, financial position or results of operations.

The agreements governing our indebtedness contain customary covenants, including restrictions on our ability to grant liens on our assets, incur indebtedness, make investments, engage in acquisitions, mergers or consolidations and pay certain distributions and other restricted payments. In addition, we are required to comply with certain financial covenants. These restrictions may limit our operational flexibility. Covenants that limit our operational flexibility as well as defaults under our debt instruments could have a material adverse effect on our business, financial position or results of operations.

To service our indebtedness, we will require a significant amount of cash, which depends on many factors beyond our control.

We cannot assure you that our business will generate sufficient cash flow from operations or that future borrowings will be available to us under our existing Senior Secured Credit Facility in amounts sufficient to enable us to fund our liquidity needs, including with respect to the exchange notes and our other indebtedness. In addition, if we consummate significant acquisitions in the future, our cash requirements may increase significantly. As we are required to, or expected to be required to, satisfy amortization requirements under our indebtedness or as other debt matures, we may also need to raise funds to refinance all or a portion of our debt. We cannot assure you that we will be able to refinance any of our debt, including the exchange notes and Senior Secured Credit Facility, on attractive terms, commercially reasonable terms or at all. Our future operating performance and our ability to service or refinance the exchange notes and to service, extend or refinance our other debt, including our existing Senior Secured Credit Facility, will be subject to future economic conditions and to financial, business and other factors, many of which are beyond our control.

The exchange notes are unsecured. Therefore, our secured creditors would have a prior claim, ahead of the exchange notes, on our assets.

The exchange notes are unsecured. As a result, upon any distribution to our creditors in a bankruptcy, liquidation or reorganization or similar proceeding relating to us or our property, the holders of our or our subsidiaries’ secured debt will be entitled to be paid in full from our assets securing that secured debt before any payment may be made with respect to the exchange notes. In addition, if we or our subsidiaries fail to meet payment or other obligations under such secured debt, the holders of that secured debt would be entitled to foreclose on our assets securing that secured debt and liquidate those assets. Accordingly, we may not have sufficient funds to pay amounts due on the exchange notes. As a result you may lose a portion of or the entire value of your investment in the exchange notes.

As of September 30, 2016, out of our approximately $3.7 billion in principal amount of total indebtedness, $2.1 billion would have been secured indebtedness that is effectively senior to the exchange notes, and we would have also had an additional $600.0 million available for borrowing under the Revolving Credit Facility.

We may not have the ability to raise the funds necessary to finance a change of control offer required by the indenture relating to the exchange notes or the terms of our other indebtedness. In addition, under certain circumstances, we may be permitted to use the proceeds from debt to effect merger payments in compliance with the indenture.

Upon the occurrence of a change of control, a default could occur in respect of the Senior Secured Credit Facility, and we will be required to make an offer to purchase all outstanding exchange notes. If such a change of control were to occur, we cannot assure you that we would have sufficient funds to pay the purchase price for all the exchange notes tendered by the holders or such other indebtedness.

Our exchange notes and Senior Secured Credit Facility contain, and any future agreements relating to indebtedness to which we become a party may contain, provisions restricting our ability to purchase exchange notes or providing that an occurrence of a change of control constitutes an event of default, or otherwise requiring payment of amounts borrowed under those agreements. If such a change of control occurs at a time when we are prohibited from purchasing the exchange notes, we could seek the consent of our then existing lenders and other creditors to the purchase of the exchange notes or could attempt to refinance the indebtedness that contains the prohibition. If we do not obtain such a consent or repay such indebtedness, we would remain prohibited from purchasing the exchange notes. In that case, our failure to purchase tendered exchange notes would constitute a default under the terms of the applicable indenture governing the exchange notes and any other indebtedness that we may enter into from time to time with similar provisions.

You may be required to sell your exchange notes if any gaming authority finds you unsuitable to hold them or otherwise requires us to redeem or repurchase the exchange notes from you.

In the event that any of the applicable regulatory agencies or authorities requires you, as a holder of the exchange notes, to be licensed, qualified or found suitable under the applicable gaming or racing laws, and you fail to do so, if required, we will have the right, at our option, to redeem or repurchase your exchange notes. There can be no assurance that we will have sufficient funds or otherwise will be able to repurchase any or all of your exchange notes. See “Description of the 2026 Exchange Notes—Gaming Redemption” and “Description of the 2024 Exchange Notes—Gaming Redemption.”

Illiquidity and an absence of a public market for the exchange notes could cause purchasers of the exchange notes to be unable to resell the exchange notes.

The exchange notes constitute new issuances of securities for which there are no established trading market. We do not intend to apply for listing of the exchange notes on any securities exchange or for quotation of the notes on any automated dealer quotation system. An active trading market for the exchange notes may not develop or, if such market develops, it could be very illiquid. We have been informed by the initial purchasers that they intend to make a market in the exchange notes but they may cease their market-making at any time without notice.

Holders of the exchange notes may experience difficulty in reselling, or an inability to sell, the exchange notes. If no active trading market develops, the market price and liquidity of the exchange notes may be adversely affected, and you may not be able to resell your exchange notes at their fair market value, at the initial offering price or at all. If a market for the exchange notes develops, any such market may be discontinued at any time. If a trading market develops for the exchange notes, future trading prices of the notes will depend on many factors, including, among other things, prevailing interest rates, our operating results, liquidity of the issue, the market for similar securities and other factors, including our financial condition and prospects and the financial condition and prospects for companies in our industry.

Changes in our credit rating could adversely affect the market price or liquidity of the exchange notes.

Credit rating agencies continually revise their ratings for the companies that they follow, including us. The credit rating agencies also evaluate our industry as a whole and may change their credit ratings for us based on their overall view of our industry. We cannot be sure that credit rating agencies will maintain their ratings on the exchange notes. A negative change in our ratings could have an adverse effect on the price of the exchange notes.

Federal and state statutes allow courts, under specific circumstances, to avoid the exchange notes, the guarantees and certain other transfers, to require holders of the exchange notes to return payments or other value received from us and to otherwise cancel transfers, and to take other actions detrimental to the holders of the exchange notes.

Our creditors or the creditors of our subsidiary guarantors could challenge the issuance of the exchange notes or the subsidiary guarantors’ issuance of their guarantees as fraudulent conveyances or on other grounds. Under the U.S. federal bankruptcy law and similar provisions of state fraudulent transfer and conveyance laws, the issuance of the exchange notes or the delivery of the guarantees could be avoided if a court determined that we, at the time we issued the exchange notes:

•	issued the exchange notes with the intent of hindering, delaying or defrauding any present or future creditor; or

•	received less than reasonably equivalent value or fair consideration for issuing the exchange notes and (1) were insolvent or rendered insolvent by reason of such incurrence, (2) were engaged in a business or transaction for which our or such guarantor’s remaining assets constituted unreasonably small capital, or (3) intended to incur, or believed that we would incur, debts beyond our or such guarantor’s ability to pay such debts as they matured.

A court would likely find that we or a subsidiary guarantor did not receive reasonably equivalent value or fair consideration for the exchange notes or the guarantee, as applicable, if we or such subsidiary guarantor, as applicable, did not substantially benefit directly or indirectly from the exchange notes or guarantee’s issuance. If the exchange notes or guarantees thereon were avoided or limited as a fraudulence conveyance, any claim you may make against us or the subsidiary guarantors for amounts payable on the exchange notes or guarantees would be unenforceable to the extent of such voidance or limitation.

The test for determining solvency for purposes of these fraudulent transfer laws will vary depending on the law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, a court would consider the Issuer or a guarantor insolvent if:

•	the sum of its debts, including contingent and unliquidated liabilities, was greater than the value of its property, at a fair valuation;

•	the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

•	it could not pay its debts as they become due.

If a court voided our and the subsidiary guarantors’ obligations under the exchange notes, holders of the exchange notes would cease to be our creditors and likely have no source from which to recover amounts due under the exchange notes.

Under certain circumstances, a court might direct you to repay amounts received on account of the exchange notes or the guarantees or otherwise take actions detrimental to the holders of the exchange notes on equitable or other grounds.

We may designate certain of our subsidiaries as unrestricted, in which case they would not be subject to the restrictive covenants in the indenture governing the exchange notes.

We may designate certain subsidiaries as unrestricted in the future. Any such subsidiaries would not be subject to the restrictive covenants in the indenture governing the exchange notes. This means that these entities would be able to engage in many of the activities that we and our restricted subsidiaries are prohibited or limited from doing under the terms of the indenture governing the exchange notes, such as incurring additional debt, securing assets, paying dividends, making investments and entering into mergers or other business combinations. These actions could be detrimental to our ability to make payments of principal and interest when due and to comply with our other obligations under the exchange notes, and could reduce the amount of our assets that would be available to satisfy your claims should we default on the exchange notes.

Holders of the exchange notes may not be able to determine when a change of control giving rise to their right to have the exchange notes repurchased has occurred following a sale of “substantially all” of our assets.

The definition of change of control in the indenture governing the exchange notes includes a phrase relating to the sale of “all or substantially all” of our assets. There is no precise established definition of the phrase “substantially all” under applicable law. Accordingly, the ability of a holder of exchange notes to require us to repurchase its exchange notes as a result of a sale of less than all our assets to another person may be uncertain. In addition, some important corporate events, such as leveraged recapitalizations or sale of our company to a public company that does not have a majority shareholder, may not, under the indenture governing the notes, constitute a “change of control” that would require us to repurchase the exchange notes, even though those corporate events could increase the level of our indebtedness or otherwise adversely affect our capital structure, credit ratings or the value of the exchange notes. See “Description of the 2026 Exchange Notes—Repurchase of Notes upon a Change of Control” and “Description of the 2024 Exchange Notes—Repurchase of Notes upon a Change of Control.”

Many of the covenants contained in the indentures governing the exchange notes will no longer be applicable once the exchange notes are rated investment grade by both Moody’s and S&P and no default or event of default has occurred and is continuing at that time.

Many of the covenants contained in the indentures governing the exchange notes will no longer apply to us during any period when the exchange notes are rated investment grade by both Moody’s and S&P and no default or event of default has occurred and is continuing at that time under the indentures governing the exchange notes. These covenants restrict, among other things, our ability to pay dividends, incur debt and to enter into certain other transactions. We cannot predict whether the notes will ever be rated investment grade, or that if they are rated investment grade, whether the exchange notes will maintain such ratings. However, the lack of these covenants would allow us to engage in certain actions that would not have been permitted while these covenants were in force, and the effects of any such actions that we take after these covenants are not in force will be permitted to remain in place even if the exchange notes are subsequently downgraded below investment grade. Any lowering, suspension or withdrawal of such ratings may have an adverse effect on the market price or marketability of the exchange notes. See “Description of the 2026 Exchange Notes—Covenants” and “Description of the 2024 Exchange Notes—Covenants.”

We and our subsidiaries may still be able to incur substantially more debt, and this could further exacerbate the risks described in this prospectus.

We and our subsidiaries may be able to incur substantial additional indebtedness in the future. The terms of the instruments that govern our existing indebtedness, including the Revolving Credit Facility, the Term Loan Facilities and the exchange notes allow us to issue and incur additional debt upon satisfaction of certain conditions. Subject to the terms of the instruments governing our indebtedness, including the indentures governing the exchange notes, we may recapitalize, incur additional indebtedness and take a number of other actions that could have the effect of diminishing our ability to make payments on the exchange notes when due.

If a bankruptcy petition were filed by or against us, holders of exchange notes may receive a lesser amount for their claim than they would have been entitled to receive under the indentures governing the exchange notes.

If a bankruptcy petition were filed by or against us under the U.S. Bankruptcy Code the claim by any holder of the exchange notes for the principal amount of the exchange notes may be limited to an amount equal to the original issue price for the initial notes.

We may redeem your exchange notes at our option, which may adversely affect your return.

We may redeem the exchange notes, in whole or in part, at our option at any time or from time to time at the applicable redemption prices described in this prospectus. Prevailing interest rates at the time we redeem the exchange notes may be lower than the interest rate on the exchange notes. As a result, you may not be able to reinvest the redemption proceeds in a comparable security at an interest rate equal to or higher than the interest rate on the exchange notes.

If we default on our obligations to pay our indebtedness, we may not be able to make payments on the exchange notes.

If there is any default under the agreements governing our indebtedness, including the Credit Agreement, that is not waived by the required lenders, the remedies sought by the holders of such indebtedness could result in us being unable to pay principal, premium, if any, and interest on the exchange notes and substantially decrease the market value of the exchange notes. If we are unable to generate sufficient cash flow and are otherwise unable to obtain funds necessary to meet required payments of principal, premium, if any, and interest on our indebtedness, or if we otherwise fail to comply with the various covenants, including financial and operating covenants, in the instruments governing our indebtedness, we could be in default under the terms of the agreements governing such indebtedness. In the event of such default, the holders of such indebtedness could elect to declare all the funds borrowed thereunder to be due and payable, together with accrued and unpaid interest, the lenders under our credit facilities could elect to terminate their commitments thereunder, cease making further loans and institute foreclosure proceedings against our assets, and we could be forced into bankruptcy or liquidation. If our operating performance declines, we may in the future need to obtain waivers from the required lenders under our credit facilities to avoid being in default. If such waivers were not obtained, we would be in default under our credit facilities, the lenders could exercise their rights, as described above, and we could be forced into bankruptcy or liquidation.

The exchange notes will be structurally subordinated to liabilities of future subsidiaries that do not guarantee the exchange notes.

The exchange notes will be structurally subordinated to liabilities of future subsidiaries that do not guarantee the exchange notes, and the claims of creditors of those subsidiaries will have priority as to the assets and cash flows of those subsidiaries. In the event of a bankruptcy, liquidation, dissolution, reorganization or similar proceeding of any of these subsidiaries, holders of their liabilities will generally be entitled to payment on their claims from assets of those subsidiaries before any assets are made available for distribution to us.

Broker-dealers may become subject to the registration and prospectus delivery requirements of the Securities Act and any profit on the resale of the exchange notes may be deemed to be underwriting compensation under the Securities Act.

Any broker-dealer that acquires exchange notes in the exchange offer for its own account in exchange for old notes which it acquired through market-making or other trading activities must acknowledge that it will comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction by that broker-dealer. Our obligation to make this prospectus available to broker-dealers is limited. Consequently, we cannot guarantee that a proper prospectus will be available to broker-dealers wishing to resell their exchange notes. In addition, any profit on the resale of the exchange notes and any commission or concessions received by a broker-dealer may be deemed to be underwriting compensation under the Securities Act.

You may not receive the exchange notes in the exchange offer if the exchange offer procedures are not properly followed.

We will issue the exchange notes in exchange for your old notes only if you properly tender the old notes before expiration of the exchange offer. If you fail to properly tender your old notes before the expiration of the exchange offer, you may not receive any exchange notes. Neither we nor the exchange agent are under any duty to give notification of defects or irregularities with respect to the tenders of the old notes for exchange. If you are the beneficial holder of old notes that are held through your broker, dealer, commercial bank, trust company or other nominee, and you wish to tender such notes in the exchange offer, you should promptly contact the person through whom your old notes are held and instruct that person to tender on your behalf.

If you do not exchange your old notes, they may be difficult to resell.

It may be difficult for you to sell old notes that are not exchanged in the exchange offer, since any old notes not exchanged will continue to be subject to the restrictions on transfer described in the legend on the global security representing the outstanding old notes. These restrictions on transfer exist because we issued the old notes pursuant to an exemption from the registration requirements of the Securities Act and applicable state securities laws. Generally, the old notes that are not exchanged for exchange notes will remain restricted securities. Accordingly, those old notes may not be offered or sold, unless registered under the Securities Act and applicable state securities laws, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. See “The Exchange Offer—Consequences of Failure to Tender.”

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our ratio of earnings to fixed charges for the years ended December 31, 2011, 2012, 2013, 2014 and 2015, and for the nine months ended September 30, 2016:

	December 31,										For the Nine Months Ended September 30, 2016
	2011		2012		2013		2014		2015
Ratio of earnings to fixed charges(1)	N/A	(2)	N/A	(2)	N/A	(2)	N/A	(2)	N/A	(2)	(3)

(1)	Earnings consist of income from continuing operations before income taxes and fixed charges, adjusted to exclude capitalized interest. Fixed charges consist of interest, whether expensed or capitalized, amortization of debt discounts, premiums and issuance costs.
(2)	Not applicable. We were formed in connection with MGP’s initial public offering on April 25, 2016. The financial information prior to the Formation Transactions Closing Date sets forth the historical operations of our Predecessor, which comprised the real estate assets and related operations of the IPO Properties (which do not include Borgata) prior to the Formation Transactions. There were no fixed charges in these periods.
(3)	Earnings were not adequate to cover fixed charges by $14.7 million for the nine months ended September 30, 2016. Information used to calculate the September 30, 2016 ratio includes income statement activity of our Predecessor from January 1, 2016 through April 25, 2016.

USE OF PROCEEDS

We will not receive cash proceeds from the issuance of the exchange notes under the exchange offer. In consideration for issuing the exchange notes in exchange for initial notes as described in this prospectus, we will receive initial notes of equal principal amount. The initial notes surrendered in exchange for the exchange notes will be retired and cancelled.

OPERATING PARTNERSHIP UNAUDITED PRO FORMA CONDENSED COMBINED

AND CONSOLIDATED FINANCIAL INFORMATION

The Operating Partnership is a limited partnership formed in Delaware on January 6, 2016 through which its parent, MGP, conducts its operations. MGP is a publicly traded controlled REIT, primarily engaged in the real property business, which consists of owning, acquiring and leasing large-scale destination entertainment and leisure resorts, whose tenants generally offer casino gaming, hotel, convention, dining, entertainment and retail offerings.

On April 25, 2016, MGM engaged in the Formation Transactions, in which certain subsidiaries of MGM transferred the IPO Properties to newly formed subsidiaries and subsequently transferred 100% ownership interest in such subsidiaries to the Operating Partnership pursuant to the MCA in exchange for Operating Partnership Units. These subsidiaries subsequently underwent a series of restructuring transactions resulting in the Operating Partnership owning 100% of the equity in MGP Lessor Holdings, LLC (“Holdings”) and Holdings owning 100% of the equity in the Landlord. In connection with the Formation Transactions, the Landlord leased the IPO Properties to the Tenant under the Master Lease. For periods prior to April 25, 2016, the financial statements of the Operating Partnership represent the IPO Properties, which have been determined to be the Operating Partnership’s Predecessor for accounting purposes.

On May 31, 2016, MGM entered into a definitive agreement to acquire Boyd Gaming’s ownership interest in Borgata. MGM completed the acquisition of Borgata on August 1, 2016. Pursuant to the Master Transaction Agreement by and between MGM, MGP, the Operating Partnership, the Landlord and the Tenant, substantially concurrently with the acquisition, MGM transferred all of Borgata’s real estate assets to the Landlord as part of the Borgata Transaction. A subsidiary of MGM operates Borgata.

The following unaudited pro forma condensed combined and consolidated financial information has been prepared to reflect the effects of the Formation Transactions and the Borgata Transaction on the Operating Partnership’s financial statements. Such information is based on certain assumptions regarding MGM’s acquisition of Borgata and the Borgata Transaction that management currently believes are directly attributable to these transactions, factually supportable and expected to have a continuing impact on the Operating Partnership’s consolidated results.

The unaudited pro forma condensed combined and consolidated statement of operations for the nine months ended September 30, 2016 and unaudited pro forma condensed combined statement of operations for the year ended December 31, 2015 present the condensed combined statements of operations of the Operating Partnership, giving effect to the Formation Transactions and the Borgata Transaction as if they had occurred on January 1, 2015. Since the Formation Transactions and the Borgata Transaction have both been reflected in the most recent historical condensed consolidated balance sheet as of September 30, 2016, included elsewhere in this prospectus, no unaudited pro forma condensed consolidated balance sheet has been presented. The unaudited pro forma condensed combined and consolidated financial information should be read in conjunction with the accompanying notes to the unaudited pro forma condensed combined and consolidated financial information. In addition, the unaudited pro forma condensed combined and consolidated financial information was based on, and should be read in conjunction with, the following historical financial statements and accompanying notes included elsewhere in this prospectus:

•	separate condensed combined and consolidated financial statements of the Operating Partnership as of, and for the nine months ended September 30, 2016, and the related notes; and

•	separate combined financial statements of the Operating Partnership as of, and for the year ended December 31, 2015, and the related notes.

MGM’s acquisition of Borgata has been treated as a business combination using the acquisition method of accounting under the provisions of Financial Accounting Standards Board Accounting Standards Codification

Topic 805, Business Combinations (“ASC 805”). Under the acquisition method of accounting, assets acquired and liabilities assumed are recorded at fair value. The fair value of the real estate assets and related liabilities of Borgata is based on a preliminary estimate by MGM management of fair value. The establishment of the fair value of assets acquired and liabilities assumed for acquisitions requires the extensive use of significant estimates and MGM management’s judgment. Preliminary fair value estimates may change as additional information becomes available and such changes could be material. The Borgata Transaction, in which the real estate assets and related liabilities of Borgata are transferred from a subsidiary of MGM to the Landlord is considered to be between legal entities under common control and has been accounted for under the common control subsections of ASC 805. Under the common control subsections of ASC 805, such assets and liabilities are recorded by MGP on the same basis as that established by MGM.

The unaudited pro forma condensed combined and consolidated financial information is provided for informational purposes only. The unaudited pro forma condensed combined and consolidated financial information does not purport to represent what the Operating Partnership’s results of operations would have been had the Formation Transactions and the Borgata Transaction actually occurred on January 1, 2015 and does not purport to project the Operating Partnership’s results of operations for any future period. In addition, the unaudited pro forma condensed combined and consolidated financial information has not been adjusted to reflect any matters not directly attributable to implementing the Formation Transactions and the Borgata Transaction. No adjustment, therefore, has been made for actions which may be taken once the transactions closed, such as any of the Operating Partnership’s integration plans related to Borgata. As a result, the actual amounts recorded in the combined and consolidated financial statements of the Operating Partnership may differ from the amounts reflected in the unaudited pro forma condensed combined and consolidated financial information, and the differences may be material.

MGM Growth Properties Operating Partnership LP

Unaudited Pro Forma Condensed Combined and Consolidated Statement of Operations

For the Nine Months ended September 30, 2016

(in thousands)

	Operating Partnership (Actual)	Pro Forma Adjustment (Formation Transactions) (1/1/2016 - 4/24/2016)		Pro Forma Adjustment (Borgata Transaction) (1/1/2016 - 7/31/2016)		Operating Partnership (Pro Forma Consolidated)
Revenues
Rental income from Tenant	$256,062	$174,899	(a)	$58,577	(a)	$489,538
Property taxes reimbursed by Tenant	27,340	16,891	(b)	3,540	(b)	47,771

	283,402	191,790		62,117		537,309

Expenses
Depreciation	158,860	—		20,280	(f)	179,140
Property transactions, net	2,651	—		—		2,651
Property taxes	44,231	—		3,540	(b)	47,771
Property insurance	2,943	(2,943	)(c)	—		—
Amortization of above market lease, net	114	—		400	(g)	514
Acquisition-related expenses	10,099	—		(10,099	)(h)	—
General and administrative	6,490	478	(d)	—		6,968

	225,388	(2,465)		14,121		237,044

Operating income	58,014	194,255		47,996		300,265
Interest expense	72,314	46,404	(e)	5,281	(i)	123,999
Other non-operating	439	—		—		439

Income (loss) before income taxes	(14,739)	147,851		42,715		175,827
Provision for income taxes	(915)	—		(3,447	)(j)	(4,362)

Net income (loss)	$(15,654)	$147,851		$39,268		$171,465

MGM Growth Properties Operating Partnership LP

Unaudited Pro Forma Condensed Combined Statement of Operations

For the Year ended December 31, 2015

(in thousands)

	Operating Partnership (Actual)	Pro Forma Adjustment (Formation Transactions)		Pro Forma Adjustment (Borgata Transaction)		Operating Partnership (Pro Forma Consolidated)
Revenues
Rental income from Tenant	$—	$552,300	(a)	$100,418	(a)	$652,718
Property taxes reimbursed by Tenant	—	48,122	(b)	28,129	(b)	76,251

	—	600,422		128,547		728,969

Expenses
Depreciation	196,816	—		38,968	(f)	235,784
Property transactions, net	6,665	—		—		6,665
Property taxes	48,122	—		28,129	(b)	76,251
Property insurance	10,351	(10,351	)(c)	—		—
Amortization or above market lease, net	—	—		686	(g)	686
Acquisition-related expenses	—	—		—		—
General and administrative	—	1,650	(d)	—		1,650

	261,954	(8,701)		67,783		321,036

Operating income (loss)	(261,954)	609,123		60,764		407,933
Interest expense	—	154,947	(e)	8,204	(i)	163,151
Other non-operating	—	—		—		—

Income (loss) before income taxes	(261,954)	454,176		52,560		244,782
Provision for income taxes	—	—		(5,530	)(j)	(5,530)

Net income (loss)	$(261,954)	$454,176		$47,030		$239,252

NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED AND CONSOLIDATED FINANCIAL INFORMATION

Note 1—Basis of Presentation

The unaudited pro forma condensed combined and consolidated financial information has been derived by applying pro forma adjustments to (i) the condensed combined and consolidated statement of operations of the Operating Partnership for the nine months ended September 30, 2016 and (ii) the condensed combined statement of operations of the Operating Partnership for the year ended December 31, 2015. The unaudited pro forma condensed combined and consolidated financial information should be read in conjunction with the accompanying notes to the unaudited pro forma condensed combined and consolidated financial information. In addition, the unaudited pro forma condensed combined and consolidated financial information should be read in conjunction with the following historical financial statements and accompanying notes included elsewhere in this prospectus:

•	separate condensed combined and consolidated financial statements of the Operating Partnership as of, and for the nine months ended September 30, 2016, and the related notes; and

•	separate combined financial statements of the Operating Partnership as of, and for the year ended December 31, 2015, and the related notes.

The unaudited pro forma condensed combined and consolidated financial information has been prepared giving effect to the Borgata Transaction and the Formation Transactions.

The Borgata Transaction, in which the real estate assets and related liabilities of Borgata were transferred from a subsidiary of MGM to the Landlord, is considered to be between legal entities under common control and has been accounted for under the common control subsections of ASC 805. Under the common control subsections of ASC 805, such assets and liabilities are recorded by the Operating Partnership on the same basis as that established by MGM. MGM’s acquisition of Borgata has been treated as a business combination using the acquisition method of accounting under the provisions of ASC 805. Any difference between the basis of the real estate assets and related liabilities contributed by MGM and the purchase price consideration paid by the Operating Partnership is recorded as an adjustment to equity. Under the acquisition method of accounting, assets acquired and liabilities assumed are recorded at fair value. The fair value of the real estate assets and related liabilities of Borgata is based on a preliminary estimate by MGM management. The establishment of the fair value of assets acquired and liabilities assumed for acquisitions requires the use of significant estimates and MGM management’s judgment. Preliminary fair value estimates may change as additional information becomes available and such changes could be material.

The pro forma adjustments represent management’s estimates based on information available as of the date of this prospectus on Form S-4 and are subject to change as additional information becomes available and additional analyses are performed.

Note 2—Accounting Policies

The presented unaudited pro forma condensed combined and consolidated financial information is consistent with the condensed combined and consolidated financial statements of the Operating Partnership and conforms to requirements as promulgated by U.S. GAAP.

Note 3—Statement of Operations Pro Forma Adjustments

(a) Represents rental income associated with the rent from the Master Lease. Base Rent under the Master Lease includes a fixed annual rent escalator of 2.0% for the second through the sixth lease years (as defined in the Master Lease). Thereafter, the annual escalator of 2.0% will be subject to the Tenant and, without duplication, the MGM operating subsidiary sublessees of the Tenant collectively meeting an adjusted net revenue to rent ratio of 6.25:1.00 based on their net revenue from the leased properties subject to the Master Lease as determined in accordance with U.S. GAAP, adjusted to exclude net revenue attributable to certain scheduled subleases and, at the Tenant’s option, reimbursed cost revenues. Percentage Rent under the Master Lease is initially a fixed amount for approximately the first six years of the Master Lease and will then be adjusted every five years based on the average actual annual net revenues from the leased properties subject to the Master Lease at such time (excluding net revenue attributable to certain scheduled subleases and, at the Tenant’s option, certain reimbursed costs) for the trailing five-calendar-year period. Base Rent and Percentage Rent under the Master Lease known at the lease commencement date is recorded on a straight-line basis over the initial ten-year non-cancelable lease term and all four five-year renewal terms under the Master Lease, as such renewal terms have been determined to be reasonably assured.

As a result of the consummation of the Borgata Transaction, the initial annual rent under the Master Lease increased by $100.0 million, prorated for the remainder of the first lease year, $90.0 million of which relates to Base Rent under the Master Lease and the remaining $10.0 million of which relates to Percentage Rent under the Master Lease. Following the closing of the acquisition, Base Rent under the Master Lease is $585.0 million and Percentage Rent under the Master Lease is $65.0 million.

For the nine months ended September 30, 2016, pro forma rental revenue recognized is $489.5 million compared to total pro forma lease payments due under the Master Lease of $487.5 million. The difference of $2.0 million is an adjustment to recognize fixed amounts due under the Master Lease on a straight-line basis over the lease term.

For the year ended December 31, 2015, pro forma rental revenue recognized is $652.7 million compared to total lease payments due under the Master Lease of $650.0 million. The difference of $2.7 million is an adjustment to recognize fixed amounts due under the Master Lease on a straight-line basis over the lease term.

(b) Represents revenue for the property taxes paid by the Tenant under the Master Lease with an offsetting expense recorded in operating expenses, as one of the Operating Partnership’s subsidiaries is the primary obligor.

(c) Represents the elimination of property insurance expense, which is paid directly by the Tenant under the terms of the Master Lease.

(d) Represents expense related to the base salary and annual equity awards pursuant to the employment agreements with MGP’s Chief Executive Officer and Chief Financial Officer. Any amount related to equity awards for MGP’s Chief Executive Officer and Chief Financial Officer that are not factually supportable have been excluded.

The Operating Partnership is responsible for reimbursing MGP for additional costs it incurs as a result of becoming a publicly traded company independent of MGM, including but not limited to salaries, director’s and officer’s insurance, Sarbanes-Oxley compliance costs and incremental audit, tax and legal fees. As these amounts are not directly attributable to the transaction, an adjustment for such additional general and administrative costs has been excluded.

In addition, the Operating Partnership incurs fees pursuant to a corporate services agreement with MGM in connection with certain corporate services provided by MGM, which are based on costs MGM incurs directly related to providing services under the agreement. Such amounts are based on an allocation of costs to be incurred by MGM in the future. As a result, such amounts are not factually supportable and an adjustment for these amounts has been excluded.

Management estimates that general and administrative costs for the Operating Partnership on a consolidated basis, including costs of being a public company and costs incurred under the Corporate Services Agreement, will result in incremental general and administrative expenses of $10 million to $13 million per year (excluding non-cash compensation).

(e) Represents interest expense related to borrowings that were incurred by the Operating Partnership in connection with the Formation Transactions, including the amortization of debt issuance costs. It is estimated that a one-eighth percentage change in the annual interest rates on the Operating Partnership’s variable rate obligations would change interest expense by $2.0 million for the nine months ended September 30, 2016 and $2.7 million for the year ended December 31, 2015.

(f) Depreciation amounts were determined based on management’s evaluation of the estimated remaining useful lives of the real estate assets of Borgata. The values allocated to buildings, building improvements, land improvements, fixtures and integral equipment are depreciated on a straight-line basis using an estimated useful life. In utilizing these useful lives for determining the pro forma adjustments, management considered the length of time the property had been in existence, the maintenance history and anticipated future maintenance.

(g) Represents the net effect of the amortization of the above market lease liability related to certain ground leases expiring in 2070 under which the Landlord is the primary obligor, as well as the above market lease asset representing future lease reimbursements from the Tenant to the Landlord under the Master Lease, which extends through 2046.

(h) Represents the elimination of nonrecurring transaction costs incurred during the nine month period ended September 30, 2016 of $10.1 million that are directly related to the Borgata Transaction and included in the historical results of the Operating Partnership.

(i) Represents additional interest expense related to amounts drawn on the Operating Partnership’s revolving credit facility in connection with the Borgata Transaction. The revolving credit facility bears interest at LIBOR plus 2.25% to 2.75%. It is estimated that a one-eighth percentage change in the annual interest rates of the revolving credit facility would change interest expense by $0.2 million for the nine months ended September 30, 2016 and $0.4 million for the year ended December 31, 2015.

(j) The Landlord is required to join in the filing of a New Jersey consolidated corporation business tax return under the New Jersey Casino Control Act and include in such return its income and expenses associated with Borgata and is thus subject to an entity level tax in New Jersey. Although the consolidated New Jersey return also includes MGM and certain of its subsidiaries, the Operating Partnership is required to record New Jersey state income taxes as if the Landlord was taxed for state purposes on a stand-alone basis.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

This management’s discussion and analysis of financial condition and results of operations contains forward-looking statements that involve risks and uncertainties. Please see “Risk Factors” and “Forward-Looking Statements” for a discussion of the uncertainties, risks, and assumptions that may cause our actual results to differ materially from those discussed in the forward-looking statements.

References to “we,” “our,” “us,” or “the Company” refer to the Operating Partnership and its consolidated affiliates. References to the “IPO Properties” are to the real estate activity and holdings of the entities that own the historical interests in the assets of the IPO Properties.

Executive Overview

The Operating Partnership is a Delaware limited partnership formed by MGM on January 6, 2016.

Following completion of the Formation Transactions, our parent, MGP, became a publicly traded REIT primarily engaged through the Operating Partnership in the real property business, which consists of owning, acquiring and leasing large-scale destination entertainment and leisure resort properties, and whose tenants generally offer casino gaming, hotel, convention, dining, entertainment and retail. MGM continued to hold a controlling interest in MGP following the completion of the Formation Transactions through its ownership of MGP’s single Class B share. The Class B share is a non-economic interest in MGP which does not provide its holder any rights to profits or losses or any rights to receive distributions from operations of MGP or upon liquidation or winding up of MGP but which represents a majority of the voting power of MGP’s shares. In addition, MGM continues to hold a majority economic interest in the Operating Partnership through its direct and indirect ownership of Operating Partnership Units. One of MGP’s subsidiaries is the sole general partner of the Operating Partnership.

We generate all of our revenues by leasing our Properties through our wholly owned subsidiary to the Tenant in a “triple-net” lease arrangement, which requires the Tenant to pay substantially all costs associated with each property, including real estate taxes, insurance, utilities, and routine maintenance, in addition to the Base Rent and the Percentage Rent, each as described below. The Master Lease has an initial lease term of ten years with the potential to extend the term for four additional five-year terms thereafter at the option of the Tenant. Additionally, the Master Lease provides us with a right of first offer to purchase the real estate assets with respect to the ROFO Properties currently under construction in the event that MGM elects to sell them. The annual rent payments due under the Master Lease were initially $550 million and increased to $650 million for the remainder of the year following the completion of the Borgata Transaction. Payments under the Master Lease are guaranteed by MGM.

As of September 30, 2016, our portfolio consisted of ten premier destination resorts operated by MGM, including properties that we believe are among the world’s finest casino resorts, and The Park in Las Vegas.

Borgata Transaction

On August 1, 2016, MGM completed its acquisition of Boyd Gaming’s ownership interest in Borgata. Immediately following such transaction, we acquired Borgata’s real property from MGM for consideration consisting of the assumption by the Landlord of $545 million of indebtedness from a subsidiary of MGM and the issuance of 27.4 million Operating Partnership Units to a subsidiary of MGM. The real property related to Borgata was then leased back to a subsidiary of MGM under an amendment to the existing Master Lease.

Pursuant to the amendment, the initial annual rent payment to the Landlord increased by $100 million to $650 million, prorated for the remainder of the first lease year after the Borgata Transaction. Consistent with the Master Lease terms, 90% of this rent will be fixed and contractually grow at 2% per lease year until 2022.

The Borgata Transaction was accounted for as a transaction under common control, and therefore we recorded the Borgata real estate assets at carryover value of $1.3 billion as determined by MGM in its preliminary purchase price allocation. In addition, we recognized an above market lease liability and an above market lease asset related to ground leases assigned to the Landlord as part of the Borgata Transaction covering approximately 20 acres partially underlying and adjacent to the Borgata. Under terms of the Master Lease the Tenant is responsible for the rent payments related to these ground leases during the term of the Master Lease. We are amortizing the above market lease liability on a straight-line basis over the terms of the underlying ground leases, which extend through 2070. We are amortizing the above market lease asset on a straight-line basis over the term of the Master Lease, which extends through 2046 (including reasonably assured renewal periods pursuant to the terms of the Master Lease).

Master Lease

Rent under the Master Lease consists of the Base Rent and the Percentage Rent. The annual rent payments due under the Master Lease were initially $550 million at the Formation Transactions Closing Date, which obligation was increased in connection with the Borgata Transaction to an annual rate of $650 million, prorated for the remainder of the first lease year after the Borgata Transaction. For the first year, the Base Rent represents 90% of the initial annual rent amount due under the Master Lease, or $495 million at the Formation Transactions Closing Date and $585 million after the Borgata Transaction, and the Percentage Rent represents 10% of the initial annual rent amount due under the Master Lease, or $55 million at the Formation Transactions Closing Date and $65 million after the Borgata Transaction.

Base Rent

The Base Rent is a base annual amount for the duration of the lease equal to $495 million ($585 million after the Borgata Transaction, prorated for the remainder of the first year) during the first year of the Master Lease and includes a fixed annual rent escalator of 2.0% for the second through the sixth lease years (as defined in the Master Lease). Thereafter, the annual escalator of 2.0% will be subject to the Tenant and, without duplication, the Operating Subtenants of the Properties collectively meeting an adjusted net revenue to rent ratio of 6.25:1.00 based on their net revenue from the leased properties subject to the Master Lease as determined in accordance with U.S. GAAP, adjusted as set forth in the Master Lease, excluding net revenue attributable to certain scheduled subleases and, at the Tenant’s option, certain reimbursed costs. Base Rent and Percentage Rent that are known at the lease commencement date will be recorded on a straight-line basis over 30 years, which represents the initial ten-year non-cancelable lease term and all four five-year renewal terms under the Master Lease, as such renewal terms have been determined to be reasonably assured.

Percentage Rent

The Percentage Rent is a variable percentage rent which consists of a fixed annual amount for approximately the first six lease years (as defined in the Master Lease) and is then adjusted every five years thereafter based on the average actual annual adjusted net revenues of the Tenant, and, without duplication, the Operating Subtenants from the leased properties subject to the Master Lease at such time during the trailing five-calendar-year period (calculated by multiplying the average annual net revenues (adjusted as set forth in the Master Lease, excluding net revenue attributable to certain scheduled subleases and, at the Tenant’s option, certain reimbursed costs) for the trailing five-calendar-year period by 1.4%).

Under the Master Lease, the Tenant is required to maintain the premises in reasonably good order and repair. The Master Lease requires the Tenant to spend an aggregate amount of at least 1% of actual adjusted net revenues from the properties per calendar year on capital expenditures.

General and Administrative and Corporate Services

We incur general and administrative expenses for items such as compensation costs, professional services, legal expenses, certain costs of being a public company, office costs and other costs associated with development activities. In addition, we incur costs for corporate services from MGM for amounts reimbursed to MGM under the Corporate Services Agreement that covers financial, administrative and operational support services, including accounting and finance support, human resources support, legal and regulatory compliance support, insurance advisory services, internal audit services, governmental affairs monitoring and reporting services, information technology support, construction services and various other support services.

We estimate that our general and administrative costs will be between $10 million to $15 million per year, inclusive of any expenses incurred by MGP that we are obligated to reimburse under our partnership agreement.

Expenditures necessary to maintain our Properties in reasonably good order and repair are paid or reimbursed by the Tenant pursuant to the Master Lease with respect to the Properties. Other operating expenses relating to the Properties such as property taxes and insurance are also paid or reimbursed by the Tenant.

Combined Results of Operations for the Predecessor and the Operating Partnership

Nine Months Ended September 30, 2016 Compared to Nine Months Ended September 30, 2015

Overview

The following discussion and analysis is based on, and should be read in conjunction with, the resulting condensed combined and consolidated financial statements and the related condensed notes thereto, of the Operating Partnership for the periods ended September 30, 2016 and September 30, 2015. Because the Operating Partnership had no substantive assets or operations prior to the Formation Transactions Closing Date, the following discussion and analysis of our results of operations for periods prior to April 25, 2016 and the nine months ended September 30, 2015 relate solely to the IPO Properties, while the results of operations from the Formation Transactions Closing Date through September 30, 2016 reflect the results of the Operating Partnership subsequent to the Formation Transactions, which occurred on April 25, 2016. The prior year periods reflect solely the results of operations of the Predecessor.

	Nine Months Ended September 30,
	2016	2015
	(in thousands)
Net revenues	$283,402	$—
Operating income (loss)	$58,014	$(191,066)

Revenues

Revenues, including property taxes reimbursed by Tenant, for the nine months ended September 30, 2016 were $283.4 million. Revenues for the nine months ended September 30, 2016 represent revenues generated by the Company from April 25, 2016 through September 30, 2016. The Predecessor generated no revenues during the nine months ended September 30, 2015. Tenant reimbursement income arises from the triple-net structure of the Master Lease which provides for the recovery of all of the operating expenses and property taxes of the Properties. This revenue is recognized in the same periods as the expense is incurred.

Operating Expenses

Depreciation. Depreciation expense for the nine months ended September 30, 2016 was $158.9 million, which includes depreciation expense of the Predecessor through April 24, 2016 of $63.7 million. Depreciation expense for the nine months ended September 30, 2015 was $145.8 million. Depreciation expense increased primarily due to depreciation recognized on property improvements during the year as well as accelerated depreciation recognized on assets disposed of during the year.

Property transactions, net. Property transactions, net for the nine months ended September 30, 2016 were $2.7 million, compared to $0 for the nine months ended September 30, 2015, and relate to normal losses on the disposition of assets recognized during the year.

Property taxes. Property tax expense for the nine months ended September 30, 2016 was $44.2 million, compared to $37.4 million for the nine months ended September 30, 2015. This increase was due to higher property tax assessments and the addition of the real estate assets of Borgata during the nine months ended September 30, 2016.

Property insurance. Property insurance expense for the nine months ended September 30, 2016 was $2.9 million, compared to $7.8 million for the nine months ended September 30, 2015. Property insurance expense decreased because the Operating Partnership does not recognize property insurance expense following the Formation Transactions due to such costs being direct costs of the Tenant and not an obligation of the Operating Partnership.

Acquisition-related expenses. Acquisition-related expenses for the nine months ended September 30, 2016 were $10.1 million, which were expenses incurred in connection with the Borgata Transaction including real estate transfer taxes of $6.8 million and titles fees of $2.1 million. The Predecessor did not have any acquisition-related expenses for the nine months ended September 30, 2015.

General and administrative expense. General and administrative expense for the nine months ended September 30, 2016 was $6.5 million, which primarily relates to payroll costs and share-based compensation expense. For the nine months ended September 30, 2016, we incurred $1.5 million of certain costs relating to payroll and relocation costs. The Predecessor did not have any general and administrative expense for the nine months ended September 30, 2015.

Non-Operating Expenses

Total non-operating expenses for the nine months ended September 30, 2016 were $72.8 million, primarily related to interest expense on our Senior Secured Credit Facility and initial notes, which included amortization of debt issuance costs of $4.4 million for the nine months ended September 30, 2016. There were no non-operating expenses for the nine months ended September 30, 2015.

Supplemental Data: Results of Operations Subsequent to the Formation Transactions

The following table summarizes the condensed combined and consolidated results of operations of the Operating Partnership for the nine months ended September 30, 2016:

	Nine Months Ended September 30, 2016	Less: Activity prior to IPO	Formation Transactions Closing Date to September 30, 2016
	(in thousands, except unit and per unit amounts)
Revenues
Rental revenue	$256,062	$—	$256,062
Property taxes reimbursed by Tenant	27,340	—	27,340

	283,402	—	283,402

Expenses
Depreciation	158,860	63,675	95,185
Property transactions, net	2,651	874	1,777
Property taxes	44,231	16,891	27,340
Property insurance	2,943	2,943	—
Amortization of above market lease, net	114	—	114
Acquisition-related expenses	10,099	—	10,099
General and administrative	6,490	—	6,490

	225,388	84,383	141,005

Operating income (loss)	58,014	(84,383)	142,397
Interest expense	72,314	—	72,314
Other non-operating	439	—	439

Income (loss) before income taxes	(14,739)	(84,383)	69,644
Provision for income taxes	(915)	—	(915)

Net income (loss)	$(15,654)	$(84,383)	$68,729

Reconciliation of Non-GAAP Financial Measures
Net income (loss)	$(15,654)	$(84,383)	$68,729
Real estate depreciation	158,860	63,675	95,185
Property transactions, net	2,651	874	1,777

Funds From Operations	145,857	(19,834)	165,691
Amortization of financing costs	4,392	—	4,392
Non-cash compensation expense	326	—	326
Net effect of straight-line rent	(1,062)	—	(1,062)
Acquisition-related expenses	10,099	—	10,099
Amortization of above market lease, net	114	—	114
Provision for income taxes	915	—	915

Adjusted Funds From Operations	160,641	(19,834)	180,475
Interest expense	72,314	—	72,314
Amortization of financing costs	(4,392)	—	(4,392)

Adjusted EBITDA	$228,563	$(19,834)	$248,397

Weighted average Operating Partnership Units outstanding
Basic			225,997,423
Diluted			226,243,088
FFO per Operating Partnership Unit
Diluted			$0.73
AFFO per Operating Partnership Unit
Diluted			$0.80

Non-GAAP Measures

FFO is net income (computed in accordance with U.S. GAAP), excluding gains and losses from sales or disposals of property (presented as property transactions, net), plus real estate depreciation, as defined by the National Association of Real Estate Investment Trusts.

AFFO is FFO as adjusted for amortization of financing costs, the net amortization of the above market lease, non-cash compensation expense, acquisition-related expenses, provision for income taxes and the net effect of straight-line rents.

Adjusted EBITDA is net income (computed in accordance with U.S. GAAP), excluding gains and losses from sales or disposals of property (presented as property transactions, net), plus real estate depreciation, interest expense (including amortization of financing costs), the net amortization of the above market lease, non-cash compensation expense, acquisition-related expenses, provision for income taxes and the net effect of straight-line rents.

Management believes that FFO, FFO per unit, AFFO, AFFO per unit and Adjusted EBITDA are useful supplemental performance measures that have not been prepared in conformity with U.S. GAAP to investors in comparing operating and financial results between periods. Management believes that this is especially true since these measures exclude real estate depreciation and amortization expense and management believes that real estate values fluctuate based on market conditions rather than depreciating in value ratably on a straight-line basis over time. The Company believes such a presentation also provides investors with a more meaningful measure of the Company’s operating results in comparison to the operating results of other REITs. Adjusted EBITDA is useful to investors to further supplement AFFO and FFO and to provide investors a performance metric which excludes interest expense. In addition to non-cash items, beginning with the third quarter of 2016, the Company revised its calculations of AFFO and Adjusted EBITDA for acquisition-related expenses. While we do not label these expenses as non-recurring, infrequent or unusual, management believes that it is helpful to adjust for these expenses when they do occur to allow for comparability of results between periods because each acquisition is (and will be) of varying size and complexity and may involve different types of expenses depending on the type of property being acquired and from whom. This revision to such calculations had no significant impact on our AFFO and Adjusted EBITDA as reported in prior periods.

FFO, FFO per unit, AFFO, AFFO per unit and Adjusted EBITDA do not represent cash flow from operations as defined by U.S. GAAP, should not be considered as an alternative to net income as defined by U.S. GAAP and are not indicative of cash available to fund all cash flow needs. Investors are also cautioned that FFO, FFO per unit, AFFO, AFFO per unit and Adjusted EBITDA as presented, may not be comparable to similarly titled measures reported by other REITs due to the fact that not all real estate companies use the same definitions.

The following table presents a reconciliation of FFO, AFFO, and Adjusted EBITDA to net income (loss) attributable to MGP:

	Nine Months Ended September 30,
	2016	2015
	(in thousands)
Net income (loss)	$(15,654)	$(191,066)
Real estate depreciation	158,860	145,805
Property transactions, net	2,651	—

Funds From Operations	145,857	(45,261)
Amortization of financing costs	4,392	—
Non-cash compensation expense	326	—
Net effect of straight-line rent	(1,062)	—
Acquisition-related expenses	10,099	—
Amortization of above market lease, net	114	—
Provision for income taxes	915	—

Adjusted Funds From Operations	160,641	(45,261)
Interest expense	72,314	—
Amortization of financing costs	(4,392)	—

Adjusted EBITDA	$228,563	$(45,261)

Year Ended December 31, 2015 Compared to Years Ended December 31, 2014 and 2013

Overview

The following comparative discussion of results of operations reflects the results of operations of the IPO Properties owned by us at the completion of the Formation Transactions and should be read in conjunction with the historical financial statements of the Operating Partnership, including the notes thereto, included elsewhere in this prospectus.

	Year Ended December 31,
	2015	2014	2013
		(in thousands)
Net revenues	$—	$—	$—
Operating loss	$(261,954)	$(246,242)	$(253,873)

Revenues

Prior to the Formation Transactions, we had no historical operations other than the ownership of real property. As a result, for the years ended December 31, 2015, 2014 and 2013, we generated no revenues.

Expenses

Total expenses for the year ended December 31, 2015 increased to $262.0 million, compared to $246.2 million and $253.9 million for the years ended December 31, 2014 and 2013, respectively. This increase was primarily due to the factors discussed below.

Depreciation. Depreciation expense for the year ended December 31, 2015 was $196.8 million compared to $186.3 million and $194.4 million for the years ended December 31, 2014 and 2013, respectively. This increase was primarily due to accelerated depreciation recognized on assets disposed of during the year, as well as depreciation recognized on assets capitalized during the year.

Property transactions, net. Property transactions, net for the year ended December 31, 2015 were $6.7 million compared to $0 for the year ended December 31, 2014 and 2013. This increase was due to normal losses on the disposition of assets recognized during the year.

Property taxes. Property tax expense for the year ended December 31, 2015 was $48.1 million compared to $48.3 million and $47.4 million for the years ended December 31, 2014 and 2013, respectively. This change was due to changes in property tax assessments

Property insurance. Property insurance expense for the year ended December 31, 2015 was $10.4 million compared to $11.6 million and $12.1 million for the years ended December 31, 2014 and 2013, respectively. This decease was due to a decline in insurance premiums.

Liquidity and Capital Resources

Property rental revenue is our primary source of cash and is dependent on the Tenant’s ability to pay rent. Our primary uses of cash include payment of operating expenses, debt service and distributions to unit holders. We believe we currently have sufficient liquidity to satisfy all our commitments in the form of $340.3 million in cash and cash equivalents and $600 million of borrowing capacity under the Revolving Credit Facility as of September 30, 2016.

Summary of Cash Flows

Net cash provided by operating activities for the nine months ended September 30, 2016 was $182.4 million, which includes cash inflows from rental revenues and outflows for general and administrative expenses and acquisition-related expenses as well as interest payments. During the nine months ended September 30, 2016, operating outflows included $19.8 million related to activities of the Predecessor prior to the Formation Transactions Closing Date funded by MGM. Net cash used in operating activities for the nine months ended September 30, 2015 was $45.3 million, which was primarily attributable to the operating expenses of the Predecessor.

Net cash used in investing activities for the nine months ended September 30, 2016 was $139.0 million, which was primarily attributable to capital expenditures, compared to cash used in investing activities of $24.6 million during the same prior year period. Such amounts were funded by MGM and relate to the activity of the Predecessor prior to the Formation Transactions Closing Date.

Net cash provided by financing activities for the nine months ended September 30, 2016 was $296.9 million, which was primarily attributable to net proceeds of $3.6 billion from the issuance of debt and net proceeds of $1.1 billion received from the issuance of Class A shares, partially offset by the $4.5 billion repayment of the bridge facilities that were assumed by the Operating Partnership in connection with the Formation Transactions and the Borgata Transaction. Net cash provided by financing activities for the nine months ended September 30, 2015 was $69.8 million, which represents the net amount transferred from MGM related to the Predecessor.

Cash flows of the Predecessor for the years ended December 31, 2015, 2014 and 2013 consisted of capital expenditures, as well as property tax and insurance payments related to the IPO Properties, and were funded entirely by MGM.

Dividends and Distributions

On June 16, 2016, the Operating Partnership announced a cash distribution to holders of Operating Partnership units of $0.2632 per unit (which amount was based on a distribution of $0.3575 per Operating Partnership unit for a full quarter). MGP’s Board of Directors concurrently declared a pro rata cash dividend for the quarter ended June 30, 2016, of $0.2632 per Class A share (which amount was based on a dividend of $0.3575 per Class A share for a full quarter) payable to shareholders of record as of June 30, 2016. The distribution and dividend were paid on July 15, 2016.

On September 15, 2016, the Operating Partnership announced a distribution to holders of Operating Partnership units of $0.3875 per unit. MGP’s Board of Directors concurrently declared a cash dividend for the quarter ended September 30, 2016 of $0.3875 per Class A share payable to shareholders of record as of September 30, 2016. The distribution and dividend were paid on October 14, 2016.

In the future, MGP expects to pay quarterly dividends in cash of approximately $22 million equal to $0.3875 per share (or $89.1 million on an annualized basis equal to $1.55 per share) to its Class A shareholders, which amount may be changed in the future at the discretion of the Board of Directors and management.

Principal Debt Arrangements

As of September 30, 2016, we had $3.7 billion principal amount of indebtedness in the form of Senior Secured Credit Facility and the initial notes. The Operating Partnership’s Senior Secured Credit Facilities include the Term Loan Facilities, comprising a $292.5 million term loan A facility which matures in 2021 and a $1.84 billion term loan B facility which matures in 2023, and the $600 million Revolving Credit Facility, which also matures in 2021. In connection with the Borgata Transaction, we borrowed $295.0 million under the Revolving Credit Facility, and subsequently used the net proceeds of the offering of the 2026 initial notes to refinance amounts outstanding under the Revolving Credit Facility. No amounts were drawn under the Revolving Credit Facility as of September 30, 2016. The Operating Partnership’s $1.05 billion and $500 million principal amounts of senior notes will mature in 2024 and 2026, respectively.

On October 26, 2016, the Operating Partnership completed a re-pricing of its $1.84 billion term loan B facility. As a result of the re-pricing, the term loan B facility will initially bear interest at LIBOR plus 2.75%, with a LIBOR floor of 0.75%. In addition, the Operating Partnership will receive a further reduction in pricing to LIBOR plus 2.50%, with a LIBOR floor of 0.75% so long as it achieves a minimum corporate credit rating and corporate family rating of Ba3 and BB-, respectively. All other principal provisions of the Company’s existing credit facility remained unchanged.

Our Senior Secured Credit Facility contains customary covenants that, among other things limit the ability of the Operating Partnership and its restricted subsidiaries to: (i) incur additional indebtedness; (ii) merge with a third party or engage in other fundamental changes; (iii) make restricted payments; (iv) enter into, create, incur, assume or suffer to exist any liens; (v) make certain sales and other dispositions of assets; (vi) enter into certain transactions with affiliates; (vii) make certain payments on other indebtedness; (viii) make certain investments; and (ix) incur restrictions on the ability of restricted subsidiaries to make distributions, loans or transfers of assets to the Operating Partnership or any restricted subsidiary. These covenants are subject to a number of important exceptions and qualifications, including, with respect to the restricted payments covenant, the ability to make unlimited restricted payments to maintain MGP’s REIT status. The Revolving Credit Facility and the term loan A facility require the Operating Partnership to comply with certain financial covenants, which may restrict the Operating Partnership’s ability to incur additional debt to fund its obligations in the near term. As of September 30, 2016, the Operating Partnership was required to have a senior secured net debt to adjusted total assets ratio of not more than 0.40 to 1.00, a total net debt to adjusted total assets ratio of not more than 0.60 to 1.00, and an interest coverage ratio of not less than 2.00 to 1.00. The Operating Partnership was in compliance with its credit agreement covenants at September 30, 2016.

Our Senior Secured Credit Facility also provides for customary events of default, including, without limitation, (i) payment defaults, (ii) inaccuracies of representations and warranties, (iii) covenant defaults, (iv) cross-defaults to certain other indebtedness in excess of specified amounts, (v) certain events of bankruptcy and insolvency, (vi) judgment defaults in excess of specified amounts, (vii) actual or asserted invalidity or impairment of any loan documentation, (viii) the security documents cease to create a valid and perfected first priority lien on any material portion of the collateral, (ix) ERISA defaults, (x) termination of the Master Lease and (xi) change of control. The Term Loan Facilities are subject to amortization of principal in equal quarterly installments, with 5.0% of the initial aggregate principal amount of the term loan A facility and 1.0% of the initial aggregate principal amount of the term loan B facility to be payable each year. The Revolving Credit Facility and the Term Loan Facilities are both guaranteed by each of the Operating Partnership’s existing and subsequently acquired direct and indirect wholly owned material domestic restricted subsidiaries, and secured by a first lien security interest on substantially all of the Operating Partnership’s and such restricted subsidiaries’ material assets, including mortgages on the properties, subject to customary exclusions.

The initial notes are guaranteed by all of our direct and indirect wholly owned material domestic subsidiaries that guarantee the Senior Secured Credit Facility (other than MGP Finance Co-Issuer, Inc., which is co-issuer of the initial notes). The initial notes are unsecured and otherwise rank equally in right of payment with our future senior indebtedness. The initial notes are effectively subordinated to our existing and future secured obligations, including our Revolving Credit Facility and the Term Loan Facilities, to the extent of the value of the assets securing such obligations. The indentures governing the initial notes contain certain customary affirmative and negative covenants and events of default. The occurrence of an event of default under the indentures governing the initial notes could cause a cross-default that could result in the acceleration of other indebtedness, including all outstanding borrowings under the Senior Secured Credit Facility.

Capital Expenditures

We may agree, at MGM’s request, to fund the cost of certain capital improvements at arm’s-length terms and conditions, which may include an agreed upon increase in rent under the Master Lease. Otherwise, except as described below in connection with a deconsolidation event, capital expenditures for the properties leased under the Master Lease are the responsibility of the Tenant. The Master Lease requires the Tenant to spend an aggregate amount of at least 1% of actual adjusted net revenues from the properties per calendar year on capital expenditures.

Although the Tenant is responsible for all capital expenditures during the term of the Master Lease, if, in the future, a deconsolidation event occurs, we will be required to pay the Tenant, should the Tenant so elect, for all Non-Normal Tenant Improvements, and subject to an initial cap of $100 million in the first year of the Master Lease increasing on a cumulative basis by $75 million on the first day of each lease year thereafter. Examples of Non-Normal Tenant Improvements include the costs of structural elements at the properties, including capital improvements that expand the footprint or square footage of any of the properties or extend the useful life of the properties. In addition, equipment that would be a necessary improvement at any of the properties, including elevators, air conditioning systems, or electrical wiring that are integral to such property would qualify as a Non-Normal Tenant Improvement.

Except as described in the two preceding paragraphs, the Tenant is required to pay for all maintenance expenditures and capital improvements. The Landlord is entitled to receive additional rent based on the 10-year Treasury yield plus 600 basis points multiplied by the value of the new capital improvements the Landlord is required to pay for in connection with a deconsolidation event, and such capital improvements will be subject to the terms of the Master Lease.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements.

Commitments and Contractual Obligations

The following table summarizes our scheduled contractual obligations as of September 30, 2016:

	Payments due by Period
	2016	2017	2018	2019	2020	Thereafter	Total
	(in millions)
Long-term debt	$8.4	$33.5	$33.5	$33.5	$33.5	$3,540.9	$3,683.3
Estimated interest payments on long-term debt(1)	50.3	163.9	162.7	161.4	160.2	499.9	1,198.4
Ground leases(2)	1.6	6.4	6.7	6.7	7.0	710.5	738.9

Total	$60.3	$203.8	$202.9	$201.6	$200.7	$4,751.3	$5,620.6

(1)	Estimated interest payments are based on principal amounts and expected maturities of debt outstanding at September 30, 2016 and LIBOR rates as of September 30, 2016 for our Senior Secured Credit Facility, which does not reflect the impact of the term loan B facility re-pricing that occurred on October 26, 2016.
(2)	Commitments under ground leases extending through 2070 assigned to the Company in the Borgata Transaction as discussed in Note 3 to the accompanying Unaudited Condensed Combined and Consolidated Financial Statements of the Operating Partnership. Such amounts will be paid by the Tenant pursuant to the Master Lease through 2046 (including renewal periods).

Application of Critical Accounting Policies and Estimates

Our financial statements are prepared in accordance with U.S. GAAP. We have identified certain accounting policies that we believe are the most critical to the presentation of our financial information over a period of time. These accounting policies may require our management to make decisions on subjective and/or complex matters relating to reported amounts of assets, liabilities, revenue, costs, expenses and related disclosures. These would further lead us to estimate the effect of matters that may inherently be uncertain.

Estimates are required in order to prepare the financial statements in conformity with U.S. GAAP. Significant estimates, judgments, and assumptions are required in a number of areas, including, but not limited to, determining the useful lives of real estate properties, evaluating the impairment of long-lived assets, and the allocation of income taxes. The judgment on such estimates and underlying assumptions is based on our historical experience and various other factors that we believe are reasonable under the circumstances. These form the basis of our judgment on matters that may not be apparent from other available sources of information. In many instances changes in the accounting estimates are likely to occur from period to period. Actual results may differ from the estimates. The future financial statement presentation, financial condition, results of operations and cash flows may be affected to the extent that the actual results differ materially from our estimates.

Real Estate Investments

Real estate costs related to the acquisition and improvement of properties are capitalized and include expenditures that materially extend the useful lives of existing assets. We consider the period of future benefit of an asset to determine its appropriate useful life. Depreciation on our buildings and improvements is computed using the straight-line method over an estimated useful life of 3 to 40 years. If we use a shorter or longer estimated useful life, it could have a material impact on our results of operations. We believe that 3 to 40 years is an appropriate estimate of useful life.

Impairment of Real Estate Investments

We continually monitor events and changes in circumstances that could indicate that the carrying amount of our property and equipment may not be recoverable or realized. In accordance with accounting standards governing the impairment or disposal of long-lived assets, the carrying value of long-lived assets, including land, buildings and improvements, land improvements, and equipment is evaluated whenever events or changes in circumstances indicate that a potential impairment has occurred relative to a given asset or assets. Factors that could result in an impairment review include, but are not limited to, a current period cash flow loss combined with a history of cash flow losses, current cash flows that may be insufficient to recover the investment in the property over the remaining useful life, a projection that demonstrates continuing losses associated with the use of a long-lived asset, significant changes in the manner of use of the assets, or significant changes in business strategies. If such circumstances arise, we use an estimate of the undiscounted value of expected future operating cash flows to determine whether the long-lived assets are impaired. If the aggregate undiscounted cash flows plus net proceeds expected from disposition of the asset (if any) are less than the carrying amount of the assets, the resulting impairment charge to be recorded is calculated based on the excess of the carrying value of the assets over the fair value of such assets, with the fair value determined based on an estimate of discounted future cash flows, appraisals or other valuation techniques.

Market Risk

Our primary market risk exposure is interest rate risk with respect to our existing indebtedness. As of September 30, 2016, we have incurred indebtedness in principal amount of $3.7 billion. An increase in interest rates could make the financing of any acquisition by us more costly as well as increase the costs of our variable rate debt obligations. Rising interest rates could also limit our ability to refinance our debt when it matures or cause us to pay higher interest rates upon refinancing and increase interest expense on refinanced indebtedness.

On October 26, 2016, the Operating Partnership completed a re-pricing of its $1.84 billion term loan B facility. As a result of the re-pricing, the term loan B facility initially bears interest at LIBOR plus 2.75%, with a LIBOR floor of 0.75%. To manage this exposure, on December 6, 2016, we entered into five-year interest rate swap agreements with a $500 million notional amount to pay a fixed rate of 1.825% and receive the 1-month LIBOR rate in order to reduce the interest rate risk. We also expect to manage our exposure to interest rate risk by maintaining a mix of fixed and variable rates for our indebtedness.

We do not hold or issue financial instruments for trading purposes and do not enter into derivative transactions that would be considered speculative positions. As of September 30, 2016, long-term variable rate borrowings represented approximately 57.9% of our total borrowings. Assuming a 100 basis-point increase in LIBOR (in the case of term loan B facility, over the 0.75% floor specified in our senior secured credit facility), our annual interest cost would change by approximately $21 million based on gross amounts outstanding at September 30, 2016 (which does not reflect the impact of the term loan B facility re-pricing that occurred on October 26, 2016). The following table provides additional information about our gross long-term debt subject to changes in interest rates:

	Debt maturing in							Fair Value September 30, 2016
	2016	2017	2018	2019	2020	Thereafter	Total
	(in millions)
Fixed-rate	$—	$—	$—	$—	$—	$1,550.0	$1,550.0	$1,632.9
Average interest rate	5.262%	5.262%	5.262%	5.262%	5.262%	5.134%	4.717%
Variable rate	$8.4	$33.5	$33.5	$33.5	$33.5	$1,990.9	$2,133.3	$2,146.4
Average interest rate	3.908%	3.908%	3.908%	3.908%	3.908%	3.970%	3.953%

BUSINESS

Our Business

Following completion of the Formation Transactions, our parent, MGP, became a publicly traded, controlled REIT primarily engaged in owning, acquiring and leasing large-scale casino resort properties, which include casino gaming, hotel, convention, dining, entertainment, retail and mixed-use facilities, and other resort amenities, through the Operating Partnership. In connection with the Formation Transactions, we acquired from MGM nine premier destination resorts in Las Vegas and elsewhere across the United States and one dining and entertainment complex which opened in April 2016. In addition, on August 1, 2016, MGM completed its acquisition of Boyd Gaming’s interest in Borgata, which had been jointly owned by MGM and Boyd Gaming prior to the acquisition. Immediately following such transaction, we acquired Borgata’s real property from MGM for consideration consisting of the assumption by the Landlord of $545 million of indebtedness from a subsidiary of MGM and the issuance of 27.4 million Operating Partnership Units to a subsidiary of MGM and leased back the real property to a subsidiary of MGM. As of December 31, 2015, these Properties, including Borgata, collectively comprised 27,234 hotel rooms, approximately 2.6 million convention square footage, over 100 retail outlets, over 200 food and beverage outlets and over 20 entertainment venues. As a growth-oriented public real estate entity, MGP expects that its relationship with MGM will attractively position MGP for the acquisition of additional properties across the entertainment, hospitality and leisure industries that MGM may develop in the future.

MGP is organized in an UPREIT structure in which MGP owns substantially all of its assets and conducts substantially all of its business through the Operating Partnership, which is owned by MGP and certain other subsidiaries of MGM and whose sole general partner is one of MGP’s subsidiaries. MGM continued to hold a controlling interest in MGP following the completion of the Formation Transactions through its ownership of MGP’s single Class B share. In addition, MGM continues to hold a majority economic interest in the Operating Partnership through its direct and indirect ownership of Operating Partnership Units.

We generate all of our revenues by leasing the real estate assets of the Properties through the Landlord, our wholly owned subsidiary, to the Tenant in a “triple-net” lease arrangement, which requires the Tenant to pay substantially all costs associated with each Property, including real estate taxes, insurance, utilities, and routine maintenance, in addition to the Base Rent and the Percentage Rent, each as described below. The Master Lease has an initial lease term of ten years with the potential to extend the term for four additional five-year terms thereafter at the option of the Tenant. Additionally, the Master Lease provides us with a right of first offer with respect to the ROFO Properties in the event that MGM elects to sell them. The annual rent payments due under the Master Lease were initially $550.0 million at the Formation Transactions Closing Date, which amount increased in connection with the Borgata Transaction to $650.0 million, prorated for the remainder of the first lease year after the Borgata Transaction. The Master Lease is guaranteed by MGM.

The Class B share structure was put in place to align MGM’s voting rights in MGP with its economic interest in us. MGM will no longer be entitled to any voting rights if MGM and its controlled affiliates’ (excluding MGP and its subsidiaries) aggregate beneficial ownership of the combined economic interests in MGP and the Operating Partnership falls below 30%. MGM’s economic interest in us and the large proportion of MGM’s current real estate portfolio that we own after the IPO provides added stability to our ongoing financial performance and positions us favorably for future potential acquisitions

The Properties in our portfolio consist of ten premier destination resorts operated by MGM, including properties that we believe are among the world’s finest casino resorts, and The Park in Las Vegas. The Properties include six large-scale entertainment and gaming-related properties located on the Strip: Mandalay Bay, The Mirage, Monte Carlo, New York-New York, Luxor and Excalibur, and The Park, a dining and entertainment complex located between New York-New York and Monte Carlo which opened in April 2016. Outside of Las Vegas, we also own four market-leading casino resort properties: MGM Grand Detroit in Detroit, Michigan,

Beau Rivage and Gold Strike Tunica, both of which are located in Mississippi, and Borgata in Atlantic City, New Jersey. In the future, we plan to explore opportunities to expand by acquiring similar properties as well as strategically targeting a broader universe of real estate assets within the entertainment, hospitality and leisure industries.

The Formation Transactions and Our Organizational Structure

On April 25, 2016, MGM, MGP and the Operating Partnership completed the Formation Transactions, in which certain subsidiaries of MGM transferred the real estate assets that comprise the IPO Properties to newly formed Property Holdcos that were indirectly owned by MGM. Each such subsidiary then subsequently directly or indirectly transferred 100% of the ownership interests in each Property Holdco to us in exchange for Operating Partnership Units. The Property Holdcos were then contributed to a subsidiary of ours and subsequently merged into one Property Holdco, which is the Landlord under the Master Lease.

In connection with the above-mentioned transactions, MGP completed the IPO of its Class A shares (with MGM retaining the single Class B share of MGP, which represents a majority of the total voting power of MGP’s shares) and used such proceeds to purchase Operating Partnership Units at a purchase price per unit equal to the initial public offering price per Class A share in the IPO, net of underwriting discounts and commissions. The aggregate number of Operating Partnership Units purchased in connection with such equity contribution was equal to the number of Class A shares sold to the public in the IPO.

In connection with the consummation of the above-mentioned transactions, we assumed approximately $4.0 billion of liabilities from MGM and certain subsidiaries of MGM under bridge facilities (the “Formation Transaction Bridge Facilities”) entered into by MGM and certain of its subsidiaries on the closing date of the IPO and subsequently assumed and repaid by us on the same date with a combination of third-party debt (including the 2024 Senior Notes, the Term Loan Facilities and the Revolving Credit Facility) and the proceeds received by us from MGP’s purchase of Operating Partnership Units.

Our partnership agreement provides holders of Operating Partnership Units the right (subject to certain conditions and limitations) to exchange all or a portion of their Operating Partnership Units for cash (in the form of a redemption of such Operating Partnership Units by the Operating Partnership) or, at the election of the conflicts committee of MGP’s board of directors, for Class A shares on a one-for-one basis (subject to adjustment as provided in our partnership agreement), in each case, subject to certain Class A share ownership limits set forth in MGP’s operating agreement to comply with certain REIT legal requirements, among other purposes.

We are owned by MGP and certain other subsidiaries of MGM, and our general partner is a subsidiary of MGP. MGP is a holding company whose sole material assets are (i) Operating Partnership Units and (ii) our general partner interest, which MGP indirectly owns through its wholly owned subsidiary. MGP operates and controls all of our business affairs and consolidates our financial results. We are a holding company for the companies that directly or indirectly own the Properties.

In connection with the Formation Transactions, the Operating Partnership incurred approximately $3.2 billion principal amount of new indebtedness (the “Financing Transactions”) in the form of (1) the 2024 Senior Notes issued by MGP Escrow Issuer, LLC, which merged with and into the Operating Partnership in conjunction with the consummation of the Formation Transactions, and MGP Finance Co-Issuer, Inc. (formerly named MGP Escrow Co-Issuer, Inc.), (2) the Revolving Credit Facility, (3) the term loan A facility and (4) the term loan B facility. The proceeds of such indebtedness were used to refinance a portion of the indebtedness under the Formation Transaction Bridge Facilities assumed by us from MGM and certain of its subsidiaries in connection with the Formation Transactions. Proceeds of the Revolving Credit Facility drawn from time to time are expected to be used for general corporate purposes. The proceeds received by us in connection with MGP’s purchase of Operating Partnership Units were used to refinance the remaining debt under the Formation

Transaction Bridge Facilities assumed by us from MGM and certain of its subsidiaries in connection with the Formation Transactions.

For purposes of this prospectus, the “Formation Transactions” shall include the IPO and the Financing Transactions described above.

Borgata Transaction

On August 1, 2016, MGP, MGM, the Operating Partnership, the Landlord and the Tenant completed the transactions contemplated by the master transaction agreement (the “Master Transaction Agreement”), dated May 31, 2016, which provided for, among other things, the transfer of the real estate assets related to Borgata located at Renaissance Pointe in Atlantic City, New Jersey from a subsidiary of MGM to the Landlord. A subsidiary of MGM will operate Borgata.

In connection with the acquisition, MGP caused the Operating Partnership to issue 27.4 million Operating Partnership Units to a subsidiary of MGM and assumed $545 million of indebtedness from a subsidiary of MGM. MGM owns MGP’s outstanding Class B share, representing a majority of the voting power of the Company’s shares. As a result, the Company is controlled by, and is a subsidiary of, MGM. The Company used $260 million of cash on hand and $295 million of borrowings under the Revolving Credit Facility to refinance the assumed debt and to pay for transaction expenses.

Our Properties

The following table summarizes certain features of the IPO Properties, all as of or for the year ended December 31, 2015. The IPO Properties are diversified across a range of primary uses, including gaming, hotel, convention, dining, entertainment, retail and other resort amenities and activities.

	Location	Net Revenues (in thousands)	Hotel Rooms		Approximate Acres	Approximate Casino Square Footage	Approximate Convention Square Footage
Las Vegas
Mandalay Bay	Las Vegas, NV	$906,243	4,752	(1)	124	160,000	2,121,000	(2)
The Mirage	Las Vegas, NV	$568,607	3,044		77	100,000	170,000
New York—New York	Las Vegas, NV	$308,319	2,024		20	90,000	25,000
Luxor	Las Vegas, NV	$372,426	4,400		58	116,000	20,000
Monte Carlo	Las Vegas, NV	$290,240	2,992		21	87,000	30,000
Excalibur	Las Vegas, NV	$289,324	3,981		51	95,000	30,000
The Park	Las Vegas, NV	—	—		3	—	—

Subtotal		$2,735,159	21,193		354	648,000	2,396,000
Regional Properties
MGM Grand Detroit	Detroit, MI	$547,399	400		24	127,000	30,000
Beau Rivage	Biloxi, MS	$367,587	1,740		25	74,000	50,000
Gold Strike Tunica	Tunica, MS	$160,863	1,133		24	53,000	17,000

Subtotal		$1,075,849	3,273		73	254,000	97,000

Total		$3,811,008	24,466		427	902,000	2,493,000

(1)	Includes 1,117 rooms at the Delano and 424 rooms at the Four Seasons Hotel, both of which are located at our Mandalay Bay property.
(2)	Includes 26,000 square feet at the Delano and 30,000 square feet at the Four Seasons, both of which are located at our Mandalay Bay property.

On August 1, 2016, MGP completed our acquisition of Borgata from MGM. As of December 31, 2015, the Properties, including Borgata, collectively comprised 27,234 hotel rooms, approximately 2.6 million square feet of convention space, over 100 retail outlets, over 200 food and beverage outlets and over 20 entertainment venues.

Description of the Properties

Las Vegas

Mandalay Bay

Mandalay Bay is the first major hotel and casino resort on the Strip to greet visitors arriving by automobile from Southern California. Covering approximately 124 acres, this AAA Four Diamond resort completed an expansion project for its Convention Center in January 2016, increasing total convention square feet to over 2.0 million with over 900,000 square feet of continuous exhibit space. The property also features numerous restaurants and offers multiple entertainment venues that include a 12,000-seat special events arena, the House of Blues, and a 1,800-seat showroom which is the home of Michael Jackson ONE by Cirque du Soleil. Located within the Mandalay Bay resort complex is a Four Seasons Hotel with its own lobby, restaurants and pool and spa, which has been providing visitors with AAA Five-Diamond-rated hospitality experience since 1999. The Delano is an all-suite hotel tower also located within the Mandalay Bay complex. This tower includes its own spa and fitness center, a lounge and two restaurants, including Rivea and the Skyfall lounge, created by famed chef Alain Ducasse and located on the top floor of The Delano. A 3,000-room renovation project and a 350,000-square foot convention center expansion at Mandalay Bay were both completed in early 2016.

Mandalay Bay’s expansive pool and beach area plays host to an array of evening open air concerts during the pool season and includes a 6,000 square foot casino, a large wave pool, and Moorea, a European-style “ultra” beach and Daylight Beach Club. The resort also features The Shoppes at Mandalay Place, an approximately 90,000 square foot retail center connecting Mandalay Bay & Luxor via sky bridge, which is home to approximately 40 stores and restaurants, including internationally branded retailers such as Nike Golf.

The Mirage

The Mirage, recognized by AAA as a Four Diamond resort, is a tropically themed hotel and casino resort located at the center of the Strip. The exterior of the approximately 77-acre resort is landscaped with more than five acres of lagoons and other water features centered around a volcano that erupts at scheduled intervals. Inside the front entrance is an atrium with a tropical garden and additional water features capped by a 100-foot-high glass dome. The Mirage features a wide array of restaurants and nightlife and entertainment options, including The Beatles Love by Cirque du Soleil and 1OAK. The Mirage also has numerous retail shopping outlets and approximately 170,000 square feet of meetings and convention facilities, including the 90,000-square foot Mirage Events Center.

New York-New York

New York-New York Hotel and Casino is located at the corner of the Strip and Tropicana Avenue with pedestrian bridges linking the property to both MGM Grand Las Vegas and Excalibur. Nestled in between New York-New York and Monte Carlo and further enhancing New York-New York’s location, the new world-class Las Vegas Arena and The Park to its north debuted in April 2016. The architecture at New York-New York replicates many of New York City’s landmark buildings and icons, including the Statue of Liberty, the Empire State Building, the Brooklyn Bridge, and a Coney Island-style roller coaster. New York-New York covers approximately 20 acres and also features more than 30,000 square feet of meeting and convention space, several restaurants and numerous bars and lounges, including nationally recognized Tom’s Urban, Shake Shack, and Nine Fine Irishmen, an authentic Irish Pub. New York-New York’s entertainment options include Zumanity by Cirque du Soleil and The Bar at Times Square piano bar. New York-New York recently completed a dynamic new pedestrian plaza, which delivers eclectic eats, craft cocktails, cool brews and great people watching with a Strip-side patio experience.

Monte Carlo

Monte Carlo is located on the Strip adjacent to New York-New York and connected to Aria via walkway and to Crystals via people mover that can be accessed through Monte Carlo’s “Street of Dreams” retail area. Monte Carlo’s location is also anticipated to benefit from customers visiting the neighboring entertainment district created by the opening of the Las Vegas Arena and The Park in April 2016. In June 2016, MGM Resorts announced that the Monte Carlo will be redesigned as two hotels, the Park MGM Grand and NoMad Las Vegas. Renovations are expected to be completed in 2018.

Amplifying the vibrant entertainment district, Monte Carlo has developed a 5,200-seat theater and concert venue, which opened on December 17, 2016. The new venue will have a robust calendar and host special engagements by many of the music industry’s most-celebrated performers.

The resort covers approximately 21 acres and also features approximately 30,000 square feet of meeting and convention space, a spa and salon, an outdoor pool area with a wave pool and a lazy river, and a variety of restaurant options. Restaurant amenities include fine dining at Andre’s, The Pub featuring live entertainment, Diablo’s Cantina, Double Barrel Roadhouse and Brand Steakhouse.

Luxor

Luxor is a 4,400 room pyramid-shaped hotel and casino resort situated at the south end of the Strip between Mandalay Bay and Excalibur. The property is well-known for the beam of light that shines from the top of the pyramid. Luxor covers approximately 58 acres and offers approximately 20,000 square feet of convention and meeting space, a spa and salon, and food and entertainment venues on three different levels beneath a soaring hotel atrium. Connected to Mandalay Bay via the Mandalay Place retail sky bridge, guests staying at the Luxor are provided with convenient access to the neighboring Mandalay Bay resort amenities in addition to its expansive Convention Center.

Restaurant, nightlife and entertainment amenities include the 26,000 square foot LAX nightclub, TENDER steak & seafood, rated one of Las Vegas’ top steakhouses, the Cirque du Soleil production show CRISS ANGEL Mindfreak Live!, and the property became host to the customized and popular entertainment show Blue Man Group in November 2015.

Excalibur

Excalibur is a castle-themed hotel and casino complex situated immediately north of Luxor at the corner of the Strip and Tropicana Avenue. The property covers approximately 51 acres and features 30,000 square feet of meeting and convention facilities, a spa and fitness facility, several restaurants and bars and varying entertainment options. Entertainment options at Excalibur include the long-running Tournament of Kings dinner show, the Bee Gees tribute show, and the male revue Thunder from Down Under. Excalibur’s other world-class venues include the Excalibur arcade and midway and the Castle Walk, a shopping expedition featuring artisans’ booths and specialty shops. In addition, Excalibur has several restaurants and bars including Dick’s Last Resort and Buca di Beppo. Excalibur, Luxor and Mandalay Bay are connected by a tram, allowing guests to travel easily from resort to resort. Furthermore, in January 2016, MGM announced the construction of a $54 million, 3,000-space parking structure near the northwest campus of the Excalibur Hotel to absorb further visitor growth and serve T-Mobile Arena, The Park and Theatre at Monte Carlo Hotel & Casino. Construction of the new parking facility began in the second quarter of 2016, with completion scheduled in the second quarter of 2017.

The Park

The Park, which opened in April 2016, is an immersive outdoor destination with an array of common spaces and casual restaurants and bars. The Park spans approximately three acres located between New York-New York and Monte Carlo, connecting the two properties to a 20,000-seat arena developed by MGM and AEG that also opened in April 2016. The location of The Park is anticipated to attract visitors to the neighboring Monte Carlo and New York-New York properties.

Other

MGM Grand Detroit

MGM Grand Detroit is one of three casinos in Detroit, Michigan. The resort spans approximately 24 acres and features two restaurants by Wolfgang Puck, TAP sports pub, exciting nightlife amenities, and a luxurious spa. Additional amenities include a private entrance and lobby for hotel guests and 30,000 square feet of meeting and events space.

Beau Rivage

Beau Rivage is located on a beachfront site where Interstate 110 meets the Gulf Coast in Biloxi, Mississippi. Beau Rivage blends world-class amenities with southern hospitality and features elegantly remodeled guest rooms and suites, numerous restaurants, nightclubs and bars, a 1,550-seat theatre, an upscale shopping promenade, and a spa and salon. The resort covers approximately 25 acres and also has 50,000 square feet of convention space.

Gold Strike Tunica

Gold Strike Tunica is a dockside casino located along the Mississippi River, 20 miles south of Memphis and approximately three miles west of Mississippi State Highway 61, a major north/south highway connecting Memphis with Tunica County. The property features an 800-seat showroom, a variety of food and beverage offerings, and 17,000 square feet of meeting space. Gold Strike Tunica is part of a three-casino development covering approximately 72 acres. The other two casinos are owned and operated by unaffiliated third parties.

Borgata

The Borgata Hotel Casino and Spa is located at Renaissance Pointe in Atlantic City, New Jersey. In addition to its guest rooms and suites and extensive gaming floor, Borgata includes several specialty restaurants, retail shops, a European-style health spa, meeting space and unique entertainment venues.

Master Lease

The Master Lease has an initial lease term of ten years with the potential to extend the term for four additional five-year terms thereafter at the option of the Tenant. The annual rent payments due under the Master Lease were initially $550.0 million at the time of the IPO, which amount was increased in connection with the Borgata Transaction to $650.0 million, prorated for the remainder of the first lease year after the Borgata Transaction. Rent under the Master Lease consists of the Base Rent and the Percentage Rent. For the first year, the Base Rent will represent 90% of the initial annual rent amounts under the Master Lease, or $585.0 million after the Borgata Transaction, and the Percentage Rent will represent 10% of the initial annual rent amounts under the Master Lease, or $65.0 million after the Borgata Transaction. The Base Rent includes a fixed annual rent escalator of 2.0% for the second through the sixth lease years (as defined in the Master Lease). Thereafter, the annual escalator of 2.0% will be subject to the Tenant and, without duplication, the Operating Subtenants collectively meeting an adjusted net revenue to rent ratio of 6.25:1.00 based on their adjusted net revenue from the leased properties subject to the Master Lease (excluding net revenue attributable to certain scheduled subleases and, at the Tenant’s option, certain reimbursed costs). We expect this escalator to provide the opportunity for stable, long-term growth, which will result in the Base Rent growing over $60 million from the fixed annual rent escalator during the first six lease years of our Master Lease. The Percentage Rent will initially be a fixed amount for approximately the first six lease years and will then be adjusted every five years based on the average actual annual adjusted net revenues of our Tenant and, without duplication, the Operating Subtenants from the leased properties subject to the Master Lease at such time for the preceding five-year period (calculated by multiplying the average annual adjusted net revenues (excluding net revenue attributable to certain scheduled subleases and, at the Tenant’s option, certain reimbursed costs) for the trailing five-calendar-year period by 1.4%). For a more detailed description of the principal provisions of the Master Lease, please see the section entitled “Certain Relationships and Related Party Transactions—The Master Lease” in MGP’s prospectus filed with the Commission on April 21, 2016, File No. 333-210322, which section is incorporated by reference herein.

The Tenant’s performance and payments under the Master Lease are guaranteed by MGM. A default by MGM with regard to its guarantee will cause a default with regard to the entire portfolio covered by the Master Lease.

Maintenance of the Properties

Under the Master Lease, the Tenant is required to maintain the premises in reasonably good order and repair. The Master Lease requires the Tenant to spend an aggregate amount of at least 1% of actual adjusted net revenues from the Properties per calendar year on capital expenditures.

Capital improvements by the Tenant or Operating Subtenants are permitted without the consent of the Landlord, a subsidiary of the Operating Partnership, if such capital improvements (i) do not involve the removal of any material existing structures (unless the Tenant proceeds with reasonable diligence to replace those removed structures with structures of at least reasonably comparable value or utility), (ii) do not have a material adverse effect on the structural integrity of any remaining improvements, (iii) are not reasonably likely to reduce the value of the Property when completed, and (iv) are consistent with the permitted uses of the Property, each as reasonably determined by the Tenant. Any proposed capital improvements that do not meet these parameters will require the Landlord’s review and approval, which approval shall not be unreasonably withheld.

Although the Tenant is responsible for all capital expenditures during the term of the Master Lease, if, in the future, a deconsolidation event occurs, we will be required to pay the Tenant, should the Tenant so elect, for certain capital improvements that would not constitute “normal tenant improvements” in accordance with U.S. GAAP should the Tenant so elect, and subject to an initial cap of $100 million in the first year of the Master Lease increasing annually by $75 million each year thereafter. Examples of improvements that would not constitute “normal tenant improvements” include the costs of structural elements at the Properties, including capital improvements that expand the footprint or square footage of any of the Properties or extend the useful life of the Properties. In addition, equipment that would be a necessary improvement at any of the Properties, including elevators, air conditioning systems, or electrical wiring that are integral to such Property would not qualify as a “normal tenant improvement” under U.S. GAAP. Furthermore, we may agree, at MGM’s request, to fund the cost of certain capital improvements on arm’s-length terms and conditions, which may include an agreed upon increase in rent under the Master Lease.

The Tenant is required to pay for all maintenance expenditures and capital improvements (except as described in the preceding paragraph). The Landlord will be entitled to receive additional rent based on the 10-year Treasury yield plus 600 basis points multiplied by the value of the new capital improvements the Landlord is required to pay for in connection with a deconsolidation event and such capital improvements will be subject to the terms of the Master Lease.

Mortgages, Liens or Encumbrances

In connection with the Formation Transactions, the Operating Partnership entered into mortgages against the IPO Properties for the benefit of the lenders under our debt facilities. In addition, certain mechanic’s liens and similar liens recorded by contractors performing work on behalf of the Tenant or the Operating Subtenants on the Properties subject to the Master Lease may attach to, and constitute liens on, our interests in those properties.

Competition

We compete for real property investments with other REITs, investment companies, private equity and hedge fund investors, sovereign funds, lenders, gaming companies and other investors. In addition, revenues from our properties are dependent on the ability of our tenants and operators to compete with other gaming operators. The operators of our properties compete on a local and regional basis for customers. The gaming industry is characterized by a high degree of competition among a large number of participants, including riverboat casinos, dockside casinos, land-based casinos, video lottery, sweepstakes and poker machines not located in casinos, Native American gaming, emerging varieties of Internet gaming and other forms of gaming in the U.S.

As a landlord, we compete in the real estate market with numerous developers and owners of properties. Some of our competitors are significantly larger, have greater financial resources and lower costs of capital than we have, have greater economies of scale and have greater name recognition than we do. Increased competition will make it more challenging to identify and successfully capitalize on acquisition opportunities that meet our investment objectives. Our ability to compete is also impacted by national and local economic trends, availability of investment alternatives, availability and cost of capital, construction and renovation costs, existing laws and regulations, new legislation and population trends. See “Risk Factors—Risks Related to Our Business and Operations—Our pursuit of investments in, and acquisitions or development of, additional properties (including our acquisition of the ROFO Properties) may be unsuccessful or fail to meet our expectations.”

Employees

We are managed by an executive management team. See the section entitled “Management.”

Regulation

The ownership, operation, and management of gaming facilities are subject to pervasive regulation. Gaming laws are generally based upon declarations of public policy designed to protect gaming consumers and the viability and integrity of the gaming industry. Gaming laws also may be designed to protect and maximize state and local revenues derived through taxes and licensing fees imposed on gaming industry participants as well as to enhance economic development and tourism. To accomplish these public policy goals, gaming laws establish procedures to ensure that participants in the gaming industry meet certain standards of character and fitness. In addition, gaming laws require gaming industry participants to:

•	ensure that unsuitable individuals and organizations have no role in gaming operations;

•	establish procedures designed to prevent cheating and fraudulent practices;

•	establish and maintain responsible accounting practices and procedures;

•	maintain effective controls over their financial practices, including establishment of minimum procedures for internal fiscal affairs and the safeguarding of assets and revenues;

•	maintain systems for reliable record keeping;

•	file periodic reports with gaming regulators;

•	ensure that contracts and financial transactions are commercially reasonable, reflect fair market value and are arm’s-length transactions; and

•	establish programs to promote responsible gaming.

As the Landlord pursuant to the Master Lease, we, in addition to our Tenant, may be subject to these regulations in certain jurisdictions.

Insurance

We require our Tenant to have specified liability, fire, flood, extended coverage and rental loss insurance with respect to our Properties subject to limits on coverage and other terms set forth in the Master Lease. We believe the policy specifications and insured limits are appropriate given the relative risk of loss, the cost of coverage and industry practice; however, such insurance coverage may not be sufficient to fully cover our losses.

Legal Proceedings

Pursuant to the MCA, any liability arising from or relating to legal proceedings involving the businesses and operations located at MGM’s real property holdings prior to the consummation of the Formation Transactions have been retained by MGM and MGM has indemnified MGP (and MGP’s subsidiaries (including us), directors, officers, employees and agents and certain other related parties) against any losses MGP or we may incur arising from or relating to such legal proceedings. MGM is currently a party to various legal actions and administrative proceedings and is subject to various claims arising in the ordinary course of its business. There can be no assurance that MGM will be able to fully satisfy its indemnification obligations. Moreover, even if we ultimately succeed in recovering from MGM any amounts for which we are held liable, we may be temporarily required to bear these losses.

Environmental Matters

Our Properties are subject to environmental laws regulating, among other things, air emissions, wastewater discharges and the handling and disposal of wastes, including medical wastes. Certain of the Properties we own utilize above or underground storage tanks to store heating oil for use at the Properties. Other properties were built during the time that asbestos-containing building materials were routinely installed in residential and commercial structures. The Master Lease obligates the Tenant to comply with applicable environmental laws and to indemnify us if its noncompliance results in losses or claims against us, and we expect that any future leases will include the same provisions for other operators. An operator’s failure to comply could result in fines and penalties or the requirement to undertake corrective actions which may result in significant costs to the operator and thus adversely affect their ability to meet their obligations to us.

Pursuant to U.S. federal, state and local environmental laws and regulations, a current or previous owner or operator of real property may be required to investigate, remove and/or remediate a release of hazardous substances or other regulated materials at, or emanating from, such property. Further, under certain circumstances, such owners or operators of real property may be held liable for property damage, personal injury and/or natural resource damage resulting from or arising in connection with such releases. Certain of these laws have been interpreted to be joint and several unless the harm is divisible and there is a reasonable basis for allocation of responsibility. We also may be liable under certain of these laws for damage that occurred prior to our ownership of a property or at a site where we sent wastes for disposal. The failure to properly remediate a property may also adversely affect our ability to lease, sell or rent the property or to borrow funds using the property as collateral.

In connection with the ownership of our current properties and any properties that we may acquire in the future, we could be legally responsible for environmental liabilities or costs relating to a release of hazardous substances or other regulated materials at or emanating from such property. In order to assess the potential for such liability, MGM has typically engaged (and we would expect in the future to typically engage) a consultant to conduct a limited environmental assessment of each property prior to acquisition and oversee our properties in accordance with environmental laws. We are not aware of any environmental issues that are expected to have a material impact on the operations of any of our Properties.

Pursuant to the Master Lease, any liability arising from or relating to environmental liabilities arising from the businesses and operations located at MGM’s real property holdings prior to the consummation of the

Formation Transactions have been retained by the Tenant and the Tenant has indemnified MGP (and MGP’s subsidiaries (including us), directors, officers, employees and agents and certain other related parties) against any losses arising from or relating to such environmental liabilities. There can be no assurance that the Tenant will be able to fully satisfy its indemnification obligations, or that MGM will be able to fully satisfy its obligations pursuant to its guarantee. Moreover, even if we ultimately succeed in recovering from the Tenant or MGM any amounts for which we are held liable, we may be temporarily required to bear these losses while seeking recovery from the Tenant or MGM.

DESCRIPTION OF OTHER INDEBTEDNESS

In connection with the Formation Transactions, the Operating Partnership incurred approximately $3.2 billion principal amount of new indebtedness in the form of the Revolving Credit Facility, the Term Loan Facilities and the 2024 initial notes. The net proceeds from the Term Loan Facilities and the 2024 initial notes were used to refinance a portion of indebtedness assumed by the Operating Partnership from MGM and certain of its subsidiaries in connection with the Formation Transactions, and proceeds of the Revolving Credit Facility, which was undrawn on the Formation Transactions Closing Date, drawn after the consummation of the Formation Transactions are expected to be used from time to time for general corporate purposes.

On the Formation Transactions Closing Date, we entered into the Credit Agreement, comprising the $300.0 million senior secured term loan A facility, the $1.85 billion senior secured term loan B facility and a $600.0 million senior secured Revolving Credit Facility. The Revolving Credit Facility and term loan A facility initially bear interest at LIBOR plus 2.75% for the first six months, and thereafter the interest rate will be determined by reference to a total net leverage ratio pricing grid which would result in an interest rate of LIBOR plus 2.25% to 2.75%. The term loan B facility will initially bear interest at LIBOR plus 3.25% with a LIBOR floor of 0.75%. The term loan B facility was issued at 99.75% to initial lenders. The Revolving Credit Facility and the term loan A facility will mature in 2021 and the term loan B facility will mature in 2023. The Revolving Credit Facility was undrawn as of September 30, 2016. In connection with the Borgata Transaction, we borrowed $295.0 million under the Revolving Credit Facility. We used the net proceeds of the 2026 initial notes to refinance amounts outstanding under the Revolving Credit Facility. In October 2016, we re-priced the term loan B facility. As a result, the term loan B facility bears interest at LIBOR plus 2.75%, with a LIBOR floor of 0.75%. In addition, if the Company’s corporate family rating is greater or equal to Ba3/BB- the term loan B facility will bear interest at LIBOR plus 2.50%, with a LIBOR floor of 0.75%.

The Credit Agreement contains customary covenants that, among other things, limit the ability of the Operating Partnership and its restricted subsidiaries to: (i) incur additional indebtedness; (ii) merge with a third party or engage in other fundamental changes; (iii) make restricted payments; (iv) enter into, create, incur or assume any liens; (v) make certain sales and other dispositions of assets; (vi) enter into certain transactions with affiliates; (vii) make certain payments on certain other indebtedness; (viii) make certain investments; and (ix) incur restrictions on the ability of restricted subsidiaries to make certain distributions, loans or transfers of assets to the Operating Partnership or any restricted subsidiary. These covenants are subject to a number of important exceptions and qualifications, including, with respect to the restricted payments covenant, the ability to make unlimited restricted payments to maintain the REIT status of MGP. The Revolving Credit Facility and term loan A facility also require the Operating Partnership to maintain a maximum secured net debt to adjusted total asset ratio, a maximum total net debt to adjusted asset ratio and a minimum interest coverage ratio, all of which may restrict the Operating Partnership’s ability to incur additional debt to fund its obligations in the near term.

The Credit Agreement also provides for customary events of default, including, without limitation, (i) payment defaults, (ii) inaccuracies of representations and warranties, (iii) covenant defaults, (iv) cross-defaults to certain other indebtedness in excess of specified amounts, (v) certain events of bankruptcy and insolvency, (vi) judgment defaults in excess of specified amounts, (vii) actual or asserted invalidity or impairment of any loan documentation, (viii) the security documents cease to create a valid and perfected first priority lien on any material portion of the collateral, (ix) ERISA defaults, (x) termination of the Master Lease and (xi) change of control. The Term Loan Facilities are subject to amortization of principal in equal quarterly installments, with 5.0% of the initial aggregate principal amount of the term loan A facility and 1.0% of the initial aggregate principal amount of the term loan B facility to be payable each year. The Revolving Credit Facility and the Term Loan Facilities are both guaranteed by each of the Operating Partnership’s existing and subsequently acquired direct and indirect wholly owned material domestic restricted subsidiaries, and secured by a first priority lien security interest on substantially all of the Operating Partnership’s and such restricted subsidiaries’ material assets, including mortgages on their respective real estate (including the Properties), subject to customary exclusions.

MANAGEMENT

Co-Issuer is a wholly owned subsidiary of the Operating Partnership. The Operating Partnership is a limited partnership, whose affairs are managed by its executive officers and by its general partner, a wholly owned subsidiary of MGP. MGP’s operating agreement will provide that its business and affairs shall be managed by or under the direction of its board of directors, which shall have the power to appoint its officers. Neither MGP nor our general partner guarantee the exchange notes.

Executive Officers and Directors

The following table sets forth information regarding the persons who serve as the executive officers and managers of our general partner, each of which is appointed by MGP in its sole discretion:

Name	Age	Position
James C. Stewart	51	Chief Executive Officer
Andy H. Chien	41	Chief Financial Officer and Treasurer
James J. Murren	55	Manager
William J. Hornbuckle	59	Manager

James C. Stewart was employed by MGM in January 2016 and became an employee of the Operating Partnership upon completion of the IPO, at which time he commenced services as Chief Executive Officer of the Operating Partnership, the Operating Partnership’s general partner and its parent entity, MGP. Prior to joining MGP, Mr. Stewart served as a Managing Director of Greenhill & Co., Inc. from 2009 to 2015, during which time he founded their Los Angeles Office and was responsible for the Gaming, Lodging and Leisure sector. From 2006 to 2009, Mr. Stewart was a Managing Director of UBS Investment Bank and served as Co-Head of the Los Angeles Office and was responsible for the Gaming and Leisure sector. Mr. Stewart worked in Morgan Stanley’s New York and Los Angeles offices from 1992 to 2005, advising on a number of significant gaming industry, real estate and other transactions and rising from Associate to Managing Director. Mr. Stewart started his career as a financial analyst at Salomon Brothers Inc. from 1988 to 1990. Mr. Stewart earned his Master of Business Administration with distinction from the Tuck School of Business at Dartmouth College, where he was named an Amos Tuck Scholar, and his Bachelor of Commerce from the University of Calgary.

Andy H. Chien was employed by MGM in January 2016 and became an employee of the Operating Partnership upon completion of the IPO, at which time he commenced services as Chief Financial Officer and Treasurer of the Operating Partnership, the Operating Partnership’s general partner and its parent entity, MGP. Mr. Chien has over 13 years of experience in strategic and financial analysis across debt, equity and mergers and acquisitions for REITs and gaming, lodging and leisure companies. Prior to joining MGP, Mr. Chien worked at Greenhill & Co., Inc. from 2009 to 2016, most recently serving as a Managing Director. Prior to that, Mr. Chien served as a Director at UBS Investment Bank in Los Angeles, where he worked from 2004 to 2009 and was focused on real estate, gaming, lodging and leisure. Mr. Chien’s previous experience includes various roles at Citigroup/Salomon Smith Barney, Commerce One and Intel Corporation. Mr. Chien earned his Master of Business Administration from the Anderson School at UCLA, and his Bachelor of Science in Engineering, summa cum laude, from the University of Michigan.

James J. Murren has been the Chairman of MGP’s board of directors since March 2016 and a Manager of the Operating Partnership’s general partner since July 2016. Mr. Murren has also been the Chairman and Chief Executive Officer of MGM since December 2008 and served as President from December 1999 to December 2012 and Chief Operating Officer from August 2007 through December 2008. He was also MGM’s Chief Financial Officer from January 1998 to August 2007 and Treasurer from November 2001 to August 2007. Prior to joining MGM, Mr. Murren worked in the financial industry for more than 10 years, serving as Managing Director and Co-Director of Research for Deutsche Morgan Grenfell and Director of Research and Managing Director for Deutsche Bank. Mr. Murren received a Bachelor of Arts degree in Art History and Urban Studies from Trinity College. He is a Chartered Financial Analyst. Mr. Murren was selected to our board of directors because of his leadership, finance, industry and public company directorship experience.

William J. Hornbuckle has been a director of MGP since March 2016 and has been a Manager of the Operating Partnership’s general partner since June 2016. Mr. Hornbuckle has also been the President of MGM since December 2012. In this capacity, one of his main roles is to serve as the Company’s Chief Construction Design and Development Officer. From August 2009 to August 2014, he also held the position of Chief Marketing Officer. From April 2005 to August 2009, Mr. Hornbuckle served as President and Chief Operating Officer of Mandalay Bay Resort & Casino in Las Vegas. He previously served as President and Chief Operating Officer of MGM MIRAGE-Europe, where he worked on the development of the company’s gaming operations in the United Kingdom. He also served as President and Chief Operating Officer of MGM Grand Hotel & Casino and of Caesars Palace, Las Vegas. He spent the majority of his earlier career with Mirage Resorts Inc. in various senior management positions, including the Vice President of Hotel Operations of Golden Nugget, the Vice President of Hotel Operations of the Mirage, the President of Laughlin, the Executive Vice President and Chief Operating Officer of Treasure Island and the Executive Vice President of Operations of MGM Grand, from 1986 to 1998. He obtained a Bachelor’s degree in hotel administration from the University of Nevada, Las Vegas. Mr. Hornbuckle was selected to our board of directors because he brings extensive management experience and understanding of the gaming industry.

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

As a subsidiary of MGM and as permitted under the New York Stock Exchange (“NYSE”) corporate governance standards, our parent, MGP does not have a compensation committee, and our compensation policies are set by MGP’s Board of Directors (the “Board”), which consists of seven directors, two of whom are independent, one of whom is a non-employee director of MGM, and four of whom are members of the senior management of MGM.

The Compensation Discussion and Analysis reports on compensation policies applicable to our “Named Executive Officers,” to whom we sometimes refer to as our “NEOs,” as set forth below:

Name	Title
James C. Stewart	Chief Executive Officer
Andy H. Chien	Chief Financial Officer and Treasurer

Executive Summary

In order to link pay with performance, the Board plans to set challenging targets for the annual bonuses payable to the Company’s NEOs under MGP’s Annual Performance-Based Incentive Plan based on achievement of strategic goals established by the Board.

CEO and Other NEO Compensation

For 2016, any portion of the annual cash bonus earned by our NEOs that is in excess of 100% of their base pay will be paid in the form of performance share units (“PSUs”), the payment and value of which depend on our future total shareholder return (the “Bonus PSU Policy”). We believe that the Bonus PSU Policy increases the correlation between executive compensation and long-term performance since the ultimate value realized from bonus PSUs depends on our parent’s total shareholder return at the end of a three-year performance period. The bonus PSUs are subject to forfeiture unless a minimum total shareholder return target after a three-year performance period is met. In order to enhance alignment between the NEOs and MGP’s long-term performance, bonus PSUs are earned and paid out only as a result of two separate performance metrics. First, the number of bonus PSUs awarded is dependent on achievement of the strategic goals set forth by the Board, and, second, the number of shares ultimately received in respect of the bonus PSUs depends on the achievement of a total shareholder return target after a three-year performance period.

Mr. Stewart and Mr. Chien currently receive the majority of their compensation in the form of equity awards and an annual bonus payable only if performance goals established by the Board are satisfied. Approximately 69.2% of Mr. Stewart’s target direct compensation and 63.6% of the target direct compensation of Mr. Chien is composed of compensation the value of which depends on the achievement of performance goals or the Company’s share price or total shareholder return. In addition, 38.5% of the CEO’s target compensation for 2016 was in the form of long-term incentives (“LTIs”) and 45.4% of the CFO’s target compensation was in the form of LTIs.

Compensation Policies

The Board has established several policies that represent best practices in the judgment of the Board, based on advice from its independent compensation consultant:

•

PSUs. For the 2016 annual equity incentive grant to executive officers in April 2016, 60% of the award value was delivered in the form of PSUs with payout contingent on achievement of certain total shareholder return targets relative to a select group of MGP’s peers. Grants to executive officers cliff vest in the target amount of the PSU awards at the end of three years only if our total shareholder return is at the 50th percentile of the select group of MGP’s peers over the three-year period following the grant date. See “Elements of Compensation—Long-Term Equity Incentives” below for a further description of PSUs. The Board currently intends that future awards will also deliver the majority of value in performance-based compensation, either through PSUs or other forms of performance-based equity.

•	Executive officer stock ownership guidelines. We recognize the importance of aligning our management’s interests with those of MGP’s shareholders. As a result, the Board has established stock ownership guidelines for our NEOs. Under these guidelines, our NEOs are expected to accumulate MGP stock having a fair market value equal to the multiples of their applicable base salaries as shown in the table below.

Position	Multiple of Base Salary
CEO	5x
Other NEOs	2x

For purposes of these guidelines, shares held in trust or retirement accounts and restricted share units (“RSUs”)—but not PSUs—count toward the ownership guidelines. Each executive officer is required to retain 50% of the net after-tax shares received upon vesting and exercise of equity incentive awards granted until the guidelines are satisfied.

•	No single trigger arrangements. No executive officer is entitled to single trigger change of control benefits (our CEO and CFO employment contracts condition change-of-control benefits (including equity award benefits) on termination without cause or a voluntary termination with “good reason” following a change in control (“double trigger”)).

•	Uniform severance and change of control policy. MGP maintains a uniform policy with regard to severance payable to NEOs.

•	Clawback policy. Annual incentive bonuses paid to our NEOs are subject to being clawed back (i.e., repaid to MGP) if (1) there is a restatement of MGP’s financial statements for a fiscal year as to which a bonus was paid within three years following such fiscal year, other than a restatement due to changes in accounting principles or applicable law or a restatement due to any required change in previously reported results solely as a result of a change in the form of MGP’s ownership interest in any subsidiary, affiliate or joint venture, and (2) the Board determines that a participant received an excess bonus for the applicable fiscal year. An excess bonus generally equals the difference between the bonus paid to the participant and the payment that would have been made based on the restated financial results.

•	Discretionary reduction of annual bonus. The Board retains the right to reduce or eliminate any executive’s award under MGP’s Annual Performance-Based Incentive Plan in its sole and absolute discretion if it determines that such a reduction or elimination is appropriate with respect to the executive’s performance or any other factors material to the plan.

•	No golden parachute tax gross ups. In the event that there is a change in control that triggers golden parachute excise taxes under Section 280G of the Code, MGP is not obligated to provide tax gross up protection to any of our executive officers.

•	Prohibition on short sales, derivatives trading and pledging and hedging of Company securities. MGP’s insider trading policy provides that certain employees (including our NEOs) may not enter into short sales of our securities or buy or sell exchange-traded options on our securities. Further, MGP’s insider trading policy prohibits pledging or hedging of MGP’s securities by NEOs, executive officers and directors.

Executive Compensation Process

Roles in Establishing NEO Compensation

The Board is responsible for establishing, implementing and reviewing the compensation program for our executive officers, including our NEOs. In doing so, the Board obtains recommendations from management with respect to the elements of NEO compensation, performance results, legal and regulatory guidance, and market and industry data that may be relevant in determining compensation. In addition, the Board consults with our CEO regarding our performance goals, and our CEO periodically meets with the Board to discuss our CEO’s performance and that of other executive officers.

The Board, among other things, determines compensation of our executive officers, determines the performance criteria and incentive awards to be granted pursuant to MGP’s Annual Performance-Based Incentive Plan and administers and approves the granting of equity-based awards under MGP’s 2016 Omnibus Incentive Plan. The Board’s authority and oversight extends to total compensation, including base salaries, bonuses, non-equity incentive awards, equity-based awards and other forms of compensation.

Our NEOs generally do not participate in determining the amount and type of compensation they are paid other than (i) in connection with negotiating their respective employment agreements; (ii) with respect to participation by our CEO in connection with determining the performance criteria under MGP’s Annual Performance-Based Incentive Plan; and (iii) with respect to participation by our NEOs in recommending annual equity awards. Instead, the Board’s assessment of the individual performance of our NEOs is based primarily on the Board’s independent observation and judgment of the responsibilities, duties, performance and leadership skills of our NEOs as well as MGP’s overall performance.

Outside Consultant

The Board periodically engages outside consultants on various compensation-related matters. The Board has the authority to engage the services of independent legal counsel and consultants to assist in analyzing and reviewing compensation policies, elements of compensation, and the aggregate compensation to NEOs.

In 2016, the Board received advice from Frederic W. Cook & Co., Inc. (“FW Cook”), an independent compensation consultant, with respect to executive compensation related matters. FW Cook exclusively provides services to the Board and does not provide any services to MGP other than on behalf of the Board.

Assessing Compensation Competitiveness

In order to assess whether the compensation awarded to our NEOs is fair and reasonable, the Board periodically gathers and reviews data regarding the compensation practices and policies of other public companies of comparable size in the REIT industry. The peer group compensation data is reviewed by the Board to determine whether the compensation opportunity provided to our NEOs is generally competitive with that provided to the executive officers of our peer group companies, and the Board makes adjustments to compensation levels where appropriate based on this information. The peer group is used as a reference point by the Board in its compensation decisions with respect to NEOs, but the Board does not generally benchmark NEO compensation to any specific level with respect to peer group data.

Objectives of Our Compensation Program

The Board’s primary objectives in setting total compensation and the elements of compensation for our NEOs are to:

•	attract talented and experienced NEOs and retain their services on a long-term basis;

•	motivate our NEOs to achieve our annual and long-term operating and strategic goals;

•	align the interests of our NEOs with the interests of the Company and those of our shareholders; and

•	encourage our NEOs to balance the management of long-term risks and long-term performance with yearly performance.

Elements of Compensation

In structuring our NEO compensation program, the Board considers how each component motivates performance and promotes retention and sound long-term decision-making. The Board also considers the requirements of our strategic plan and the needs of our business.

Our NEO compensation program consists of the following components, which are designed to achieve the following objectives.

Compensation Element	Objective
Annual base salary	Attract and retain executives by fairly compensating them for performing the fundamental requirements of their positions.

Annual incentive bonus	Motivate executives to achieve specific annual performance and/or operational goals and objectives whose achievements are critical for near- and long-term success; reward executives directly in relationship to the degree those goals are achieved in a given year; and attract executives with an interest in linking their compensation rewards, including greater upside bonus potential, directly to higher corporate performance.

Long-term incentives	Align executives’ long-term interests with shareholders’ interests and drive decisions and achieve goals that will help us to remain competitive and thrive in the competitive REIT industry; attract executives with an interest in creating long-term shareholder value; reward executives for building and sustaining shareholder value; and retain executives both through growth in their equity value and the vesting provisions of our share-based awards.

Deferred compensation opportunities	Promote retention and provide individual tax planning flexibility by providing opportunities to postpone receipt of compensation until the end of covered employment.

Severance and change of control benefits; employment agreements	Attract, retain and provide reasonable security to executives; encourage executives to make sound decisions in the interest of our long-term performance, regardless of personal employment risk.

Perquisites	Provide a competitive level of perquisites, which in many cases may be provided at little or no cost to us as an owner and operator of full-service resorts.

Annual Base Salary and Employment Agreements

We have entered into employment agreements with each of our NEOs which determine their annual base salaries as described in the table below.

NEO	2016 Base Salary	2017 Base Salary	Change 2016 to 2017	Future Increases Provided by Employment Agreement	Employment Agreement Term Expiration
Mr. Stewart	$800,000	$800,000	No change	None	April 21, 2019
Mr. Chien	$400,000	$400,000	No change	None	April 21, 2019

Annual Incentive Bonus

Our NEOs are eligible for annual incentive bonuses under MGP’s Annual Performance-Based Incentive Plan. Each NEO’s target bonus is established as a percentage of base pay. Depending on MGP’s performance, an executive may earn from 0% to 175% of his target bonus. The target bonus amounts are set forth in the table below.

NEO	Applicable Base Salary	2016 Target Bonus (% of Base Salary)	2016 Target Bonus
Mr. Stewart	$800,000	100%	$800,000
Mr. Chien	$400,000	50%	$200,000

The Board may reduce or eliminate any participant’s award if it determines, in its sole and absolute discretion, that such a reduction or elimination is appropriate with respect to the participant’s performance or any other factors material to the goals, purposes, and administration of the Annual Performance-Based Incentive Plan, including an overall review of performance by the NEO and/or MGP.

Long-Term Equity Incentives

The Board granted PSUs and RSUs to our NEOs in April 2016.

The core PSU concept is that, while an executive is awarded a target number of shares to be paid at the end of a three-year cliff vesting period, (1) the actual number of shares earned depends on our total shareholder return over the vesting period, relative to a select group of MGP’s peers, and (2) the target number of shares is only earned if MGP’s total shareholder return is at the 50th percentile of the select group of MGP’s peers. Bonus PSUs pursuant to the Bonus PSU Policy described above are subject to an absolute total shareholder return target, rather than a target relative to a select group of MGP’s peers.

Specifically, in order for the target number of shares to be paid (the “Target Shares”), MGP’s total shareholder return over the vesting period must be at the 50th percentile of the select group of MGP’s peers over the same period. No shares are issued unless the total shareholder return is equal to or greater than the 30th percentile of the peer group, and the maximum payout is 160% of the Target Shares, if MGP’s total shareholder return is equal or greater than the 90th percentile of the peer group over the vesting period. For performance levels between the 30th percentile of the peer group and the 90th percentile of the peer group, the percentage of the Target Shares received is set forth in the table below, and if MGP’s percentile rank of total shareholder return falls between two of the percentiles set forth below, the percentage of the Target Shares that shall vest will be determined based on straight-line interpolation between the applicable figures.

Performance Level	Relative Total Shareholder Return Percentile	Vested % of Target Shares
Maximum	90th or greater	160%
	80th	145%
	70th	130%
	60th	115%
Target	50th	100%
	40th	75%
	30th	50%
Threshold	Below 30th	0%

While PSUs provide some value even when the total shareholder return underperforms the peer group (so long as the total shareholder return is no less than the 30th percentile of the peer group), their design magnifies the benefits of above-average total shareholder return and the detriment of a decreased price.

In making grants of PSUs and RSUs to the NEOs in April 2016, the Board allocated 60% in value of the awards to PSUs based on fair value at grant date. The Board determined the size of their award through a process that evaluated their overall role in and expected contributions to MGP and other relevant factors, including competitive data.

The Board does not time the issuance or grant of any equity-based awards with the release of material, non-public information, nor do we time the release of material non-public information for the purpose of affecting the value of equity awards.

The Board believes that RSUs should comprise a portion of the executive’s long-term incentives as they meaningfully support retention. Each RSU entitles the holder to receive one MGP Class A share at vesting. While the value of the RSUs fluctuates with MGP’s performance (as reflected in the price of MGP’s Class A shares), the RSUs retain some value even in situations where no PSUs are payable due to insufficient price performance, which structure encourages recipients to balance MGP’s short-term performance with the management of MGP’s long-term risks and long-term performance. Each award of RSUs to our NEOs vests ratably over each of the first four anniversaries of grant subject to continued employment through each vesting date.

The Board awarded equity-based compensation to our NEOs in 2016 is as follows:

NEO	Award Type	Grant Date	Units	Grant Date Fair Value of Awards
Mr. Stewart	RSU	4/19/2016	19,048	$400,000
	PSU	4/19/2016	29,240	$600,000
Mr. Chien	RSU	4/19/2016	9,524	$200,000
	PSU	4/19/2016	14,620	$300,000

Deferred Compensation Opportunities

Under MGP’s Nonqualified Deferred Compensation Plan (the “DCP”), our NEOs may elect to defer up to 50% of their base salary or 75% of the cash portion of their bonus on a pre-tax basis and accumulate tax-deferred earnings on their accounts. All of our NEOs are eligible to participate in the DCP. MGP believes that providing our NEOs with this deferral option is a cost-effective way to permit executives to receive the tax benefits associated with delaying the income tax event on the compensation deferred, even though the related deduction for MGP also is deferred. The plan allows NEOs to allocate their account balances among different measurement options which are used as benchmarks for calculating amounts that are credited or debited to their account balances (for tax reasons, no ownership interest in the underlying funds is acquired). Our NEOs are also eligible to participate in MGP’s retirement savings plan under Section 401(k) of the Internal Revenue Code.

Perquisites and Other Benefits

We pay premiums and other expenses for group life insurance, short-term disability insurance, long-term disability insurance, and business travel insurance on behalf of our NEOs.

Severance and Change of Control Benefits

MGP believes that severance protections, including in the context of a change of control transaction, are important in attracting and retaining key executive officers. In addition, MGP believes they help ensure leadership continuity and sound decisions in the interest of our long-term success, particularly at times of major business transactions. MGP has agreed to provide our NEOs with severance benefits in the event that their employment is terminated (1) by us for other than good cause, (2) by them for good cause, (3) by us as a result of their death or disability. Other than for equity awards that are not assumed as part of a change of control, no benefits are payable solely as a result of a change of control (i.e., in general, there are no single trigger benefits). The only situation in which change in control benefits are potentially payable absent an executive’s termination is the case of equity awards in the event they are not assumed as part of the change of control.

The Board believes the services of our NEOs are extremely marketable, and that in retaining their services it is therefore necessary to provide assurances to our NEOs that we will not terminate their employment without cause unless we provide a certain level of severance benefits. When determining the level of the severance benefits to be offered, the Board also considers competitive market practices and the period of time it would normally require an executive officer to find comparable employment.

Potential Payments Upon Termination

Death or Disability

If the employment of a NEO is terminated under his employment agreement by us as a result of death or disability, he (or his beneficiaries) will generally be entitled to receive the following:

•	salary for a 3-month period following termination (net of any applicable payments received from any short-term disability policy); and

•	the following benefits with respect to outstanding equity awards:

•	with respect to RSUs, continued vesting for 12 months after the termination date or, if earlier, the expiration date of such award; and

•	with respect to PSUs, pro-rata vesting based on the number of days employed prior to termination, plus an additional 12 months, subject to actual total shareholder return versus the peer group over the performance period.

The above benefits are provided by the applicable NEO employment agreements and the applicable equity award agreements.

Termination by NEO for Good Cause or by Company Without Good Cause

If a NEO terminates his employment under his employment agreement with good cause, or we terminate such employment without good cause, then he would generally be entitled to receive the following:

•	an amount equal to the NEO’s annual base salary and target bonus, less applicable taxes;

•	any earned but unpaid discretionary bonus due to the NEO;

•	a lump sum payment equal to 1.5 times the cost of COBRA coverage for a period of 12 months; and

•	the following benefits with respect to outstanding equity awards:

•	with respect to RSUs, continued vesting for 12 months after the termination date or, if earlier, the expiration date of such award; and

•	with respect to PSUs, pro-rata vesting based on the number of days employed prior to termination, plus an additional 12 months, subject to actual total shareholder return versus the peer group over the performance period.

Obligations of the NEOs

Obligations of the NEOs under the employment agreements relating to confidentiality, providing services to competitors and others, and soliciting customers and Company employees continue after termination of employment. With the exception of obligations relating to confidentiality, which are not limited by time, these restrictions generally continue for the 12-month period following termination (or for such period that remains in the term of the agreement if less than 12 months).

2016 Omnibus Incentive Plan.

Purpose. MGP adopted the 2016 Omnibus Incentive Plan (the “2016 Plan”) in April 2016, which allows for the grant of share options (“Options”), share appreciation rights (“SARs”), restricted shares, RSUs, performance shares, PSUs and other share-based awards to eligible individuals. The 2016 Plan is designed to advance the interests of MGP and its shareholders by providing key management employees, non-employee directors and other eligible participants of MGP and our affiliates with innovative financial incentives, through share and performance based awards, to: align participants’ interests with the interests of MGP’s shareholders in the long-term success of MGP; provide management with an equity ownership in MGP tied to MGP’s performance; attract, motivate and retain key employees and non-employee directors; and provide incentive to management for continuous employment.

Effective Date and Term. The 2016 Plan was adopted on April 19, 2016, and will continue in effect until the earlier of the date that all Class A shares reserved for issuance have been awarded or the expiration of the ten-year term of the 2016 Plan.

Administration and Eligibility. The Board administers the 2016 Plan. Among other powers, the Board has full and exclusive power to: interpret the terms and the intent of the 2016 Plan and any award agreement; determine eligibility for awards; determine award recipients; establish the amount and type of award; determine the fair market value of Class A shares; determine the terms and conditions of awards; grant awards; and make all other determinations relating to the 2016 Plan.

The Board may delegate to a committee comprising one or more of its members, or to one or more of its officers, agents or advisors or to one or more officers of MGP, its subsidiaries or affiliates, all or any number of its administrative or other duties or powers under the 2016 Plan as it may deem advisable.

All directors and employees of MGP and its affiliates are eligible to participate in the 2016 Plan, in each case, to the extent permissible under Form S-8 under the Securities Act of 1933, as amended from time to time. Subject to the provisions of the 2016 Plan, the Board has the authority to select from all eligible individuals those to whom awards are granted and to determine the nature and amount of each award. In the case of awards to eligible individuals providing services to our affiliates, our board must determine (i) that such individuals have provided or are expected to provide services to MGP, and (ii) in the case of awards of Options, that the shares subject thereto qualify as “service recipient stock” for U.S. federal tax purposes.

Types of Awards

General. The 2016 Plan permits the Board, in its sole discretion, to grant various forms of incentive awards. The Board has the power to grant Options, SARs, restricted shares, RSUs, performance shares, PSUs and other share-based awards. Each award will be reflected in an agreement between MGP and the participant, will be subject to the applicable terms and conditions of the 2016 Plan and may also be subject to other terms and conditions consistent with the 2016 Plan that the Board deems appropriate, including accelerated vesting or settlement in the event of a participant’s death, disability or termination of employment. The provisions of the various agreements entered into under the 2016 Plan do not need to be identical.

Share Options. Options allow the participant to buy a certain number of Class A shares at an exercise price equal to at least the fair market value (as determined by the Board) on the date the Option is granted. The maximum term of an Option is ten years.

Share Appreciation Rights. SARs entitle the participant to receive a payment equal to an amount determined by multiplying (a) the excess of the fair market value of a Class A share on the date of exercise over the Grant Price (as defined in the 2016 Plan), less applicable tax withholding; by (b) the number of Class A shares with respect to which the SAR is exercised. SARs may be free standing or granted in tandem with an Option. The payment upon SAR exercise shall be in cash or Class A shares. The Board will determine the term of any SAR granted, provided that no SAR, including an SAR issued in tandem with an Option, may be exercised after the tenth anniversary of its grant date.

Restricted Shares and RSUs. An award of restricted shares involves the immediate transfer by MGP to the participant of a specific number of shares which are subject to a risk of forfeiture and a restriction on transferability. This restriction will lapse following a stated period of time, upon attainment of specified performance targets or some combination of the foregoing. A holder of restricted shares may have all of the rights of a holder of Class A shares (except for the restriction on transferability) and will have the right to receive dividends in cash or other property or distribution rights in respect of their restricted shares, to the extent made available under the terms of the awards granting the restricted shares, and may be granted the right to exercise full voting rights with respect to those shares during certain periods. RSUs are similar to restricted shares except no shares are issued. In addition, holders of RSUs will have no voting rights, but may be entitled, if so determined by the Board, to receive dividend equivalents, which entitle the holder to be credited with an amount equal to all cash dividends paid on the shares underlying RSUs while the units are outstanding and which are converted into additional RSUs.

Performance Awards. The Board may grant performance awards in the form of performance shares or PSUs and will set the specific terms of any such award. The Board will set the initial value of each performance unit at the time of grant. Each performance share will have an initial value equal to the fair market value of a share on the date of grant, as determined by the Board. The Board will set performance goals which, depending on the extent to which they are met, will determine the value and/or the number of PSUs/shares to be paid to the participant. Holders of performance share awards will have voting rights only upon issuance of the underlying shares. The Board may grant holders of performance share awards the right to receive dividend equivalents, which may be paid currently or accumulated and paid to the extent that performance shares become non-forfeitable, as determined by the Board. Dividend equivalents may be settled in cash, shares or a combination of both. Notwithstanding the foregoing, dividend equivalents that relate to awards that vest in whole or in part subject to performance goals or conditions will, to the extent made available under the terms of the award, be subject to the same performance goals or conditions as the underlying award. Holders of PSUs will have no voting rights or dividend rights associated with those awards.

Other Share-Based Awards. The Board may also grant other types of share-based awards, including the grant or offer for sale of unrestricted Class A shares. The terms of any such award will be at the discretion of the Board, subject to the terms of the 2016 Plan.

Class A Shares Available for Awards; Maximum Awards. A maximum of 2,500,000 Class A shares are available for issuance to participants under the 2016 Plan. The maximum number of shares for which a combination of Options and/or SAR awards may be granted to a participant in any one year is 750,000 Class A shares. The maximum aggregate grant for awards of any combination of restricted shares, RSUs, PSUs, performance shares and/or other share-based awards that may be granted to a participant in any one year is 750,000 Class A shares. In addition, the maximum aggregate grant in any one plan year to any one participant who is a non-employee director may have an aggregate grant date fair market value (as determined for financial reporting purposes) of no more than $600,000, and the aggregate value of all compensation paid to such a director in a single year may not exceed $600,000.

Adjustments for Corporate Changes. In the event of a recapitalization, reclassification or other specified event, including an extraordinary dividend, affecting MGP or shares of Class A shares, the Board shall make appropriate and proportionate adjustments in the number and kind of shares that may be issued under the 2016 Plan, as well as other maximum limitations under the 2016 Plan, and the number and kind of shares or other rights and prices under outstanding awards.

Performance Measures. The 2016 Plan provides that, with respect to certain awards, the Board may make the degree of payout and/or vesting dependent upon the attainment of certain performance measures set forth in the 2016 Plan. Performance goals with respect to awards intended to qualify as performance based compensation may include the following performance measures: market share; gross revenue; pretax operating income; net earnings or net income (before or after taxes); earnings per share (or other equity interest); net sales or revenue growth; net operating profit; return measures (including, but not limited to, return on assets, capital, invested capital, equity, sales or revenue); cash flow (including, but not limited to, operating cash flow, free cash flow, cash flow return on equity and cash flow return on investment); EBITDA; gross or operating margins; productivity or productivity ratios; cost reductions and savings; share (or other equity) price (including, but not limited to, growth measures); consummation of debt and equity offerings; equity capital raised; expense targets; margins; operating efficiency; market share; customer satisfaction; working capital targets; economic value added (net operating profit after tax minus the sum of capital multiplied by the cost of capital); total shareholder return (“TSR”); actual or adjusted funds from operations; actual or adjusted funds from acquisitions; and such other business and/or personal criteria as may be deemed appropriate by the Board.

Performance measures may be used to measure the performance of MGP, any of its affiliates or operating units or any combination of the foregoing, annually or cumulatively over a period of years, on an absolute basis or relative to a pre-established target, to a previous year’s result as the Board may deem appropriate or any of the above performance measures as compared to the performance of a group of comparator companies, or published or special index that the Board in its sole discretion deems appropriate. The Board may also select the performance measure of MGP’s share (or other equity) price (including, but not limited to, growth measures) as compared to various stock market indices. The Board may also accelerate the vesting of an award based on the achievement of performance goals. The Board may provide in any award that an evaluation of performance may include or exclude, and may adjust the performance goals (including to prorate goals and payments for a partial performance period) in the event of, any of the following events during a performance period: asset write-downs, litigation or claim judgments or settlements, the effect of changes in tax laws, accounting principles or other laws or provisions affecting reported results, any reorganization and restructuring programs, extraordinary nonrecurring items as described in applicable accounting provisions and/or in management’s discussion and analysis of financial condition and results of operations appearing in our annual report to shareholders for the applicable year, other nonrecurring events such as mergers, acquisitions, reorganizations, spinoffs or divestitures, foreign exchange gains and losses, financing transactions and such other occurrences as may be deemed appropriate by the Board.

Tax Withholding. To the extent that a participant incurs any tax liability in connection with the exercise or receipt of an award under the 2016 Plan, MGP has the right to deduct or withhold, or to require the participant to pay to MGP, the minimum statutory amount to satisfy federal, state and local tax withholding obligations, or such other rate as may be approved without adverse accounting consequences. In addition, the Board may allow the participant to satisfy the withholding obligation by allowing MGP to withhold a portion of the shares to be issued to the participant. Those shares are available for future awards under the 2016 Plan.

Transferability. All awards under the 2016 Plan are nontransferable other than by will or the laws of descent and distribution, provided that the Board may, in its sole discretion, permit transferability to a family member or family trust, foundation or other entity, on a general or specific basis. Unless otherwise provided in the award agreement, awards granted under the 2016 Plan may be exercised only by the participant during the participant’s lifetime.

Amendment and Termination. The Board may, at any time and from time to time and in any respect, amend or modify the 2016 Plan. In addition, the exercise price of an outstanding Option or the grant price of an outstanding SAR award under the 2016 Plan may not be reduced without the prior approval of the shareholders; at any time when the exercise price of outstanding Options or the grant price of outstanding SARs is above the fair market value of a share, no alteration, amendment or modification shall provide that any such outstanding Option or SAR be cancelled and regranted or exchanged for either cash or a new award with a lower (or no) exercise price or grant price; and no other action shall be taken with respect to an Option or SAR that would be treated as a repricing under the rules and regulations of the principal U.S. national securities exchange on which the Class A shares are listed. No material amendment of the 2016 Plan shall be made without shareholder approval if shareholder approval is required by law, regulation, or stock exchange rule. The Board may amend the 2016 Plan or any award agreement, which amendment may be retroactive, in order to conform it to any present or future law, regulation or ruling relating to plans of this or similar nature. No amendment or modification of the 2016 Plan or any award agreement may adversely affect in any material way any outstanding award without the written consent of the participant holding the award.

Each award of RSUs to our NEOs vests ratably over each of the first four anniversaries of grant subject to continued employment through each vesting date. However, if employment is terminated by employer without employer’s good cause (as defined in the applicable employment agreement) or by the NEO with employee’s good cause (as defined in the applicable employment agreement), then the portion of the award that would have vested in the next 12 months will accelerate and vest. The RSUs are granted together with dividend equivalent rights that are subject to the same vesting and forfeiture terms as the underlying RSUs. Vested awards and associated dividend equivalent rights are paid in shares, less applicable withholding, within 30 days following the vesting date. However, fractional shares are paid in cash.

Each award of PSUs to our NEOs is eligible to vest on the earlier of the third anniversary of the date of grant and the date of a change of control (as defined in the applicable award agreement) based on MGP’s TSR over the performance period relative to a select group of MGP’s peers, and subject to the NEO’s continued employment through the last day of the performance period. Depending on MGP’s relative TSR at the end of the performance period, anywhere from 0% to 160% of the target award may vest. The PSUs are granted together with dividend equivalent rights that are subject to the same vesting and forfeiture terms as the underlying PSUs. Vested awards and associated dividend equivalent rights are paid in shares, less applicable withholding, within 30 days following the last day of the performance period. However, fractional shares are paid in cash.

Operating Partnership Manager Compensation

Our general partner does not pay any compensation to its managers in connection with their service as managers of the general partner.

SECURITY OWNERSHIP

As of the September 30, 2016, 76.3% of our Operating Partnership Units are owned by MGM or one of its wholly owned subsidiaries and 23.7% of our Operating Partnership Units are owned by MGP or our general partner. The following chart sets forth the ownership of our limited partnership units. MGM Growth Properties OP GP LLC is our sole general partner and operates and controls all of our business affairs.

Limited Partners	Capital Contributions	Partnership Units	Percentage Interest

MGM Growth Properties LLC	$1,207,500,000	57,500,000.00	23.67%
3950 Las Vegas Boulevard South
Las Vegas, NV 89119

MGM Grand Detroit, LLC	$525,178,323	25,008,491.57	10.30%
3950 Las Vegas Boulevard South
Las Vegas, NV 89119

Mandalay Corp.	$1,105,265,246	52,631,678.36	21.67%
3950 Las Vegas Boulevard South
Las Vegas, NV 89119

Ramparts, Inc.	$361,695,633	17,223,601.57	7.09%
3950 Las Vegas Boulevard South
Las Vegas, NV 89119

New Castle Corp.	$370,136,438	17,625,544.65	7.26%
3950 Las Vegas Boulevard South
Las Vegas, NV 89119

MGM Resorts Mississippi, Inc.	$169,754,635	8,083,554.03	3.33%
875 Beach Boulevard
Biloxi, MS 39530

Victoria Partners	$275,246,451	13,106,973.89	5.40%
3950 Las Vegas Boulevard South
Las Vegas, NV 89119

Park District Holdings, LLC	$20,434,470	973,070.00	0.40%
3950 Las Vegas Boulevard South
Las Vegas, NV 89119

The Mirage Casino-Hotel, LLC	$113,761,344	5,417,206.85	2.23%
3950 Las Vegas Boulevard South
Las Vegas, NV 89119

New York-New York Hotel & Casino, LLC	$76,667,104	3,650,814.50	1.50%
3950 Las Vegas Boulevard South
Las Vegas, NV 89119

Beau Rivage Resorts, LLC	$299,860,356	14,279,064.58	5.88%
875 Beach Boulevard
Biloxi, MS 39530

Marina District Development Company, LLC	$630,150,000	27,362,136.34	11.27%
One Borgata Way
Atlantic City, NJ 08401

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Indemnification of Officers and Directors

MGP has agreed to indemnify the following persons, by reason of their status as such, to the fullest extent permitted by law, from and against all losses, claims or damages arising out of or incurred in connection with MGP’s business:

•	any person who is or was a manager, managing member, officer, director, agent, tax matters partner, fiduciary or trustee of our Company or our subsidiaries, or any affiliate of MGP or its subsidiaries;

•	any of MGP’s subsidiaries and any affiliates of MGP’s subsidiaries;

•	any person who is or was serving at the request of MGP or its board of directors as a manager, managing member, officer, director, agent, tax matters partner, fiduciary or trustee of another person (other than a person who is providing, on a fee-for-services basis, trustee, fiduciary or custodial services);

•	MGM, as the initial member, and its affiliates; and

•	any person whom the board of directors designates as an indemnitee for purposes of MGM’s operating agreement.

MGM has agreed to provide this indemnification only if the indemnified person did not act in bad faith or engage in fraud, willful misconduct or, in the case of a criminal matter, acted without knowledge that the indemnified person’s conduct was unlawful. Thus, the persons identified above could be indemnified for their negligent acts if they met the requirements set forth above. To the extent these provisions purport to include indemnification for liabilities arising under the Securities Act, in the opinion of the Commission such indemnification is contrary to public policy and therefore unenforceable.

Agreements with Affiliates in Connection with the Formation Transactions

We and MGP entered into various documents and agreements with MGM and its affiliates in connection with the Formation Transactions. While MGM endeavored to have these agreements reflect customary, arm’s-length commercial terms and conditions, these agreements are not the result of arm’s-length negotiations, and consequently there can be no assurance that the terms of these agreements are as favorable to us as if they had been negotiated with unaffiliated third parties. Because some of these agreements relate to Formation Transactions that, by their nature, would not occur in a third-party situation, it is not possible to determine what the differences would be in the terms of these transactions when compared to the terms of transactions with an unaffiliated third party.

The Master Lease

In April 25, 2016, the Landlord entered into the Master Lease with the Tenant pursuant to which the IPO Properties were leased to the Tenant, which was amended on August 1, 2016 in connection with the Borgata Transaction. As amended, the Base Rent under the Master Lease is $585 million and the Percentage Rent is $65 million. The Master Lease has an initial lease term of ten years with the potential to extend the term for four additional five-year terms thereafter at the option of the Tenant. The Master Lease provides that any extension of its term must apply to all of the Properties under the Master Lease at the time of the extension. The Master Lease has a triple-net structure, which requires the Tenant to pay substantially all costs associated with each Property, including real estate taxes, insurance, utilities and routine maintenance, in addition to the Base Rent. Additionally, the Master Lease provides the Company with a right of first offer with respect to MGM National Harbor and MGM’s development property located in Springfield, Massachusetts, which the Company may exercise should MGM elect to sell these properties in the future.

The annual rent payments due under the Master Lease are $650.0 million, prorated for the remainder of the first lease year after the Borgata Transaction. Rent under the Master Lease consists of a “base rent” component and a “percentage rent” component. For the first year, the Base Rent will represent 90% of the initial total rent payments due under the Master Lease, or $585.0 million, and the Percentage Rent will represent 10% of the initial total rent payments due under the Master Lease, or $65.0 million, prorated for the remainder of the first lease year after the Borgata Transaction. The Base Rent includes a fixed annual rent escalator of 2.0% for the second through the sixth lease years (as defined in the Master Lease). Thereafter, the annual escalator of 2.0% will be subject to the Tenant and, without duplication, the Operating Subtenants, collectively meeting an adjusted net revenue to rent ratio of 6.25:1.00 based on their net revenue from the leased properties subject to the Master Lease (as determined in accordance with U.S. GAAP, adjusted to exclude net revenue attributable to certain scheduled subleases and, at MGM’s option, reimbursed cost revenue). The Percentage Rent will initially be a fixed amount for approximately the first six years and will then be adjusted every five years based on the average actual annual net revenues of the Tenant and, without duplication, the Operating Subtenants from the leased properties subject to the Master Lease at such time for the trailing five calendar-year period (calculated by multiplying the average annual net revenues, excluding net revenue attributable to certain scheduled subleases and, at MGM’s option, reimbursed cost revenue, for the trailing five calendar-year period by 1.4%). The Master Lease includes covenants that impose ongoing reporting obligations on the Tenant relating to MGM’s financial statements. The Master Lease will also require MGM, on a consolidated basis with the Tenant, to maintain an EBITDAR to rent ratio (as described in the Master Lease) of 1.10:1.00.

Master Contribution Agreement

On April 25, 2016, MGP entered into the MCA with MGM and us, which provides for, among other things, MGP’s responsibility for liabilities relating to its business and the responsibility of MGM for liabilities unrelated to the MGP’s business, MGP’s agreements with MGM and us regarding the principal transactions necessary to effect the transfer by MGM of certain assets to MGP or its subsidiaries, the assumption by MGP or its subsidiaries of certain liabilities in connection with that transfer, the assumption by MGP or its subsidiaries of the bridge facilities entered into by MGM and certain of its subsidiaries in connection with the Formation Transactions and other agreements that govern various aspects of MGP’s relationship with MGM after the closing of the transactions contemplated by the Master Contribution Agreement. The MCA also contains indemnification obligations and ongoing commitments of MGP, us and MGM.

IP License Agreement

On April 25, 2016, MGP entered into a royalty-free IP License Agreement, pursuant to which MGP will have the right to use “MGM” in its corporate name and the corporate names of its subsidiaries for up to 50 years. Pursuant to the IP License Agreement, the Company will also have the right to use the “MGM” mark and the “MGM” logo in the Company’s advertising materials without royalties for up to 50 years.

Corporate Services Agreement

On April 25, 2016, we entered into a corporate services agreement with MGM (the “Corporate Services Agreement”), pursuant to which MGM provides us and our subsidiaries with financial, administrative and operational support services, including accounting and finance support, human resources support, legal and regulatory compliance support, insurance advisory services, internal audit services, governmental affairs monitoring and reporting services, information technology support, construction services, and various other support services. The Corporate Services Agreement provides that we will reimburse MGM for all costs MGM incurs directly related to providing the services thereunder.

Registration Rights Agreement with MGM

On April 25, 2016, the Company entered into the IPO Registration Rights Agreement with operating subsidiaries of MGM that hold Operating Partnership Units. Pursuant to the Registration Rights Agreement, commencing on the first anniversary of the first day of the first full calendar month following the completion of the IPO, MGM and certain of its subsidiaries will have the right to require MGP to effect a registration statement to register the issuance and resale of Class A shares upon exchange of Operating Partnership Units beneficially owned by MGM. The IPO Registration Rights Agreement also provides for, among other things, demand registration rights and piggyback registration rights for the operating subsidiaries of MGM that hold Operating Partnership Units.

Sublease Agreement

We entered into a sublease agreement with MGP and a subsidiary of MGM, MGM Hospitality Global, LLC (“Sublandlord”), pursuant to which MGP leases office space as more particularly described in the sublease. The sublease contains provisions whereby MGP agrees to indemnify and hold harmless Sublandlord from any and all claims, liens, demands, charges, encumbrances, litigation and judgments arising directly or indirectly from any use, occupancy or activity of MGP, or out of any work performed, material furnished, or obligations incurred by MGP in, upon or otherwise in connection with the subleased premises. The sublease agreement terminates (i) by mutual written consent of both MGP and Sublandlord, (ii) by Sublandlord on 30 days written notice to MGP or (iii) by MGP upon 30 days written notice to Sublandlord, or otherwise upon the expiration or earlier termination of the underlying office lease.

POLICIES WITH RESPECT TO CERTAIN ACTIVITIES AND TRANSACTIONS

The following is a discussion of our policies with respect to investments, financing and certain other activities. These policies may be amended and revised from time to time at the discretion of our board of directors without notice to or a vote of our shareholders. We can provide no assurances that our investment objectives will be attained.

Investment Policies

Investments in Real Estate or Interests in Real Estate

The Operating Partnership is a subsidiary through which MGP owns substantially all of its assets and through which MGP conducts all of its investment activities. Our investment objectives are to increase cash flow, provide quarterly cash distributions, maximize the value of its properties, acquire properties with cash flow growth potential and achieve long-term capital appreciation for our shareholders through increases in the value of our Company. MGP is engaged in the acquisition, ownership and leasing of large-scale destination entertainment and leisure resorts, whose tenants generally offer diverse amenities including casino gaming, hotel, convention, dining, entertainment and retail offerings. We have not established a specific policy regarding the relative priority of our investment objectives. We pursue our investment objectives primarily through the ownership of the Properties and other acquired properties and assets. Our subsidiary, the Landlord, leases the Properties to the Tenant pursuant to the Master Lease under which the Tenant is responsible for all facility maintenance, insurance required in connection with the Properties and the business conducted on the Properties, taxes levied on or with respect to the Properties (other than taxes on the income of the Landlord) and all utilities and other services necessary or appropriate for the Properties and the business conducted on the Properties.

We plan to continue to explore opportunities to expand by continuing to acquire properties with similar characteristics to our Properties and non-gaming real estate assets. We anticipate that future investment and development activity will be focused primarily in the United States, but will not be limited to any geographic area, property type or business sector. We intend to engage in such future investment activities in a manner that is consistent with the maintenance of MGP’s status as a REIT for U.S. federal income tax purposes.

We do not have a specific policy as to the amount or percentage of our assets that will be invested in any specific property. While we may diversify in terms of property locations, size and market, we do not have any limit on the amount or percentage of our assets that may be invested in any one property or any one geographic area. We expect to continue to grow our portfolio through the acquisition of gaming and leisure facilities. As we acquire additional properties and expand our portfolio, we expect to further diversify by geography, asset class and tenant within and outside of the gaming and leisure sector.

We expect to pursue our investment objectives through the direct ownership of properties, but may also make investments in other entities, including joint ventures, if we determine that doing so would be our most effective means of raising capital. Equity investments may be subject to existing mortgage financing and other indebtedness or such financing or indebtedness may be incurred in connection with acquiring properties, or a combination of these methods. Any such financing or indebtedness will have priority over our equity interest in such property. Investments are also subject to our policy not to make investments that would cause us to meet the definition of an “investment company” under the Investment Company Act.

From time to time, we may make investments or agree to terms that support the objectives of our tenants without necessarily maximizing our short-term financial return, which may allow us to build long-term relationships and acquire properties otherwise unavailable to our competition. We believe that these dynamics create long-term, sustainable relationships and, in turn, profitability for us.

Purchase and Sale of Properties

Our policy is to acquire properties primarily for cash flow growth potential and long-term value. Although we do not currently intend to sell any properties, we will sell certain properties where our board of directors or management determines such properties do not fit our strategic objectives or where such action would be in our best interest. These opportunities may involve replacing or renovating properties in our portfolio that have become economically obsolete or identifying new sites that present an attractive opportunity and complement our existing portfolio. Additionally, the Master Lease provides us with a right of first offer with respect to MGM National Harbor and MGM’s development property located in Springfield, Massachusetts, which we may exercise should MGM elect to sell these properties in the future.

Dispositions

Subject to the restrictions in the Master Lease, we may from time to time dispose of properties if, based upon management’s periodic review of our portfolio, our board of directors determines such action would be in our best interest. In addition, we may elect to enter into joint ventures or other types of co-ownership with respect to properties that we already own, either in connection with acquiring interests in other properties (as discussed above in “—Investment in Real Estate or Interests in Real Estate”) or from investors to raise equity capital.

Investments in Real Estate Mortgages

Our policy is to make investments in and outside of the gaming and leisure sector real estate properties. We do not presently intend to invest in mortgages or other real estate interests. However, we may, at the discretion of our board of directors, invest in mortgages and other types of real estate interests consistent with our qualification as a REIT. Investments in real estate mortgages run the risk that one or more borrowers may default under certain mortgages and that the collateral securing certain mortgages may not be sufficient to enable us to recoup our full investment.

Investments in Securities of or Interests in Persons Primarily Engaged in Real Estate Activities and Other Issuers

Subject to the percentage of ownership limits and gross income and asset tests necessary for REIT qualification, we may, but do not presently intend to, invest in securities of entities engaged in real estate activities or securities of other issuers (including partnership interests, limited liability company interests or other joint venture interests in special purpose entities owning properties), including for the purpose of exercising control over such entities. We may acquire some, all or substantially all of the securities or assets of other REITs or entities engaged in real estate activities where such investment would be consistent with our investment policies. If we were to acquire investment securities, we would limit the total amount of such securities so that we would not, as a result of such investments, meet the definition of an “investment company” under the Investment Company Act.

Financing Policies

We employ leverage in our capital structure in amounts that we determine appropriate from time to time. See “Description of Other Indebtedness.” Our board of directors has not adopted a policy which limits the total amount of indebtedness that we may incur, but will consider a number of factors in evaluating our level of indebtedness from time to time, as well as the amount of such indebtedness that will be either fixed or variable rate. Neither MGP’s operating agreement nor the partnership agreement of the Operating Partnership limits the amount or percentage of indebtedness that we may incur nor do they restrict the form of our indebtedness (including recourse or nonrecourse debt and cross-collateralized debt). We are, however, subject to certain indebtedness limitations pursuant to the restrictive covenants of our outstanding indebtedness, including the Revolving Credit Facility, the Term Loan Facilities, the initial notes and the exchange notes. We may from time to time modify our debt policy in light of then-current economic conditions, relative costs of debt and equity capital, market values of our properties, general market conditions for debt and equity securities, fluctuations in the market price of our Class A shares, growth and acquisition opportunities and other factors. If these limits are relaxed, we could become more highly leveraged, resulting in an increased risk of default on our obligations and a related increase in debt service requirements that could adversely affect our financial condition and results of operations and our ability to make distributions to our shareholders.

To the extent that our board of directors or management determines that it is necessary to raise additional capital, we may, without shareholder approval, borrow money under our credit facility, issue debt or equity securities, including securities senior to our shares, retain earnings (subject to the REIT distribution requirements for U.S. federal income tax purposes), assume indebtedness, obtain mortgage financing on a portion of our owned properties, engage in a joint venture, or employ a combination of these methods.

Investment and Other Policies

We may, but do not presently intend to, make investments other than as previously described. We may offer our shares, preferred shares, options, other equity securities senior to our shares, or debt securities in exchange for cash or property and to repurchase or otherwise reacquire our shares or other equity or debt securities in exchange for cash or property. Other than the initial issuance, we have not issued shares or any other securities in exchange for property or any other purpose, and our board of directors has no present intention of causing us to repurchase any shares. We have not engaged in trading, underwriting or the agency distribution or sale of securities of other issuers and do not intend to do so. At all times, we intend to make investments in such a manner as to qualify to be taxed as a REIT, unless, because of circumstances or changes in the Code (or the Treasury Regulations promulgated thereunder), our board of directors determines that it is no longer in our best interests to qualify to be taxed as a REIT. Our policies with respect to such activities may be reviewed and modified from time to time by our board of directors without notice to or the vote of our shareholders. We will limit our investments in such securities so that we will not fall within the definition of an “investment company” under the Investment Company Act.

Lending Policies

We do not have a policy limiting our ability to make loans to other persons. Subject to REIT qualification rules, we may make loans to third parties. For example, we may consider offering purchase money financing in connection with the sale of properties where the provision of that financing will increase the value to be received by us for the property sold, or we may consider making loans to, or guaranteeing the debt of, joint ventures in which we participate or may participate in the future. We may choose to guarantee the debt of certain joint ventures with third parties. Consideration for those guarantees may include fees, long-term management contracts, options to acquire additional ownership and promoted equity positions. We do not currently intend to engage in any significant lending activities. We intend to make investments in such a way that we will not be treated as an investment company under the Investment Company Act. However, our board of directors may adopt a lending policy without notice to or the vote of our shareholders.

Reporting Policies

Upon the effectiveness of the registration statement, of which this prospectus forms a part, we will be subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and in accordance therewith will file certain periodic reports and other information with the Commission.

DESCRIPTION OF THE PARTNERSHIP AGREEMENT

The following summary of the terms of the partnership agreement of the Operating Partnership does not purport to be complete and is qualified in its entirety by reference to the partnership agreement.

Management of the Operating Partnership

The Operating Partnership is a Delaware limited partnership that was formed by MGM on January 6, 2016. MGP’s wholly owned subsidiary is the sole general partner of the Operating Partnership, and MGP conducts substantially all of its business in or through the Operating Partnership. In connection with this offering and application of the use of proceeds as described in this prospectus, MGP and subsidiaries of MGM entered into the partnership agreement of the Operating Partnership as limited partners, and MGP’s wholly owned subsidiary entered into the partnership agreement of the Operating Partnership as the general partner.

As the sole general partner of the Operating Partnership, MGP’s wholly owned subsidiary exercises exclusive and complete responsibility and discretion in its day-to-day management and control. MGP can, through its wholly owned subsidiary, cause the Operating Partnership to enter into major transactions, including acquisitions, distributions, creation of and investments in new subsidiaries, incurrences of indebtedness, dispositions and refinancings, subject to certain limited exceptions. The limited partners of the Operating Partnership, which currently consist solely of MGP and subsidiaries of MGM, may not transact business for, or participate in the management activities or decisions of, the Operating Partnership, except as provided in the partnership agreement and as required by applicable law. MGM owns MGP’s single outstanding Class B share, which represents approximately 51% of the total voting power of MGP’s shares, and MGP continues to be controlled by MGM. As a result, MGM is able to exert control over MGP and our corporate decisions and has indirect control over the Operating Partnership. MGP’s wholly owned subsidiary may not be removed as general partner by the limited partners. The partnership agreement limits the ability of each partner of the Operating Partnership to transfer its interests in the Operating Partnership.

Transferability of Interests

MGP’s wholly owned subsidiary, as general partner of the Operating Partnership, may not voluntarily withdraw from the Operating Partnership without the consent of partners holding a majority of all the outstanding Operating Partnership Units held by all partners entitled to vote on or consent to the matter. A limited partner may not sell, assign, encumber or otherwise dispose of its Operating Partnership Units without the general partner’s consent, with the exception of Operating Partnership Units received as payment under the Master Lease for capital improvements in connection with a deconsolidation event or as otherwise permitted by the partnership agreement. See “Certain relationships and related party transactions—The Master Lease—Maintenance and capital improvements.” Upon the expiration of the twelve-month period following such limited partner’s acquisition of Operating Partnership Units (which does not apply to Operating Partnership Units received as payment in connection with a deconsolidation event), a limited partner may require the Operating Partnership to redeem such Operating Partnership Units (except with respect to Operating Partnership Units issued to the Tenant under the Master Lease in connection with the Landlord’s (MGP’s subsidiary’s) obligation to pay the Tenant for certain capital improvements upon a deconsolidation event) as described below. In addition, all transfers are subject to other limitations and conditions set forth in the partnership agreement.

Amendments to the Partnership Agreement

Amendments to the partnership agreement of the Operating Partnership may be proposed by our wholly owned subsidiary, as general partner, or any limited partner. All amendments to the partnership agreement require the approval of our wholly owned subsidiary, as general partner. Our wholly owned subsidiary, as general partner, subject to certain very limited exceptions, will have the power to unilaterally make any amendments to the partnership agreement of the Operating Partnership, including, without limitation, to:

•	reflect the issuance of additional Operating Partnership Units in accordance with the terms of, and subject to the exceptions set forth in, the partnership agreement; or

•	permit and reflect (a) MGP’s and the Operating Partnership’s conversion from an “UPREIT” structure to a “DownREIT” structure, or (b) such other transactions as MGP’s wholly owned subsidiary, as general partner, may determine are necessary or desirable, including those involving MGP’s holding of assets outside of the Operating Partnership; which in either case may involve, among other things, modifications to the conversion factor between Operating Partnership Units and MGP’s Class A shares.

Subject to certain exceptions, amendments that would, among other things, convert a limited partner into a general partner (except in connection with a permitted transfer of the general partner’s interest), modify the limited liability of a limited partner, adversely alter a partner’s right to receive any distributions or allocations of profits or losses, or materially alter or modify the redemption rights of limited partners (or amend these restrictions) must be approved by each limited partner that would be adversely affected by such amendment, unless the amendment or action affects all partners holding the same class or series of Operating Partnership Units on a uniform or pro rata basis and is approved by a majority of the partners of such class or series.

Restrictions on General Partner’s Authority

MGP’s wholly owned subsidiary, as general partner, may not take any action in contravention of an express prohibition or limitation contained in the partnership agreement of the Operating Partnership, including:

•	any action that would make it impossible to carry on the ordinary business of the Operating Partnership, except as otherwise provided in the partnership agreement;

•	possessing property of the Operating Partnership, or assigning any rights in specific property of the Operating Partnership, for other than an Operating Partnership purpose, except as otherwise provided in the partnership agreement of the Operating Partnership;

•	admitting any person as a partner, except as otherwise provided in the partnership agreement;

•	entering into any contract, mortgage, loan or other agreement that expressly prohibits or restricts us or the Operating Partnership from performing their respective obligations under the partnership agreement of the Operating Partnership in connection with a redemption or prohibits or restricts the ability of a limited partner to exercise its rights to a redemption in full, except with the written consent of such limited partner; provided, that any agreement that allows for the settlement of a redemption in the form of equity interests shall not be deemed to prohibit or restrict us or the Operating Partnership from performing their respective obligations under the partnership agreement of the Operating Partnership in connection with a redemption or prohibit or restrict the ability of a limited partner to exercise its rights to a redemption in full; or

•	performing any act that would subject a limited partner to liability as a general partner in any jurisdiction or any other personal liability except as provided in the partnership agreement of the Operating Partnership or under the Delaware Revised Uniform Limited Partnership Act without the consent of such limited partner.

In addition, pursuant to the partnership agreement of the Operating Partnership, without the consent of partners holding a majority of all the outstanding Operating Partnership Units held by all partners entitled to vote on or consent to the matter, neither MGP’s wholly owned subsidiary, as general partner, nor the Operating Partnership may engage in, or cause or permit:

•	at any time:

•	a voluntary withdrawal of MGP’s wholly owned subsidiary as general partner;

•	any change in any election relating to MGP’s tax status or the tax status of the Operating Partnership, including, without limitation, MGP’s status as a REIT; or

•	any admission into the Operating Partnership of any additional or substitute general partners, except pursuant to and in accordance with the partnership agreement of the Operating Partnership.

Distributions to Holders of Operating Partnership Units

The partnership agreement of the Operating Partnership provides that holders of Operating Partnership Units are generally entitled to receive distributions on a pro rata basis in accordance with their respective Operating Partnership Units with no Operating Partnership Units being entitled to a distribution in preference to any other Operating Partnership Units (subject to the rights of the holders of any class of preferred partnership interests that may be authorized and issued after this offering).

Redemption/Exchange Rights

A limited partner will, upon delivery of a notice of redemption to the general partner, have the right to require the Operating Partnership to redeem part or all of its Operating Partnership Units that it has held for at least 12 months (except in certain cases) in exchange for cash. Alternatively, upon delivery of a notice of redemption by a limited partner, MGP may, at its election, purchase the tendered Operating Partnership Units, in whole or in part, in exchange for MGP’s Class A shares on a one-for-one basis, subject to adjustment in the event of share splits, share distributions, distributions of warrants or share rights, specified extraordinary distributions and similar events. MGP does not have the authority to deny a limited partner, including MGM, the right to exercise its redemption rights; rather, it only has the ability to determine whether MGP will settle its obligations in the form of cash or Class A shares. If MGP elects to exchange tendered Operating Partnership Units for its Class A shares, the issuance of such shares will be subject to the ownership limits set forth in its operating agreement. Any redemption or exchange would increase MGP’s percentage ownership interest in the Operating Partnership.

Pursuant to provisions of the partnership agreement of the Operating Partnership and MGP’s Registration Rights Agreement with MGM, if MGP’s election to acquire Operating Partnership Units tendered for redemption in exchange for its Class A shares would cause any person to violate the ownership restrictions set forth in MGP’s operating agreement and such excess Operating Partnership Units (and any other Operating Partnership Units that the tendering limited partner agrees to treat as such) have a value of at least $5,000,000 (based on an Operating Partnership Unit having a value equal to the trailing ten-day daily trading price of MGP’s Class A shares) and MGP is eligible to file a registration statement on Form S-3 under the Securities Act, then MGP may also elect to undertake a redemption, pursuant to which it redeems its Operating Partnership Units with the proceeds from a public offering or private placement of its Class A shares. In the event MGP elects to undertake such a redemption, MGP may require the other limited partners to also elect whether or not to participate. Participating limited partners will receive on the redemption date for each Operating Partnership Unit (subject to adjustment) the net proceeds per share received in the public offering but will have a limited opportunity to withdraw their Operating Partnership Units from the redemption immediately prior to the pricing of the public offering. Further, a limited partner will be permitted to transfer at any time any Operating Partnership Units received as payment under the Master Lease for certain capital improvements in connection with a deconsolidation event. See “Certain relationships and related party transactions—The Master Lease—Maintenance and capital improvements.”

Issuance of Units, Shares or Other Securities

MGP’s wholly owned subsidiary, as general partner of the Operating Partnership, has the power to cause the issuance of additional Operating Partnership Units in one or more classes or series, subject to certain exceptions and limitations in the partnership agreement. These additional units may include preferred partnership units. In addition, MGP’s wholly owned subsidiary, as general partner, may authorize the issuance of additional partnership interests (including additional classes of units) with preferences in distribution and upon liquidation which could result in MGP’s units and/or its distributions being subordinated to such additional interests.

Capital Contributions

The partnership agreement of the Operating Partnership provides that MGP’s wholly owned subsidiary, as general partner, may authorize the issuance of additional partnership interests in exchange for any capital contributions, if any, as MGP’s wholly owned subsidiary, as general partner, may approve, subject to certain exceptions and limitations in the partnership agreement. Under the partnership agreement, we are generally obligated to contribute the net proceeds received from any offering of MGP’s shares of beneficial interest as additional capital to the Operating Partnership in exchange for additional Operating Partnership Units. The partnership agreement also provides that MGP may make additional capital contributions, including contributions of properties, to the Operating Partnership in exchange for additional Operating Partnership Units, subject to certain exceptions and limitations in the partnership agreement. If MGP contributes additional capital and receives additional Operating Partnership Units in exchange for a capital contribution, MGP’s percentage interest in the Operating Partnership will be increased on a proportionate basis based on the amount of the additional capital contribution and the value of the Operating Partnership at the time of the contribution. In addition, if MGP contributes additional capital and receives additional Operating Partnership Units for the capital contribution, the capital accounts of the partners may be adjusted upward or downward to reflect any unrealized gain or loss attributable to the properties as if there were an actual sale of the properties at the fair market value thereof. No person has any preemptive, preferential or other similar right with respect to making additional capital contributions or loans to the Operating Partnership or the issuance or sale of any Operating Partnership Units or other partnership interests.

Borrowing by the Operating Partnership

MGP’s wholly owned subsidiary, as general partner, may cause the Operating Partnership to (or cause subsidiaries of the Operating Partnership to) borrow money and to issue and guarantee debt as MGP deems necessary for the conduct of the activities of the Operating Partnership. Such debt may be secured, among other things, by mortgages, deeds of trust, liens or encumbrances on the properties of the Operating Partnership (or any applicable subsidiaries).

Tax Matters

MGP’s wholly owned subsidiary, as general partner, is the tax matters partner of the Operating Partnership and therefore has the authority under the Code to handle tax audits on behalf of the Operating Partnership. In addition, MGP’s wholly owned subsidiary, as general partner, has the authority to arrange for the preparation and filing of the Operating Partnership’s tax returns and to make tax elections under the Code on behalf of the Operating Partnership.

The partnership agreement of the Operating Partnership provides that, in each jurisdiction in which MGM or any of its subsidiaries files (or is required to file) an affiliated, combined, consolidated or unitary group tax return under state or local tax law with the Operating Partnership or MGP, the Operating Partnership or MGP (as applicable) shall be responsible for an amount of taxes equal to the product of (i) the statutory rate imposed by the relevant state or locality for the tax covered by such return and (ii) the amount of positive income calculated by multiplying the tax base of the Partnership or MGP (as applicable) for that state or locality by the apportionment formula for such return, and taking into consideration nonapportionable items of income for the Partnership or MGP (as applicable). If, as a result of an adjustment to the state or local taxes of such group, there is an additional amount due and payable or a refund of such state of local taxes previously paid, the obligations of the Partnership or MGP (as applicable) shall be redetermined. We do not expect MGP or the Operating Partnership to have any obligations under the provisions described above. However, MGP or the Operating Partnership could be liable pursuant to such provisions as a result of a change in law or if MGP or the Operating Partnership becomes subject to tax in certain jurisdictions in which it does not currently operate, and such liability could be for a greater amount than the tax that MGP or the Operating Partnership, respectively, would incur on a stand-alone basis.

Allocations of Net Income and Net Losses to Partners

The net income or net loss of the Operating Partnership will generally be allocated to the limited partners of the Operating Partnership in accordance with their respective ownership of Operating Partnership Units.

However, in some cases, gains or losses may be disproportionately allocated to partners who have contributed property to or guaranteed debt of the Operating Partnership. The allocations described above are subject to special allocations relating to depreciation deductions and to compliance with the provisions of Sections 704(b) and 704(c) of the Code and the associated Treasury regulations.

Capital Improvements

As described in the description of the Master Lease, in the event of a deconsolidation event, the Landlord will be required to pay the Tenant, should the Tenant so elect, for certain capital improvements that would not constitute “normal tenant improvements” in accordance with U.S. GAAP, and subject to an initial cap of $100 million in the first year of the Master Lease increasing annually by $75 million each year thereafter. Pursuant to the partnership agreement of the Operating Partnership, MGP’s wholly owned subsidiary, as general partner, will cause the Landlord to make such a payment, or, if elected at the sole discretion of the general partner, the general partner will issue to Tenant, or Tenant’s designee, Operating Partnership Units with an aggregate fair market value equal to such payment owed upon a deconsolidation event. Such Operating Partnership Units issued upon a deconsolidation event for capital improvements shall be freely transferable, but will not be subject to the twelve-month ownership limitation described above in “—Transferability of Interests” and “—Redemption/Exchange Rights.”

Operations

MGP’s wholly owned subsidiary, as general partner, intends to manage the Operating Partnership in a manner that will enable it to maintain its qualification as a REIT and to minimize any U.S. federal income tax liability. The partnership agreement of the Operating Partnership provides that the Operating Partnership will assume and pay when due, or reimburse MGP for payment of, all costs and expenses relating to the operations of or for the benefit of the Operating Partnership.

Business Activity

Neither MGP, nor MGM, nor any partner in the Operating Partnership or any of MGP’s and their respective affiliates (other than MGP’s wholly owned subsidiary, as general partner) shall be precluded from engaging in any business of any type or in any activity for profit or to engage in or possess an interest in other business ventures of any type or any description, including such business interests and activities that directly compete with the business and activities of any member of the Operating Partnership. Nothing in the agreement of the Operating Partnership shall give any partner in the Operating Partnership a right in any business venture of MGP, MGM, or MGP’s respective affiliates. The doctrine of corporate opportunity shall not apply to MGP, MGM, or any partner in the Operating Partnership or any of MGP’s or their respective affiliates. If MGP, MGM, or any partners in the Operating Partnership or any of MGP’s and their respective subsidiaries acquires knowledge of a potential transaction, agreement or arrangement that may be an opportunity to the Operating Partnership, such party shall have no duty to communicate or offer such opportunity to the Operating Partnership and shall not be liable to the Operating Partnership, any partner, or any person who acquires an interest in the Operating Partnership, for breach of the agreement of the Operating Partnership or any duty otherwise existing at law, in equity or otherwise for failure to communicate such opportunity to the Operating Partnership.

Term

The Operating Partnership will continue in full force and effect until dissolved in accordance with the terms of the partnership agreement or as otherwise provided by law.

Indemnification and Limitation of Liability

To the fullest extent permitted by applicable law, the partnership agreement of the Operating Partnership provides, subject to the express limitations in the partnership agreement, for indemnification of (a) any general partner, (b) any person who is or was an affiliate of the general partner, (c) any person who is or was a manager, managing member, officer, director, agent, tax matters partner, partnership representative (or similar), fiduciary or trustee of the Operating Partnership or any of its subsidiaries (each a “Group Member”), a general partner or any of their respective affiliates, (d) any Group Member or any affiliate of any Group Member, (e) any person who is or was serving at the request of the general partner or any of its affiliates as a manager, managing member, officer, director, agent, tax matters partner, partnership representative (or similar), fiduciary or trustee of another person, (f) MGM and its affiliates and (g) any person that the general partner designates as an “Indemnitee” for purposes of the partnership agreement (each, an “Indemnitee”; provided, that a person shall not be an Indemnitee by reason of providing, on a fee-for-services basis, trustee, fiduciary or custodial services) from and against any and all losses, claims, damages, liabilities, joint or several, expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts arising from any and all threatened, pending or completed claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, and whether formal or informal and including appeals, in which any Indemnitee may be involved, or is threatened to be involved, as a party or otherwise, by reason of its status as an Indemnitee and acting (or refraining to act) in such capacity on behalf of or for the benefit of the Operating Partnership; provided, that the Indemnitee shall not be indemnified and held harmless pursuant to the partnership agreement if there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter for which the Indemnitee is seeking indemnification pursuant to the partnership agreement, the Indemnitee acted in bad faith or engaged in fraud, willful misconduct or, in the case of a criminal matter, acted with knowledge that the Indemnitee’s conduct was unlawful.

The general partner, as general partner, is not liable to the Operating Partnership or its partners except in the event that, in connection with such liability, it acted in bad faith or engaged in fraud or willful misconduct or, in the case of a criminal matter, acted with knowledge that its conduct was criminal. The limited partners expressly acknowledge that the general partner, as general partner, is acting for the benefit of the Operating Partnership, the limited partners and MGP’s shareholders collectively, that the general partner is under no obligation to give priority to the separate interests of the limited partners or the general partner’s shareholders in deciding to cause the Operating Partnership to take (or decline to take) any actions and that the general partner shall not be liable to the Operating Partnership or any partner for monetary damages for losses sustained, liabilities incurred or benefits not derived by the limited partners in connection with such decisions so long as the general partner acted in good faith. A determination, other action or failure to act by the general partner will be deemed to be in good faith unless the applicable party believed such determination, other action or failure to act was adverse to the interests of the Operating Partnership. In any proceeding brought by the Operating Partnership, any partner, any person who acquires an interest in the Operating Partnership or any person who is bound by the partnership agreement challenging such action, determination or failure to act, the person bringing or prosecuting such proceeding shall have the burden of proving that such determination, action or failure to act was not in good faith. The limited partners have no liability under the partnership agreement of the Operating Partnership (except with respect to a breach thereof) except as expressly provided for in the partnership agreement of the Operating Partnership or under the Delaware Revised Uniform Limited Partnership Act.

Except as expressly set forth in the partnership agreement of the Operating Partnership, to the fullest extent permitted by law, no Indemnitee shall have any duties or liabilities, including any fiduciary duties, to the Operating Partnership, any partner, any other person who acquires an interest in an Operating Partnership Unit or any other person who is bound by the partnership agreement of the Operating Partnership. The provisions of the partnership agreement of the Operating Partnership, to the extent that they restrict or otherwise modify or eliminate the duties and liabilities, including fiduciary duties, of a general partner, any affiliate of the general partner, or other partner in the Operating Partnership or MGM or its affiliates otherwise existing at law or in equity, are expressly agreed and approved by the general partner and the partners and any other person who acquires an interest in an Operating Partnership Unit or any other person who is bound by the partnership agreement of the Operating Partnership.

THE EXCHANGE OFFER

In connection with the issuance of the 2024 initial notes on April 25, 2016 and the issuance of the 2026 initial notes on August 12, 2016, we and the initial purchasers of each series of initial notes entered into registration rights agreements (such agreement with respect to the 2024 initial notes, the “2024 Notes Registration Rights Agreement,” and such agreement with respect to the 2026 initial notes, the “2026 Notes Registration Rights Agreement,” and collectively, the “Registration Rights Agreements”), which provide for the exchange offer. For the purposes of this “The Exchange Offer” section, references to the exchange of or relationship between “initial notes” and “exchange notes” shall refer to, respectively and collectively, the exchange of or relationship between the 2024 initial notes and the 2024 exchange notes and the exchange of or relationship between the 2026 initial notes and the 2026 exchange notes. The exchange offer will permit eligible holders of each series of initial notes to exchange the initial notes for the exchange notes that are identical in all material respects with the initial notes, except that:

•	the exchange notes have been registered under the U.S. federal securities laws and will not bear any legend restricting their transfer;

•	the exchange notes bear a different CUSIP number from the initial notes;

•	the exchange notes will generally not be subject to transfer restrictions or be entitled to registration rights; and

•	the holders of the exchange notes will not be entitled to certain rights under the applicable Registration Rights Agreement, including the provisions for an increase in the interest rate on the initial notes in some circumstances relating to the timing of the exchange offer.

The exchange notes will evidence the same debt as the initial notes. Holders of exchange notes will be entitled to the benefits of the applicable indenture.

General

We are making the exchange offer to comply with our contractual obligations under the Registration Rights Agreements. Except under limited circumstances, upon completion of the exchange offer, our obligations with respect to the registration of the initial notes will terminate.

We agreed, pursuant to the Registration Rights Agreements, to use our commercially reasonable efforts to file with the SEC a registration statement covering the offer to exchange by us of the exchange notes for the initial notes, pursuant to the exchange offer. The Registration Rights Agreements provide that we will file with the SEC an exchange offer registration statement on an appropriate form under the Securities Act and offer to holders of initial notes who are able to make certain representations the opportunity to exchange their initial notes for exchange notes.

We will commence the exchange offer promptly after the exchange offer registration statement is declared effective by the SEC and use our commercially reasonable efforts to complete the exchange offer not later than 60 days after the effective date.

We will keep the exchange offer open for 20 business days after the date notice of the exchange offer is mailed or delivered to the holders of the initial notes. For each old note surrendered to us pursuant to the exchange offer, the holder of such old note will receive an exchange note having a principal amount equal to that of the surrendered old note. Interest on each exchange note will accrue from the last interest payment date on which interest was paid on the old note surrendered in exchange thereof or, if no interest has been paid on the old note, from the date of its original issue.

In connection with the issuance of the initial notes, we arranged for the initial notes to be issued in the form of global notes through the facilities of DTC acting as depositary. The exchange notes will also be issued in the form of global notes registered in the name of DTC or its nominee and each beneficial owner’s interest in it will be transferable in book-entry form through DTC.

Holders of initial notes do not have any appraisal or dissenters’ rights in connection with the exchange offer. Initial notes that are not tendered for exchange or are tendered but not accepted in connection with the exchange offer will remain outstanding and be entitled to the benefits of the Indenture under which they were issued, including accrual of interest, but, subject to a limited exception, will not be entitled to any registration rights under the applicable Registration Rights Agreement. See “—Consequences of Failure to Tender.”

We will be deemed to have accepted validly tendered initial notes when and if we have given written notice to the exchange agent of our acceptance. The exchange agent will act as agent for the tendering holders for the purpose of receiving the exchange notes from us. If any tendered initial notes are not accepted for exchange because of an invalid tender, the occurrence of other events described in this prospectus or otherwise, we will return the certificates for any unaccepted initial notes, at our expense, to the tendering holder as promptly as practicable after the expiration of the exchange offer.

The exchange offer is not being made to, nor will we accept tenders for exchange from, holders of the initial notes in any jurisdiction in which the exchange offer or the acceptance of it would not be in compliance with the securities or blue sky laws of that jurisdiction.

Eligibility; Transferability

We are making this exchange offer in reliance on interpretations of the staff of the SEC set forth in several no-action letters, including Morgan Stanley & Co., Inc. (available June 5, 1991) and Exxon Capital Holdings Corporation (available May 13, 1988), as interpreted in the SEC’s letter to Shearman & Sterling dated July 2, 1993). However, we have not sought our own no-action letter. Based upon these interpretations, we believe that you, or any other person receiving exchange notes, may offer for resale, resell or otherwise transfer such exchange notes without complying with the registration and prospectus delivery requirements of the U.S. federal securities laws, if:

•	you are, or the person or entity receiving such exchange notes is, acquiring such exchange notes in the ordinary course of business;

•	you do not, nor does any such person or entity, have an arrangement or understanding with any person or entity to participate in any distribution (within the meaning of the Securities Act) of the exchange notes in violation of the provisions of the Securities Act;

•	you are not, nor is any such person or entity, our affiliate (as such term is defined under Rule 405 under the Securities Act); and

•	you are not acting on behalf of any person or entity who could not truthfully make these statements.

To participate in the exchange offer, you must represent as the holder of initial notes that each of the above statements is true.

The Issuers have not entered into any arrangement or understanding with any person who will receive exchange notes in this exchange offer to distribute those securities following completion of the offer. The Issuers are not aware of any person that will participate in the exchange offer with a view to distribute the exchange notes. Any holder of initial notes who is our affiliate or who intends to participate in the exchange offer for the purpose of distributing the exchange notes:

•	will not be able to rely on the interpretation of the staff of the SEC set forth in the no-action letters described above; and

•	must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or transfer of the exchange notes and must be identified as an underwriter in the prospectus, unless the sale or transfer is made pursuant to an exemption from those requirements.

Each broker-dealer that receives exchange notes in exchange for initial notes acquired for its own account through market-making or other trading activities must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes. The letter of transmittal states that, by acknowledging that it will deliver, and by delivering, a prospectus, a broker-dealer will not be deemed to admit that it is an underwriter within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resale of the exchange notes received in exchange for the initial notes where such initial notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed that, for a period of 180 days after the expiration date of the exchange offer, we will amend or supplement this prospectus in order to expedite or facilitate the disposition of any exchange notes by such broker-dealers.

Expiration of the Exchange Offer; Extensions; Amendments

The exchange offer will expire at 5:00 p.m., New York City time, on             , 2017, or the expiration date, unless we extend the exchange offer. To extend the exchange offer, we will notify the exchange agent and each registered holder of any extension before 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date. We reserve the right to extend the exchange offer, delay accepting any tendered initial notes or, if any of the conditions described below under the heading “—Conditions” have not been satisfied, to terminate the exchange offer. We also reserve the right to amend the terms of the exchange offer in any manner. We will give written notice of such delay, extension, termination or amendment to the exchange agent.

If we amend the exchange offer in a manner that we consider material, we will disclose such amendment by means of a prospectus supplement, and we will extend the exchange offer for a period of five to ten business days.

If we determine to make a public announcement of any delay, extension, amendment or termination of the exchange offer, we will do so by making a timely release through an appropriate news agency.

If we delay accepting any initial notes or terminate the exchange offer, we promptly will pay the consideration offered, or return any initial notes deposited, pursuant to the exchange offer as required by Rule 14e-1(c) under the Exchange Act.

Conditions

Notwithstanding any other term of the exchange offer, we will not be required to accept for exchange, or issue any exchange notes for, any initial notes, and may terminate or amend the exchange offer before the acceptance of the initial notes, if:

•	we determine that the exchange offer violates any law, statute, rule, regulation or interpretation by the staff of the SEC or any order of any governmental agency or court of competent jurisdiction; or

•	any action or proceeding is instituted or threatened in any court or by or before any governmental agency relating to the exchange offer which, in our judgment, could reasonably be expected to impair our ability to proceed with the exchange offer.

The conditions listed above are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to any of these conditions. We may waive these conditions in our reasonable discretion in whole or in part at any time and from time to time prior to the expiration date. The failure by us at any time to exercise any of the above rights shall not be considered a waiver of such right, and such right shall be considered an ongoing right which may be asserted at any time and from time to time.

In addition, we will not accept for exchange any initial notes tendered, and no exchange notes will be issued in exchange for those initial notes, if at any time any stop order is threatened or issued with respect to the registration statement for the exchange offer and the exchange notes or the qualification of the applicable Indenture under the Trust Indenture Act of 1939. In any such event, we must use commercially reasonable efforts to obtain the withdrawal of any stop order as soon as practicable.

In addition, we will not be obligated to accept for exchange the initial notes of any holder that has not made to us the representations described under “—Eligibility; Transferability” and “Plan of Distribution.”

Procedures for Tendering

We have forwarded to you, along with this prospectus, a letter of transmittal relating to this exchange offer. A holder need not submit a letter of transmittal if the holder tenders initial notes in accordance with the procedures mandated by DTC’s ATOP. To tender initial notes without submitting a letter of transmittal, the electronic instructions sent to DTC and transmitted to the exchange agent must contain your acknowledgment of receipt of and your agreement to be bound by and to make all of the representations contained in the letter of transmittal. In all other cases, a letter of transmittal must be manually executed and delivered as described in this prospectus.

Only a holder of record of initial notes may tender initial notes in the exchange offer. To tender in the exchange offer, a holder must comply with all applicable procedures of DTC and either:

•	complete, sign and date the letter of transmittal, have the signature on the letter of transmittal guaranteed if the letter of transmittal so requires and deliver the letter of transmittal or facsimile to the exchange agent prior to the expiration date; or

•	in lieu of delivering a letter of transmittal, instruct DTC to transmit on behalf of the holder a computer-generated message to the exchange agent in which the holder of the initial notes acknowledges and agrees to be bound by the terms of the letter of transmittal, which computer-generated message must be received by the exchange agent prior to 5:00 p.m., New York City time, on the expiration date.

In addition, either:

•	the exchange agent must receive the initial notes along with the letter of transmittal; or

•	with respect to the initial notes, the exchange agent must receive, before expiration of the exchange offer, timely confirmation of book-entry transfer of initial notes into the exchange agent’s account at DTC, according to the procedure for book-entry transfer described below.

For initial notes to be tendered effectively, the exchange agent must receive any physical delivery of the letter of transmittal and other required documents at the address set forth below under “—Exchange Agent” before expiration of the exchange offer.

The tender by a holder that is not withdrawn before expiration of the exchange offer will constitute an agreement between that holder and us in accordance with the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal. Only a registered holder of initial notes may tender the initial notes in the exchange offer. If a holder completing a letter of transmittal tenders less than all of the initial notes held by this holder, this tendering holder should fill in the applicable box of the letter of transmittal. The amount of initial notes delivered to the exchange agent will be deemed to have been tendered unless otherwise indicated.

The method of delivery of initial notes and the letter of transmittal and all other required documents to the exchange agent is at the election and sole risk of the holder. Instead of delivery by mail, you should use an overnight delivery service. In all cases, you should allow for sufficient time to ensure delivery to the exchange agent before the expiration of the exchange offer. You may request your broker, dealer, commercial bank, trust company or nominee to effect these transactions for you. You should not send any note, letter of transmittal or other required document to us.

Any beneficial owner whose initial notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact the registered holder promptly and instruct it to tender on the owner’s behalf. If the beneficial owner wishes to tender on its own behalf, it must, prior to completing and executing the letter of transmittal and delivering its initial notes, either:

•	make appropriate arrangements to register ownership of the initial notes in the owner’s name; or

•	obtain a properly completed bond power from the registered holder of initial notes.

The transfer of registered ownership may take considerable time and may not be completed prior to the expiration date.

If the applicable letter of transmittal is signed by the record holder(s) of the initial notes tendered, the signature must correspond with the name(s) written on the face of the initial notes without alteration, enlargement or any change whatsoever. If the applicable letter of transmittal is signed by a participant in DTC, the signature must correspond with the name as it appears on the security position listing as the holder of the initial notes.

A signature on a letter of transmittal or a notice of withdrawal must be guaranteed by an eligible guarantor institution. Eligible guarantor institutions include banks, brokers, dealers, municipal securities dealers, municipal securities brokers, government securities dealers, government securities brokers, credit unions, national securities exchanges, registered securities associations, clearing agencies and savings associations. The signature need not be guaranteed by an eligible guarantor institution if the initial notes are tendered:

•	by a registered holder who has not completed the box entitled “Special Issuance Instructions” or “Special Delivery Instructions” on the letter of transmittal; or

•	for the account of an eligible institution.

If the letter of transmittal is signed by a person other than the registered holder of any initial notes, the initial notes must be endorsed or accompanied by a properly completed bond power. The bond power must be signed by the registered holder as the registered holder’s name appears on the initial notes, and an eligible guarantor institution must guarantee the signature on the bond power.

If the letter of transmittal or any initial notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, these persons should so indicate when signing. Unless we waive this requirement, they should also submit evidence satisfactory to us of their authority to deliver the letter of transmittal.

We will determine in our sole discretion all questions as to the validity, form, eligibility, including time of receipt, acceptance and withdrawal of the tendered initial notes. Our determination will be final and binding. We reserve the absolute right to reject any initial notes not properly tendered or any initial notes the acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the right to waive any defects, irregularities or conditions of tender as to particular initial notes. Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties.

Unless waived, any defects or irregularities in connection with tenders of initial notes must be cured within the time that we determine. Although we intend to notify holders of defects or irregularities with respect to tenders of initial notes, neither we, the exchange agent nor any other person will incur any liability for failure to give such notification. Tenders of initial notes will not be deemed made until those defects or irregularities have been cured or waived. Any initial notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the exchange agent without cost to the tendering holder, unless otherwise provided in the letter of transmittal, as soon as practicable following the expiration date.

In all cases, we will issue exchange notes for initial notes that we have accepted for exchange under the exchange offer only after the exchange agent timely receives:

•	the initial notes or a timely book-entry confirmation that the initial notes have been transferred into the exchange agent’s account at DTC; and

•	a properly completed and duly executed letter of transmittal and all other required documents or a properly transmitted agent’s message.

Holders should receive copies of the applicable letter of transmittal with the prospectus. A holder may obtain copies of the applicable letter of transmittal for the initial notes from the information agent at its offices listed under “—Information Agent.”

By signing the letter of transmittal, or causing DTC to transmit an agent’s message to the exchange agent, each tendering holder of initial notes will, among other things, make the representations in the letter of transmittal described under “—Eligibility; Transferability.”

DTC Book-Entry Transfer

The exchange agent will make a request to establish an account with respect to the initial notes at DTC for purposes of the exchange offer within three business days after the date of this prospectus.

With respect to the initial notes, the exchange agent and DTC have confirmed that any financial institution that is a participant in DTC may utilize the DTC ATOP procedures to tender initial notes.

With respect to the initial notes, any participant in DTC may make book-entry delivery of initial notes by causing DTC to transfer the initial notes into the exchange agent’s account in accordance with DTC’s ATOP procedures for transfer.

However, the exchange for the initial notes so tendered will only be made after a book-entry confirmation of such book-entry transfer of initial notes into the exchange agent’s account and timely receipt by the exchange agent of an agent’s message and any other documents required by the letter of transmittal. The term “agent’s message” means a message, transmitted by DTC and received by the exchange agent and forming part of a book-entry confirmation, which states that DTC has received an express acknowledgment from a participant tendering initial notes that are the subject of the book-entry confirmation that the participant has received and agrees to be bound by the terms of the letter of transmittal, and that we may enforce that agreement against the participant.

Withdrawal of Tenders

Except as otherwise provided in this prospectus, holders of initial notes may withdraw their tenders at any time before expiration of the exchange offer.

For a withdrawal to be effective, the exchange agent must receive a computer-generated notice of withdrawal transmitted by DTC on behalf of the holder in accordance with the standard operating procedures of DTC, or a written notice of withdrawal, which may be by facsimile transmission or letter, at one of the addresses set forth below under “—Exchange Agent.”

Any notice of withdrawal must:

•	specify the name of the person having tendered the initial notes to be withdrawn;

•	identify the initial notes to be withdrawn (including the certificate number(s) of the outstanding notes physically delivered) and principal amount of such notes, or, in the case of notes transferred by book-entry transfer, the name of the account at DTC; and

•	be signed by the holder in the same manner as the original signature on the letter of transmittal by which such initial notes were tendered, with any required signature guarantees, or be accompanied by documents of transfer sufficient to have the trustee with respect to the initial notes register the transfer of such initial notes into the name of the person withdrawing the tender.

If initial notes have been tendered pursuant to the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn initial notes and otherwise comply with the procedures of the facility.

We will determine all questions as to the validity, form and eligibility, including time of receipt, of notices of withdrawal, and our determination shall be final and binding on all parties. We will deem any initial notes so withdrawn not to have been validly tendered for exchange for purposes of the exchange offer. We will return any initial notes that have been tendered for exchange but that are not exchanged for any reason to their holder without cost to the holder. In the case of initial notes tendered by book-entry transfer into the exchange agent’s account at DTC, according to the procedures described above, those initial notes will be credited to an account maintained with DTC, for initial notes, as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. You may retender properly withdrawn initial notes by following one of the procedures described under “—Procedures for Tendering” above at any time on or before expiration of the exchange offer.

A holder may obtain a form of the notice of withdrawal from the exchange agent at its offices listed under “—Exchange Agent.”

Exchange Agent

We have appointed U.S. Bank National Association as our exchange agent for the exchange offer. Questions and requests for assistance with respect to the procedures for the exchange offer, requests for additional copies of this prospectus or of the letter of transmittal and or related materials should also be directed to the exchange agent at the address below:

By overnight courier or mail to:	By certified or registered mail to:
U.S. Bank National Association	U.S. Bank National Association
60 Livingston Avenue	60 Livingston Avenue
St. Paul, Minnesota 55107	St. Paul, Minnesota 55107
Attn: Specialized Finance	Attn: Specialized Finance

By Facsimile Transmission	By hand:
(For Eligible Institutions Only):	U.S. Bank National Association
(651) 466-7372	60 Livingston Avenue
Confirm by Telephone:	1st Floor - Bond Drop Window
(800) 934-6802	St. Paul, Minnesota 55107

DELIVERY OF THE LETTER OF TRANSMITTAL TO AN ADDRESS OTHER THAN AS SHOWN ABOVE OR TRANSMISSION VIA FACSIMILE OTHER THAN AS SET FORTH ABOVE DOES NOT CONSTITUTE A VALID DELIVERY OF THE LETTER OF TRANSMITTAL.

Fees and Expenses

We will bear the expenses of soliciting tenders. The principal solicitation is being made by mail. However, we may make additional solicitations by telegraph, telephone or in person by our officers and regular employees and those of our affiliates.

We have not retained any dealer-manager in connection with the exchange offer and will not make any payments to broker-dealers or others soliciting acceptances of the exchange offer. We may, however, pay the exchange agent reasonable and customary fees for its services and reimburse it for its related reasonable out-of-pocket expenses.

We will pay the cash expenses to be incurred in connection with the exchange offer, including the following:

•	SEC registration fees;

•	fees and expenses of the exchange agent and trustee;

•	our accounting and legal fees; and

•	our printing and mailing costs.

Transfer Taxes

We will pay all transfer taxes, if any, applicable to the exchange of initial notes for exchange notes in the exchange offer. The tendering holder, however, will be required to pay any transfer taxes, whether imposed on the registered holder or any other person, if:

•	exchange notes are to be delivered to, or issued in the name of, any person other than the registered holder of the initial notes so exchanged;

•	tendered initial notes are registered in the name of any person other than the person signing the letter of transmittal; or

•	a transfer tax is imposed for any reason other than the exchange of initial notes for exchange notes in the exchange offer.

•	If satisfactory evidence of payment of transfer taxes is not submitted with the letter of transmittal, the amount of any transfer taxes will be billed to the tendering holder.

Accounting Treatment

We will record the exchange notes at the same carrying value as the initial notes as reflected in our accounting records on the date of the exchange. Accordingly, we will not recognize any gain or loss for accounting purposes upon completion of the exchange offer.

Consequences of Failure to Tender

All untendered initial notes will remain subject to the restrictions on transfer provided for in the initial notes and in the applicable Indenture. Generally, the initial notes that are not exchanged for exchange notes pursuant to the exchange offer will remain restricted securities. Accordingly, such initial notes may be resold only in accordance with the Securities Act and any applicable securities laws of any state of the United States and only:

•	to us (upon redemption thereof or otherwise);

•	pursuant to a registration statement which has become effective under the Securities Act;

•	to a “qualified institutional buyer” in compliance with Rule 144A under the Securities Act,

•	in an offshore transaction in compliance with Rule 904 of regulations under the Securities Act,

•	to an institutional “accredited investor” within the meaning of Rule 501(a)(1), (2), (3) or (7) under the Securities Act that is not a “qualified institutional buyer” and that is purchasing for its own account or for the account of another institutional accredited investor, in each case in a minimum principal amount of securities of $250,000, or

•	pursuant to an exemption from registration provided by Rule 144 under the securities act or any other available exemption from the registration requirements of the Securities Act.

Upon completion of the exchange offer, due to the restrictions on transfer of the initial notes and the absence of such restrictions applicable to the exchange notes, it is likely that the market, if any, for initial notes will be relatively less liquid than the market for exchange notes. Consequently, holders of initial notes who do not participate in the exchange offer could experience significant diminution in the value of their initial notes, compared to the value of the exchange notes. The holders of initial notes not tendered will have no further registration rights, except that, under limited circumstances, we may be required to file a shelf registration statement for a continuous offer of initial notes.

Governing Law

Each of the Indentures and the initial notes are, and the exchange notes will be, governed by, and construed in accordance with, the laws of the State of New York.

Information Regarding the Registration Rights Agreements

As noted above, we are effecting the exchange offer to comply with the Registration Rights Agreements. Each of the Registration Rights Agreements requires us to, with respect to the applicable series of initial notes:

•	use commercially reasonable efforts to file a registration statement on an appropriate registration form with respect to registered offers to exchange the initial notes for exchange notes;

•	use commercially reasonable efforts to cause the registration statement to be declared effective under the Securities Act; and

•	under certain circumstances, use commercially reasonable efforts to cause to become effective a shelf registration statement relating to resales of the initial notes and to keep that shelf registration statement effective until the second anniversary of the issue date, or such shorter period that will terminate when all notes covered by the shelf registration statement have been sold pursuant to the shelf registration statement.

The requirements described in the first two bullets above under each of the Registration Rights Agreements will be satisfied when we complete the exchange offer.

In the event that (1) we have not exchanged exchange notes for all initial notes validly tendered in accordance with the terms of the exchange offer or, if a shelf registration statement is required by the applicable Registration Rights Agreement and is not declared effective, within 365 days of the applicable issue date or (2) if applicable, a shelf registration statement covering resales of the initial notes has been declared effective and such shelf registration statement ceases to be effective or the prospectus contained therein ceases to be usable at any time during the required effectiveness period, then additional interest shall accrue on the principal amount of the initial notes that are “registrable securities” at a rate of 0.25% per annum for the first 90-day period and an additional 0.25% per annum for each subsequent 90-day period that such additional interest continues to accrue (provided that the rate at which such additional interest accrues may in no event exceed 1.00% per annum) until such initial notes cease to be “registrable securities.”

Under each of the Registration Rights Agreements, we have also agreed to keep the registration statement for the exchange offer effective for 20 business days (or longer, if required by applicable law) after the date on which notice of the exchange offer is mailed or delivered to holders.

Our obligations to register the exchange notes will terminate upon the completion of the exchange offer. However, under certain circumstances specified in each of the Registration Rights Agreements, we may be required to file a shelf registration statement for a continuous offer in connection with the initial notes.

This summary includes only the material terms of each of the Registration Rights Agreements. For a full description, you should refer to the complete copies of each of the Registration Rights Agreements, which have been filed as exhibits to the registration statement relating to the exchange offer and the exchange notes. See “Where You Can Find More Information.”

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a general discussion of certain material U.S. federal income tax considerations relating to the exchange of initial notes for exchange notes in the exchange offer, but does not purport to be a complete analysis of all the potential tax considerations. For the purposes of this “Certain U.S. federal income tax considerations” section, references to the exchange of or relationship between “initial notes” and “exchange notes” shall refer to, respectively and collectively, the exchange of or relationship between the 2024 initial notes and the 2024 exchange notes and the exchange of or relationship between the 2026 initial notes and the 2026 exchange notes.

This discussion is based upon the Code, the Treasury Regulations promulgated thereunder, judicial interpretations thereof and administrative rulings and published positions of the IRS, each as in effect as of the date hereof. These authorities are subject to change, possibly on a retroactive basis, and any such change could affect the accuracy of the statements and conclusions set forth herein. We have not sought and will not seek any rulings from the IRS with respect to the statements made and the conclusions reached in the following discussion, and accordingly, there can be no assurance that the IRS will not successfully challenge the tax consequences described below.

This discussion only applies to holders that are beneficial owners of initial notes that purchased initial notes in the initial offering at their original “issue price” (the first price at which a substantial amount of the notes is sold for cash (excluding sales to bond houses, brokers, or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers)) for cash and that hold such initial notes as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment). This summary does not address the tax considerations that may be relevant to subsequent purchasers of initial notes or exchange notes. This discussion does not purport to address all aspects of U.S. federal income taxation that might be relevant to particular holders in light of their particular circumstances or status or that may be relevant to holders subject to special rules under the U.S. federal income tax laws (including, for example, financial institutions, broker-dealers, traders in securities that elect mark-to-market tax treatment, insurance companies, entities or arrangements treated as partnerships or other pass-through entities for U.S. federal income tax purposes, United States expatriates, tax-exempt organizations, persons liable for the alternative minimum tax, U.S. holders that have a functional currency other than the United States dollar, “controlled foreign corporations,” “passive foreign investment companies” or persons who hold initial notes as part of a straddle, hedge, conversion or other risk reduction transaction or integrated investment). This discussion does not address the consequences of the alternative minimum tax or the Medicare tax on net investment income nor any state, local or foreign income tax consequences, nor does it address any U.S. federal tax considerations other than those pertaining to the income tax.

If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds initial notes, the tax treatment of a person treated as a partner in such partnership will generally depend upon the status of the partner and the activities of the partnership. Persons that for U.S. federal income tax purposes are treated as a partner in a partnership holding initial notes should consult their tax advisors regarding the tax consequences to them of exchanging initial notes for exchange notes in the exchange offer.

THIS SUMMARY IS FOR GENERAL INFORMATION ONLY AND IS NOT INTENDED TO CONSTITUTE A COMPLETE DESCRIPTION OF ALL TAX CONSEQUENCES RELATING TO THE EXCHANGE OF THE INITIAL NOTES FOR EXCHANGE NOTES IN THE EXCHANGE OFFER. YOU ARE ADVISED TO CONSULT YOUR OWN TAX ADVISOR WITH RESPECT TO THE PARTICULAR U.S. FEDERAL INCOME TAX CONSEQUENCES TO YOU OF EXCHANGING THE INITIAL NOTES FOR EXCHANGE NOTES IN THE EXCHANGE OFFER AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER THE U.S. FEDERAL ESTATE, GIFT OR ALTERNATIVE MINIMUM TAX RULES OR UNDER THE LAWS OF ANY STATE, LOCAL, FOREIGN OR OTHER TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY.

Exchange Offer

The exchange of initial notes for exchange notes in the exchange offer will not constitute a taxable exchange for U.S. federal income tax purposes. Consequently, you will not recognize gain or loss upon the receipt of exchange notes in the exchange offer, your basis in the exchange notes received in the exchange offer will be the same as your basis in the initial notes surrendered in exchange therefor immediately before the exchange, and your holding period in the exchange notes will include your holding period in the initial notes surrendered in exchange.

DESCRIPTION OF THE 2026 EXCHANGE NOTES

In this description of the 2026 exchange notes, “Company” refers only to MGM Growth Properties Operating Partnership LP, and not to any of its Subsidiaries nor to Holdings or any of its Subsidiaries; “MGM GP” refers to MGM Growth Properties OP GP LLC, the general partner of the Company; and “Holdings” refers to MGM Growth Properties LLC, the 100% owner of MGM GP, and not to any of its Subsidiaries; “Co-Issuer” refers to MGP Finance Co-Issuer, Inc., a Delaware corporation and a Subsidiary of the Company; “Principal Issuer” refers to the Company; and “Issuers” refers to the Principal Issuer and the Co-Issuer. The Issuers issued the 2026 initial notes, and will issue the 2026 exchange notes (together with the 2026 initial notes, for purposes of this “Description of the 2026 Exchange Notes,” the “notes”) described in this prospectus under the indenture, dated as of August 12, 2016 (the “indenture”), between the Issuer and U.S. Bank National Association, as trustee (the “Trustee”). The terms of the Notes include those set forth in the indenture and those made part of the indenture by reference to the Trust Indenture Act. The terms of the 2026 exchange notes are identical in all material respects to the 2026 initial notes, except that (1) the 2026 exchange notes will have been registered under the Securities Act and therefore will not be subject to certain restrictions on transfer applicable to the 2026 initial notes and (2) holders of the 2026 exchange notes will not be entitled to certain rights of holders of 2026 initial notes under the 2026 Notes Registration Rights Agreement (for purposes of this “Description of the 2026 Exchange Notes,” the “registration rights agreement”).

The following description is a summary of the material provisions of the indenture. It does not restate that agreement in its entirety. We urge you to read the indenture because it, and not this description, defines your rights as holders of the notes. Certain defined terms used in this description but not defined below under “—Certain Definitions” have the meanings assigned to them in the indenture.

The registered holder of a note will be treated as the owner of it for all purposes. Only registered holders will have rights under the indenture.

Brief Description of the Notes and the Note Guarantees

The notes. The notes will be:

•	senior unsecured obligations of the Company and the Co-Issuer;

•	pari passu in right of payment with any existing and future unsecured senior Indebtedness of the Company and the Co-Issuer;

•	senior in right of payment to any future subordinated Indebtedness of the Company and the Co-Issuer, if any;

•	effectively subordinated in right of payment to all existing and future secured Indebtedness of the Company and the Co-Issuer, including Indebtedness under the Credit Agreement, to the extent of the value of the collateral securing such Indebtedness;

•	structurally subordinated in right of payment to all Indebtedness and other liabilities, including trade payables, of the Company’s non-guarantor Subsidiaries (excluding the Co-Issuer), if any; and

•	unconditionally guaranteed by the Subsidiary Guarantors on a senior unsecured basis.

The Note Guarantees. The notes will be guaranteed on a joint and several basis by all of the Company’s existing domestic Wholly Owned Subsidiaries (other than Immaterial Subsidiaries) that guarantee the Credit Facilities or any Capital Markets Indebtedness of the Issuers or any Subsidiary Guarantor, and all of the Company’s future domestic Wholly Owned Subsidiaries (other than Immaterial Subsidiaries) that are or become required to issue Note Guarantees pursuant to the covenant described below under the caption “—Covenants— Limitation on Issuances of Guarantees by Subsidiary Guarantors.” The notes will not be guaranteed by MGM GP or Holdings and neither MGM GP nor Holdings will be subject to the covenants or conditions contained in the indenture.

The Note Guarantee of each Subsidiary Guarantor will be:

•	a senior unsecured obligation of such Subsidiary Guarantor;

•	pari passu in right of payment with any existing and future unsecured senior Indebtedness of such Subsidiary Guarantor;

•	senior in right of payment to any future subordinated Indebtedness of such Subsidiary Guarantor, if any; and

•	effectively subordinated in right of payment to all existing and future secured Indebtedness of such Subsidiary Guarantor, including such Subsidiary Guarantor’s Guarantee, if any, of the Company’s obligations under the Credit Agreement, to the extent of the value of the collateral securing that Indebtedness.

Not all of the Company’s Subsidiaries will guarantee the notes. In the event of a bankruptcy, liquidation or reorganization of any of these non-guarantor Subsidiaries, the non-guarantor Subsidiaries will pay the holders of their debt and their trade creditors before they will be able to distribute any of their assets to us. The non-guarantor Subsidiaries generated none of our combined revenues and held none of our total assets for the nine months ended September 30, 2016.

As of the date of the indenture, all of our Subsidiaries will be “Restricted Subsidiaries.” However, under the circumstances described in the definition of “Unrestricted Subsidiaries,” we will be permitted to designate certain of our Subsidiaries as “Unrestricted Subsidiaries.” Our Unrestricted Subsidiaries will not be subject to any of the restrictive covenants in the indenture. Our Unrestricted Subsidiaries will not guarantee the notes.

Each Note Guarantee will be limited to the maximum amount that would not render the Subsidiary Guarantor’s obligations subject to avoidance under applicable fraudulent conveyance provisions of the United States Bankruptcy Code or any comparable provision of state law. By virtue of this limitation, a Subsidiary Guarantor’s obligation under its Note Guarantee could be significantly less than amounts payable with respect to the notes, or a Subsidiary Guarantor may have effectively no obligation under its Note Guarantee. See “Risk Factors—Risks Related to this Offering and the Notes—Federal and state statutes allow courts, under specific circumstances, to avoid the notes, the guarantees and certain other transfers, to require holders of the notes to return payments or other value received from us and to otherwise cancel transfers, and to take other actions detrimental to the holders of the notes.”

Each Subsidiary Guarantor that makes a payment under its Note Guarantee will be entitled upon payment in full of all guaranteed obligations under the indenture to a contribution from each other Subsidiary Guarantor in an amount equal to such other Subsidiary Guarantor’s pro rata portion of such payment based on the respective net assets of all the Subsidiary Guarantors at the time of such payment determined in accordance with GAAP.

The Note Guarantee of a Subsidiary Guarantor will automatically terminate and be released upon:

(1)	a sale or other disposition (including by way of consolidation or merger) of the Subsidiary Guarantor, or the Capital Stock of the Subsidiary Guarantor such that the Subsidiary Guarantor is no longer a Restricted Subsidiary, in a transaction that does not violate the provisions of the indenture described below under the caption “—Covenants—Limitation on Asset Sales”;

(2)	the sale or disposition of all or substantially all of the assets of the Subsidiary Guarantor;

(3)	the designation in accordance with the indenture of the Subsidiary Guarantor as an Unrestricted Subsidiary;

(4)	at such time as such Subsidiary Guarantor is no longer a Subsidiary Guarantor or other obligor with respect to any Credit Facilities or Capital Markets Indebtedness of the Company; or

(5)	defeasance or discharge of the notes, as provided under the provisions of the indenture described below under the captions “—Legal Defeasance and Covenant Defeasance” and “—Satisfaction and Discharge.”

Principal, Maturity and Interest

The Issuers will issue $500 million in aggregate principal amount of notes in this offering. The Issuers may issue additional notes under the indenture from time to time after this offering. Any issuance of additional notes is subject to all of the covenants in the indenture, including the covenant described below under the caption “—Covenants—Limitation on Indebtedness.” The notes and any additional notes subsequently issued under the indenture will be treated as a single class for all purposes under the indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase. The Issuers will issue notes in minimum denominations of $2,000 and integral multiples of $1,000 in excess of $2,000. The notes will mature on September 1, 2026.

Interest on the notes will accrue at the rate of 4.500% per annum and will be payable semi-annually in arrears on March 1 and September 1, commencing on March 1, 2017. The Issuers will make each interest payment to the holders of record on the immediately preceding February 15 and August 15.

Interest on the notes will accrue from the date of original issuance or, if interest has already been paid, from the date it was most recently paid. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

The Co-Issuer

The Co-Issuer is a Wholly Owned Subsidiary of the Company that was created for the purpose of acting as a co-issuer in connection with the Company’s issuances of notes. The Co-Issuer does not have and will not have any substantial operations or assets and does not have and will not have any revenues. As a result, prospective purchasers of the notes should not expect the Co-Issuer to participate in servicing the interest and principal obligations on the notes.

Restrictions on Activities of the Co-Issuer

The Co-Issuer will not hold any material assets, become liable for any material obligations or engage in any significant business activities; provided that the Co-Issuer may issue Equity Interests to the Company and may be a co-obligor or guarantor with respect to Indebtedness if the Company is a primary obligor of such Indebtedness and the net proceeds of such Indebtedness are received by the Company or one or more of the Company’s Subsidiaries (other than the Co-Issuer), and may engage in activities related thereto or necessary in connection therewith.

Methods of Receiving Payments on the Notes

If a holder of notes has given wire transfer instructions to the paying agent, the paying agent will pay all principal of, premium on, if any, or interest and Additional Interest, if any, on, that holder’s notes in accordance with those instructions. All other payments on the notes will be made at the office or agency of the paying agent and registrar unless the Issuers elect to make interest payments by check mailed to the noteholders at their address set forth in the register of holders.

Paying Agent and Registrar for the Notes

The trustee will initially act as paying agent and registrar. The Issuers may change the paying agent or registrar without prior notice to the holders of the notes, and the issuers or any of the Company’s Subsidiaries may act as paying agent or registrar.

Transfer and Exchange

A holder may transfer or exchange notes in accordance with the provisions of the indenture. The registrar and the Issuers may require a holder, among other things, to furnish appropriate endorsements and transfer documents in connection with a transfer of notes. Holders will be required to pay all taxes due on transfer. The Issuers will not be required to transfer or exchange any note selected for redemption. Also, the Issuers will not be required to transfer or exchange any note for a period of 15 days before a selection of notes to be redeemed.

Optional Redemption

At any time prior to June 1, 2026 (the date that is three months prior to the scheduled Maturity Date), the Issuers may on any one or more occasions redeem all or a part of the notes, upon not less than 30 nor more than 60 days’ notice to the holders (with a copy to the trustee), at a redemption price equal to 100% of the principal amount of the notes to be redeemed, plus the Applicable Premium as of, and accrued and unpaid interest and Additional Interest, if any, to the date of redemption (subject to the rights of holders of notes on any relevant record date to receive interest due on the applicable interest payment date).

At any time on or after June 1, 2026 (the date that is three months prior to the scheduled Maturity Date), the Issuers may on any one or more occasions redeem all or a part of the notes, upon not less than 30 nor more than 60 days’ notice to the holders (with a copy to the trustee), at a redemption price equal to 100% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest and Additional Interest, if any, to the date of redemption.

Unless the Issuers default in the payment of the redemption price, interest will cease to accrue on the notes or portions thereof called for redemption on the applicable redemption date.

The Issuers or their affiliates may at any time and from time to time purchase notes. Any such purchases may be made through open market or privately negotiated transactions with third parties or pursuant to one or more tender or exchange offers or otherwise, upon such terms and at such prices as well as with such consideration as the Issuers or any such affiliates may determine.

Gaming Redemption

In addition to the foregoing, if any Gaming Authority requires that a holder or Beneficial Owner of notes must be licensed, qualified or found suitable under any applicable Gaming Laws and such holder or Beneficial Owner:

(1)	fails to apply for a license, qualification or a finding of suitability within 30 days (or such shorter period as may be required by the applicable Gaming Authority) after being requested to do so by the Gaming Authority, or

(2)	is denied such license or qualification or not found suitable,

or if any Gaming Authority otherwise requires that notes from any holder or Beneficial Owner be redeemed, subject to applicable Gaming Laws, the Issuers will have the right, at their option:

(i)	to require any such holder or Beneficial Owner to dispose of its notes within 30 days (or such earlier date as may be required by the applicable Gaming Authority) of receipt of such notice or finding by such Gaming Authority, or

(ii)	to call for the redemption of the notes of such holder or Beneficial Owner at a redemption price equal to the least of:

(A)	the principal amount thereof, together with accrued and unpaid interest to the earlier of the date of redemption or the date of the denial of license or qualification or of the finding of unsuitability by such Gaming Authority,

(B)	the price at which such holder or Beneficial Owner acquired the notes, together with accrued and unpaid interest to the earlier of the date of redemption or the date of denial of license or qualification or of the finding of unsuitability by such Gaming Authority, or

(C)	such other lesser amount as may be required by any Gaming Authority.

The Issuers will notify the trustee in writing of any such redemption as soon as practicable. The holder or Beneficial Owner applying for license, qualification or a finding of suitability must pay all costs of the licensure or investigation for such qualification or finding of suitability.

Selection and Notice of Redemption

If less than all of the notes are to be redeemed at any time, the trustee will select notes for redemption on a pro rata basis (or, in the case of notes issued in global form as discussed under “Book-Entry; Delivery and Form,” based on a method that most nearly approximates a pro rata selection as the trustee deems fair and appropriate) unless otherwise required by law or applicable stock exchange or depositary requirements.

No notes of $2,000 or less can be redeemed in part. Except as otherwise provided above, notices of redemption will be delivered at least 30 but not more than 60 days before the redemption date to each holder of notes to be redeemed at its registered address; provided that (a) redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the notes or a satisfaction and discharge of the indenture and (b) redemption notices may be mailed or given less than 30 days or more than 60 days prior to a redemption if so required by any applicable Gaming Authority in connection with a redemption described above under the caption “—Gaming Redemption.” Any redemption may, at the Issuers’ option, be subject to the satisfaction of one or more conditions precedent. To the extent a redemption is subject to such condition(s) precedent, the Issuers will provide prompt written notice to the trustee at least three business days prior to the redemption date rescinding such redemption in the event that any such condition precedent shall not have been (or will not be) satisfied, and such redemption and notice of redemption will then be rescinded and of no force or effect. Upon receipt of such notice from the Issuers rescinding such redemption, the trustee will promptly send a copy of such notice to the holders of the notes to be redeemed in the same manner in which the notice of redemption was given.

If any note is to be redeemed in part only, the notice of redemption that relates to that note will state the portion of the principal amount of that note that is to be redeemed. A new note in principal amount equal to the unredeemed portion of the original note will be issued in the name of the holder of notes upon cancellation of the original note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on notes or portions of notes called for redemption.

Mandatory Redemption; Sinking Fund

The Issuers will not be required to make any mandatory redemption or sinking fund payments with respect to the notes.

Covenant Fall-Away

If, on any date following the Issue Date, (i) the notes are rated Investment Grade by each of S&P and Moody’s (or, if either (or both) of S&P and Moody’s have been replaced in accordance with the definition of

“Rating Agencies,” by each of the then-applicable Rating Agencies) and (ii) no Default has occurred and is continuing under the indenture (such date, the “Fall-Away Date”), the Company and its Restricted Subsidiaries will no longer be subject to the covenants in the indenture described below under the following captions in this “Description of the 2026 Exchange Notes”:

(1)	“—Covenants—Limitation on Restricted Payments”;

(2)	“—Covenants—Limitation on Dividend and other Payment Restrictions Affecting Restricted Subsidiaries”;

(3)	“—Covenants—Limitation on Transactions with Affiliates”;

(4)	“—Covenants—Limitation on Asset Sales”; and

(5)	clause (3) of “—Consolidation, Merger and Sale of Assets.”

The Issuers shall deliver promptly to the trustee an officers’ certificate notifying the trustee of the occurrence of the Fall-Away Date. The trustee shall not have any duty to monitor whether or not a Fall-Away Date has occurred, nor any duty to notify the noteholders of any of the foregoing.

There can be no assurance that the notes will ever achieve or maintain a rating of Investment Grade from any Rating Agency.

Covenants

The indenture will contain, among others, the following covenants.

Limitation on Indebtedness

(1)	The Company will not, and will not permit any of its Restricted Subsidiaries to, Incur any Indebtedness if, immediately after giving effect to the Incurrence of such Indebtedness and the receipt and application of the proceeds therefrom, the aggregate principal amount of all outstanding Indebtedness of the Company and its Restricted Subsidiaries on a consolidated basis would be greater than 65% of Adjusted Total Assets as of any date of Incurrence.

(2)	The Company will not, and will not permit any of its Restricted Subsidiaries to, Incur any Subsidiary Indebtedness or any Secured Indebtedness if, immediately after giving effect to the Incurrence of such Subsidiary Indebtedness or Secured Indebtedness and the receipt and application of the proceeds therefrom, the aggregate principal amount of all outstanding Subsidiary Indebtedness and Secured Indebtedness of the Company and its Restricted Subsidiaries on a consolidated basis would be greater than 45% of Adjusted Total Assets as of any date of Incurrence.

(3)	The Company will not, and will not permit any of its Restricted Subsidiaries to, Incur any Indebtedness if, after giving effect to the Incurrence of such Indebtedness and the receipt and application of the proceeds therefrom, the Interest Coverage Ratio of the Company and its Restricted Subsidiaries on a consolidated basis would be less than 2.0 to 1.0 (calculated on a Pro Forma Basis).

(4)	Notwithstanding paragraphs (1), (2) and (3) above, the Company or any of its Restricted Subsidiaries may Incur each and all of the following:

(A)	Indebtedness of the Company or any of the Subsidiary Guarantors outstanding under Facilities and the issuance or creation of letters of credit and bankers’ acceptances thereunder or in connection therewith (with letters of credit and bankers acceptances being deemed to have a principal amount equal to the face amount thereof), in an aggregate principal amount at any one time outstanding not to exceed the sum of (1) $2,900.0 million plus (2) in the case of any refinancing of any Indebtedness permitted under this clause (A) or any portion thereof, the aggregate amount of fees, underwriting discounts, accrued and unpaid interest, premiums and other costs and expenses Incurred in connection with such refinancing;

(B)	Indebtedness owed to:

(i)	the Company or a Subsidiary Guarantor evidenced by an unsubordinated promissory note; or

(ii)	any other Restricted Subsidiary; provided that if the Company or any Subsidiary Guarantor is an obligor, the Indebtedness is subordinated in right of payment to the notes, in the case of the Company, or the Note Guarantee, in the case of a Subsidiary Guarantor; and provided further that any event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any subsequent transfer of such Indebtedness (other than to the Company or any other Restricted Subsidiary) will be deemed, in each case, to constitute an Incurrence of such Indebtedness not permitted by this clause (B)(ii);

(C)	the notes to be issued on the Issue Date;

(D)	Indebtedness outstanding as of the Issue Date;

(E)	Indebtedness issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease, discharge or refund other outstanding Indebtedness (other than clauses (A), (B), (F), (J), (K) and M of this paragraph (4)) plus the aggregate amount of fees, underwriting discounts, accrued and unpaid interest, premiums and other costs and expenses Incurred in connection with such refinancing (any such action, to “Refinance”), in an amount not to exceed the amount so Refinanced; provided that Indebtedness, the proceeds of which are used to Refinance Subordinated Indebtedness, will be permitted under this clause (E) only if:

(i)	such new Indebtedness, by its terms or by the terms of any agreement or instrument pursuant to which such new Indebtedness is issued or remains outstanding, is expressly made subordinate in right of payment to the notes at least to the extent that the Indebtedness to be Refinanced is subordinated to the notes; and

(ii)	such new Indebtedness, determined as of the date of Incurrence of such new Indebtedness, does not mature prior to the Stated Maturity of the Subordinated Indebtedness to be Refinanced, and the Average Life of such new Indebtedness is at least equal to the remaining Average Life of the Subordinated Indebtedness to be Refinanced; and

provided further that in no event may Indebtedness of the Company or a Subsidiary Guarantor that ranks equally with or subordinate in right of payment to the notes or such Subsidiary Guarantor’s Note Guarantee, as applicable, be Refinanced by means of any Indebtedness of any Restricted Subsidiary that is not a Subsidiary Guarantor pursuant to this clause (E);

(F)	Indebtedness:

(i)	constituting reimbursement obligations with respect to letters of credit in respect of workers’ compensation claims, unemployment or other insurance or self-insurance obligations, performance or surety bonds or other Indebtedness with respect to reimbursement type obligations regarding workers’ compensation claims, self-insurance obligations, performance or surety bonds or completion guarantees; provided, however, that upon the drawing of such letters of credit or the Incurrence of such Indebtedness, such obligations are reimbursed within 30 days following such drawing or Incurrence;

(ii)	arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within 30 days of its Incurrence;

(iii)	under Hedging Obligations incurred in the ordinary course of business; and

(iv)	arising from agreements providing for indemnification, adjustment of purchase price or similar obligations Incurred in connection with the disposition of any business, assets or Restricted Subsidiary;

(G)	Capitalized Lease Obligations, synthetic lease obligations, mortgage financings or purchase money obligations Incurred after the Issue Date in an aggregate principal amount at any one time outstanding, including Indebtedness Incurred to Refinance Indebtedness Incurred pursuant to this clause (G), not to exceed the greater of (i) $125.0 million and (ii) an amount equal to 2.0% of Adjusted Total Assets as of any date of Incurrence;

(H)	Indebtedness of the Company, to the extent the net proceeds therefrom are promptly:

(i)	used to purchase notes tendered in an Offer to Purchase made as a result of a Change of Control; or

(ii)	deposited to defease or discharge the notes as described below under “—Legal Defeasance and Covenant Defeasance” or “—Satisfaction and Discharge”;

(I)	Note Guarantees and Guarantees of other Indebtedness of the Company or any Subsidiary Guarantor by any of its Restricted Subsidiaries; provided that such Indebtedness was permitted to be Incurred pursuant to this covenant other than under this clause (I);

(J)	Indebtedness of the Company or any of its Restricted Subsidiaries consisting of financing of insurance premiums incurred in the ordinary course of business;

(K)	customer deposits and advance payments received in the ordinary course of business from customers in the ordinary course of business;

(L)	additional Indebtedness, Incurred after the Issue Date, of the Company and its Restricted Subsidiaries in an aggregate principal amount at any one time outstanding, including all Indebtedness Incurred to Refinance Indebtedness Incurred pursuant to this clause (L), not to exceed the greater of (i) $200.0 million and (ii) an amount equal to 3.0% of Adjusted Total Assets as of any date of Incurrence;

(M)	Indebtedness constituting Interim Assumed Drop-Down Indebtedness; provided that (x) to the extent such Indebtedness remains outstanding after the date that is 15 days after the original Incurrence thereof, such Indebtedness shall no longer be permitted to be Incurred pursuant to this clause (M) and must otherwise be permitted under another provision of this covenant and (y) to the extent such Indebtedness is extended, refinanced, renewed or replaced such extension, refinancing, renewal or replacement, as applicable, shall not be permitted pursuant to this clause (M);

(N)	Indebtedness in respect of netting services, overdraft protections and otherwise in connection with deposit accounts, commercial credit cards, stored value cards, purchasing cards and treasury management services, including any obligations pursuant to Cash Management Agreements, and other netting services, overdraft protections, automated clearing-house arrangements, employee credit card programs, controlled disbursement, ACH transactions, return items, interstate depository network service, Society for Worldwide Interbank Financial Telecommunication transfers, cash pooling and operational foreign exchange management, and in each case, similar arrangements and otherwise in connection with cash management, including cash management arrangements among the Company and its Subsidiaries;

(O)	any Guarantee issued by the Company pursuant to indemnity agreements entered into for the benefit of title companies that have been engaged by the Company or any of its Restricted Subsidiaries in connection with securing or maintaining title insurance;

(P)

Guarantees issued by the Company or any of its Restricted Subsidiaries of any Indebtedness of joint ventures or Unrestricted Subsidiaries (and each such Guarantee will reduce amounts available pursuant to clause (3), (19) or (20) of the definition of “Permitted Investments,” as applicable, on a dollar-for-dollar basis by the full amount of such Guarantee to the extent that any payments are made by the Company or any of its Restricted Subsidiaries in respect of such

Guarantee), if (i) both before and after giving effect to the incurrence of each such Guarantee, no Event of Default has occurred or is continuing, and (ii) to the extent that any payments are made by the Company or any of its Restricted Subsidiaries in respect of any Guarantee pursuant to this clause (P), the applicable dollar limitations set forth in clause (3), (19) or (20) of the definition of “Permitted Investments,” as applicable, would not be exceeded after giving effect to the full amount of any Guarantees that have become payable by the Company or any of its Restricted Subsidiaries if the full amount of such Guarantees were being incurred as Investments thereunder;

(Q)	Indebtedness of any Restricted Subsidiary supported by a letter of credit issued under any Credit Facilities in an aggregate principal amount not to exceed the stated amount of such letter of credit (but which stated amount may include the amount of any anticipated premiums, expenses (including upfront fees and original issue discount) and any accretion in the principal amount thereof);

(R)	contractual indemnity obligations entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business in connection with the normal course of operation of its casinos and other property; and

(S)	Indebtedness Incurred pursuant to the Formation Transactions, any transactions pursuant to or contemplated by the Master Contribution Agreement to the extent such transactions are generally described in this prospectus as of the Issue Date under the caption “Our Business and Properties—The Formation Transactions and Our Organizational Structure” or in the section entitled “Certain Relationships and Related Party Transactions” in the Holdings prospectus filed with the Commission on April 21, 2016, File No. 333-120322, which section is incorporated by reference herein.

(5)	For purposes of determining compliance with any U.S. dollar restriction on the Incurrence of Indebtedness where the Indebtedness Incurred is denominated in a different currency, the amount of such Indebtedness will be the U.S. Dollar Equivalent determined on the date of the Incurrence of such Indebtedness; provided, however, that if any such Indebtedness denominated in a different currency is subject to a Currency Agreement with respect to U.S. dollars covering all principal, premium, if any, and interest payable on such Indebtedness, the amount of such Indebtedness expressed in U.S. dollars will be as provided in such Currency Agreement.

(6)	For purposes of determining any particular amount of Indebtedness under this covenant, Guarantees, Liens or obligations with respect to letters of credit supporting Indebtedness otherwise included in the determination of such particular amount will not be included.

(7)	For purposes of determining compliance with this covenant, in the event that an item of Indebtedness meets the criteria of more than one of the types of Indebtedness described in the above clauses or is Incurred in compliance with paragraphs (1), (2) and (3) of this covenant, as applicable, the Company, in its sole discretion, may classify such item of Indebtedness and only be required to include the amount and type of such Indebtedness in one of such categories; provided that the Company may divide and classify an item of Indebtedness in one or more of the types of Indebtedness and may later reclassify all or a portion of such item of Indebtedness, in any manner that complies within this covenant. Indebtedness under the Credit Agreement outstanding on the Issue Date will initially be deemed to have been incurred on such date in reliance on the exception provided by clause (4)(A) of this covenant.

(8)	The amount of any Indebtedness outstanding as of any date will be:

(A)	the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount;

(B)	the principal amount of the Indebtedness, in the case of any other Indebtedness; and

(C)	in respect of Indebtedness of another Person secured by a Lien on the assets of the specified Person, the lesser of:

(i)	the Fair Market Value of such assets at the date of determination; and

(ii)	the amount of the Indebtedness of the other Person.

Limitation on Liens

The Company will not, and will not permit any of its Restricted Subsidiaries to, create, incur, assume or otherwise cause to become effective any Lien of any kind (other than Permitted Liens) that secures Obligations upon any of their property or assets, now owned or hereafter acquired, unless all payments due under the indenture and the notes are secured on an equal and ratable or prior basis with the Obligations so secured until such time as such Obligations are no longer secured by a Lien; provided that this covenant will not restrict the granting of Liens on securities issued by any gaming licensee until all required approvals of this covenant have been obtained under applicable Gaming Laws.

For purposes of determining compliance with this covenant, in the event that any Lien meets the criteria of more than one of the types of Liens described under the definition of “Permitted Liens,” the Company, in its sole discretion, may classify such Lien in one such type of Permitted Liens; provided that the Company may divide and classify a Lien in one or more of the types of Permitted Liens and may later reclassify all or a portion of such Lien, in any manner that complies within this covenant.

Limitation on Restricted Payments

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

(1)	declare or pay any dividend or make any distribution on or with respect to its Capital Stock held by Persons other than the Company or any of its Restricted Subsidiaries, other than:

(A)	dividends or distributions payable solely in Equity Interests (other than Disqualified Stock); and

(B)	pro rata dividends or distributions on Common Stock of any Restricted Subsidiary;

(2)	purchase, redeem, retire or otherwise acquire for value any Equity Interests of the Company held by any Person other than the Company or any of its Restricted Subsidiaries;

(3)	make any voluntary or optional principal payment, redemption, repurchase, defeasance, or other acquisition or retirement for value, of Subordinated Indebtedness of the Company or any Subsidiary Guarantor (other than (A) with respect to intercompany Subordinated Indebtedness or (B) the purchase, repurchase, redemption, defeasance or other acquisition or retirement of Subordinated Indebtedness in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of such purchase, repurchase, redemption, defeasance or other acquisition or retirement); or

(4)	make an Investment, other than a Permitted Investment, in any Person.

(all such payments and any other actions described in clauses (1) through (4) above being collectively referred to as “Restricted Payments”) if, at the time of, and after giving effect to, the proposed Restricted Payment:

(A)	a Default or Event of Default shall have occurred and be continuing;

(B)	the Company could not Incur at least $1.00 of Indebtedness in compliance with both paragraphs (1) and (3) of the covenant described above under the caption “—Limitation on Indebtedness”;

(C)	the aggregate amount of all Restricted Payments (the amount, if other than in cash, to be the Fair Market Value thereof as determined in good faith by the Board of Directors of Holdings, whose determination will be conclusive and evidenced by a Board Resolution) made on or after the Issue Date (other than those referred to in clauses (2), (3), (4), (5), (6), (7), (9), (10), (11), (12), (13), (14), (15), (16), (17), (18) and (19) of the third paragraph of this covenant) would exceed the sum of:

(i)	95% of the aggregate amount of Funds From Operations (or, if Funds From Operations is a loss, minus 100% of the amount of such loss) accrued on a cumulative basis during the period (taken as one accounting period) from the first day of the fiscal quarter during which the Issue Date occurs and ending on the last day of the most recent fiscal quarter preceding the Transaction Date for which internal financial statements are available, plus

(ii)	100% of the aggregate net cash proceeds and the Fair Market Value of other property received by the Company after the Issue Date from (a) the issue or sale of Equity Interests of the Company (other than Disqualified Stock, Designated Preferred Stock, Excluded Contributions and any Permitted Warrant Transaction), (b) a contribution to the common equity capital of the Company (other than Excluded Contributions) or (c) the issue or sale of convertible Indebtedness of the Company upon the conversion of such Indebtedness into Equity Interests (other than Disqualified Stock and Designated Preferred Stock) of the Company; plus

(iii)	an amount equal to the net reduction in Investments (other than reductions in Permitted Investments) in any Person resulting from payments of interest on Indebtedness, dividends, repayments of loans or advances, or other transfers of assets, in each case to the Company or any of its Restricted Subsidiaries or from the net cash proceeds from the sale of any such Investment (except, in each case, to the extent any such payment or proceeds have already been included in the calculation of Funds From Operations) or from redesignations of Unrestricted Subsidiaries as Restricted Subsidiaries (valued in each case as provided in the definition of “Investment”) not to exceed, in each case, the amount of Investments previously made by the Company and its Restricted Subsidiaries in such Person.

Notwithstanding the foregoing, the Company and any of its Restricted Subsidiaries may declare or pay any dividend or make any distribution to their equity holders to fund a dividend or distribution by Holdings (and make any corresponding distributions to the Company’s partners other than Holdings) so long as Holdings believes in good faith that Holdings qualifies as a real estate investment trust under the Code and the declaration or payment of such dividend, in each case, by Holdings, or the making of such distribution is necessary either to maintain Holdings’ status as a real estate investment trust under the Code for any calendar year or to enable Holdings to avoid payment of any tax for any calendar year that could be avoided by reason of a distribution by Holdings to its shareholders, with such distribution by Holdings to be made as and when determined by Holdings, whether during or after the end of, the relevant calendar year.

The foregoing provisions will not be violated by reason of:

(1)	the payment of any dividend, distribution or redemption of any Equity Interests or Subordinated Indebtedness within 60 days after the date of declaration thereof or call for redemption if, at such date of declaration or call for redemption, such payment or redemption was permitted by the provisions of the first paragraph of this covenant (the declaration of such payment will be deemed a Restricted Payment under the first paragraph of this covenant as of the date of declaration and the payment itself will be deemed to have been made on the date of declaration and will not also be deemed a Restricted Payment under the first paragraph of this covenant); provided, however, that any Restricted Payment made in reliance on this clause (1) shall reduce the amount available for Restricted Payments pursuant to clause (C) of the first paragraph of this covenant only once;

(2)

the redemption, repurchase, defeasance or other acquisition or retirement for value of Subordinated Indebtedness of the Company or any Subsidiary Guarantor including premium, if any, and accrued and unpaid interest and related transaction expenses, with the proceeds of, or in exchange for, other

Subordinated Indebtedness Incurred under clause (4)(E) of the covenant described above under the caption “—Limitation on Indebtedness”;

(3)	the making of any Restricted Payment or Investment in an aggregate amount outstanding pursuant to this clause (3) not to exceed the amount of Excluded Contributions received by the Company after the Issue Date (with each such Investment being measured as of the date made and without giving effect to any subsequent changes in value);

(4)	the redemption of Common Units for Equity Interests of Holdings pursuant to the terms of the Partnership Agreement;

(5)	payments and distributions to dissenting holders of Common Units and stockholders of Holdings or any other direct or indirect parent company of the Company (or the payment of dividends or distributions to Holdings (or any other direct or indirect parent company of the Company) to provide Holdings (or such parent company) with the cash necessary to make such payments and distributions) pursuant to applicable law pursuant to or in connection with a consolidation, merger or transfer of assets that complies with the provisions of the indenture applicable to mergers, consolidations and transfers of all or substantially all of the property and assets of the Company or Holdings;

(6)	the payment of cash (A) in lieu of the issuance of fractional shares of Capital Stock upon conversion, exercise, redemption or exchange of securities convertible into or exchangeable for Capital Stock of the Company or any other direct or indirect parent company of the Company (or the payment of dividends or distributions to such parent company to provide such parent company with the cash necessary to make such payments) and (B) in lieu of the issuance of whole shares of Capital Stock upon conversion, exercise, redemption or exchange of securities convertible into or exchangeable for Capital Stock of the Company or any other direct or indirect parent company of the Company (or the payment of dividends or distributions to such parent company to provide such parent company with the cash necessary to make such payments);

(7)	the acquisition or re-acquisition, whether by forfeiture or in connection with satisfying applicable payroll or withholding tax obligations, of Equity Interests of the Company in connection with the administration of their equity compensation programs in the ordinary course of business;

(8)	the redemption, repurchase or other acquisition or retirement of any Equity Interests of the Company or Holdings or any other direct or indirect parent company of the Company (or the payment of dividends or distributions to Holdings (or any other direct or indirect parent company of the Company) to provide Holdings (or any such parent company) with the cash necessary to make such redemptions, repurchases, acquisitions or retirements) from any director, officer or employee of the Company, Holdings (or any other direct or indirect parent company of the Company) or any Restricted Subsidiary of the Company, or from such person’s estate, in an aggregate amount under this clause (8) not to exceed $10.0 million in any fiscal year; provided that any amount not so used in any given fiscal year may be carried forward and used in the next succeeding fiscal year;

(9)	the declaration or payment of any cash dividend or other cash distribution in respect of Equity Interests of Holdings or any other direct or indirect parent company of the Company, the Company or any of its Restricted Subsidiaries constituting Preferred Stock (or the payment of dividends or distributions to Holdings (or any other direct or indirect parent company of the Company) to provide Holdings (or any such parent company) with the cash necessary to make such payments or distributions), so long as the Interest Coverage Ratio contemplated by paragraph (3) of the covenant described above under the caption “—Limitation on Indebtedness” would be greater than or equal to 2.0 to 1.0 after giving effect to such payment; provided that at the time of payment of such dividend or distribution no Default or Event of Default shall have occurred and be continuing (or would result therefrom);

(10)

the repayment, defeasance, redemption, repurchase or other acquisition of Subordinated Indebtedness or Disqualified Stock of the Company (A) in exchange for, or out of the net cash proceeds of the substantially concurrent sale (other than to any Subsidiary) of, Disqualified Stock of the Company, or

(B) pursuant to a required Offer to Purchase arising from a Change of Control or Asset Sale, as the case may be; provided that such repayment, repurchase, redemption, acquisition or retirement occurs after all notes tendered by holders in connection with a related Offer to Purchase have been repurchased, redeemed or acquired for value in accordance with the applicable provisions of the indenture;

(11)	Permitted Tax Payments;

(12)	the declaration and payment of dividends or distributions by the Company to, or the making of loans to, Holdings (or any other direct or indirect parent company of the Company) in amounts required for Holdings (or any other direct or indirect parent company of the Company) to pay, in each case without duplication, (a) franchise taxes and other fees, taxes and expenses required to maintain their corporate existence; (b) customary salary, bonus and other benefits payable to officers, directors and employees of Holdings (or any other direct or indirect parent company of the Company) to the extent such salaries, bonuses and other benefits are attributable to the ownership or operation of the Company and its Restricted Subsidiaries, including the Company’s proportionate share of such amounts relating to Holdings (or such other direct or indirect parent company) being a public company; (c) general corporate operating and overhead costs and expenses of Holdings (or any other direct or indirect parent company of the Company) to the extent such costs and expenses are attributable to the ownership or operation of the Company and its Restricted Subsidiaries, including the Company’s proportionate share of such amounts relating to Holdings (or other direct or indirect parent company) being a public company; and (d) fees and expenses other than to Affiliates of the Company related to any successful or unsuccessful financing transaction or equity offering;

(13)	the declaration and payments of dividends on Disqualified Stock; provided that, at the time of payment of such dividend, no Default or Event of Default shall have occurred and be continuing (or would result therefrom);

(14)	payments of intercompany subordinated Indebtedness, the Incurrence of which was permitted under clause (4)(B) of the covenant described above under the caption “—Limitation on Indebtedness”; provided that no Default or Event of Default shall have occurred and be continuing (or would result therefrom);

(15)	the declaration and payment of dividends to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) issued by the Company after the Issue Date; provided that the amount of dividends paid pursuant to this clause shall not exceed the aggregate amount of cash actually received by the Company from the sale of such Designated Preferred Stock; and provided further that, at the time of payment of such dividend, no Default or Event of Default shall have occurred and be continuing (or would result therefrom);

(16)	payments in connection with, and the consummation of, any of the Formation Transactions or any transactions pursuant to or contemplated by the Master Contribution Agreement, the Initial Master Lease or the Initial Master Lease Guaranty and transactions pursuant to the agreements generally described in this prospectus as of the Issue Date under the caption “Our Business and Properties—The Formation Transactions and Our Organizational Structure” or in the section entitled “Certain Relationships and Related Party Transactions” in the Holdings prospectus filed with the Commission on April 21, 2016, File No. 333-120322, which section is incorporated by reference herein, and any amendment, modification or extension thereto to the extent such amendment, modification or extension is not, individually or in the aggregate, materially adverse to the Company and its Subsidiaries (after giving effect to the consummation of the Formation Transactions), taken as a whole, or to the holders of the notes, as determined by the Company in good faith;

(17)	the making of cash payments in connection with any conversion of Convertible Indebtedness in an aggregate amount since the date of the indenture not to exceed the sum of (a) the principal amount of such Convertible Indebtedness plus (b) any payments received by the Company or any of its Restricted Subsidiaries pursuant to the exercise, settlement or termination of any related Permitted Bond Hedge Transaction;

(18)	any payments in connection with (a) a Permitted Bond Hedge Transaction and (b) the settlement of any related Permitted Warrant Transaction (i) by delivery of shares of Holdings’ common stock upon settlement thereof or (ii) by (A) set-off against the related Permitted Bond Hedge Transaction or (B) payment of an early termination amount thereof in common stock upon any early termination thereof; and

(19)	other Restricted Payments in an aggregate amount, when taken together with all other Restricted Payments made pursuant to this clause (19), not to exceed $150.0 million.

For purposes of determining compliance with this covenant, in the event that any Restricted Payment meets the criteria of more than one of the types of Restricted Payment described in the above clauses, or is permitted to be made pursuant to the first paragraph of this covenant, the Company, in its sole discretion, may classify such Restricted Payment and only be required to include the amount and type of such Restricted Payment in one of such categories; provided that the Company may divide and classify any Restricted Payment in one or more of the types of Restricted Payment and may later reclassify all or a portion of such Restricted Payment, in any manner that complies within this covenant.

Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries

The Company will not, and will not permit any of its Restricted Subsidiaries to, create or otherwise cause to become effective any consensual encumbrance or restriction of any kind on the ability of any Restricted Subsidiary to:

(1)	pay dividends or make any other distributions permitted by applicable law on any Equity Interests of such Restricted Subsidiary owned by the Company or any of its Restricted Subsidiaries;

(2)	pay any Indebtedness owed to the Company or any other Restricted Subsidiary;

(3)	make loans or advances to the Company or any other Restricted Subsidiary; or

(4)	transfer its property or assets to the Company or any other Restricted Subsidiary.

The foregoing provisions will not restrict any encumbrances or restrictions:

(1)	in the indenture and any other agreement, including the Credit Agreement, as the same are in effect on the Issue Date, and any extensions, refinancings, renewals or replacements of such agreements; provided that such encumbrances or restrictions do not materially impair the ability of the Issuers to satisfy their obligations to make payments on the notes when due (as determined in good faith by the Company);

(2)	imposed under any applicable documents or instruments pertaining to any current or future Secured Indebtedness permitted under the indenture (and relating solely to assets constituting collateral thereunder or cash proceeds from or generated by such assets);

(3)	existing under or by reason of applicable law, rule, regulation or order (including requirements imposed by any Gaming Authority, Gaming Laws and any regulations, orders or decrees of any Gaming Authority or other applicable Governmental Authority), the indenture, the notes and the Note Guarantees;

(4)	on cash, Cash Equivalents or other deposits or net worth imposed under contracts entered into the ordinary course of business, including such restrictions imposed by customers or insurance, surety or bonding companies;

(5)	with respect to a Foreign Subsidiary entered into in the ordinary course of business or pursuant to the terms of Indebtedness of a Foreign Subsidiary that was Incurred by such Foreign Subsidiary in compliance with the terms of the indenture;

(6)	contained in any license, permit or other accreditation with a regulatory authority entered into in the ordinary course of business;

(7)	contained in agreements or instruments which prohibit the payment or making of dividends or other distributions other than on a pro rata basis;

(8)	existing with respect to any Person or the property or assets of any Person acquired by the Company or any of its Restricted Subsidiaries, or with respect to any Person or the property or assets of any Person newly designated as a Restricted Subsidiary of the Company, existing at the time of such acquisition or designation and not incurred solely in contemplation thereof, which encumbrances or restrictions are not applicable to any Person or the property or assets of the Person other than the Person or the property or assets of the Person so acquired or designated;

(9)	in the case of clause (3) of the first paragraph of this covenant:

(A)	that restrict in a customary manner the subletting, assignment or transfer of any property or asset that is a lease, license, conveyance or contract or similar property or asset;

(B)	existing by virtue of any transfer of, agreement to transfer, option or right with respect to, or Lien on, any property or assets of the Company or any Restricted Subsidiary not otherwise prohibited by the indenture;

(C)	existing under or by reason of Capitalized Leases or purchase money obligations for property acquired in the ordinary course of business that impose restrictions on that property; or

(D)	arising or agreed to in the ordinary course of business, not relating to any Indebtedness, and that do not, individually or in the aggregate, detract from the value of property or assets of the Company or any Restricted Subsidiary in any manner material to the Company and its Restricted Subsidiaries taken as a whole;

(10)	with respect to a Restricted Subsidiary and imposed pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock of, or property and assets of, such Restricted Subsidiary (including any restrictions on distributions or on the making of loans or advances by that Restricted Subsidiary pending its sale or other disposition);

(11)	contained in the terms of any Indebtedness or any agreement pursuant to which such Indebtedness was issued if:

(A)	the encumbrance or restriction is not materially more disadvantageous to the holders of the notes than is customary in comparable financings (as determined by the Company), and

(B)	the encumbrances or restrictions do not impair the ability of the Issuers to satisfy their obligations to make payments on the notes (as determined in good faith by the Company);

(12)	existing under or by reason of restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

(13)	which exist under or by reason of customary provisions contained in joint venture agreements and customary provisions in leases, in each case entered into in the ordinary course of business;

(14)	which exist under or by reason of Permitted Liens that limit the right of the debtor to transfer or otherwise dispose of the assets subject to such Liens;

(15)	which exist under or by reason of any Secured Hedge Agreement or any Secured Cash Management Agreement; provided that such encumbrances or restrictions do not materially impair the ability of the Issuers to satisfy their obligations to make payments on the notes (as determined in good faith by the Company);

(16)	restricting transfer, license or assignment of any licensing agreement or other contract (or otherwise relating to the assets subject thereto) entered into by the Company or its Restricted Subsidiaries in the ordinary course of business;

(17)

which exist under or by reason of contractual obligations which (i) exist on the Issue Date and (ii) to the extent contractual obligations permitted by clause (i) are set forth in an agreement evidencing

Indebtedness, any agreement evidencing any permitted modification, replacement, renewal, extension or refinancing of such Indebtedness so long as such modification, replacement, renewal, extension or refinancing is not (taken as a whole) materially less favorable to the holders of the notes;

(18)	any other encumbrances or restrictions so long as such encumbrances or restrictions do not materially impair the ability of the Issuers to satisfy their obligations to make payments on the notes (as determined in good faith by the Company); and

(19)	in connection with and pursuant to permitted extensions, refinancings, renewals or replacements of restrictions imposed pursuant to clauses (1) through (18) of this paragraph; provided that the encumbrances and restrictions in any such extensions, refinancings, renewals or replacements are no less favorable in any material respect, taken as a whole, to the holders than those encumbrances or restrictions that are being extended, refinanced, renewed or replaced.

Nothing contained in this covenant will prevent the Company or any of its Restricted Subsidiaries from restricting the sale or other disposition of property or assets of the Company or its Restricted Subsidiaries that secure Indebtedness of the Company or any of its Restricted Subsidiaries.

Limitation on Issuances of Guarantees by Subsidiary Guarantors

The Company will not permit any Subsidiary Guarantor to Guarantee, directly or indirectly, any Indebtedness of the Company, or any Subsidiary Guarantor (“Guaranteed Indebtedness”), unless, if the Guaranteed Indebtedness:

(1)	ranks equally in right of payment with the notes or a Note Guarantee, then the Guarantee of such Guaranteed Indebtedness will rank equally with, or subordinate to, Note Guarantee; or

(2)	is subordinate in right of payment to the notes or a Note Guarantee, then the Guarantee of such Guaranteed Indebtedness will be subordinated in right of payment to the Note Guarantee at least to the extent that the Guaranteed Indebtedness is subordinated in right of payment to the notes or such Note Guarantee.

Future Guarantors

If, after the Issue Date, any Wholly Owned Subsidiary of the Company (including any newly formed, newly acquired or newly redesignated Restricted Subsidiary, but excluding any Immaterial Subsidiary or Foreign Subsidiary) that is not then an Issuer or a Subsidiary Guarantor, Guarantees any Indebtedness of the Issuers or any other Subsidiary Guarantor under any Credit Facility or any Capital Markets Indebtedness of the Issuers or any other Subsidiary Guarantor, then, the Issuers will cause such Restricted Subsidiary, within 20 business days of the date that such Indebtedness has been guaranteed, to execute and deliver to the trustee a supplemental indenture pursuant to which such Restricted Subsidiary shall become a Subsidiary Guarantor under the indenture providing for a Guarantee by such Restricted Subsidiary on the same terms and conditions as those set forth in the indenture and applicable to the other Subsidiary Guarantors; provided that this paragraph will not be applicable to any Guarantee of any Restricted Subsidiary that existed at the time such Person became a Restricted Subsidiary and that was not Incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary.

Limitation on Transactions with Affiliates

The Company will not, and will not permit any of its Restricted Subsidiaries to enter into, renew or extend any transaction (including, without limitations, the purchase, sale, lease or exchange of property or assets, or the rendering of any service) with any Affiliate of the Company or any of its Restricted Subsidiaries, in each case, involving consideration in excess of $25.0 million (an “Affiliate Transaction”), except upon terms no less favorable to the Company or such Restricted Subsidiary than could be obtained, at the time of such transaction or, if such transaction is pursuant to a written agreement, at the time of the execution of the agreement providing therefor, in a comparable arm’s-length transaction with a Person that is not such an Affiliate.

The foregoing limitation does not limit, and will not apply to:

(1)	transactions (A) approved by the conflicts committee of the board of directors of Holdings (so long as such committee is comprised exclusively of independent directors) or (B) for which the Company or any Restricted Subsidiary delivers to the trustee a written opinion of an independent qualified real estate appraisal firm or a nationally recognized investment banking, accounting or appraisal firm, stating that the transaction is fair to the Issuers or such Restricted Subsidiary from a financial point of view;

(2)	any transaction solely among the Company and any of its Restricted Subsidiaries or solely among Restricted Subsidiaries of the Company;

(3)	any payments or other transactions pursuant to any tax-sharing agreement between the Company and Holdings, and any transactions undertaken for the purpose of improving the consolidated tax efficiency of any parent entity of the Company and/or the Restricted Subsidiaries (provided that such transactions, taken as a whole, are not materially adverse to the Company and the Restricted Subsidiaries (as determined by the Company in good faith));

(4)	any Restricted Payments or Investments not prohibited by the covenant described above under the caption “—Limitation on Restricted Payments”;

(5)	payments or other transactions pursuant to the Partnership Agreement, Corporate Services Agreement, Initial Master Lease or any other agreements or arrangements in effect on the Issue Date or any amendment, modification, or supplement thereto or replacement thereof, as long as such agreement or arrangement, as so amended, modified, supplemented or replaced, taken as a whole, is not more disadvantageous to the Company and the Restricted Subsidiaries than the original agreement or arrangement in existence on the Issue Date;

(6)	director’s fees and any employment, consulting, service, severance or termination agreement, or reasonable and customary indemnification arrangements, entered into by the Company (or any direct or indirect parent company thereof) or any of its Restricted Subsidiaries with officers, directors, employees and consultants of the Company (or any direct or indirect parent company thereof) or its Restricted Subsidiaries that are Affiliates of the Company or its Subsidiaries and the payment of compensation, customary fees, perquisites and fringe benefits and the issuance of securities to such officers, directors, employees and consultants (including amounts paid pursuant to employee benefit plans, employee stock option or similar plans), or loans and advances to any officer, director or employee, in the ordinary course of business, so long as such loans have been approved by the Board of Directors of Holdings;

(7)	commission, payroll, reasonable out-of-pocket costs, travel and similar advances or loans (including payment or cancellation thereof) to officers and employees of the Company or any of its Subsidiaries to the extent attributable to the ownership, management or operation of the Company and its Subsidiaries;

(8)	the issuance, sale or transfer, and transactions related to the issuance, sale or transfer, of Equity Interests of the Company to Affiliates, including in connection with capital contributions by such Affiliates to the Company or any Restricted Subsidiary;

(9)	any transaction with any Person who is not an Affiliate immediately before the consummation of such transaction that becomes an Affiliate as a result of such transaction;

(10)

any transactions with MGM or any of its Affiliates pursuant to the contracts or agreements described under the caption “Certain Relationships and Related Party Transactions” in the Holdings prospectus filed with the Commission on April 21, 2016, File No. 333-120322, which section is incorporated by reference herein, or any amendment, modification, extension or supplement thereto or replacement thereof, as long as such agreement or arrangement, as so amended, modified, supplemented or replaced, taken as a whole, is not materially more disadvantageous to the Company and the Restricted Subsidiaries than the original agreement or arrangement in existence on the Issue Date;

(11)	the consummation of, and the payment of fees in connection with, any of the Formation Transactions or any transactions pursuant to or contemplated by the Master Contribution Agreement and any other contracts or agreements related to the Formation Transactions, and such transactions as are generally described in this prospectus as of the Issue Date under the captions “Our Business and Properties—The Formation Transactions and Our Organizational Structure” or in the section entitled “Certain Relationships and Related Party Transactions” in the Holdings prospectus filed with the Commission on April 21, 2016, File No. 333-120322, which section is incorporated by reference herein;

(12)	any transaction with a joint venture, partnership, limited liability company or other entity that would constitute an Affiliate Transaction solely because the Company or a Restricted Subsidiary owns an equity interest in such joint venture, partnership, limited liability company or other entity;

(13)	(i) license or lease agreements with any Unrestricted Subsidiary or joint venture on terms which, taken as a whole together with all related transactions with such Unrestricted Subsidiary or joint venture, are commercially reasonable, (ii) other agreements and transactions in the ordinary course of business (and reasonable extensions of such course of business) with, or for the benefit of, any Unrestricted Subsidiary or joint venture that are commercially reasonable, and (iii) any agreement by an Unrestricted Subsidiary or joint venture to pay management, development or other similar fees to the Company or a Subsidiary Guarantor, directly or indirectly, relating to the provision of management services, overhead, sharing of customer lists and customer loyalty programs; in each case contemplated by this clause (13), to the extent such transactions are not, individually or in the aggregate, materially adverse to the Company and its Subsidiaries (after giving effect to the consummation of the Formation Transactions), taken as a whole, or to the holders of the notes, as determined by the Company in good faith;

(14)	transactions contemplated by each applicable Transfer Agreement;

(15)	agreements with joint ventures and Unrestricted Subsidiaries to facilitate arrangements related to (i) easements, exceptions, reservations, or other agreements for the purpose of pipelines, conduits, cables, wire communication lines, power lines and substations, streets, trails, walkways, traffic signals, drainage, irrigation, water, electricity and sewerage purposes, dikes, canals, ditches, the removal of oil, gas, coal, or other minerals, and other like purposes affecting Property, facilities, or equipment which individually or in the aggregate do not materially burden or impair the fair market value or use of such Property for the purposes for which it is or may reasonably be expected to be held or (ii) easements, exceptions, reservations, or other agreements for the purpose of facilitating the joint or common use of Property in or adjacent to a neighboring development, shopping center, utility company, public facility or other projects affecting Property which individually or in the aggregate do not materially burden or impair the fair market value or use of such Property for the purposes for which it is or may reasonably be expected to be held;

(16)	future leases and subleases between MGM or its Subsidiaries and the Company or its Restricted Subsidiaries (provided that such transactions, taken as a whole, are not materially adverse to the Company and the Restricted Subsidiaries (as determined by the Company in good faith)) and to the extent such leases and subleases involve aggregate payments in excess of $25.0 million, such leases or subleases are approved by the conflicts committee of the board of directors of Holdings (so long as such committee is comprised exclusively of independent directors);

(17)	leases or subleases not interfering in any material respect with the ordinary conduct of the business of the Company and the Subsidiary Guarantors (which, for the avoidance of doubt, includes operating subleases) and licenses or sublicenses of Intellectual Property made in the ordinary course of business, and termination of leases (other than the Initial Master Lease) and Swap Contracts in the ordinary course of business; or

(18)	Indebtedness of the Company or any Restricted Subsidiary owed to the Company or any Restricted Subsidiary; provided, that (except to the extent prohibited by applicable Gaming Law) Indebtedness of the Company or any Subsidiary Guarantor owing to a Restricted Subsidiary that is not a Subsidiary Guarantor shall be subordinated to the notes.

Notwithstanding the foregoing, any transaction or series of related transactions covered by the first paragraph of this covenant and not covered by clauses (2) through (18) of the immediately foregoing paragraph the aggregate amount of which exceeds $25.0 million in value must be approved or determined to be fair in the manner provided for in clause (1)(A) or (B) above.

Limitation on Asset Sales

The Company will not, and will not permit any of its Restricted Subsidiaries to, consummate any Asset Sale, unless:

(1)	the consideration received by the Company or such Restricted Subsidiary is at least equal to the Fair Market Value of the assets sold or disposed of, and

(2)	at least 75% of the consideration received by the Company or such Restricted Subsidiary consists of cash or Cash Equivalents; provided that, with respect to the sale of one or more Properties, up to 75% of the consideration may consist of Indebtedness of the purchaser of such Properties so long as such Indebtedness is secured by a first priority Lien on the Properties sold; provided further that, for purposes of this clause (2), the amount of the following will be deemed to be cash:

(A)	any liabilities of the Company or any such Restricted Subsidiaries (other than contingent liabilities and liabilities that are by their terms subordinated to the notes or any Note Guarantee) that are assumed by the transferee of any such assets; and

(B)	any securities or other obligations received by the Company or any such Restricted Subsidiary from such transferee that are converted by the Company or such Restricted Subsidiary into cash within 90 days of the consummation of such Asset Sale.

Within 365 days after the receipt of any Net Cash Proceeds from an Asset Sale, the Company will or will cause such Net Cash Proceeds (or an amount equal to the amount of such Net Cash Proceeds) to be applied to:

(1)	permanently reduce Secured Indebtedness of the Company or any Subsidiary Guarantor or Indebtedness of any other Restricted Subsidiary that is not a Subsidiary Guarantor, in each case owing to a Person other than the Company or any of its Restricted Subsidiaries; or

(2)	make a capital expenditure or invest in property or assets (other than current assets) of a nature or type or that are used in the business of the Company or any of its Restricted Subsidiaries existing on the date of such capital expenditure or investment (or enter into a definitive agreement committing to make such capital expenditure or so invest within 12 months after the receipt of such Net Cash Proceeds).

Pending the application of any such Net Cash Proceeds as described above, the Company may invest such Net Cash Proceeds in any manner that is not prohibited by the indenture. The amount of such excess Net Cash Proceeds required to be applied (or to be committed to be applied) during such 365-day period as set forth in the preceding sentence and not applied as so required by the end of such period will constitute “Excess Proceeds.” If, as of the first day of any calendar month, the aggregate amount of Excess Proceeds not previously subject to an Offer to Purchase pursuant to this covenant totals more than $50.0 million, the Company must commence, not later than the fifteenth business day of such month, and consummate an Offer to Purchase from the holders of the notes and all holders of other Indebtedness that is pari passu with the notes containing provisions similar to those set forth in the indenture with respect to offers to purchase or redeem with the proceeds of sales of assets, on a pro rata basis, an aggregate principal amount of notes and such other pari passu Indebtedness equal to the Excess Proceeds on such date, at a purchase price equal to 100% of the principal amount of the notes and such other pari passu Indebtedness plus, in each case, accrued interest and Additional Interest, if any, to the Payment Date.

If the aggregate principal amount of notes and other pari passu Indebtedness with the notes tendered into such Offer to Purchase exceeds the amount of Excess Proceeds, then the notes and such other pari passu Indebtedness will be purchased on a pro rata basis based on the principal amount of the notes and such other pari passu Indebtedness tendered. Upon completion of each Offer to Purchase, any remaining Excess Proceeds subject to such Offer to Purchase will no longer be deemed to be Excess Proceeds and may be applied to any other purpose not prohibited by the indenture.

Repurchase of Notes upon a Change of Control

Unless the Principal Issuer has previously or concurrently mailed a redemption notice with respect to all existing notes as described above under the caption “—Optional Redemption” and all conditions precedent applicable to such redemption notice have been satisfied, within 30 days following any Change of Control or, at the option of the Principal Issuer, prior to any Change of Control, but after public announcement of the transaction or transactions that constitute or may constitute the Change of Control, the Principal Issuer will be required to commence an Offer to Purchase for all notes then outstanding at a purchase price equal to 101% of the principal amount of the notes, plus accrued and unpaid interest and Additional Interest, if any, to the Payment Date. The Offer to Purchase will, if sent prior to the date on which the Change of Control occurs, describe the transaction or transactions that constitute or may constitute the Change of Control, and state that the Offer to Purchase is conditioned on the Change of Control occurring on or prior to the applicable Payment Date.

There can be no assurance that the Principal Issuer will have sufficient funds available at the time of any Change of Control to make any debt payment (including repurchases of notes) required by the foregoing covenant (as well as any covenant that may be contained in other securities of the Principal Issuer or that might be outstanding at the time).

Subject to the following paragraph, the provisions described above that require the Principal Issuer to make an Offer to Purchase following a Change of Control will be applicable regardless of whether any other provisions of the indenture are applicable. Except as described above with respect to a Change of Control, the indenture does not contain provisions that permit the holders of the notes to require that the Principal Issuer repurchase or redeem the notes in the event of a takeover, recapitalization or similar transaction. In addition, holders of notes may not be entitled to require the Principal Issuer to purchase their notes in certain circumstances involving a significant change in the composition of the Principal Issuer’s or Holdings’ Board of Directors.

The Principal Issuer will not be required to make an Offer to Purchase upon a Change of Control if a third party makes the Offer to Purchase in the manner, at the times and otherwise in compliance with the requirements set forth in the indenture applicable to an Offer to Purchase made by the Principal Issuer and purchases all notes validly tendered and not withdrawn under such Offer to Purchase.

If holders of not less than 90.0% in aggregate principal amount of the outstanding notes validly tender and do not withdraw such notes in a Change of Control Offer to Purchase and the Principal Issuer, or any third party making an Offer to Purchase in lieu of the Principal Issuer as described above, purchases all of the notes validly tendered and not withdrawn by such holders, the Principal Issuer will have the right, upon not less than 15 nor more than 60 days’ prior notice, given not more than 30 days following such purchase pursuant to the Change of Control Offer to Purchase described above, to redeem all notes that remain outstanding following such purchase at a redemption price in cash equal to 101% of the principal amount of the notes, plus accrued and unpaid interest and Additional Interest, if any, to, but not including such purchase date.

The Principal Issuer will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of notes as a result of Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the covenant described hereunder, we will comply with the applicable securities laws and regulations and will not be deemed to have breached our obligations under the covenant described hereunder by virtue of our compliance with such securities laws or regulations.

If the terms of any Credit Facilities prohibit the Principal Issuer from making an Offer to Purchase or from purchasing the notes pursuant thereto, prior to the mailing of the notice to holders, but in any event within 30 days following any Change of Control, the Principal Issuer covenants to:

(1)	repay in full all Indebtedness outstanding under such Credit Facilities or offer to repay in full all such Indebtedness and repay the Indebtedness of each lender who has accepted such offer; or

(2)	obtain the requisite consent under such Credit Facilities to permit the purchase of the notes as described above.

The Principal Issuer must first comply with the covenants described in clauses (1) and (2) above before it will be required to purchase notes in the event of a Change of Control; provided, however, that the Principal Issuer’s failure to comply with the covenant described in the preceding sentence or to make an Offer to Purchase because of any such failure shall constitute a default described in clause (4) under “—Events of Default” below (and not under clause (3) thereof).

The definition of “Change of Control” includes a disposition of all or substantially all of the assets of the Principal Issuer and its Subsidiaries, taken as a whole, to any Person. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve a disposition of “all or substantially all” of the assets of the Company and its Subsidiaries, taken as a whole. As a result, it may be unclear as to whether a Change of Control has occurred and whether a holder of notes may require the Principal Issuer to make an offer to repurchase the notes as described above.

The provisions under the indenture governing the notes relative to the Principal Issuer’s obligation to make an offer to repurchase the notes as a result of a Change of Control may be waived or modified with the written consent of the holders of a majority in principal amount of the notes.

Commission Reports and Reports to Holders

Whether or not the Company is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, the Company will provide the trustee and the holders of notes within fifteen (15) business days after filing, or in the event no such filing is made or required, within fifteen (15) business days after the end of the time periods specified in those sections with:

(1)	all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if the Company were required to file such forms, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and, with respect to the annual financial statements only, a report thereon by the Company’s certified independent accountants, and

(2)	all current reports that would be required to be filed with the Commission on Form 8-K if the Company were required to file such reports.

provided that the foregoing delivery requirements will be deemed satisfied if the foregoing materials are available on the Commission’s EDGAR system or on the Company’s website within the applicable time period specified above (provided that if posted to a secure internet portal, the Company will separately electronically deliver such reports to the trustee). For the avoidance of doubt, the foregoing delivery requirements will be deemed satisfied by filings with the Commission that are made jointly by Holdings and the Company.

In addition, following the earlier of (x) the Issue Date or (y) the consummation of the exchange offer, whether or not required by the Commission, the Company will, if the Commission will accept the filing, file a copy of all of the information and reports referred to in clauses (1) and (2) of the preceding paragraph with the Commission for public availability within the time periods specified in the Commission’s rules and regulations.

For so long as any of the notes remain outstanding and constitute “restricted securities” under Rule 144, the Company will furnish to the holders of the notes and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

Notwithstanding anything herein to the contrary, the Company will not be deemed to have failed to comply with any provision of this reporting covenant for purposes of clause (4) set forth below under the caption “—Events of Default” as a result of the late filing or provision of any required information or report until 90 days after the date any such information or report was due.

Delivery of reports, information and documents referred to above, to the trustee is for informational purposes only and the trustee’s receipt of such shall not constitute actual or constructive notice of any information contained therein or determinable from information contained therein, including the Company’s compliance with any of its covenants hereunder (as to which the trustee is entitled to rely exclusively on officers’ certificates).

Events of Default

“Events of Default” under the indenture are defined as the following:

(1)	default in the payment of principal of, or premium, if any, on any note when it is due and payable at maturity, upon acceleration, redemption or otherwise;

(2)	default in the payment of interest on any note when it is due and payable, and such default continues for a period of 30 days;

(3)	default in the performance or breach of the covenant described below under the caption “—Consolidation, Merger and Sale of Assets” or the failure by the Issuers or any of their Restricted Subsidiaries to make or consummate an Offer to Purchase in accordance with the covenants described above under the captions “—Covenants—Limitation on Asset Sales” and “— Covenants—Repurchase of Notes upon a Change of Control”;

(4)	the Issuers or the Company defaults in the performance of or breaches any other covenant or agreement of the Issuers or the Company in the indenture or under the notes (other than a default specified in clause (1), (2) or (3) above) and such default or breach continues for a period of 60 consecutive days after written notice by the trustee or the holders of 25% or more in aggregate principal amount of the notes;

(5)	there occurs with respect to any issue or issues of Indebtedness of the Issuers or the Company or any Significant Subsidiary having an outstanding principal amount of (i) $100.0 million or more in the aggregate, in the case of Recourse Indebtedness (other than the notes), or (ii) $300.0 million or more in the aggregate, in the case of Non-Recourse Indebtedness, in each case, for all such issues of all such Persons, whether such Indebtedness now exists or is created after the date of the indenture;

(A)	an event of default that has caused the holders thereof to declare such Indebtedness to be due and payable prior to its Stated Maturity and such Indebtedness has not been discharged in full or such acceleration has not been rescinded or annulled within 30 days of such acceleration; and/or

(B)	the failure to make a principal payment at the final (but not any interim) fixed maturity and such defaulted payment shall not have been made, waived or extended within 30 days of such payment default;

(6)	other than in connection with any transaction not prohibited by “—Initial Master Lease,” the Initial Master Lease shall have terminated or the Initial Master Lease Guaranty shall have terminated (other than in accordance with the terms of the Initial Master Lease); provided that such termination shall not constitute an event of default if within 90 days after such termination the Company has entered into one or more Permitted Replacement Leases (or in the case of the Initial Master Lease Guaranty, a replacement guaranty is entered into in accordance with the Initial Master Lease);

(7)	any final judgment or order (not covered by insurance) for the payment of money in excess of $100.0 million for all such final judgments or orders against the Company or any Significant Subsidiary (treating any deductibles, self-insurance or retention as not covered by insurance):

(A)	is rendered against the Company or any Significant Subsidiary and is not paid or discharged; and

(B)	there shall be any period of 60 consecutive days following entry of the final judgment or order that causes the aggregate amount for all such final judgments or orders outstanding and not paid or discharged against the Company or any Significant Subsidiary to exceed $100.0 million during which a stay of enforcement of such final judgment or order, by reason of a pending appeal or otherwise, shall not be in effect;

(8)	a court having jurisdiction enters a decree or order for:

(A)	relief in respect of the Company or any Significant Subsidiary in an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect;

(B)	appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of the Company or any Significant Subsidiary or for all or substantially all of the property and assets of the Company or any Significant Subsidiary; or

(C)	the winding up or liquidation of the affairs of the Company or any Significant Subsidiary and, in each case, such decree or order remains unstayed and in effect for a period of 60 consecutive days;

(9)	the Company or any Significant Subsidiary:

(A)	commences a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or consents to the entry of an order for relief in an involuntary case under such law;

(B)	consents to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of the Company or any Significant Subsidiary or for all or substantially all of the property and assets of the Company or any Significant Subsidiary;

(C)	effects any general assignment for the benefit of its creditors; or

(10)	any Note Guarantee ceases to be in full force and effect (other than in accordance with the terms of such Note Guarantee and the indenture) or any Subsidiary Guarantor notifies the trustee in writing that it denies or disaffirms its obligations under its Note Guarantee.

If an Event of Default (other than an Event of Default specified in clause (8) or (9) above that occurs with respect to the Company or any Significant Subsidiary) occurs and is continuing under the indenture, the trustee or the holders of at least 25% in aggregate principal amount of the notes then outstanding, by written notice to the Issuers (and to the trustee if such notice is given by the holders), may, and the trustee at the request of the holders of at least 25% in aggregate principal amount of the notes then outstanding will, declare the principal of, premium, if any, and accrued interest on the notes to be immediately due and payable. Upon a declaration of acceleration, such principal of, premium, if any, and accrued interest will be immediately due and payable. In the event of a declaration of acceleration because an Event of Default set forth in clause (5) above has occurred and is continuing, such declaration of acceleration will be automatically rescinded and annulled if the event of default triggering such Event of Default pursuant to clause (5) shall be remedied or cured by the Issuers or the relevant Significant Subsidiary or waived by the holders of the relevant Indebtedness within 60 days after the declaration of acceleration with respect thereto.

If an Event of Default specified in clause (8) or (9) above occurs with respect to the Company or any Significant Subsidiary, the principal of, premium, if any, and accrued interest on the notes then outstanding will automatically become and be immediately due and payable without any declaration or other act on the part of the trustee or any holder. The holders of at least a majority in principal amount of the outstanding notes by written notice to the Issuers and to the trustee, may waive all past defaults and rescind and annul a declaration of acceleration and its consequences if:

(X)	all existing Events of Default, other than the nonpayment of the principal of, premium, if any, and interest on the notes that have become due solely by such declaration of acceleration, have been cured or waived, and

(Y)	the rescission would not conflict with any judgment or decree of a court of competent jurisdiction.

As to the waiver of defaults, see “—Modification and Waiver.”

The holders of at least a majority in aggregate principal amount of the outstanding notes may direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee. However, the trustee may refuse to follow any direction that conflicts with law or the indenture, that may involve the trustee in personal liability, or that the trustee determines in good faith may be unduly prejudicial to the rights of holders of notes not joining in the giving of such direction and may take any other action it deems proper that is not inconsistent with any such direction received from holders of notes. A holder may not pursue any remedy with respect to the indenture or the notes unless:

(1)	the holder gives the trustee written notice of a continuing Event of Default;

(2)	the holders of at least 25% in aggregate principal amount of outstanding notes make a written request to the trustee to pursue the remedy;

(3)	such holder or holders offer the trustee indemnity and security satisfactory to the trustee against any costs, liability or expense;

(4)	the trustee does not comply with the request within 60 days after receipt of the request and the offer of indemnity and security; and

(5)	during such 60-day period, the holders of a majority in aggregate principal amount of the outstanding notes do not give the trustee a direction that is inconsistent with the request.

However, such limitations do not apply to the right of any holder of a note to receive payment of the principal of, premium, if any, or interest on, such note or to bring suit for the enforcement of any such payment on or after the due date expressed in the notes, which right shall not be impaired or affected without the consent of the holder.

The indenture requires certain officers of the Issuers to certify, on or before a date not more than 120 days after the end of each fiscal year, that a review has been conducted of the activities of the Issuers and the Restricted Subsidiaries and of their performance under the indenture and that the Issuers and the Restricted Subsidiaries have fulfilled all obligations thereunder, or, if there has been a default in fulfillment of any such obligation, specifying each such default and the nature and status thereof. In addition, so long as any of the notes are outstanding, the indenture requires the Issuers to deliver to the Trustee, within 30 calendar days upon becoming aware of any Event of Default, a statement specifying such Event of Default.

Initial Master Lease

Neither the Company nor the Issuers will enter into any amendment to the Initial Master Lease unless (a) such amendment is approved by the conflicts committee of the board of directors of Holdings (so long as such committee is comprised exclusively of independent directors), (b) such amendment would not materially impair the ability of the Issuers to satisfy their obligations to make payments on the notes (as determined in good faith by the Company) or (c) such amendment is entered into in order to effectuate an acquisition of property or assets by the Company that are leased back to the tenant under the Initial Master Lease, and the Company, immediately after giving effect to such acquisition, amendment and any related Incurrence of Indebtedness on a Pro Forma Basis, (A) could Incur at least $1.00 of Indebtedness in compliance with both clause (1) and clause (3) of the covenant described under the caption “—Covenants—Limitation on Indebtedness” or (B) has a Leverage Ratio that is no higher than the Leverage Ratio of the Company immediately before giving effect to such acquisition, amendment and any related Incurrence of Indebtedness; provided that amendments of the Initial Master Lease (and corresponding rent reduction) pursuant to the terms of the Initial Master Lease in connection with a casualty event or an asset sale in each case made in accordance with the Initial Master Lease shall not be deemed to materially impair the ability of the Issuers to satisfy their obligations to make payments on the notes or to materially impair the rights and remedies of the holders of the notes.

Consolidation, Merger and Sale of Assets

The Company will not consolidate or merge with or into, or sell, convey, transfer or otherwise dispose (collectively, a “transfer”) of all or substantially all of its property and assets (as an entirety or substantially an entirety in one transaction or a series of related transactions) to, any Person or permit any Person to merge with or into the Company unless:

(1)	the Company is the continuing Person, or the Person (if other than the Company) formed by such consolidation or into which the Company is merged or that acquired such property and assets of the Company is an entity organized and validly existing under the laws of the United States of America or any state or jurisdiction thereof and expressly assumes, by a supplemental indenture, executed and delivered to the trustee, all of the obligations of the Company on the notes, the Note Guarantees and under the indenture and the registration rights agreement;

(2)	immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing; and

(3)	in the case of a transaction involving the Company, immediately after giving effect to such transaction on a Pro Forma Basis, the Company, or any Person becoming the successor obligor of the notes, as the case may be, (A) could Incur at least $1.00 of Indebtedness in compliance with both clause (1) and clause (3) of the covenant described under the caption “—Covenants— Limitation on Indebtedness” or (B) has a Leverage Ratio that is no higher than the Leverage Ratio of the Company immediately before giving effect to the transaction and any related Incurrence of Indebtedness; provided that this clause (3) will not apply to (i) a consolidation or merger of one or more Restricted Subsidiaries with or into the Company or (ii) any merger effected solely to change the state of domicile of the Company; and

(4)	if the Company will not be the continuing Person, the Company delivers to the trustee an officers’ certificate and an opinion of counsel, in each case stating that such consolidation, merger or transfer and such supplemental indenture complies with this provision and that all conditions precedent provided for herein relating to such transaction have been complied with.

Upon any consolidation or merger or any transfer of all or substantially all of the Company’s assets, in accordance with the foregoing, the successor Person formed by such consolidation or into which the Company is merged or to which such transfer is made, will succeed to, be substituted for, and may exercise every one of the Company’s rights and powers under the indenture with the same effect as if such successor Person had been named therein as the Company and, except in the case of the lease or a sale or other transfer of less than all assets, the Company will be released from the obligations under the notes.

Subsidiary Guarantors. No Subsidiary Guarantor will consolidate or merge with or into, or transfer all or substantially all of its property and assets (as an entirety or substantially an entirety in one transaction or a series of related transactions) to, any Person (other than the Company or another Subsidiary Guarantor), unless:

(1)

such Subsidiary Guarantor is the continuing Person, or the Person (if other than such Subsidiary Guarantor) formed by such consolidation or into which such Subsidiary Guarantor is merged or that acquired or leased such property and assets of such Subsidiary Guarantor is an entity organized and validly existing under the laws of the United States of America or any state or jurisdiction thereof and expressly assumes, by a supplemental indenture, executed and delivered to the trustee, all of the obligations of such Subsidiary Guarantor on the Note Guarantees and under the indenture and the registration rights agreement; and

(2)	immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing.

Notwithstanding the foregoing, the Note Guarantee by a Subsidiary Guarantor that is a Restricted Subsidiary of the Company will be automatically released as set forth under “—Brief Description of the Notes and the Note Guarantees—The Note Guarantees.” Additionally, notwithstanding the foregoing, this “Consolidation, Merger and Sale of Assets” section shall not apply to the lease of all or substantially all of the real estate assets of the Company or any of its respective Subsidiaries to MGM or its Subsidiaries or another operator pursuant to a Master Lease or other similar leases.

Legal Defeasance and Covenant Defeasance

The Issuers may at any time, at the option of the Board of Directors of Holdings evidenced by a Board Resolution set forth in an officers’ certificate, elect to have all of the Issuers’ obligations discharged with respect to the outstanding notes and all obligations of the Subsidiary Guarantors discharged with respect to their Note Guarantees (“Legal Defeasance”) except for:

(1)	the rights of holders of outstanding notes to receive payments in respect of the principal of, premium on, if any, interest or Additional Interest, if any, on, such notes when such payments are due from the trust referred to below;

(2)	the Issuers’ obligations with respect to the notes concerning issuing temporary notes, registration of notes, mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payment and money for security payments held in trust;

(3)	the rights, powers, trusts, duties and immunities of the trustee under the indenture, and the Issuers’ and the Subsidiary Guarantors’ obligations in connection therewith; and

(4)	the Legal Defeasance and Covenant Defeasance provisions of the indenture.

In addition, the Issuers may, at their option and at any time, elect to have the obligations of the Issuers and the Subsidiary Guarantors released with respect to certain covenants (including their obligation to make an Offer to Purchase upon a Change of Control or Asset Sale, as the case may be) that are described in the indenture (“Covenant Defeasance”) and thereafter any omission to comply with those covenants will not constitute a Default or Event of Default with respect to the notes. In the event Covenant Defeasance occurs, all Events of Default described under “—Events of Default” (except those relating to payments on the notes or bankruptcy, receivership, rehabilitation or insolvency events with respect to the Issuers) will no longer constitute an Event of Default with respect to the notes.

In order to exercise either Legal Defeasance or Covenant Defeasance:

(1)	the Issuers must irrevocably deposit with the trustee, in trust, for the benefit of the holders of the notes, cash in U.S. dollars, non-callable government securities, or a combination thereof, in amounts as will be sufficient, in the opinion of a nationally recognized investment bank, appraisal firm or firm of independent public accountants, to pay the principal of, premium on, if any, interest and Additional Interest, if any, on, the outstanding notes on the stated date for payment thereof or on the applicable redemption date, as the case may be, and the Issuers must specify whether the notes are being defeased to such stated date for payment or to a particular redemption date;

(2)

in the case of Legal Defeasance, the Issuers must deliver to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that (a) the Issuers have received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the date of the indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel will confirm that, the holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3)	in the case of Covenant Defeasance, the Principal Issuer must deliver to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that the holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4)	no Default or Event of Default has occurred and is continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit (and any similar concurrent deposit relating to other Indebtedness), and the granting of Liens to secure such borrowings);

(5)	such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than the indenture and the agreements governing any other Indebtedness being defeased, discharged or replaced) to which the Issuers or any of the Subsidiary Guarantors is a party or by which the Issuers or any of the Subsidiary Guarantors is bound; and

(6)	the Issuers must deliver to the trustee an officers’ certificate and an opinion of counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Satisfaction and Discharge

The indenture will be discharged and will cease to be of further effect as to all notes issued thereunder, when:

(1)	either:

(A)	all notes that have been authenticated, except lost, stolen or destroyed notes that have been replaced or paid and notes for whose payment money has been deposited in trust and thereafter repaid to the Issuers, have been delivered to the trustee for cancellation; or

(B)	all notes that have not been delivered to the trustee for cancellation have become due and payable by reason of the mailing of a notice of redemption or otherwise or will become due and payable within one year and the Issuers or any Subsidiary Guarantor has irrevocably deposited or caused to be deposited with the trustee as trust funds in trust solely for the benefit of the holders, cash in U.S. dollars, non-callable government securities, or a combination thereof, in amounts as will be sufficient, as determined by the Issuers, without consideration of any reinvestment of interest, to pay and discharge the entire Indebtedness on the notes not delivered to the trustee for cancellation for principal of, premium on, if any, interest and Additional Interest, if any, on, the notes to the date of maturity or redemption;

(2)	in respect of clause (1)(B) of this paragraph, no Default or Event of Default has occurred and is continuing on the date of the deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit and any similar deposit relating to other Indebtedness and, in each case, the granting of Liens to secure such borrowings);

(3)	the Issuers or any Subsidiary Guarantor has paid or caused to be paid all sums payable by it under the indenture; and

(4)	the Issuers has delivered irrevocable instructions to the trustee under the indenture to apply the deposited money toward the payment of the notes at maturity or on the redemption date, as the case may be.

In addition, the Issuers must deliver an officers’ certificate and an opinion of counsel to the trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Modification and Waiver

Subject to certain limited exceptions, modifications, waivers and amendments of the indenture, the notes and the Note Guarantees may be made with the consent of the holders of not less than a majority in aggregate principal amount of the outstanding notes (including consents obtained in connection with a tender offer or exchange offer for the notes) and any past Default or compliance with any provisions may also be waived with the consent of the holders of a majority in principal amount of the outstanding notes; provided that no such modification, waiver or amendment may, without the consent of each holder affected thereby:

(1)	change the Stated Maturity of the principal of, or any installment of interest on, any note;

(2)	reduce the principal amount of, or premium, if any, or interest on, any note;

(3)	change the place of payment of principal of, or premium, if any, or interest on, any note;

(4)	impair the right to institute suit for the enforcement of any payment on or after the Stated Maturity (or, in the case of a redemption, on or after the redemption date) of any note;

(5)	reduce the above-stated percentages of outstanding notes the consent of whose holders is necessary to modify or amend the indenture;

(6)	waive a default in the payment of principal of, premium, if any, or interest on the notes;

(7)	voluntarily release a Subsidiary Guarantor of the notes other than in accordance with the indenture;

(8)	after the time an Offer to Purchase is required to have been made pursuant to the covenants described above under the captions “—Covenants—Limitation on Asset Sales” or “—Covenants— Repurchase of Notes upon a Change of Control,” reduce the purchase amount or price or extend the latest expiration date or purchase date thereunder; or

(9)	reduce the percentage or aggregate principal amount of outstanding notes the consent of whose holders is necessary for waiver of compliance with certain provisions of the indenture or for waiver of certain defaults.

Modifications, waivers and amendments of the indenture, the notes and the Note Guarantees may, without notice to or the consent of any noteholder be made:

(1)	to cure any ambiguity, defect, omission or inconsistency in the indenture or the notes;

(2)	to provide for the assumption of the Issuers’ or a Subsidiary Guarantor’s obligations to holders of the notes and the Note Guarantees in the case of a merger or consolidation or sale of all or substantially all of the Issuers’ or such Subsidiary Guarantor’s assets to comply with the provisions under the caption “—Consolidation, Merger and Sale of Assets”;

(3)	to comply with any requirements of the Commission in connection with the qualification of the indenture under the Trust Indenture Act;

(4)	to evidence and provide for the acceptance of an appointment by a successor trustee;

(5)	to provide for uncertificated notes in addition to or in place of certificated notes; provided that the uncertificated notes are issued in registered form for purposes of Section 163(f) of the Code;

(6)	to provide for any Guarantee of the notes, to secure the notes or to confirm and evidence the release, termination or discharge of any Guarantee of or Lien securing the notes when such release, termination or discharge is permitted by the indenture;

(7)	to add to the covenants of the Issuers or any Subsidiary Guarantor for the benefit of the holders of the notes or to surrender any right or power conferred upon the Issuers or any Subsidiary Guarantor;

(8)	to provide for the issuance of additional notes in accordance with the terms of the indenture;

(9)	to conform the text of the indenture, the notes or the Note Guarantees to any provision of this “Description of the 2026 Exchange Notes” to the extent that such provision in this “Description of the 2026 Exchange Notes” was intended to be a verbatim recitation of a provision the indenture, the notes or the Note Guarantees;

(10)	to comply with applicable Gaming Laws, to the extent that such amendment or supplement is not materially adverse to the holders of the notes;

(11)	to make any change that would provide any additional rights or benefits to the holders of the notes or that does not adversely affect the legal rights under the indenture of any holder; or

(12)	to make any amendment to the provisions of the indenture relating to the transfer and legending of notes; provided, however, that (a) compliance with the indenture as so amended would not result in notes being transferred in violation of the U.S. Securities Act of 1933, as amended, or any other applicable securities law and (b) such amendment does not materially and adversely affect the rights of holders to transfer notes.

No Personal Liability of Incorporators, Partners, Stockholders, Officers, Directors, or Employees

The indenture will provide that no recourse for the payment of the principal of, premium, if any, or interest on any of the notes or for any claim based thereon or otherwise in respect thereof, and no recourse under or upon any obligation, covenant or agreement of the Issuers or any of the Subsidiary Guarantors in the indenture, or in any of the notes or because of the creation of any Indebtedness represented thereby, shall be had against any incorporator, partner, stockholder, officer, director, employee or controlling person in their capacity as such of the Issuers, the Subsidiary Guarantors or of any successor Person thereof. Each holder, by accepting the notes, waives and releases all such liability.

Governing Law

The indenture will provide that it and the notes and the Note Guarantees will be governed by, and construed in accordance with, the laws of the State of New York.

Concerning the Trustee

The indenture will provide that, except during the continuance of an Event of Default, the trustee will not be liable, except for the performance of such duties as are specifically set forth in the indenture. If an Event of Default has occurred and is continuing, the trustee will use the same degree of care and skill in its exercise of the rights and powers vested in it under the indenture as a prudent person would exercise under the circumstances in the conduct of such person’s own affairs.

The indenture and provisions of the Trust Indenture Act incorporated by reference into the indenture contain limitations on the rights of the trustee, should it become a creditor of the Issuers or the Subsidiary Guarantors, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claims, as security or otherwise. The trustee is permitted to engage in other transactions; provided that if it acquires any conflicting interest, it must eliminate such conflict or resign.

Additional Information

Anyone who receives this prospectus may obtain a copy of the indenture and the registration rights agreement without charge by writing to MGM Growth Properties Operating Partnership LP, 6385 S. Rainbow Blvd., Suite 500, Las Vegas, Nevada 89118, Attention: Chief Financial Officer.

Certain Definitions

Set forth below are definitions of certain terms contained in the indenture that are used in this description. Please refer to the indenture for the definitions of other capitalized terms used in this description that are not defined below.

“Acceptable Land Use Arrangements” means the provisions of any easement agreements, street dedications or vacations, entitlements, public and/or private utility easements, licenses, declarations of covenants, conditions and restrictions, and other similar provisions granted by the Company or its Subsidiaries which (a) now exist or (b) are permitted to be entered into under the terms of any leases related to the Company’s Real Property and which in the aggregate do not materially burden or impair the Fair Market Value or use of such Company’s Real Property for the purposes for which it is or may reasonably be expected to be held.

“Acquired Indebtedness” means Indebtedness of a Person existing at the time such Person becomes a Restricted Subsidiary or assumed in connection with an Asset Acquisition from such Person by a Restricted Subsidiary whether or not Incurred by such Person in connection with, or in anticipation of, such Person becoming a Restricted Subsidiary or such Asset Acquisition; provided that Indebtedness of such Person that is redeemed, defeased, retired or otherwise repaid at the time of or immediately upon consummation of the transactions by which such Person becomes a Restricted Subsidiary or such Asset Acquisition will not be Acquired Indebtedness.

“Adjusted Total Assets” means, as of any date of determination, Consolidated EBITDA for the period of the most recent four consecutive fiscal quarters ending prior to the date of such determination for which consolidated financial statements of the Company are available (determined, for any fiscal quarter (or portion thereof) ending prior to the Issue Date, on a Pro Forma Basis to give effect to the effectiveness of the Initial Master Lease throughout such period and the Formation Transactions as if they had occurred at the beginning of such four-quarter period) divided by 8.25% plus (1) in the case of any Development Property or Redevelopment Property (or former Development Property or Redevelopment Property) prior to the date when financial results for at least one complete fiscal quarter following completion or opening of the applicable development project are available, 100% of the book value (determined in accordance with GAAP but determined without giving effect to any depreciation) of any such Development Property or Redevelopment Property (or former Development Property or Redevelopment Property) owned or leased under an Eligible Ground Lease by the Company and its Restricted Subsidiaries as of such date of determination, plus (2) 100% of the book value (determined in accordance with GAAP) of any undeveloped land owned or leased under an Eligible Ground Lease by the Company and its Restricted Subsidiaries as of such date of determination, plus (3) an amount (but not less than zero) equal to all unrestricted cash and Cash Equivalents on hand of the Company and its Restricted Subsidiaries as of such date, plus (4) an amount (but not less than zero) equal to all earnest money deposits associated with potential acquisitions by the Company and its Restricted Subsidiaries as of such date, plus (5) the book value (determined in accordance with GAAP) (but determined without giving effect to any depreciation or amortization) of all other Investments (for the avoidance of doubt, other than Income Properties, Development Properties, Redevelopment Properties and unimproved land) held by the Company and its Restricted Subsidiaries as of such date (exclusive of goodwill and other intangible assets); provided that, (A) the Consolidated EBITDA attributable to any Income Property, Development Property or Redevelopment Property that is leased by the Company and its Restricted Subsidiaries pursuant to a lease that is not an Eligible Ground Lease shall be excluded, and (B) the Consolidated EBITDA attributable to any Development Property, Redevelopment Property or undeveloped land (or former Development Property, Redevelopment Property or undeveloped land) the book value of which is included in Adjusted Total Assets under clause (1) or (2) above, shall be excluded.

“Affiliate” means, as applied to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, such Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Applicable Premium” means, with respect to any note on any redemption date the greater of (1) 1.0% of the principal amount of such note and (2) the excess (if any) of (A) the present value at such redemption date of (i) the redemption price of such note at June 1, 2026 (the date that is three months prior to the scheduled Maturity Date) plus (ii) all required interest payments due on such note through June 1, 2026 (the date that is three months prior to the scheduled Maturity Date) (excluding accrued but unpaid interest), computed using a discount rate equal to the Treasury Rate on such redemption date (or in the case of a satisfaction and discharge of the indenture or a legal defeasance or covenant defeasance under the indenture, the Treasury Rate as of two Business Days prior to the date on which funds to pay the notes are deposited with the trustee) plus 50 basis points over (B) the principal amount of such note.

“Asset Acquisition” means:

(1)	an investment by the Company or its Restricted Subsidiaries in any other Person pursuant to which such Person becomes a Restricted Subsidiary of the Company or is merged into or consolidated with the Company or any of its Restricted Subsidiaries; and

(2)	an acquisition by the Company or any of its Restricted Subsidiaries from any other Person of a Property or other assets that constitute substantially all of a division or line of business of any other Person.

“Asset Sale” means any sale, transfer or other disposition (each, a “disposition”), including by way of merger or consolidation, in one transaction or a series of related transactions by the Company or any of its Restricted Subsidiaries to any Person other than the Company or any of its Restricted Subsidiaries of any assets or properties consisting of:

(1)	all or any of the Capital Stock of any Restricted Subsidiary (other than directors’ qualifying shares or shares required by applicable law to be held by a Person other than the Company or a Restricted Subsidiary);

(2)	all or substantially all of the property or assets of an operating unit or line of business of the Company or any of its Restricted Subsidiaries; or

(3)	any other property and assets of the Company or any of its Restricted Subsidiaries (other than Capital Stock of a Person that is not a Restricted Subsidiary) outside of the ordinary course of business;

provided that the term “Asset Sale” will not include:

(A)	dispositions of property or assets (including leases of real property) in the ordinary course of business;

(B)	dispositions of assets with a Fair Market Value, or involving net cash proceeds to the Company or a Restricted Subsidiary, not in excess of $50.0 million in any transaction or series of related transactions;

(C)	the disposition of cash or Cash Equivalents;

(D)	a disposition of all or substantially all the assets of the Company in accordance with the covenant described above under the caption “—Consolidation, Merger and Sale of Assets”;

(E)	dispositions of accounts receivable in connection with the compromise, settlement or collection thereof;

(F)	a Restricted Payment or Permitted Investment that is permitted by the covenant described above under “—Covenants—Limitation on Restricted Payments”;

(G)

an exchange of assets; provided that (x) the Board of Directors of the Company has determined in good faith that the Fair Market Value of the assets disposed of in such exchange is at least equal to the Fair Market Value of the assets received in such exchange and (y) at least 75% of the consideration received by the Company and its Restricted Subsidiaries in such exchange constitutes assets or other property of a kind useful to or usable by the Company or any of its Restricted Subsidiaries in its business as conducted prior to the date of such exchange; provided, however, that any cash consideration will constitute Net Cash Proceeds subject to the provisions described above under the caption “—Covenants— Limitation on Asset Sales”;

(H)	the creation of a Lien not prohibited by the indenture and the disposition of assets resulting from the foreclosure upon a Lien;

(I)	the disposition of damaged, worn out or other obsolete property that is no longer used in the business of the Company and its Restricted Subsidiaries;

(J)	any foreclosure on assets;

(K)	trade-ins or exchanges of equipment or other fixed assets in the ordinary course of business;

(L)	the settlement or early termination of any Permitted Bond Hedge Transaction and the settlement or early termination of any related Permitted Warrant Transaction;

(M)	operating leases and subleases and similar arrangements of any real or personal property in the ordinary course of business;

(N)	licenses or sublicenses of Intellectual Property made in the ordinary course of business; or

(O)	(i) termination of leases (other than the Initial Master Lease) and Swap Contracts in the ordinary course of business, (ii) the expiration of any option agreement in respect of real or personal property and (iii) any surrender or waiver of contractual rights (other than under the Initial Master Lease) or the settlement, release or surrender of contractual rights (other than under the Initial Master Lease) or other litigation claims (including in tort) in the ordinary course of business.

“Average Life” means at any date of determination with respect to any Indebtedness, the quotient obtained by dividing:

(1)	the sum of the products obtained by multiplying:

(A)	the number of years from such date of determination to the dates of each successive scheduled principal payment of such debt security, and

(B)	the amount of such principal payment; by

(2)	the sum of all such principal payments.

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-05 under the Exchange Act.

“Board of Directors” means:

(1)	with respect to the Company, its board of directors or, if the Company does not have a board of directors, the board of directors of its general partner;

(2)	with respect to Holdings, its board of directors;

(3)	with respect to MGM GP, the board of directors of its managing member; and

(4)	with respect to any other Person, (A) if the Person is a corporation, the board of directors of the corporation, (B) if the Person is a partnership, the board of directors of the general partner of the partnership, (C) if the Person is a member managed limited liability company, the board of directors of its managing member, and (D) with respect to any other Person, the board or committee of such Person serving a similar function.

“Board Resolution” means a copy of a resolution certified by the Secretary or an Assistant Secretary of a company to have been duly adopted by the Board of Directors of such company and to be in full force and effect on the date of such certificate, and delivered to the trustee.

“Business Day” means a day other than a Saturday, Sunday or other day on which banking institutions are authorized or required by law or regulation to close in the State of New York or, with respect to any payments to be made under the indenture, the place of payment.

“Capital Markets Indebtedness” means any Indebtedness having an aggregate outstanding principal amount in excess of $50.0 million, consisting of bonds, debentures, notes or other similar debt securities issued in (a) a public offering registered under the Securities Act, (b) a private placement to institutional investors that is resold in accordance with Rule 144A or Regulation S under the Securities Act, whether or not it includes registration rights entitling the holders of such debt securities to registration thereof with the Commission or (c) a private placement to institutional investors. For the avoidance of doubt, the term “Capital Markets Indebtedness” does not include any Indebtedness under commercial bank facilities or similar Indebtedness, Sale and Leaseback Transaction, Capitalized Lease Obligation or recourse transfer of any financial asset or any other type of Indebtedness incurred in a manner not customarily viewed as a “securities offering.”

“Capital Stock” means, with respect to any Person, any and all shares, interests, participation or other equivalents (however designated, whether voting or non-voting), including partnership interests, whether general or limited, in the equity of such Person, whether outstanding on the Issue Date or issued thereafter.

“Capitalized Lease” means, as applied to any Person, any lease of any property, whether real, personal or mixed, of which the discounted present value of the rental obligations of such Person as lessee is required to be classified and accounted for as a capitalized lease for financial reporting purposes in accordance with GAAP; provided, that for the avoidance of doubt, any lease that is accounted for by any Person as an operating lease as of the Issue Date and any Similar Lease entered into after the Issue Date by any Person may, in the sole discretion of the Company, be treated as an operating lease and not a Capitalized Lease; and provided further that any Master Lease will not be deemed to be a Capitalized Lease.

“Capitalized Lease Obligations” means the discounted present value of the rental obligations under a Capitalized Lease as reflected on the balance sheet of such Person in accordance with GAAP.

“Cash Equivalents” means any of the following types of Investments:

(a)	Government Securities due within one year after the date of the making of the Investment;

(b)	readily marketable direct obligations of any State of the United States or any political subdivision of any such State or any public agency or instrumentality thereof given on the date of such Investment a credit rating of at least Aa by Moody’s or AA by S&P in each case due within one year from the making of the Investment;

(c)	time deposits with, or insured certificates of deposit or bankers’ acceptances of, any commercial bank that (i) is organized under the laws of the United States, any state thereof or the District of Columbia or is the principal banking subsidiary of a bank holding company organized under the laws of the United States, any state thereof or the District of Columbia, and is a member of the Federal Reserve System, (ii) issues (or the parent of which issues) commercial paper rated as described in clause (g) of this definition and (iii) has combined capital and surplus of at least $1.0 billion, in each case with maturities of not more than 180 days from the date of acquisition thereof;

(d)	certificates of deposit issued by, bank deposits in, eurodollar deposits through, bankers’ acceptances of, and repurchase agreements covering Government Securities executed by any bank incorporated under the laws of the United States, any State thereof or the District of Columbia and having on the date of such Investment combined capital, surplus and undivided profits of at least $250.0 million, or total assets of at least $5.0 billion, in each case due within one year after the date of the making of the Investment;

(e)	certificates of deposit issued by, bank deposits in, eurodollar deposits through, bankers’ acceptances of, and repurchase agreements covering Government Securities executed by any branch or office located in the United States of a bank incorporated under the laws of any jurisdiction outside the United States having on the date of such Investment combined capital, surplus and undivided profits of at least $500.0 million, or total assets of at least $15.0 billion, in each case due within one year after the date of the making of the Investment;

(f)	repurchase agreements covering Government Securities executed by a broker or dealer registered under Section 15(b) of the Securities Exchange Act of 1934, as amended, having on the date of the Investment capital of at least $500.0 million, due within 90 days after the date of the making of the Investment; provided that the maker of the Investment receives written confirmation of the transfer to it of record ownership of the Government Securities on the books of a “primary dealer” in such Government Securities or on the books of such registered broker or dealer, as soon as practicable after the making of the Investment;

(g)	commercial paper issued by any Person organized under the laws of any state of the United States and rated at least “Prime-1” (or the then equivalent grade) by Moody’s or at least “A-1” (or the then-equivalent grade) by S&P, in each case with maturities of not more than 180 days from the date of acquisition thereof;

(h)	“money market preferred stock” issued by a corporation incorporated under the Laws of the United States or any State thereof (i) given on the date of such Investment a credit rating of at least Aa by Moody’s and AA by S&P, in each case having an investment period not exceeding 50 days or (ii) to the extent that investors therein have the benefit of a standby letter of credit issued by a Lender or a bank described in clause (c) or (d) above;

(i)	a readily redeemable “money market mutual fund” sponsored by a bank described in clause (d) or (e) above, or a registered broker or dealer described in clause (f) above, that has and maintains an investment policy limiting its investments primarily to instruments of the types described in clauses (a) through (h) above and given on the date of such Investment a credit rating of at least Aa by Moody’s and AA by S&P;

(j)	corporate notes or bonds having an original term to maturity of not more than one year issued by a corporation incorporated under the Laws of the United States or any State thereof, or a participation interest therein; provided that any commercial paper issued by such corporation is given on the date of such Investment a credit rating of at least Aa by Moody’s and AA by S&P; and

(k)	Investments, classified in accordance with GAAP as current assets, in money market investment programs registered under the Investment Company Act of 1940, which are administered by financial institutions that have the highest rating obtainable from either Moody’s or S&P, and the portfolios of which are limited solely to Investments of the character, quality and maturity described in clauses (a), (c) and (g) of this definition.

“Cash Management Agreement” means any agreement to provide cash management services, including treasury, depository, overdraft, credit or debit card, electronic funds transfer and other cash management arrangements.

“Cash Management Bank” means (a) any Person that, at the time it enters into a Cash Management Agreement, is a lender or an Affiliate of a lender or the administrative agent or an Affiliate of the administrative agent under any Credit Facilities, in its capacity as a party to such Cash Management Agreement and (b) any Person that, at the time it, or its Affiliate, became a lender or the administrative agent under any Credit Facilities, was a party to a Cash Management Agreement.

“Change of Control” means the occurrence of any of the following:

(1)	the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Company and its Subsidiaries taken as a whole to any Person (including any “person” (as that term is used in Section 13 (d)(3) of the Exchange Act));

(2)	the adoption of a plan relating to the liquidation or dissolution of Holdings or the Company;

(3)	the consummation of any transaction (including, without limitation, any merger or consolidation), the result of which is that any Person (other than a Permitted Holder) including any “person” (as defined above) becomes the Beneficial Owner, directly or indirectly, of more than 50% of the Voting Stock of Holdings, measured by voting power rather than number of shares;

(4)	Holdings consolidates with, or merges with or into, any Person (other than a Permitted Holder), or any Person (other than a Permitted Holder) consolidates with, or merges with or into, Holdings, in any such event pursuant to a transaction in which any of the outstanding Voting Stock of Holdings or such other Person is converted into or exchanged for cash, securities or other property, other than any such transaction where the Voting Stock of Holdings outstanding immediately prior to such transaction constitutes or is converted into or exchanged for a majority of the outstanding shares of the Voting Stock of such surviving or transferee Person (immediately after giving effect to such transaction);

(5)	Holdings (or a Wholly Owned Subsidiary of Holdings) shall cease to be the sole general partner of the Company; or

(6)	The Initial Landlord shall cease to be a Wholly Owned Subsidiary of the Issuers or the Initial Landlord shall cease to be the “Landlord” under the Initial Master Lease.

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Stock” means, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) that have no preference on liquidation or with respect to distributions over any other class of Capital Stock, including partnership interests, whether general or limited, of such Person’s equity, whether outstanding on the Issue Date or issued thereafter, including, without limitation, all series and classes of common stock.

“Common Units” means the limited partnership units of the Company, that by their terms are redeemable at the option of the holder thereof and that, if so redeemed, at the election of Holdings are redeemable for cash or Common Stock of Holdings.

“Consolidated EBITDA” means, for any period, the Consolidated Net Income of the Company and its Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP and on a Pro Forma Basis, plus, to the extent such amount was deducted in calculating Consolidated Net Income (without duplication):

(1)	all depreciation expense; plus

(2)	all amortization expense; plus

(3)	amortization of financing costs, including early write-off of financing costs; plus

(4)	after-tax losses (A) attributable to the extinguishment, retirement or conversion of debt and to the settlement or termination of Hedging Obligations or (B) attributable to Asset Sales and other asset dispositions; plus

(5)	rental revenues receivable in cash related to any Master Lease and not recognized under GAAP minus rent revenues recognized under GAAP but not currently receivable in cash under any Master Lease; plus

(6)	all other unusual and non-recurring and/or non-cash charges, expenses or losses expenses (other than accruals or reserves for items that will require cash payments in future periods); less

(7)	gains (A) attributable to the extinguishment, retirement or conversion of debt and to the settlement or termination of Hedging Obligations or (B) attributable to Asset Sales and other asset dispositions; plus

(8)	all Consolidated Interest Expense; plus

(9)	all cash dividends or other distributions accrued (excluding dividends payable solely in Equity Interests (other than Disqualified Stock) of the Company) on any series of Disqualified Stock of the Company and any series of Preferred Stock of any Restricted Subsidiary of the Company during such period; plus

(10)	all income tax expense, including, without limitation, state, provincial or territorial, franchise and similar taxes and foreign withholding taxes of the Company accrued during such period; plus

(11)	all fees, expenses and charges (other than depreciation or amortization expense) related to any contemplated Equity Offering, Permitted Investment, acquisition, disposition, recapitalization or the Incurrence of Indebtedness permitted to be Incurred by the indenture (including any amendments thereto and any replacement or refinancing thereof), whether or not successful, including all fees, expenses and charges related to the Formation Transactions.

In addition, Consolidated EBITDA will exclude the impact of all currency translation gains or losses related to non-operating currency transactions (including any net loss or gain resulting from Currency Agreements).

For purposes of determining Consolidated EBITDA for any period that includes any fiscal period occurring prior to the Issue Date, Consolidated EBITDA shall be determined on a Pro Forma Basis as if the Initial Master Lease was in effect throughout such period and the Formation Transactions occurred at the beginning of such fiscal period, in each case, as reasonably determined by the Company in good faith.

“Consolidated Interest Expense” means, for any period, the aggregate amount of interest expense in respect of Indebtedness of the Company and its Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP and on a Pro Forma Basis, including (without duplication):

(1)	all interest expense that was capitalized during such period;

(2)	amortization of original issue discount and the interest portion of any deferred payment obligation;

(3)	all commissions, discounts and other fees and expenses owed with respect to letters of credit and bankers’ acceptance financing;

(4)	the net cash costs associated with Interest Rate Agreements and Indebtedness that is Guaranteed or secured by assets of the Company or any of its Restricted Subsidiaries; and

(5)	whether or not treated as interest expense in accordance with GAAP, all cash dividends or other distributions accrued (excluding dividends payable solely in Equity Interests (other than Disqualified Stock) of the Company) on any series of Disqualified Stock of the Company and any series of Preferred Stock of any Restricted Subsidiary of the Company during such period;

(6)	the interest portion of payments paid or payable (without duplication) on Capitalized Lease Obligations;

excluding, to the extent included in interest expense above:

(A)	the amount of such interest expense of any Restricted Subsidiary if the net income of such Restricted Subsidiary is excluded in the calculation of Consolidated Net Income pursuant to clause (2) of the definition thereof (but only in the same proportion as the net income of such Restricted Subsidiary is excluded such calculation) as determined on a consolidated basis in accordance with GAAP;

(B)	any premiums, fees and expenses (and any amortization thereof) paid in connection with the Incurrence of any Indebtedness;

(C)	amortization of financing fees and debt issuance costs; and

(D)	any non-cash costs associated with Hedging Obligations and all after-tax gains and losses attributable to the settlement or termination of Hedging Obligations.

“Consolidated Net Income” means, for any period, the net income (loss) of the Company and its Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP, without any reduction in respect of dividends on Preferred Stock, and without giving effect to deductions for non-controlling or minority interests; provided that the following items will be excluded in computing Consolidated Net Income, without duplication:

(1)	the net income (or loss) of any Person that is not a Restricted Subsidiary, except to the extent of the amount of cash dividends or other distributions actually paid to the Company or any of its Restricted Subsidiaries by such Person during such period (and, for the avoidance of doubt, the amount of such cash dividends and other distributions will be included in calculating Consolidated Net Income);

(2)	solely for purposes of determining amounts available for Restricted Payments under the definition of “Funds From Operations” pursuant to clause (C)(i) of the covenant described under “—Covenants—Limitation on Restricted Payments,” the net income (or loss) of any Restricted Subsidiary to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary of such net income is not at the time permitted by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such Restricted Subsidiary, except to the extent of the amount of cash dividends or other distributions actually paid (or that could have been paid) to the Company or any of its Restricted Subsidiaries by such Person during such period;

(3)	all after-tax gains or losses attributable to Asset Sales and other asset dispositions;

(4)	all after-tax gains or losses attributable to the extinguishment, retirement or conversion of debt and all after-tax gains and losses attributable to the settlement or termination of Hedging Obligations;

(5)	all after-tax extraordinary gains and extraordinary losses;

(6)	all after-tax gains and losses realized as a result of the cumulative effect of a change in accounting principles;

(7)	all impairment charges or asset write-offs or write-downs, including those related to intangible assets, long-lived assets, investments in debt and equity securities or as a result of a change in law or regulation, in each case, pursuant to GAAP, and the amortization of intangibles arising pursuant to GAAP;

(8)	all non-cash gains and losses attributable to mark-to-market valuation of Hedging Obligations pursuant to FASB Statement No. 133; and

(9)	all non-cash charges and expenses related to stock-based compensation plans or other non-cash compensation.

“continuing” means, with respect to any Default or Event of Default, that such Default or Event of Default has not been cured or waived.

“Convertible Indebtedness” means Indebtedness of the Company (which may be Guaranteed by the Subsidiary Guarantors) permitted to be incurred under the terms of the indenture that is (1) either (a) convertible into common stock of Holdings (and cash in lieu of fractional shares) and/or cash (in an amount determined by reference to the price of such common stock) or (b) sold as units with call options, warrants or rights to purchase (or substantially equivalent derivative transactions) that are exercisable for common stock of Holdings and/or cash (in an amount determined by reference to the price of such common stock) and (2) subordinated to the notes and all Obligations with respect to the notes on terms customary at the time for convertible subordinated debt securities.

“Corporate Services Agreement” means the corporate services agreement among the Company, Holdings and MGM, dated as of the Issue Date, and any amendment, modification or extension thereto to the extent such amendment, modification or extension is not, individually or in the aggregate, materially adverse to the Company and its Subsidiaries (after giving effect to the consummation of the Formation Transactions), taken as a whole, or to the holders of the notes, as determined by the Company in good faith.

“Credit Agreement” means that certain Credit Agreement, dated as of April 25, 2016, among Holdings, the Company, the lenders party thereto and Bank of America, N.A., as administrative agent, including any related notes, guarantees and collateral documents as the same may be amended, modified or supplemented from time to time.

“Credit Facilities” means one or more debt facilities (including the Credit Agreement), commercial paper facilities, securities purchase agreement, indenture or similar agreement, in each case, with banks or other institutional lenders or investors providing for revolving loans, term loans, receivables financing (including through the sale of receivables to lenders or to special purpose entities formed to borrow from lenders against such receivables) letters of credit or the issuance of securities, including any related notes, guarantees, collateral documents, instruments and agreement executed in connection therewith, and, in each case, as amended, restated, replaced (whether upon or after termination or otherwise), refinanced, supplemented, modified or otherwise changed (in whole or in part, and without limitation as to amount, terms, conditions, covenants and other provisions) from time to time.

“Currency Agreement” means any agreement or arrangement designed to protect against fluctuations in currency exchange rates.

“Customary Non-Recourse Exclusions” means usual and customary exceptions and non-recourse carve-outs in nonrecourse debt financings of real property and other carve-outs appropriate in the good faith determination of the Company to the financing, including, without limitation, exceptions by reason of (a) any fraudulent misrepresentation made by the Issuers or any of their Restricted Subsidiaries in or pursuant to any document evidencing any Indebtedness, (b) any unlawful act on the part of the Issuers or any of their Restricted Subsidiaries in respect of the Indebtedness or other liabilities of any Restricted Subsidiary of the Issuers, (c) any waste or misappropriation of funds by the Issuers or any of their Restricted Subsidiaries in contravention of the provisions of the Indebtedness or other liabilities of any Restricted Subsidiary, (d) customary environmental indemnities associated with the real property of any Restricted Subsidiary, (e) voluntary bankruptcy, (f) failure of the Issuers or any of their Restricted Subsidiaries to comply with applicable special purpose entity covenants, (g) any failure to maintain insurance required pursuant to any document evidencing any Indebtedness, or (h) any failure to comply with restrictions on the transfer of real property set forth in any document evidencing any Indebtedness, but excluding exceptions by reason of (i) non-payment of the debt incurred in such non-recourse financing (other than usual and customary exceptions in respect of the first debt service payment), or (ii) the failure of the relevant Restricted Subsidiary to comply with financial covenants.

“Default” means any event that is, or after notice or passage of time or both would be, an Event of Default.

“Designated Preferred Stock” means Preferred Stock of the Company (in each case other than Disqualified Stock) that is issued for cash (other than to a Restricted Subsidiary) and is so designated as Designated Preferred Stock, pursuant to an officer’s certificate executed by the principal financial officer of the Company, as the case may be, on the issuance date thereof, the cash proceeds of which are excluded from the calculation set forth in clause (C) of the first paragraph of the covenant described above under “—Covenants— Limitation on Restricted Payments.”

“Development Property” means real property acquired for purposes of becoming, or currently under development into, an Income Property that is owned, operated or leased or otherwise controlled by the Company or its Restricted Subsidiaries. Each Development Property shall continue to be classified as a Development Property under the indenture until the Company reclassifies such Development Property as an Income Property for purposes of the indenture, upon and after which such Property shall be classified as an Income Property under the indenture.

“Disqualified Stock” means any class or series of Capital Stock (other than Common Units) of any Person that by its terms or otherwise is:

(1)	required to be redeemed prior to the Stated Maturity of the notes, other than in exchange for Common Units or other Equity Interests of the Company that do not constitute Disqualified Stock;

(2)	redeemable at the option of the holder of such class or series of Capital Stock, at any time prior to the Stated Maturity of the notes, other than in exchange for Common Units or other Equity Interests of the Company that do not constitute Disqualified Stock; or

(3)	convertible into or exchangeable for Capital Stock referred to in clause (1) or (2) above or Indebtedness having a scheduled maturity prior to the Stated Maturity of the notes;

provided that any Capital Stock that would not constitute Disqualified Stock but for (A) provisions thereof giving holders thereof the right to require such Person to repurchase or redeem such Capital Stock upon the occurrence of an “asset sale” or “change of control” occurring prior to the Stated Maturity of the notes will not constitute Disqualified Stock if the “asset sale” or “change of control” provisions applicable to such Capital Stock are no more favorable to the holders of such Capital Stock than as is customary for such instruments or the provisions of the indenture described above under the captions “—Covenants—Limitation on Asset Sales” and “— Covenants—Repurchase of Notes upon a Change of Control,” and such Capital Stock specifically provides that such Person will not repurchase or redeem any such stock pursuant to such provision prior to, if applicable, the Issuers’ repurchase of the notes as are required to be repurchased pursuant to the provisions of the indenture described above under the captions “—Covenants—Limitation on Asset Sales” and “—Covenants—Repurchase of Notes upon a Change of Control” or (B) customary put and call arrangements between joint venture partners with respect to their common equity investments in joint ventures will not, in any such case, be treated as Disqualified Stock solely as a result of the items referred to in this proviso.

“Drop-Down Transaction” means an acquisition of property and assets by the Company or any Restricted Subsidiary from a MGM Entity in one or a series of related transactions.

“Eligible Ground Lease” means each ground lease with respect to an Income Property, Redevelopment Property, Development Property or undeveloped land executed by the Company, or any Restricted Subsidiary that is a Wholly Owned Subsidiary, as lessee, that (1) has a remaining lease term (including extension or renewal rights exercisable at the sole option of the tenant thereunder) of at least twenty-five (25) years, calculated as of the date such property becomes included in the calculation of Adjusted Total Assets hereunder, (2) is free and clear of any Liens (other than Permitted Liens) and (3) contains customary financing provisions including, without limitation, notice and cure rights, and any amendment, modification or extension thereto to the extent such amendment, modification or extension is not, individually or in the aggregate, materially adverse to the Company and its Subsidiaries, taken as a whole, or to the holders of the notes, as determined by the Company in good faith; provided that the MGM National Harbor Hotel and Casino Ground Lease shall be considered an “Eligible Ground Lease” at the time the Company or one of its Restricted Subsidiaries acquires the hotel and casino constituting MGM National Harbor.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Equity Offering” means a public or private offering of Equity Interests (other than Disqualified Stock or Designated Preferred Stock) of (1) the Company or (2) Holdings; provided that the net proceeds of any such public or private offering by Holdings are (or are contemplated to be in the event unsuccessful) contributed by Holdings to the common equity capital of the Company.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“Excluded Contribution” means the Net Cash Proceeds, or the Fair Market Value of property or assets, received by the Company as a contribution to the Company’s common equity after the Issue Date or from the issuance or sale (other than to a Restricted Subsidiary) of Capital Stock (other than Disqualified Stock) of the Company, in each case to the extent designated as an Excluded Contribution on or prior to the date of receipt pursuant to an officer’s certificate of the Company delivered to the trustee and not previously included in the calculations set forth in clauses (C)(ii)(a) and (C)(ii)(b) of the first paragraph of the covenant described under “—Covenants—Limitation on Restricted Payments” for purposes of determining whether a Restricted Payment may be made.

“Fair Market Value” means the price that would be paid in an arm’s-length transaction under the applicable circumstances, as determined in good faith by the Chief Financial Officer of the Company; provided that if the value of the transaction exceeds $50.0 million, such determination will be made by the Board of Directors of Holdings, whose determination will be conclusive if evidenced by a Board Resolution.

“Foreign Subsidiary” means any Restricted Subsidiary that is not organized under the laws of the United States of America or any State thereof or the District of Columbia, and any direct or indirect Subsidiary of such Foreign Subsidiary.

“Formation Transactions” means the transactions generally described in this prospectus under the caption “Our Business and Properties—The Formation Transactions and Our Organizational Structure” and as contemplated by the Master Contribution Agreement related thereto.

“Funds From Operations” means, for any period, the Consolidated Net Income of the Company and its Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP, plus, to the extent deducted in calculating Consolidated Net Income (without duplication):

(1)	all depreciation expense; plus

(2)	all amortization expense; plus

(3)	amortization of financing costs, including early write-off of financing costs; plus

(4)	after-tax losses (A) attributable to the extinguishment, retirement or conversion of debt and to the settlement or termination of Hedging Obligations or (B) attributable to Asset Sales and other asset dispositions; plus

(5)	rental revenues receivable in cash related to any Master Lease and not recognized under GAAP minus rent revenues recognized under GAAP but not currently receivable in cash under any Master Lease; plus

(6)	all other unusual and non-recurring and/or non-cash charges, expenses or losses; less

(7)	gains (A) attributable to the extinguishment, retirement or conversion of debt and to the settlement or termination of Hedging Obligations or (B) attributable to Asset Sales and other asset dispositions.

For purposes of determining Funds From Operations for any period that includes any period occurring prior to the Issue Date, Funds From Operations shall be determined as if the Initial Master Lease has been in effect throughout such period, and the Formation Transactions occurred at the beginning of such fiscal period, in each case, as reasonably determined by the Company in good faith.

“GAAP” means generally accepted accounting principles in the United States set forth in the FASB Accounting Standards Codification® and rules and interpretive releases of the Commission under authority of federal securities laws that are applicable to the circumstances as of the date of determination, consistently applied.

“Gaming Approval” means any and all approvals, licenses, authorizations, permits, consents, rulings, orders or directives: (1) necessary to enable the Company or its Restricted Subsidiaries to engage in the casino, gambling, racing or gaming business, or in the business of owning or leasing real property or vessels used in the casino, gambling, pai gow poker, racing or gaming business or otherwise to continue to conduct its business substantially as is presently conducted or contemplated to be conducted following the Issue Date (after giving effect to the Formation Transactions), (2) required by any Gaming Law, or (3) required as is contemplated on the Issue Date (after giving effect to the Formation Transactions), to accomplish the financing and other transactions contemplated hereby after giving effect to the Formation Transactions.

“Gaming Authority” means any governmental agency, authority, board, bureau, commission, department, office or instrumentality with regulatory, licensing or permitting authority or jurisdiction over any gaming business or enterprise or any Gaming Facility, or with regulatory, licensing or permitting authority or jurisdiction over any gaming operating (or proposed gaming operation) owned, managed or operating by the Company or any of its Subsidiaries.

“Gaming Facility” means any gaming or pari-mutuel wagering establishment, including any casino or “racino,” and other property or assets ancillary thereto or used in connection therewith, including any casinos, hotels, resorts, racetracks, off-track wagering sites, theaters, parking facilities, recreational vehicle parks, timeshare operations, retail shops, restaurants, other buildings, restaurants, theatres, related or ancillary businesses, land, golf courses and other recreation and entertainment facilities, marinas, vessels, barges, ships and equipment.

“Gaming Laws” means all applicable provisions of all: (a) constitutions, treaties, statutes or laws governing Gaming Facilities (including card club casinos and pari-mutuel racetracks) and rules, regulations, codes and ordinances of, and all administrative or judicial orders or decrees or other laws pursuant to which, any Gaming Authority possesses regulatory, licensing or permit authority over gambling, gaming, racing or Gaming Facility activities conducted or managed by the Company or any of their Subsidiaries or affiliates within its jurisdiction; (b) Gaming Approvals; and (c) orders, decisions, determinations, judgments, awards and decrees of any Gaming Authority.

“Government Securities” means readily marketable (a) direct full faith and credit obligations of the United States or obligations guaranteed by the full faith and credit of the United States and (b) obligations of an agency or instrumentality of, or corporation owned, controlled or sponsored by, the United States that are generally considered in the securities industry to be implicit obligations of the United States.

“Governmental Authority” means any government or political subdivision of the United States or any other country, whether national, federal, state, provincial, local or otherwise, or any agency, authority, board, bureau, central bank, commission, department or instrumentality thereof or therein, including, without limitation, any court, tribunal, grand jury or arbitrator, in each case whether foreign or domestic, or any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to such government or political subdivision (including any supra-national bodies such as the European Union or the European Central Bank) including, without limitation, any Gaming Authority.

“Guarantee” means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person:

(1)	to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such other Person; or

(2)	entered into for purposes of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part);

provided that the term “Guarantee” will not include endorsements for collection or deposit in the ordinary course of business. The term “Guarantee” used as a verb has a corresponding meaning.

“Hedge Bank” means any Person that, at the time it enters into a Swap Contract, is a lender or an Affiliate of a lender or the administrative agent or an Affiliate of the administrative agent under any Credit Facilities, in its capacity as a party to such Swap Contract.

“Hedging Obligations” means, with respect to any specified Person, the obligations of such Person under any Interest Rate Agreement or Currency Agreement. For the avoidance of doubt, any Permitted Convertible Indebtedness Call Transaction will not constitute Hedging Obligations.

“Immaterial Subsidiary” means, at any time, any Restricted Subsidiary of the Issuers that, as of the last day of the most recently ended fiscal quarter for which consolidated financial statements of the Company are available on or prior to the date of determination, does not have assets (when combined with the assets of all other Immaterial Subsidiaries, after eliminating intercompany obligations) in excess of $50.0 million (determined, for any fiscal quarter (or portion thereof) ending prior to the Issue Date, on a Pro Forma Basis to give effect to the effectiveness of the Initial Master Lease throughout such period and the Formation Transactions as if they had occurred at the beginning of such four-quarter period).

“Income Property” means any real property or assets or vessels (including any personal property ancillary thereto or used in connection therewith) owned, operated or leased or otherwise controlled by the Company or its Restricted Subsidiaries and earning, or intended to earn, current income, whether from rent, lease payments, operations or otherwise. “Income Property” shall not include any Development Property, Redevelopment Property or undeveloped land. Each Income Property shall continue to be classified as an Income Property under the indenture until the Company reclassifies such Income Property as a Redevelopment Property for purposes of the indenture, upon and after which such property shall be classified as Redevelopment Property under the indenture.

“Incur” means, with respect to any Indebtedness, to incur, create, issue, assume, Guarantee or otherwise become liable for or with respect to, or become responsible for the payment of, contingently or otherwise, such Indebtedness, including an “Incurrence” of Acquired Indebtedness; provided that neither the accrual of interest nor the accretion of original issue discount will be considered to be an Incurrence of Indebtedness.

“Indebtedness” means, with respect to any Person at any date of determination (without duplication):

(1)	all indebtedness of such Person for borrowed money;

(2)	all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

(3)	the face amount of letters of credit or other similar instruments (excluding obligations with respect to letters of credit (including trade letters of credit) securing obligations (other than obligations described in item (1) or (2) above or item (5), (6) or (7) below) entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon or, if drawn upon, to the extent such drawing is reimbursed no later than the third business day following receipt by such Person of a demand for reimbursement);

(4)	all unconditional obligations of such Person to pay the deferred and unpaid purchase price of property or services, which purchase price is due more than six months after the date of placing such property in service or taking delivery and title thereto or the completion of such services, except trade payables;

(5)	all Capitalized Lease Obligations;

(6)	all Indebtedness of other Persons secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person; provided that the amount of such Indebtedness will be the lesser of (A) the Fair Market Value of such asset at that date of determination and (B) the amount of such Indebtedness;

(7)	all Indebtedness of other Persons Guaranteed by such Person to the extent such Indebtedness is Guaranteed by such Person (excluding Permitted Non-Recourse Guarantees until such time as they become unconditional obligations of such Person or any of its Restricted Subsidiaries);

(8)	to the extent not otherwise included in this definition, Hedging Obligations; and

(9)	Disqualified Stock of the Company or any Preferred Stock of any Restricted Subsidiary of the Company;

if, and to the extent, any of the preceding items (other than items (3), (6), (7) or (8)) would appear as a liability upon a balance sheet of such Person prepared in accordance with GAAP.

The amount of Indebtedness of any Person at any date will be the outstanding balance at such date of all unconditional obligations of the type described above and, with respect to obligations under any Guarantee, the maximum liability upon the occurrence of the contingency giving rise to the obligation; provided that:

(A)	the amount outstanding at any time of any Indebtedness issued with original issue discount will be deemed to be the face amount with respect to such Indebtedness less the remaining unamortized portion of the original issue discount of such Indebtedness at the date of determination in conformity with GAAP; and

(B)	Indebtedness will not include any liability for federal, state, local or other taxes.

“Initial Landlord” means, with respect to the Initial Master Lease, MGP Lessor, LLC, a Delaware limited liability company, in its capacity as landlord under the Initial Master Lease, and its permitted successors or assigns in such capacity.

“Initial Master Lease” means the Master Lease between the Initial Landlord and the Tenant entered into on April 25, 2016, as amended on August 1, 2016. The Initial Master Lease shall be treated as an operating lease for all purposes hereunder.

“Initial Master Lease Guaranty” means the Guarantee of Master Lease by MGM in favor of the Initial Landlord entered into on April 25, 2016.

“Intellectual Property” means patents, patent applications, trademarks, trademark applications, service marks, service mark applications, trade names, URLs, copyrights, computer software, trade secrets, know-how and processes.

“Interest Coverage Ratio” means, as of any date, the ratio of (1) the aggregate amount of Consolidated EBITDA of the Company and its Restricted Subsidiaries for the period of the most recent four consecutive fiscal quarters ending prior to the date of such determination for which consolidated financial statements of the Company are available to (2) Consolidated Interest Expense of the Company and its Restricted Subsidiaries for such four fiscal quarters (in each of the foregoing clauses (1) and (2), determined, for any fiscal quarter (or portion thereof) ending prior to the Issue Date, on a Pro Forma Basis to give effect to the effectiveness of the Initial Master Lease throughout such period and the Formation Transactions as if they had occurred at the beginning of such four-quarter period).

“Interest Rate Agreement” means any interest rate swap agreement (whether from fixed to floating or from floating to fixed), interest rate cap agreement or interest rate collar agreement and any other agreement or arrangement designed to manage interest rates or interest rate risk.

“Interim Assumed Drop-Down Indebtedness” means any short-term or interim Indebtedness assumed by the Company or any Restricted Subsidiary in connection with a Drop-Down transaction that is intended to be replaced or refinanced within 15 days of its initial Incurrence by the Company or such Restricted Subsidiary.

“Investment” in any Person means any direct or indirect advance, loan or other extension of credit (including without limitation by way of Guarantee or similar arrangement, but excluding advances to customers in the ordinary course of business that are, in conformity with GAAP, recorded as accounts receivable on the consolidated balance sheet of the Company and its Restricted Subsidiaries, and residual liabilities with respect to assigned leaseholds incurred in the ordinary course of business) or capital contribution to (by means of any transfer of cash or other property (tangible or intangible) to another Person or any payment for property or services solely for the account or use of another Person, or otherwise), or any purchase or acquisition of Equity Interests, bonds, notes, debentures or other similar instruments issued by, such Person and will include:

(1)	the designation of a Restricted Subsidiary as an Unrestricted Subsidiary; and

(2)	the Fair Market Value of the Equity Interests (or any other Investment), held by the Company or any of its Restricted Subsidiaries of (or in) any Person that has ceased to be a Restricted Subsidiary;

provided that the Fair Market Value of the Investment remaining in any Person that has ceased to be a Restricted Subsidiary will be deemed not to exceed the aggregate amount of Investments previously made in such Person valued at the time such Investments were made, less the net reduction of such Investments. For purposes of the definition of “Unrestricted Subsidiary” and the provisions of the indenture described above under the caption “— Covenants—Limitation on Restricted Payments”:

(A)	“Investment” will include the portion (proportional to the Company’s equity interest in such Subsidiary) of the Fair Market Value of the assets (net of liabilities) of any Restricted Subsidiary at the time such Restricted Subsidiary is designated an Unrestricted Subsidiary;

(B)	the Fair Market Value of the assets (net of liabilities) of any Unrestricted Subsidiary at the time that such Unrestricted Subsidiary is designated a Restricted Subsidiary will be considered a reduction in outstanding Investments; and

(C)	any property transferred to or from an Unrestricted Subsidiary will be valued at its Fair Market Value at the time of such transfer.

“Investment Grade” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P.

“Issue Date” means the date the notes are originally issued.

“Leverage Ratio” means, on any date, the ratio of (1) the aggregate amount of Indebtedness of the Company and its Restricted Subsidiaries as of such date, determined, on a consolidated basis in accordance with GAAP, to (2) the Consolidated EBITDA of the Company and its Restricted Subsidiaries for the most recent fiscal quarter for which financial statements are available, multiplied by four.

“Lien” means any mortgage, deed of trust, pledge, security interest, encumbrance, lien or charge of any kind (including without limitation, any conditional sale or other title retention agreement or lease in the nature thereof).

“Master Contribution Agreement” means that certain Master Contribution Agreement, dated as of April 25, 2016, between Holdings, the Company and MGM.

“Master Lease” means the Initial Master Lease and any similar lease entered into after the Issue Date by the Company or any of its Restricted Subsidiaries and any other Person (other than the Issuers or the Subsidiary Guarantors).

“MGM” means MGM Resorts International, a Delaware corporation.

“MGM Entity” means MGM or a subsidiary or other controlled affiliate of MGM.

“MGM National Harbor Hotel and Casino Ground Lease” means that certain Hotel and Casino Ground Lease, dated as of April 26, 2013 by and between National Harbor Beltway L.L.C., a Virginia limited liability company, as landlord, and MGM National Harbor, LLC, a Nevada limited liability company, as tenant, (i) as amended by the First Amendment to Hotel and Casino Ground Lease, dated as of July 23, 2014, (ii) as amended by the Second Amendment to Hotel and Casino Ground Lease, dated as of November 24, 2015, and (iii) as may be further amended from time to time; provided that any such amendment, taken as a whole, is not adverse to the holders of the notes in any material respect, as determined by the Company in good faith.

“Moody’s” means Moody’s Investors Service, Inc. and its successors.

“Net Cash Proceeds” means, with respect to any Asset Sale or capital contribution, the proceeds received by the Company or any Restricted Subsidiary as a result of such Asset Sale or capital contribution in the form of cash or Cash Equivalents and including payments in respect of deferred payment obligations (to the extent corresponding to the principal, but not interest, component thereof) when received in the form of cash or Cash Equivalents and proceeds from the conversion of other property received when converted to cash or Cash Equivalents, without duplication, net of: (i) brokerage commissions and other fees and expenses (including fees and expenses of counsel, accountants and investment bankers and title and recording taxes) related to such Asset Sale; (ii) provisions for all taxes actually paid or payable, as reasonably determined by the Company (and taking into account whether any such sale qualifies for non-recognition treatment under Section 1031 of the Code), as a result of such Asset Sale by the Company and its Restricted Subsidiaries, taken as a whole, including (without duplication) taxes that would have been payable as a result of such Asset Sale by the Company and its Restricted Subsidiaries if the Company and each Restricted Subsidiary in which the Company owns less than 100% of the interests were taxable as a corporation or as a real estate investment trust, as such term is defined in the Code, for federal, state and local income tax purposes, whichever is greater, and, in each case, without taking into account any deductions, credits or other tax attributes that are not related to such Asset Sale, and at the highest rate that would be applicable to such entity at such time; (iii) all payments made on any Indebtedness which is secured by any assets subject to such Asset Sale, in accordance with the terms of any Lien upon or other security agreement of any kind with respect to such assets, or which must by its terms, or in order to obtain a necessary consent to such Asset Sale, or by applicable law, be repaid out of the proceeds from such Asset Sale; (iv) all distributions and other payments required to be made to minority interest holders in Restricted Subsidiaries as a result of such Asset Sale; (v) any portion of the purchase price from an Asset Sale placed in escrow, whether as a reserve for adjustment of the purchase price, for satisfaction of indemnities in respect of such Asset Sale or otherwise in connection with that Asset Sale; provided, however, that upon the termination of that escrow, Net Cash Proceeds will be increased by any portion of funds in the escrow that are released to the Company or any Restricted Subsidiary; and (vi) amounts reserved by the Company and its Restricted Subsidiaries against any liabilities associated with such Asset Sale, including without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale, all as determined on a consolidated basis in conformity with GAAP.

“Non-Recourse Indebtedness” means indebtedness for borrowed money of any Person other than the Issuers or a Restricted Subsidiary of the Company with respect to which recourse for payment is limited to specific assets encumbered by a Lien securing such indebtedness; provided, however, that such indebtedness may be recourse to (i) the Person or Persons that own the assets encumbered by the Lien securing such indebtedness so long as (x) such Person or Persons do not own any material assets that are not subject to such Lien (other than assets customarily excluded from an all-assets financing), and (y) in the event such Person or Persons directly or indirectly own Equity Interests in any other Person, substantially all assets of such other Person (other than assets customarily excluded from an all-assets financing) are also encumbered by the Lien securing such financing and (i) the parent entity of the Persons described in clause (i)(x) above so long as such parent entity does not own any material assets other than the Equity Interests in such Persons; provided, further, that personal recourse of a holder of indebtedness against any obligor with respect thereto for Customary Non-Recourse Exclusions shall not, by itself, prevent any indebtedness from being characterized as Non-Recourse Indebtedness.

“Note Guarantee” means a Guarantee of the notes by the Subsidiary Guarantors.

“Obligations” means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

“Offer to Purchase” means an offer by the Issuers to purchase notes from the holders commenced by mailing a notice to the trustee and each holder stating:

(1)	the covenant pursuant to which the offer is being made and that all notes validly tendered will be accepted for payment on a pro rata basis;

(2)	the purchase price and the date of purchase (which will be a business day no earlier than 30 days nor later than 60 days from the date such notice is mailed) (“Payment Date”);

(3)	that any note not tendered will continue to accrue interest pursuant to its terms;

(4)	that, unless the Issuers default in the payment of the purchase price, any note accepted for payment pursuant to the Offer to Purchase will cease to accrue interest on and after the Payment Date;

(5)	that holders electing to have a note purchased pursuant to the Offer to Purchase will be required to surrender the note, together with the form entitled “Option of the Holder to Elect Purchase” on the reverse side of the note completed, to the Paying Agent at the address specified in the notice prior to the close of business on the business day immediately preceding the Payment Date;

(6)	that holders will be entitled to withdraw their election if the Paying Agent receives, not later than the close of business on the third business day immediately preceding the Payment Date, a facsimile transmission or letter setting forth the name of such holder, the principal amount of notes delivered for purchase and a statement that such holder is withdrawing his election to have such notes purchased; and

(7)	that holders whose notes are being purchased only in part will be issued new notes equal in principal amount to the unpurchased portion of the notes surrendered; provided that each note purchased and each new note issued will be in a principal amount of $2,000 and any higher integral multiple of $1,000 thereof.

In addition, if such redemption or purchase is subject to satisfaction of one or more conditions precedent, such notice will describe each such condition, and if applicable, will state that, in the Issuers’ discretion, the Payment Date may be delayed until such time as any or all such conditions shall be satisfied, or such redemption or purchase may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied by the Payment Date, or by the Payment Date as so delayed.

On the Payment Date, the Issuers will:

(A)	accept for payment on a pro rata basis notes or portions thereof tendered pursuant to an Offer to Purchase;

(B)	deposit with the Paying Agent money sufficient, as determined by the Issuers, to pay the purchase price of all notes or portions thereof so accepted; and

(C)	promptly thereafter deliver, or cause to be delivered, to the trustee all notes or portions thereof so accepted together with an officers’ certificate specifying the notes or portions thereof accepted for payment by the Issuers.

The Paying Agent will promptly mail to the holders of notes so accepted payment in an amount equal to the purchase price, and the trustee will promptly authenticate and deliver to such holders a new note equal in principal amount to any unpurchased portion of any note surrendered; provided that each note purchased and each new note issued will be in a principal amount of $2,000 and any higher integral multiple of $1,000. The Issuers will publicly announce the results of an Offer to Purchase as soon as practicable after the Payment Date.

“Partnership Agreement” means the agreement of limited partnership of the Company, dated as of April 25, 2016, as such agreement may be amended, restated or replaced from time to time, including in connection with the Formation Transactions.

“Payment Date” has the meaning set forth in the definition of “Offer to Purchase.”

“Permitted Bond Hedge Transaction” means any call or capped call option (or substantively equivalent derivative transaction) on Holdings’ common stock purchased by the Company in connection with the issuance of any Convertible Indebtedness; provided that the purchase price for such Permitted Bond Hedge Transaction, less the proceeds received by the Company from the sale of any related Permitted Warrant Transaction, does not exceed the net proceeds received by the Company from the sale of such Convertible Indebtedness issued in connection with the Permitted Bond Hedge Transaction.

“Permitted Convertible Indebtedness Call Transaction” means any Permitted Bond Hedge Transaction and any Permitted Warrant Transaction.

“Permitted Holders” means MGM Resorts International and its controlled Affiliates and any Person acting in the capacity of an underwriter in connection with a bona fide public or private offering of Holdings’ Capital Stock.

“Permitted Investment” means:

(1)	an Investment in the Company, a Restricted Subsidiary or in a Person that will, upon the making of such Investment, become a Restricted Subsidiary or be merged or consolidated with or into or transfer or convey all or substantially all its assets to the Company or any of its Restricted Subsidiaries; provided that such Person’s primary business is a Related Business on the date of such Investment;

(2)	cash or Cash Equivalents;

(3)	one or more Investments in Permitted Joint Ventures in an aggregate amount which, when taken together with all other Investments made pursuant to this clause (3), does not exceed the greater of (x) $150.0 million and (y) an amount equal to 2.5% of Adjusted Total Assets as of the date any such Investment in made (with the amount of each such Investment being measured as of the date made and without giving effect to subsequent changes in value);

(4)	receivables owing to the Company or any Restricted Subsidiary if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as the Company or any such Restricted Subsidiary deems reasonable under the circumstances;

(5)	loans or advances to employees made in the ordinary course of business of the Company or such Restricted Subsidiary;

(6)	stock, obligations or securities received in settlement of debts created in the ordinary course of business and owing to the Company or any Restricted Subsidiary or in satisfaction of judgments;

(7)	an Investment in any Person where such Investment was acquired by the Company or any of its Restricted Subsidiaries (a) in exchange for any other Investment or accounts receivable held by the Company or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable or (b) as a result of a foreclosure by the Company or any of its Restricted Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

(8)	an Investment in any Person to the extent such Investments consist of prepaid expenses, negotiable instruments held for collection and lease, utility and workers’ compensation, performance and other similar deposits made in the ordinary course of business by the Company or any Restricted Subsidiary;

(9)	Investments the payment for which consists of Equity Interests (exclusive of Disqualified Stock) of the Company, or any of its direct or indirect parent companies; provided, however, that such Equity Interests will not increase the amount available for Restricted Payments under clause (3) of the first paragraph under the covenant described above under “—Covenants—Limitation on Restricted Payments”;

(10)	Investments consisting of purchases and acquisitions of inventory, supplies, material or equipment;

(11)	payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses in accordance with GAAP;

(12)	any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption “—Covenants—Limitation on Asset Sales” or any disposition of assets or rights not constituting an Asset Sale by reason of one or more of the exclusions contained in the definition thereof;

(13)	stock, obligations or securities received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with, customers and suppliers, in each case in the ordinary course of business or received in satisfaction of judgment;

(14)	any Investment of the Company or any of its Restricted Subsidiaries existing on, or made pursuant to binding commitments existing on, the date of the indenture, and any extension, modification or renewal of any such Investments, but only to the extent not involving additional advances, contributions or other Investments of cash or other assets or other increases thereof (other than as a result of the accrual or accretion of interest or original issue discount or the issuance of pay-in-kind securities), in each case, pursuant to the terms of such Investment, or commitment, as in effect on the Issue Date;

(15)	Guarantees of Indebtedness permitted to be Incurred by the Company or any of its Restricted Subsidiaries pursuant to the covenant described above under the caption “—Covenants— Limitation on Indebtedness”;

(16)	Investments in respect of Hedging Obligations;

(17)	entering into Permitted Non-Recourse Guarantees (it being understood that any payments or other transfers made pursuant to such Permitted Non-Recourse Guarantees will not be permitted by this clause (17));

(18)	other Investments in any Person having an aggregate Fair Market Value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken with all other Investments made pursuant to this clause (18) does not exceed the greater of (i) $300.0 million and (ii) an amount equal to 4.5% of Adjusted Total Assets as of the date any such Investment is made;

(19)

Investments in Unrestricted Subsidiaries having an aggregate Fair Market Value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (19) that are outstanding at the time of such Investment, without giving effect to the sale of an Unrestricted Subsidiary to the extent the proceeds of such sale do not consist of cash or marketable securities, not to exceed the greater of

(i) $150.0 million and (ii) an amount equal to 2.5% of Adjusted Total Assets as of the date any such Investment is made;

(20)	Investments consisting of (i) loans and other extensions of credit to tenants in the ordinary course of business so long as the proceeds thereof are primarily used for tenant improvements, (ii) loans and other extensions of credit to contractors in the ordinary course of business in order to facilitate the purchase of machinery and tools by such contractors and (iii) loans and other extensions of credit to owners and lessors of Property, in each case of clauses (i), (ii) and (iii), so long as the proceeds thereof are used to develop such Property and the Company or a Restricted Subsidiary has entered into a binding agreement to acquire such Property;

(21)	Investments arising as a result of a Sale and Leaseback Transaction;

(22)	Permitted Bond Hedge Transactions which constitute Investments;

(23)	guarantees by the Issuers or any of their Restricted Subsidiaries of operating leases (other than Capitalized Leases) or of other obligations that do not constitute Indebtedness, in each case, entered into by the Issuers or any such Restricted Subsidiary in the ordinary course of business; and

(24)	operating leases and subleases of any real or personal property in the ordinary course of business.

“Permitted Joint Venture” means a Person owned 50% or more by the Company and/or any of its Restricted Subsidiaries if:

(1)	such Person is engaged in a business related to that of the Company or any of its Restricted Subsidiaries; and

(2)	the Company or any Restricted Subsidiary has the right to appoint at least half of the Board of Directors of such Person.

“Permitted Liens” means:

(1)	(i) Liens in favor of the Issuers or the Subsidiary Guarantors, and (ii) Liens on any assets (including real or personal property) of the Company and any Restricted Subsidiary securing Indebtedness and other Obligations (A) under any Credit Facilities that were permitted to be incurred under clause (4)(A) of the covenant described above under the caption “—Covenants— Limitation on Indebtedness” or (B) permitted to be incurred under both paragraphs (2) and (3) of the covenant described above under the caption “—Covenants—Limitation on Indebtedness”;

(2)	Liens on property of a Person existing at the time such Person is merged with or into or consolidated with the Company or any Restricted Subsidiary or becomes a Restricted Subsidiary; provided that such Liens were in existence prior to the contemplation of such merger, consolidation or acquisition and do not extend to any assets other than those of the Person merged into, consolidated with Company or such Restricted Subsidiary or acquired by Company or such Restricted Subsidiary;

(3)	Liens on property existing at the time of acquisition of the property by Company or any Restricted Subsidiary, provided that such Liens were in existence prior to the contemplation of such acquisition and do not extend to any property other than the property so acquired by Company or such Restricted Subsidiary;

(4)	Liens to secure Indebtedness incurred under clauses (4)(G) and (P) of the covenant described above under the caption “—Covenants—Limitation on Indebtedness”, provided that, in the case of said clause (P), the Indebtedness secured by such Liens does not exceed $25.0 million at any one time outstanding;

(5)	Liens existing on the Issue Date;

(6)	Liens securing Indebtedness that is Refinanced constituting Secured Indebtedness; provided that any such Lien does not extend to or cover any property, Capital Stock or Indebtedness other than the property, shares or debt securing the Indebtedness so refunded, refinanced or extended;

(7)	Liens on the Capital Stock of Unrestricted Subsidiaries securing Indebtedness of such Unrestricted Subsidiaries;

(8)	Liens incurred with respect to obligations that do not exceed $75.0 million at any one time outstanding;

(9)	Liens of cash or Cash Equivalents securing Interest Rate Agreements;

(10)	Liens on property or assets used to defease Indebtedness that was not incurred in violation of the indenture;

(11)	inchoate Liens incident to construction on or maintenance of Property; or Liens incident to construction on or maintenance of Property now or hereafter filed or recorded for which adequate reserves have been established in accordance with GAAP (or deposits made pursuant to applicable law or bonds obtained from reputable insurance companies) and which are being contested in good faith by appropriate proceedings and have not proceeded to judgment; provided that, by reason of nonpayment of the obligations secured by such Liens, no such Property is subject to a material risk of loss or forfeiture;

(12)	Liens for taxes and assessments on Property which are not yet past due; or Liens for taxes and assessments on Property for which adequate reserves have been set aside and are being contested in good faith by appropriate proceedings and have not proceeded to judgment; provided that, by reason of nonpayment of the obligations secured by such Liens, no such Property is subject to a material risk of loss or forfeiture;

(13)	minor defects and irregularities in title to any Property which individually or in the aggregate do not materially impair or burden the Fair Market Value or use of the Property for the purposes for which it is or may reasonably be expected to be held;

(14)	easements, exceptions, reservations, or other agreements for the purpose of pipelines, conduits, cables, wire communication lines, power lines and substations, streets, trails, walkways, traffic signals, drainage, irrigation, water, electricity and sewerage purposes, dikes, canals, ditches, the removal of oil, gas, coal, or other minerals, and other like purposes affecting Property, facilities, or equipment which individually or in the aggregate do not materially burden or impair the Fair Market Value or use of such Property for the purposes for which it is or may reasonably be expected to be held;

(15)	easements, exceptions, reservations, or other agreements for the purpose of facilitating the joint or common use of Property in or adjacent to a neighboring development, shopping center, utility company, public facility or other projects affecting Property which individually or in the aggregate do not materially burden or impair the Fair Market Value or use of such Property for the purposes for which it is or may reasonably be expected to be held;

(16)	rights reserved to or vested in any Governmental Authority to control or regulate, or obligations or duties to any Governmental Authority with respect to, the use or development of any Property;

(17)	rights reserved to or vested in any Governmental Authority to control or regulate, or obligations or duties to any Governmental Authority with respect to, any right, power, franchise, grant, license, or permit;

(18)	present or future zoning laws and ordinances or other laws and ordinances restricting the occupancy, use, or enjoyment of Property;

(19)	statutory Liens, other than those described in clauses (11) or (12) hereof, arising in the ordinary course of business with respect to obligations which are not delinquent or are being contested in good faith; provided that, if delinquent, adequate reserves have been set aside with respect thereto and, by reason of nonpayment, no Property is subject to a material risk of loss or forfeiture; covenants, conditions, and restrictions affecting the use of Property which individually or in the aggregate do not materially impair or burden the Fair Market Value or use of the Property for the purposes for which it is or may reasonably be expected to be held;

(20)	rights of tenants under leases and rental agreements covering Property entered into in the ordinary course of business of the Person owning such Property;

(21)	Liens consisting of pledges or deposits to secure obligations under workers’ compensation laws, unemployment insurance and other social security laws or similar legislation, including Liens of judgments thereunder which are not currently dischargeable;

(22)	Liens consisting of pledges or deposits of Property to secure performance in connection with operating leases made in the ordinary course of business to which the Company or a Restricted Subsidiary is a party as lessee; provided the aggregate value of all such pledges and deposits in connection with any such lease does not at any time exceed 20% of the annual fixed rentals payable under such lease;

(23)	Liens consisting of deposits of Property to secure bids made with respect to, or performance of, contracts (other than contracts creating or evidencing an extension of credit to the depositor);

(24)	Liens consisting of any right of offset, or statutory bankers’ lien, on bank deposit accounts maintained in the ordinary course of business so long as such bank deposit accounts are not established or maintained for the purpose of providing such right of offset or bankers’ lien;

(25)	Liens consisting of deposits of Property to secure statutory obligations of the Company or a Restricted Subsidiary of the Company;

(26)	Liens consisting of deposits of Property to secure (or in lieu of) surety, appeal or customs bonds in proceedings to which the Company or a Restricted Subsidiary is a party;

(27)	Liens created by or resulting from any litigation or legal proceeding involving the Company or a Restricted Subsidiary in the ordinary course of its business which is currently being contested in good faith by appropriate proceedings; provided that adequate reserves have been set aside by the Company or relevant Restricted Subsidiary and no material Property is subject to a material risk of loss or forfeiture;

(28)	non-consensual Liens incurred in the ordinary course of business but not in connection with an extension of credit, which do not in the aggregate, when taken together with all other Liens, materially impair the value or use of the Property of the Company and the Restricted Subsidiaries, taken as a whole;

(29)	Liens arising under applicable Gaming Laws or laws involving the sale, distribution and possession of alcoholic beverages;

(30)	Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by the Company or any Restricted Subsidiary in the ordinary course of business;

(31)	Liens arising from precautionary UCC financing statements filings regarding operating leases, consignment of goods or with respect to leases of gaming equipment entered into in the ordinary course of business;

(32)	Liens on cash and Cash Equivalents deposited to discharge, redeem or defease Indebtedness;

(33)	(1) Liens pursuant to leases, licenses or similar arrangements entered into for the purpose of, or with respect to, operating or managing gaming facilities, hotels, nightclubs, restaurants and other assets used or useful in the business of the Company or its Restricted Subsidiaries, which Liens, leases, licenses or similar arrangements are limited to the leased property under the applicable lease and granted to the landlord under such lease for the purpose of securing the obligations of the tenant under such lease to such landlord and (2) Liens on cash and Cash Equivalents (and on the related escrow accounts or similar accounts, if any) required to be paid to the lessors (or lenders to such lessors) under such leases or maintained in an escrow account or similar account pending application of such proceeds in accordance with the applicable lease;

(34)	licenses, leases or subleases granted to other Persons, other than the Company or a Restricted Subsidiary, not materially interfering with the conduct of the business of the Company and its Subsidiaries, taken as a whole; provided that such licenses, leases or subleases are in the ordinary course of business of the Company or the Subsidiaries of the Company;

(35)	Liens arising from grants of licenses or sublicenses of Intellectual Property made in the ordinary course of business;

(36)	(1) Liens on capital stock of joint ventures or Unrestricted Subsidiaries securing capital contributions to or obligations of such Persons and (2) customary rights of first refusal and tag, drag and similar rights in joint venture agreements and agreements with respect to Subsidiaries that are not Wholly Owned Subsidiaries;

(37)	Liens consisting of any condemnation or eminent domain proceeding or compulsory purchase order affecting real property;

(38)	any interest or title of a lessor, sublessor, licensee or licensor under any lease or license agreement permitted by the Credit Agreement;

(39)	Acceptable Land Use Arrangements, including Liens related thereto;

(40)	Liens for landlord financings (and refinancings thereof) secured by the fee estate of any Eligible Ground Lease; and

(41)	Liens securing Interim Assumed Drop-Down Indebtedness; provided that (x) such Liens secure only the assets acquired in connection with the Drop-Down Transaction, (y) to the extent such Liens remains outstanding after the date that is 15 days after the original Incurrence of such Indebtedness, such Liens shall no longer be permitted to be Incurred pursuant to this clause (41) and must otherwise be permitted pursuant to a different provision of “—Covenants—Limitation on Liens” and (z) to the extent such Interim Assumed Drop-Down Indebtedness is extended, refinanced, renewed or replaced no Liens securing any replacement Indebtedness shall be permitted to be incurred pursuant to this clause (41).

“Permitted Non-Recourse Guarantees” means customary indemnities or Guarantees (including by means of separate indemnification agreements or carve-out guarantees) provided in the ordinary course of business by the Company or any of its Restricted Subsidiaries in financing transactions that are directly or indirectly secured by real property or other real property-related assets (including Equity Interests) of a joint venture or Unrestricted Subsidiary and that may be full recourse or non-recourse to the joint venture or Unrestricted Subsidiary that is the borrower in such financing, but is non-recourse to the Company or any Restricted Subsidiary of the Company except for such indemnities and limited contingent guarantees as are consistent with customary industry practice (such as environmental indemnities and recourse triggers based on violation of transfer restrictions).

“Permitted Replacement Lease” means (a) any lease entered into in accordance with and pursuant to the provisions of the Section 1.05 of the Initial Master Lease (or any successor provision thereto in any Permitted Replacement Lease), (b) a new lease entered into with a Person that has, in the reasonable judgment of the Company, sufficient experience (directly or through its subsidiaries) operating or managing casinos (and/or properties similar to those properties leased pursuant to such lease in the case of any non-gaming properties) or is owned, controlled or managed by a Person with such experience, to operate the properties subject to the contemplated Permitted Replacement Lease and, to the extent applicable, is licensed or certified by applicable authorities to operate the properties subject to the contemplated Permitted Replacement Lease or (c) any assignment of the Initial Master Lease to a Person satisfying the requirements of the foregoing clause (b); provided that in the case of clauses (a), (b) and (c), such agreement is not, individually or in the aggregate, materially adverse to the Company and its Subsidiaries (after giving effect to the consummation of the Formation Transactions), taken as a whole, or to the holders of the notes, as determined by the Company in good faith.

“Permitted Tax Payments” means, with respect to any year, any distributions to holders of Equity Interests of the Company, or a Restricted Subsidiary in which the Company owns less than 100% of the equity interests, sufficient to provide Holdings with a distribution equal to the amount of federal, state and local income taxes, as reasonably determined by the Company, that have been actually paid or are payable by Holdings.

“Permitted Warrant Transaction” means any call option, warrant or right to purchase (or substantively equivalent derivative transaction) on Holdings’ common stock sold by the Company substantially concurrently with any purchase by the Company of a related Permitted Bond Hedge Transaction.

“Person” means an individual, partnership, corporation, limited liability company, unincorporated organization, trust or joint venture, or a governmental agency or political subdivision thereof or other entity.

“Preferred Stock” means, with respect to any Person, any and all shares, interests, participation or other equivalents (however designated, whether voting or non-voting) that have a preference on liquidation or with respect to distributions over any other class of Capital Stock, including preferred partnership interests, whether general or limited, or such Person’s preferred or preference stock, whether outstanding on the Issue Date or issued thereafter, including, without limitation, all series and classes of such preferred or preference stock.

“Pro Forma” or “Pro Forma Basis” means that the following adjustments have been made:

(1)	if the specified Person or any of its Restricted Subsidiaries Incurs, assumes, Guarantees, repays, repurchases, redeems, defeases or otherwise discharges any Indebtedness (other than ordinary working capital borrowings) or issues, repurchases or redeems preferred stock during the period commencing on the first day of the specified period and ending on (and including) the Transaction Date, then the Consolidated Interest Expense will be calculated giving pro forma effect (determined in good faith by the Company’s chief financial officer) to such Incurrence, assumption, Guarantee, repayment, repurchase, redemption, defeasance or other discharge of Indebtedness, or such issuance, repurchase or redemption of preferred stock, and the use of proceeds therefrom, as if the same had occurred at the beginning of such period;

(2)	Asset Sales and Asset Acquisitions that have been made by the specified Person or any of its Restricted Subsidiaries, including through mergers or consolidations, or by any Person or any of its Restricted Subsidiaries acquired by the specified Person or any of its Restricted Subsidiaries, and including all related financing transactions and including increases in ownership of Restricted Subsidiaries during the period commencing on the first day of the specified period and ending on (and including) the Transaction Date, will be given pro forma effect (including giving pro forma effect to the receipt and application of the proceeds of any Asset Sale) (determined in good faith by the Company’s chief financial officer) as if they had occurred and such proceeds had been applied on the first day of such specified period;

(3)	Consolidated EBITDA will be adjusted to give effect to all Pro Forma Cost Savings;

(4)	the Consolidated EBITDA and Consolidated Net Income attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses (and ownership interests therein) disposed of on or prior to the Transaction Date, will be excluded;

(5)	the Consolidated Interest Expense attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses (and ownership interests therein) disposed of on or prior to the Transaction Date, will be excluded, but only to the extent that the obligations giving rise to such Consolidated Interest Expense will not be obligations of the specified Person or any of its Restricted Subsidiaries following the Transaction Date;

(6)	any Person that is or will become a Restricted Subsidiary on the Transaction Date will be deemed to have been a Restricted Subsidiary at all times during the specified period;

(7)	any Person that is not, or will cease to be, a Restricted Subsidiary on the Transaction Date will be deemed not to have been a Restricted Subsidiary at any time during the specified period; and

(8)	if any Indebtedness (other than ordinary working capital borrowings) bears a floating rate of interest, the interest expense on such Indebtedness will be calculated as if the rate in effect on the Transaction Date had been the applicable rate for the entire specified period (taking into account any Hedging Obligation applicable to such Indebtedness if such Hedging Obligation has a remaining term as at the Transaction Date in excess of 12 months).

“Pro Forma Cost Savings” means, with respect to any period, the reduction in net costs and expenses that:

(1)	were directly attributable to an Asset Sale, Asset Acquisition, Investment, merger, consolidation or discontinued operation that occurred during the period or after the end of the period and on or prior to the Transaction Date and that (a) would properly be reflected in a pro forma income statement prepared in accordance with Regulation S-X under the Securities Act or (b) the Company reasonably determines will actually be realized within 18 months of the Transaction Date; or

(2)	were actually implemented on or prior to the Transaction Date in connection with or as a result of an Asset Sale, Asset Acquisition, Investment, merger, consolidation or discontinued operation and that are supportable and quantifiable by the underlying accounting records.

“Property” means any real property or facility (and all fixtures, improvements, appurtenances and related assets thereof and therein) owned by the Company or any of its Restricted Subsidiaries or in which the Company or any of its Restricted Subsidiaries holds a leasehold interest.

“Rating Agencies” means S&P and Moody’s; provided, that if either S&P or Moody’s (or both) will cease issuing a rating on the notes for reasons outside the control of the Company, the Company may select a nationally recognized statistical agency to substitute for S&P or Moody’s (or both).

“Real Property” means (i) each parcel of real property leased or operated by the Company or the Restricted Subsidiaries, whether by lease, license or other use or occupancy agreement, and (ii) each parcel of real property owned by the Company or the Restricted Subsidiaries, together with all buildings, structures, improvements and fixtures located thereon, together with all easements, licenses, rights, privileges, appurtenances, interests and entitlements related thereto.

“Recourse Indebtedness” means, with respect to the Issuers or any Restricted Subsidiary, all Indebtedness for borrowed money of the Company or such Restricted Subsidiary other than Non-Recourse Indebtedness.

“Redevelopment Property” means any real property that operates or is intended to operate as an Income Property (1) that is designated by the Company as a “Redevelopment Property”, (2) (A) (i) that has been acquired by the Company or its Restricted Subsidiaries with a view toward renovating or rehabilitating such real property at an aggregate anticipated cost of at least 10% of the acquisition cost thereof and such renovation or rehabilitation is expected to disrupt the occupancy of at least 30% of the square footage of such property or (ii) that the Company or its Restricted Subsidiaries intends to renovate or rehabilitate at an aggregate anticipated cost in excess of 10% of the Adjusted Total Assets consisting of or related to such real property immediately prior to such renovation or rehabilitation and such renovation or rehabilitation is expected to temporarily reduce the Consolidated EBITDA attributable to such property by at least 30% as compared to the immediately preceding comparable prior period and (B) with respect to which the Company or its Restricted Subsidiaries thereof have entered into a binding construction contract or construction has commenced and (3) that does not qualify as a “Development Property.” Each Redevelopment Property shall continue to be classified as a Redevelopment Property under the indenture until the Company reclassifies such Property as an Income Property for purposes of the indenture, upon and after which such property shall be classified as an Income Property under the indenture.

“Related Business” means those businesses in which the Company or any of its Subsidiaries is engaged in the Issue Date or contemplated to be engaged in following the Issue Date as described in this prospectus, and any businesses that are similar, related, complementary, incidental or ancillary thereto or extensions, developments or expansions thereof.

“Restricted Subsidiary” means any Subsidiary of the Company other than an Unrestricted Subsidiary. “S&P” means Standard & Poor’s Ratings Group and its successors.

“Sale and Leaseback Transaction” means, with respect to any Person, an arrangement whereby such Person enters into a lease of property previously transferred by such Person to the lessor.

“Secured Cash Management Agreement” means any Cash Management Agreement that is entered into by and between the Issuers or any Subsidiary Guarantor and any Cash Management Bank.

“Secured Hedge Agreement” means any Swap Contract permitted by this indenture that is entered into by and between the Company or any Subsidiary Guarantor and any Hedge Bank.

“Secured Indebtedness” means the portion of outstanding Indebtedness secured by a Lien upon the properties or other assets of the Company or any of its Restricted Subsidiaries.

“Significant Subsidiary” means any Restricted Subsidiary that would be a “Significant Subsidiary” of the Company within the meaning of Rule 1-02 under Regulation S-X promulgated by the Commission.

“Stated Maturity” means:

(1)	with respect to any debt security, the date specified in such debt security as the fixed date on which the final installment of principal of such debt security is due and payable; and

(2)	with respect to any scheduled installment of principal of or interest on any debt security, the date specified in such debt security as the fixed date on which such installment is due and payable.

“Subordinated Indebtedness” of the Company means any Indebtedness of the Company that is expressly subordinated to and junior in right of payment to the notes. “Subordinated Indebtedness” of a Subsidiary Guarantor means any Indebtedness of such Subsidiary Guarantor that is expressly subordinated to and junior in right of payment to the Note Guarantee of such Subsidiary Guarantor.

“Subsidiary” means, with respect to any Person, any corporation, association or other business entity of which more than 50% of the voting power of the outstanding Voting Stock is owned, directly or indirectly, by such Person and/or one or more other Subsidiaries of such Person and the accounts of which would be consolidated with those of such Person in its consolidated financial statements in accordance with GAAP, if such statements were prepared as of such date.

“Subsidiary Guarantee” means a Note Guarantee by each Subsidiary Guarantor for payment of the notes by such Subsidiary Guarantor. As of the Issue Date, “Subsidiary Guarantor” means each of the Subsidiary Guarantors identified in the following sentence and thereafter any other Restricted Subsidiary of the Company that executes a Subsidiary Guarantee in compliance with the provisions described above under the caption “—Covenants—Limitation on Issuances of Guarantees by Subsidiary Guarantors,” but in each case excluding any Persons whose Note Guarantees have been released pursuant to the terms of the indenture. The current Subsidiary Guarantors are: MGP Lessor Holdings, LLC and MGP Lessor, LLC.

“Subsidiary Indebtedness” means all Unsecured Indebtedness of any Restricted Subsidiary that is not a Subsidiary Guarantor.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Tenant” means with respect to the Initial Master Lease, MGM Lessee, a Delaware limited liability company, in its capacity as tenant under the Initial Master Lease, and its permitted successors and assigns in such capacity.

“Transaction Date” means, with respect to the Incurrence of any Indebtedness by the Company or any of its Restricted Subsidiaries, the date such Indebtedness is to be Incurred, with respect to any Restricted Payment, the date such Restricted Payment is to be made, and, with respect to any transaction described above under the caption “—Consolidation, Merger and Sale of Assets,” the date on which such transaction is to be consummated.

“Transfer Agreement” means any trust or similar arrangement required by any Gaming Authority from time to time with respect to the Equity Interests of any Restricted Subsidiary (or any Person that was a Restricted Subsidiary) or any Gaming Facility.

“Treasury Rate” means, as of any redemption date, the yield to maturity as of such redemption date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two business days prior to the redemption date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the redemption date to June 1, 2026 (the date that is three months prior to the scheduled Maturity Date) (or in the case of a satisfaction and discharge of the indenture or a legal defeasance or covenant defeasance under the indenture, the Treasury Rate as of two Business Days prior to the date on which funds to pay the notes are deposited with the trustee); provided that if the period from the redemption date to June 1, 2026 (the date that is three months prior to the scheduled Maturity Date) is not equal to the constant maturity of a United States Treasury security for which a yield is given, the Treasury yield will be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the yields of the nearest United States Treasury securities for which such yields are given, except that if the period from the redemption date to such date is less than one year, the weekly average yield on actually traded United States securities adjusted to a constant maturity of one year will be used.

“Unrestricted Subsidiary” means

(1)	any Subsidiary of the Company that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors of Holdings in the manner provided below; and

(2)	any Subsidiary of an Unrestricted Subsidiary.

The Board of Directors of Holdings may designate any Restricted Subsidiary (including any newly acquired or newly formed Subsidiary of the Company) to be an Unrestricted Subsidiary unless such Subsidiary owns any Capital Stock of, or owns or holds any Lien on any property of, the Company or any of its Restricted Subsidiaries (other than Capital Stock of any Subsidiaries of such Subsidiary); provided that:

(A)	any Guarantee by the Company or any of its Restricted Subsidiaries of any Indebtedness of the Subsidiary being so designated will be deemed an “Incurrence” of such Indebtedness and an “Investment” by the Company or its Restricted Subsidiary at the time of such designation;

(B)	either (i) the Subsidiary to be so designated has total assets of $1,000 or less or (ii) if such Subsidiary has assets greater than $1,000, such designation would be permitted under “—Covenants—Limitation on Restricted Payments,” above; and

(C)	if applicable, the Incurrence of Indebtedness and the Investment referred to in clause (A) of this proviso would be permitted under the provisions of the indenture described above under “—Covenants—Limitation on Indebtedness” and “—Covenants—Limitation on Restricted Payments.”

The Board of Directors of Holdings may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that:

(X)	no Default or Event of Default shall have occurred and be continuing at the time of or after giving effect to such designation; and

(Y)	all Liens and Indebtedness of such Unrestricted Subsidiary outstanding immediately after such designation would, if Incurred at such time, have been permitted to be Incurred (and will be deemed to have been Incurred) for all purposes of the indenture.

Any such designation by the Board of Directors of Holdings will be evidenced to the trustee by promptly filing with the trustee a copy of the Board Resolution giving effect to such designation and an officers’ certificate certifying that such designation complied with the foregoing provisions.

“Unsecured Indebtedness” means, as of any date, that portion of outstanding Indebtedness of the Company and the Subsidiary Guarantors that is not Secured Indebtedness.

“U.S. Dollar Equivalent” means with respect to any monetary amount in a currency other than U.S. dollars, at any time for determination thereof, the amount of U.S. dollars obtained by converting such foreign currency involved in such computation into U.S. dollars at the spot rate for the purchase of U.S. dollars with the applicable foreign currency as published in The Wall Street Journal in the “Exchange Rates” column under the heading “Currency Trading” on the date two business days prior to such determination. Except as described under “—Covenants—Limitation on Indebtedness,” whenever it is necessary to determine whether the Company has complied with any covenant in the indenture or a Default has occurred and an amount is expressed in a currency other than U.S. dollars, such amount will be treated as the U.S. Dollar Equivalent determined as of the date such amount is initially determined in such currency.

“Voting Stock” means with respect to any Person, Capital Stock of any class or kind ordinarily having the power to vote for the election of directors, managers or other voting members of the governing body of such Person.

“Wholly Owned Subsidiary” means a Restricted Subsidiary of the Company all the Capital Stock of which (other than directors’ qualifying shares) is owned by the Company or another Wholly Owned Subsidiary.

DESCRIPTION OF THE 2024 EXCHANGE NOTES

In this description of the 2024 exchange notes, “Company” refers only to MGM Growth Properties Operating Partnership LP, and not to any of its Subsidiaries nor to Holdings or any of its Subsidiaries; “MGM GP” refers to MGM Growth Properties OP GP LLC, the general partner of the Company; and “Holdings” refers to MGM Growth Properties LLC, the 100% owner of MGM GP, and not to any of its Subsidiaries; “Co-Issuer” refers to MGP Finance Co-Issuer, Inc., a Delaware corporation and a Subsidiary of the Company; “Principal Issuer” refers to the Company; and “Issuers” refers to the Principal Issuer and the Co-Issuer. The Issuers issued the 2024 initial notes, and will issue the 2024 exchange notes (together with the 2024 initial notes, for purposes of this “Description of the 2024 Exchange Notes,” the “notes”) described in this prospectus under the indenture, dated as of April 20, 2016 (the “indenture”), between the Issuer and U.S. Bank National Association, as trustee (the “Trustee”). The terms of the notes include those set forth in the indenture and those made part of the indenture by reference to the Trust Indenture Act. The terms of the 2024 exchange notes are identical in all material respects to the 2024 initial notes, except that (1) the 2024 exchange notes will have been registered under the Securities Act and therefore will not be subject to certain restrictions on transfer applicable to the 2024 initial notes and (2) holders of the 2024 exchange notes will not be entitled to certain rights of holders of 2024 initial notes under the 2024 Notes Registration Rights Agreement (for purposes of this “Description of the 2024 Exchange Notes,” the “registration rights agreement”).

The Issuers will issue the notes under an indenture among the Issuers, the Subsidiary Guarantors and U.S. Bank National Association, as trustee, in a private transaction that is not subject to the registration requirements of the Securities Act. See “Notice to Investors.” The terms of the notes will include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”).

The following description is a summary of the material provisions of the indenture. It does not restate that agreement in its entirety. We urge you to read the indenture because it, and not this description, defines your rights as holders of the notes. Copies of the indenture are available as set forth below under “—Additional Information.” Certain defined terms used in this description but not defined below under “—Certain Definitions” have the meanings assigned to them in the indenture.

The registered holder of a note will be treated as the owner of it for all purposes. Only registered holders will have rights under the indenture.

The Notes. The notes will be:

•	senior unsecured obligations of the Company and the Co-Issuer;

•	pari passu in right of payment with any existing and future unsecured senior Indebtedness of the Company and the Co-Issuer;

•	senior in right of payment to any future subordinated Indebtedness of the Company and the Co-Issuer, if any;

•	effectively subordinated in right of payment to all existing and future secured Indebtedness of the Company and the Co-Issuer, including Indebtedness under the Credit Agreement, to the extent of the value of the collateral securing such Indebtedness;

•	structurally subordinated in right of payment to all Indebtedness and other liabilities, including trade payables, of the Company’s non-guarantor Subsidiaries (excluding the Co-Issuer), if any; and

•	unconditionally guaranteed by the Subsidiary Guarantors on a senior unsecured basis.

The Note Guarantees. The notes will be guaranteed on a joint and several basis by all of the Company’s existing domestic Wholly Owned Subsidiaries (other than Immaterial Subsidiaries) that guarantee the Credit

Facilities or any Capital Markets Indebtedness of the Issuers or any Subsidiary Guarantor, and all of the Company’s future domestic Wholly Owned Subsidiaries (other than Immaterial Subsidiaries) that are or become required to issue Note Guarantees pursuant to the covenant described below under the caption “—Covenants— Limitation on Issuances of Guarantees by Subsidiary Guarantors.” The notes will not be guaranteed by MGM GP or Holdings and neither MGM GP nor Holdings will be subject to the covenants or conditions contained in the indenture.

The Note Guarantee of each Subsidiary Guarantor will be:

•	a senior unsecured obligation of such Subsidiary Guarantor;

•	pari passu in right of payment with any existing and future unsecured senior Indebtedness of such Subsidiary Guarantor;

•	senior in right of payment to any future subordinated Indebtedness of such Subsidiary Guarantor, if any; and

•	effectively subordinated in right of payment to all existing and future secured Indebtedness of such Subsidiary Guarantor, including such Subsidiary Guarantor’s Guarantee, if any, of the Company’s obligations under the Credit Agreement, to the extent of the value of the collateral securing that Indebtedness.

Not all of the Company’s Subsidiaries will guarantee the notes. In the event of a bankruptcy, liquidation or reorganization of any of these non-guarantor Subsidiaries, the non-guarantor Subsidiaries will pay the holders of their debt and their trade creditors before they will be able to distribute any of their assets to us. The non-guarantor Subsidiaries generated none of our combined revenues and held none of our total assets for the nine months ended September 30, 2016.

As of the date of the indenture, all of our Subsidiaries will be “Restricted Subsidiaries.” However, under the circumstances described in the definition of “Unrestricted Subsidiaries,” we will be permitted to designate certain of our Subsidiaries as “Unrestricted Subsidiaries.” Our Unrestricted Subsidiaries will not be subject to any of the restrictive covenants in the indenture. Our Unrestricted Subsidiaries will not guarantee the notes.

Each Note Guarantee will be limited to the maximum amount that would not render the Subsidiary Guarantor’s obligations subject to avoidance under applicable fraudulent conveyance provisions of the United States Bankruptcy Code or any comparable provision of state law. By virtue of this limitation, a Subsidiary Guarantor’s obligation under its Note Guarantee could be significantly less than amounts payable with respect to the notes, or a Subsidiary Guarantor may have effectively no obligation under its Note Guarantee. See “Risk Factors—Risks Related to this Offering and the Notes—Federal and state statutes allow courts, under specific circumstances, to avoid the notes, the guarantees and certain other transfers, to require holders of the notes to return payments or other value received from us and to otherwise cancel transfers, and to take other actions detrimental to the holders of the notes.”

Each Subsidiary Guarantor that makes a payment under its Note Guarantee will be entitled upon payment in full of all guaranteed obligations under the indenture to a contribution from each other Subsidiary Guarantor in an amount equal to such other Subsidiary Guarantor’s pro rata portion of such payment based on the respective net assets of all the Subsidiary Guarantors at the time of such payment determined in accordance with GAAP.

The Note Guarantee of a Subsidiary Guarantor will automatically terminate and be released upon:

(1)	a sale or other disposition (including by way of consolidation or merger) of the Subsidiary Guarantor, or the Capital Stock of the Subsidiary Guarantor such that the Subsidiary Guarantor is no longer a Restricted Subsidiary, in a transaction that does not violate the provisions of the indenture described below under the caption “—Covenants—Limitation on Asset Sales”;

(2)	the sale or disposition of all or substantially all of the assets of the Subsidiary Guarantor;

(3)	the designation in accordance with the indenture of the Subsidiary Guarantor as an Unrestricted Subsidiary;

(4)	at such time as such Subsidiary Guarantor is no longer a Subsidiary Guarantor or other obligor with respect to any Credit Facilities or Capital Markets Indebtedness of the Company; or

(5)	defeasance or discharge of the notes, as provided under the provisions of the indenture described below under the captions “—Legal Defeasance and Covenant Defeasance” and “—Satisfaction and Discharge.”

Principal, Maturity and Interest

The Issuers will issue $1,050.0 million in aggregate principal amount of notes in this offering. The Issuers may issue additional notes under the indenture from time to time after this offering. Any issuance of additional notes is subject to all of the covenants in the indenture, including the covenant described below under the caption “—Covenants—Limitation on Indebtedness.” The notes and any additional notes subsequently issued under the indenture will be treated as a single class for all purposes under the indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase. The Issuers will issue notes in minimum denominations of $2,000 and integral multiples of $1,000 in excess of $2,000. The notes will mature on May 1, 2024.

Interest on the notes will accrue at the rate of 5.625% per annum and will be payable semi-annually in arrears on May 1 and November 1, commencing on November 1, 2016. The Issuers will make each interest payment to the holders of record on the immediately preceding April 15 and October 15.

Interest on the notes will accrue from the date of original issuance or, if interest has already been paid, from the date it was most recently paid. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

The Co-Issuer

The Co-Issuer is a Wholly Owned Subsidiary of the Company that was created for the purpose of facilitating the issuance and sale of the notes by the Company. The Co-Issuer does not have and will not have any substantial operations or assets and does not have and will not have any revenues. As a result, prospective purchasers of the notes should not expect the Co-Issuer to participate in servicing the interest and principal obligations on the notes. The Co-Issuer will continue to be an issuer of the notes from and after the Transaction Consummation Date.

Restrictions on Activities of the Co-Issuer

The Co-Issuer will not hold any material assets, become liable for any material obligations or engage in any significant business activities; provided that the Co-Issuer may issue Equity Interests to the Company and may be a co-obligor or guarantor with respect to Indebtedness if the Company is a primary obligor of such Indebtedness and the net proceeds of such Indebtedness are received by the Company or one or more of the Company’s Subsidiaries (other than the Co-Issuer), and may engage in activities related thereto or necessary in connection therewith.

Methods of Receiving Payments on the Notes

If a holder of notes has given wire transfer instructions to the paying agent, the paying agent will pay all principal of, premium on, if any, or interest and Additional Interest, if any, on, that holder’s notes in accordance with those instructions. All other payments on the notes will be made at the office or agency of the paying agent and registrar unless the Issuers elect to make interest payments by check mailed to the noteholders at their address set forth in the register of holders.

Paying Agent and Registrar for the Notes

The trustee will initially act as paying agent and registrar. The Issuers may change the paying agent or registrar without prior notice to the holders of the notes, and the issuers or any of the Company’s Subsidiaries may act as paying agent or registrar.

Transfer and Exchange

A holder may transfer or exchange notes in accordance with the provisions of the indenture. The registrar and the Issuers may require a holder, among other things, to furnish appropriate endorsements and transfer documents in connection with a transfer of notes. Holders will be required to pay all taxes due on transfer. The Issuers will not be required to transfer or exchange any note selected for redemption. Also, the Issuers will not be required to transfer or exchange any note for a period of 15 days before a selection of notes to be redeemed.

Optional Redemption

At any time prior to February 1, 2024 (the date that is three months prior to the scheduled Maturity Date), the Issuers may on any one or more occasions redeem all or a part of the notes, upon not less than 30 nor more than 60 days’ notice to the holders (with a copy to the trustee), at a redemption price equal to 100% of the principal amount of the notes to be redeemed, plus the Applicable Premium as of, and accrued and unpaid interest and Additional Interest, if any, to the date of redemption (subject to the rights of holders of notes on any relevant record date to receive interest due on the applicable interest payment date).

At any time on or after February 1, 2024 (the date that is three months prior to the scheduled Maturity Date), the Issuers may on any one or more occasions redeem all or a part of the notes, upon not less than 30 nor more than 60 days’ notice to the holders (with a copy to the trustee), at a redemption price equal to 100% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest and Additional Interest, if any, to the date of redemption.

Unless the Issuers default in the payment of the redemption price, interest will cease to accrue on the notes or portions thereof called for redemption on the applicable redemption date.

The Issuers or their affiliates may at any time and from time to time purchase notes. Any such purchases may be made through open market or privately negotiated transactions with third parties or pursuant to one or more tender or exchange offers or otherwise, upon such terms and at such prices as well as with such consideration as the Issuers or any such affiliates may determine.

Gaming Redemption

In addition to the foregoing, if any Gaming Authority requires that a holder or Beneficial Owner of notes must be licensed, qualified or found suitable under any applicable Gaming Laws and such holder or Beneficial Owner:

(1)	fails to apply for a license, qualification or a finding of suitability within 30 days (or such shorter period as may be required by the applicable Gaming Authority) after being requested to do so by the Gaming Authority, or

(2)	is denied such license or qualification or not found suitable,

or if any Gaming Authority otherwise requires that notes from any holder or Beneficial Owner be redeemed, subject to applicable Gaming Laws, the Issuers will have the right, at their option:

(1)	to require any such holder or Beneficial Owner to dispose of its notes within 30 days (or such earlier date as may be required by the applicable Gaming Authority) of receipt of such notice or finding by such Gaming Authority, or

(2)	to call for the redemption of the notes of such holder or Beneficial Owner at a redemption price equal to the least of:

(A)	the principal amount thereof, together with accrued and unpaid interest to the earlier of the date of redemption or the date of the denial of license or qualification or of the finding of unsuitability by such Gaming Authority,

(B)	the price at which such holder or Beneficial Owner acquired the notes, together with accrued and unpaid interest to the earlier of the date of redemption or the date of denial of license or qualification or of the finding of unsuitability by such Gaming Authority, or

(C)	such other lesser amount as may be required by any Gaming Authority.

The Issuers will notify the trustee in writing of any such redemption as soon as practicable.

The holder or Beneficial Owner applying for license, qualification or a finding of suitability must pay all costs of the licensure or investigation for such qualification or finding of suitability.

Selection and Notice of Redemption

If less than all of the notes are to be redeemed at any time, the trustee will select notes for redemption on a pro rata basis (or, in the case of notes issued in global form as discussed under “Book-entry, delivery and form,” based on a method that most nearly approximates a pro rata selection as the trustee deems fair and appropriate) unless otherwise required by law or applicable stock exchange or depositary requirements.

No notes of $2,000 or less can be redeemed in part. Except as otherwise provided above, notices of redemption will be delivered at least 30 but not more than 60 days before the redemption date to each holder of notes to be redeemed at its registered address; provided that (a) redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the notes or a satisfaction and discharge of the indenture and (b) redemption notices may be mailed or given less than 30 days or more than 60 days prior to a redemption if so required by any applicable Gaming Authority in connection with a redemption described above under the caption “—Gaming redemption.” Any redemption may, at the Issuers’ option, be subject to the satisfaction of one or more conditions precedent. To the extent a redemption is subject to such condition(s) precedent, the Issuers will provide prompt written notice to the trustee at least three business days prior to the redemption date rescinding such redemption in the event that any such condition precedent shall not have been (or will not be) satisfied, and such redemption and notice of redemption will then be rescinded and of no force or effect. Upon receipt of such notice from the Issuers rescinding such redemption, the trustee will promptly send a copy of such notice to the holders of the notes to be redeemed in the same manner in which the notice of redemption was given.

If any note is to be redeemed in part only, the notice of redemption that relates to that note will state the portion of the principal amount of that note that is to be redeemed. A new note in principal amount equal to the unredeemed portion of the original note will be issued in the name of the holder of notes upon cancellation of the original note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on notes or portions of notes called for redemption.

Mandatory Redemption; Sinking Fund

The Issuers will not be required to make any mandatory redemption or sinking fund payments with respect to the notes.

Covenant Fall-Away

If, on any date following the Issue Date, (i) the notes are rated Investment Grade by each of S&P and Moody’s (or, if either (or both) of S&P and Moody’s have been replaced in accordance with the definition of “Rating Agencies,” by each of the then applicable Rating Agencies) and (ii) no Default has occurred and is continuing under the indenture (such date, the “Fall-Away Date”), the Company and its Restricted Subsidiaries will no longer be subject to the covenants in the indenture described below under the following captions in this “Description of the 2024 Exchange Notes”:

(1)	“—Covenants—Limitation on Restricted Payments”;

(2)	“—Covenants—Limitation on dividend and other payment restrictions affecting Restricted Subsidiaries”;

(3)	“—Covenants—Limitations on transactions with Affiliates”;

(4)	“—Covenants—Limitation on Asset Sales”; and

(5)	clause (3) of “—Consolidation, merger and sale of assets.”

The Issuers shall deliver promptly to the trustee an officers’ certificate notifying the trustee of the occurrence of the Fall-Away Date. The trustee shall not have any duty to monitor whether or not a Fall-Away Date has occurred, nor any duty to notify the noteholders of any of the foregoing.

There can be no assurance that the notes will ever achieve or maintain a rating of Investment Grade from any Rating Agency.

Covenants

The indenture will contain, among others, the following covenants.

Limitation on Indebtedness

(1)	The Company will not, and will not permit any of its Restricted Subsidiaries to, Incur any Indebtedness if, immediately after giving effect to the Incurrence of such Indebtedness and the receipt and application of the proceeds therefrom, the aggregate principal amount of all outstanding Indebtedness of the Company and its Restricted Subsidiaries on a consolidated basis would be greater than 65% of Adjusted Total Assets as of any date of Incurrence.

(2)	The Company will not, and will not permit any of its Restricted Subsidiaries to, Incur any Subsidiary Indebtedness or any Secured Indebtedness if, immediately after giving effect to the Incurrence of such Subsidiary Indebtedness or Secured Indebtedness and the receipt and application of the proceeds therefrom, the aggregate principal amount of all outstanding Subsidiary Indebtedness and Secured Indebtedness of the Company and its Restricted Subsidiaries on a consolidated basis would be greater than 45% of Adjusted Total Assets as of any date of Incurrence.

(3)	The Company will not, and will not permit any of its Restricted Subsidiaries to, Incur any Indebtedness if, after giving effect to the Incurrence of such Indebtedness and the receipt and application of the proceeds therefrom, the Interest Coverage Ratio of the Company and its Restricted Subsidiaries on a consolidated basis would be less than 2.0 to 1.0 (calculated on a Pro Forma Basis).

(4)	Notwithstanding paragraphs (1), (2) and (3) above, the Company or any of its Restricted Subsidiaries may Incur each and all of the following:

(A)	Indebtedness of the Company or any of the Subsidiary Guarantors outstanding under Credit Facilities and the issuance or creation of letters of credit and bankers’ acceptances thereunder or in connection therewith (with letters of credit and bankers acceptances being deemed to have a principal amount equal to the face amount thereof), in an aggregate principal amount at any one time outstanding not to exceed the sum of (1) $2,900.0 million plus (2) in the case of any refinancing of any Indebtedness permitted under this clause (A) or any portion thereof, the aggregate amount of fees, underwriting discounts, accrued and unpaid interest, premiums and other costs and expenses Incurred in connection with such refinancing;

(B)	Indebtedness owed to:

(i)	the Company or a Subsidiary Guarantor evidenced by an unsubordinated promissory note; or

(ii)	any other Restricted Subsidiary; provided that if the Company or any Subsidiary Guarantor is an obligor, the Indebtedness is subordinated in right of payment to the notes, in the case of the Company, or the Note Guarantee, in the case of a Subsidiary Guarantor; and provided further that any event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any subsequent transfer of such Indebtedness (other than to the Company or any other Restricted Subsidiary) will be deemed, in each case, to constitute an Incurrence of such Indebtedness not permitted by this clause (B)(ii);

(C)	the notes to be issued on the Issue Date;

(D)	Indebtedness outstanding as of the Transaction Consummation Date (other than Indebtedness outstanding under Credit Facilities);

(E)	Indebtedness issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease, discharge or refund other outstanding Indebtedness (other than clauses (A), (B), (F), (J), (K) and M of this paragraph (4)) plus the aggregate amount of fees, underwriting discounts, accrued and unpaid interest, premiums and other costs and expenses Incurred in connection with such refinancing (any such action, to “Refinance”), in an amount not to exceed the amount so Refinanced; provided that Indebtedness, the proceeds of which are used to Refinance Subordinated Indebtedness, will be permitted under this clause (E) only if:

(i)	such new Indebtedness, by its terms or by the terms of any agreement or instrument pursuant to which such new Indebtedness is issued or remains outstanding, is expressly made subordinate in right of payment to the notes at least to the extent that the Indebtedness to be Refinanced is subordinated to the notes; and

(ii)	such new Indebtedness, determined as of the date of Incurrence of such new Indebtedness, does not mature prior to the Stated Maturity of the Subordinated Indebtedness to be Refinanced, and the Average Life of such new Indebtedness is at least equal to the remaining Average Life of the Subordinated Indebtedness to be Refinanced; and

provided further that in no event may Indebtedness of the Company or a Subsidiary Guarantor that ranks equally with or subordinate in right of payment to the notes or such Subsidiary Guarantor’s Note Guarantee, as applicable, be Refinanced by means of any Indebtedness of any Restricted Subsidiary that is not a Subsidiary Guarantor pursuant to this clause (E);

(F)	Indebtedness:

(i)

constituting reimbursement obligations with respect to letters of credit in respect of workers’ compensation claims, unemployment or other insurance or self-insurance obligations, performance or surety bonds or other Indebtedness with respect to reimbursement type obligations regarding workers’ compensation claims, self-insurance obligations, performance or surety bonds or completion guarantees; provided, however, that upon the drawing of such letters of credit or the Incurrence of such Indebtedness, such obligations are reimbursed within 30 days following such drawing or Incurrence;

(ii)	arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within 30 days of its Incurrence;

(iii)	under Hedging Obligations incurred in the ordinary course of business; and

(iv)	arising from agreements providing for indemnification, adjustment of purchase price or similar obligations Incurred in connection with the disposition of any business, assets or Restricted Subsidiary;

(G)	Capitalized Lease Obligations, synthetic lease obligations, mortgage financings or purchase money obligations Incurred after the Transaction Consummation Date in an aggregate principal amount at any one time outstanding, including Indebtedness Incurred to Refinance Indebtedness Incurred pursuant to this clause (G), not to exceed the greater of (i) $125.0 million and (ii) an amount equal to 2.0% of Adjusted Total Assets as of any date of Incurrence;

(H)	Indebtedness of the Company, to the extent the net proceeds therefrom are promptly:

(i)	used to purchase notes tendered in an Offer to Purchase made as a result of a Change of Control; or

(ii)	deposited to defease or discharge the notes as described below under “—Legal Defeasance and Covenant Defeasance” or “—Satisfaction and discharge”;

(I)	Note Guarantees and Guarantees of other Indebtedness of the Company or any Subsidiary Guarantor by any of its Restricted Subsidiaries; provided that such Indebtedness was permitted to be Incurred pursuant to this covenant other than under this clause (I);

(J)	Indebtedness of the Company or any of its Restricted Subsidiaries consisting of financing of insurance premiums incurred in the ordinary course of business;

(K)	customer deposits and advance payments received in the ordinary course of business from customers in the ordinary course of business;

(L)	additional Indebtedness, Incurred after the Transaction Consummation Date, of the Company and its Restricted Subsidiaries in an aggregate principal amount at any one time outstanding, including all Indebtedness Incurred to Refinance Indebtedness Incurred pursuant to this clause (L), not to exceed the greater of (i) $200.0 million and (ii) an amount equal to 3.0% of Adjusted Total Assets as of any date of Incurrence;

(M)	Indebtedness constituting Interim Assumed Drop-Down Indebtedness; provided that (x) to the extent such Indebtedness remains outstanding after the date that is 15 days after the original Incurrence thereof, such Indebtedness shall no longer be permitted to be Incurred pursuant to this clause (M) and must otherwise be permitted under another provision of this covenant and (y) to the extent such Indebtedness is extended, refinanced, renewed or replaced such extension, refinancing, renewal or replacement, as applicable, shall not be permitted pursuant to this clause (M);

(N)

Indebtedness in respect of netting services, overdraft protections and otherwise in connection with deposit accounts, commercial credit cards, stored value cards, purchasing cards and treasury management services, including any obligations pursuant to Cash Management Agreements, and other netting services, overdraft protections, automated clearing-house arrangements, employee credit card programs, controlled disbursement, ACH transactions, return items, interstate depository network service, Society for Worldwide Interbank Financial Telecommunication transfers, cash pooling and operational foreign exchange management, and in each case, similar arrangements and otherwise in connection with cash management, including cash management arrangements among the Company and its Subsidiaries;

(O)	any Guarantee issued by the Company pursuant to indemnity agreements entered into for the benefit of title companies that have been engaged by the Company or any of its Restricted Subsidiaries in connection with securing or maintaining title insurance;

(P)	Guarantees issued by the Company or any of its Restricted Subsidiaries of any Indebtedness of joint ventures or Unrestricted Subsidiaries (and each such Guarantee will reduce amounts available pursuant to clauses (3), (19) or (20) of the definition of Permitted Investments, as applicable, on a dollar-for-dollar basis by the full amount of such Guarantee to the extent that any payments are made by the Company or any of its Restricted Subsidiaries in respect of such Guarantee), if (i) both before and after giving effect to the incurrence of each such Guarantee, no Event of Default has occurred or is continuing, and (ii) to the extent that any payments are made by the Company or any of its Restricted Subsidiaries in respect of any Guarantee pursuant to this clause (P), the applicable dollar limitations set forth in clauses (3), (19) or (20) of the definition of Permitted Investments, as applicable, would not be exceeded after giving effect to the full amount of any Guarantees that have become payable by the Company or any of its Restricted Subsidiaries if the full amount of such Guarantees were being incurred as Investments thereunder;

(Q)	Indebtedness of any Restricted Subsidiary supported by a letter of credit issued under any Credit Facilities in an aggregate principal amount not to exceed the stated amount of such letter of credit (but which stated amount may include the amount of any anticipated premiums, expenses (including upfront fees and original issue discount) and any accretion in the principal amount thereof);

(R)	contractual indemnity obligations entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business in connection with the normal course of operation of its casinos and other property; and

(S)	Indebtedness Incurred pursuant to the Formation Transactions, any transactions pursuant to or contemplated by the Master Contribution Agreement to the extent such transactions are generally described in this prospectus as of the Issue Date under the captions “Summary—The Formation Transactions and our organizational structure” or “Certain relationships and related party transactions.”

(5)	For purposes of determining compliance with any U.S. dollar restriction on the Incurrence of Indebtedness where the Indebtedness Incurred is denominated in a different currency, the amount of such Indebtedness will be the U.S. Dollar Equivalent determined on the date of the Incurrence of such Indebtedness; provided, however, that if any such Indebtedness denominated in a different currency is subject to a Currency Agreement with respect to U.S. dollars covering all principal, premium, if any, and interest payable on such Indebtedness, the amount of such Indebtedness expressed in U.S. dollars will be as provided in such Currency Agreement.

(6)	For purposes of determining any particular amount of Indebtedness under this covenant, Guarantees, Liens or obligations with respect to letters of credit supporting Indebtedness otherwise included in the determination of such particular amount will not be included.

(7)

For purposes of determining compliance with this covenant, in the event that an item of Indebtedness meets the criteria of more than one of the types of Indebtedness described in the above clauses or is Incurred in compliance with paragraphs (1), (2) and (3) of this covenant, as applicable, the Company, in its sole discretion, may classify such item of Indebtedness and only be required to include the amount and type of such Indebtedness in one of such categories; provided that the Company may divide and classify an item of Indebtedness in one or more of the types of Indebtedness and may later reclassify all or a portion of such item of Indebtedness, in any manner that complies within this covenant. Indebtedness under the Credit Agreement outstanding on the Transaction Consummation Date will initially be deemed to have been incurred on such date in reliance on the exception provided by clause (4)(A) of this covenant.

(8)	The amount of any Indebtedness outstanding as of any date will be:

(A)	the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount;

(B)	the principal amount of the Indebtedness, in the case of any other Indebtedness; and

(C)	in respect of Indebtedness of another Person secured by a Lien on the assets of the specified Person, the lesser of:

(i)	the Fair Market Value of such assets at the date of determination; and

(ii)	the amount of the Indebtedness of the other Person.

Limitation on Liens

The Company will not, and will not permit any of its Restricted Subsidiaries to, create, incur, assume or otherwise cause to become effective any Lien of any kind (other than Permitted Liens) that secures Obligations upon any of their property or assets, now owned or hereafter acquired, unless all payments due under the indenture and the notes are secured on an equal and ratable or prior basis with the Obligations so secured until such time as such Obligations are no longer secured by a Lien; provided that this covenant will not restrict the granting of Liens on securities issued by any gaming licensee until all required approvals of this covenant have been obtained under applicable Gaming Laws.

For purposes of determining compliance with this covenant, in the event that any Lien meets the criteria of more than one of the types of Liens described under the definition of “Permitted Liens,” the Company, in its sole discretion, may classify such Lien in one such type of Permitted Liens; provided that the Company may divide and classify a Lien in one or more of the types of Permitted Liens and may later reclassify all or a portion of such Lien, in any manner that complies within this covenant.

Limitation on Restricted Payments

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

(1)	declare or pay any dividend or make any distribution on or with respect to its Capital Stock held by Persons other than the Company or any of its Restricted Subsidiaries, other than:

(A)	dividends or distributions payable solely in Equity Interests (other than Disqualified Stock); and

(B)	pro rata dividends or distributions on Common Stock of any Restricted Subsidiary;

(2)	purchase, redeem, retire or otherwise acquire for value any Equity Interests of the Company held by any Person other than the Company or any of its Restricted Subsidiaries;

(3)	make any voluntary or optional principal payment, redemption, repurchase, defeasance, or other acquisition or retirement for value, of Subordinated Indebtedness of the Company or any Subsidiary Guarantor (other than (A) with respect to intercompany Subordinated Indebtedness or (B) the purchase, repurchase, redemption, defeasance or other acquisition or retirement of Subordinated Indebtedness in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of such purchase, repurchase, redemption, defeasance or other acquisition or retirement); or

(4)	make an Investment, other than a Permitted Investment, in any Person

(all such payments and any other actions described in clauses (1) through (4) above being collectively referred to as “Restricted Payments”) if, at the time of, and after giving effect to, the proposed Restricted Payment:

(A)	a Default or Event of Default shall have occurred and be continuing;

(B)	the Company could not Incur at least $1.00 of Indebtedness in compliance with both paragraphs (1) and (3) of the covenant described above under the caption “—Limitation on Indebtedness”;

(C)	the aggregate amount of all Restricted Payments (the amount, if other than in cash, to be the Fair Market Value thereof as determined in good faith by the Board of Directors of Holdings, whose determination will be conclusive and evidenced by a Board Resolution) made on or after the Transaction Consummation Date (other than those referred to in clauses (2), (3), (4), (5), (6), (7), (9), (10), (11), (12), (13), (14), (15), (16), (17), (18) and (19) of the third paragraph of this covenant) would exceed the sum of:

(i)	95% of the aggregate amount of Funds From Operations (or, if Funds From Operations is a loss, minus 100% of the amount of such loss) accrued on a cumulative basis during the period (taken as one accounting period) from the first day of the fiscal quarter during which the Transaction Consummation Date occurs and ending on the last day of the most recent fiscal quarter preceding the Transaction Date for which internal financial statements are available, plus

(ii)	100% of the aggregate net cash proceeds and the Fair Market Value of other property received by the Company after the Transaction Consummation Date from (a) the issue or sale of Equity Interests of the Company (other than Disqualified Stock, Designated Preferred Stock, Excluded Contributions and any Permitted Warrant Transaction), (b) a contribution to the common equity capital of the Company (other than Excluded Contributions) or (c) the issue or sale of convertible Indebtedness of the Company upon the conversion of such Indebtedness into Equity Interests (other than Disqualified Stock and Designated Preferred Stock) of the Company; plus

(iii)	an amount equal to the net reduction in Investments (other than reductions in Permitted Investments) in any Person resulting from payments of interest on Indebtedness, dividends, repayments of loans or advances, or other transfers of assets, in each case to the Company or any of its Restricted Subsidiaries or from the net cash proceeds from the sale of any such Investment (except, in each case, to the extent any such payment or proceeds have already been included in the calculation of Funds From Operations) or from redesignations of Unrestricted Subsidiaries as Restricted Subsidiaries (valued in each case as provided in the definition of “Investments”) not to exceed, in each case, the amount of Investments previously made by the Company and its Restricted Subsidiaries in such Person.

Notwithstanding the foregoing, the Company and any of its Restricted Subsidiaries may declare or pay any dividend or make any distribution to their equity holders to fund a dividend or distribution by Holdings (and make any corresponding distributions to the Company’s partners other than Holdings) so long as Holdings believes in good faith that Holdings qualifies as a real estate investment trust under the Code and the declaration or payment of such dividend, in each case, by Holdings, or the making of such distribution is necessary either to maintain Holdings’ status as a real estate investment trust under the Code for any calendar year or to enable Holdings to avoid payment of any tax for any calendar year that could be avoided by reason of a distribution by Holdings to its shareholders, with such distribution by Holdings to be made as and when determined by Holdings, whether during or after the end of, the relevant calendar year.

The foregoing provisions will not be violated by reason of:

(1)	the payment of any dividend, distribution or redemption of any Equity Interests or Subordinated Indebtedness within 60 days after the date of declaration thereof or call for redemption if, at such date of declaration or call for redemption, such payment or redemption was permitted by the provisions of the first paragraph of this covenant (the declaration of such payment will be deemed a Restricted Payment under the first paragraph of this covenant as of the date of declaration and the payment itself will be deemed to have been made on the date of declaration and will not also be deemed a Restricted Payment under the first paragraph of this covenant); provided, however, that any Restricted Payment made in reliance on this clause (1) shall reduce the amount available for Restricted Payments pursuant to clause (C) of the first paragraph of this covenant only once;

(2)	the redemption, repurchase, defeasance or other acquisition or retirement for value of Subordinated Indebtedness of the Company or any Subsidiary Guarantor including premium, if any, and accrued and unpaid interest and related transaction expenses, with the proceeds of, or in exchange for, other Subordinated Indebtedness Incurred under clause (4)(E) of the covenant described above under the caption “—Limitation on Indebtedness”;

(3)	the making of any Restricted Payment or Investment in an aggregate amount outstanding pursuant to this clause (3) not to exceed the amount of Excluded Contributions received by the Company after the Transaction Consummation Date (with each such Investment being measured as of the date made and without giving effect to any subsequent changes in value);

(4)	the redemption of Common Units for Equity Interests of Holdings pursuant to the terms of the Partnership Agreement;

(5)	payments and distributions to dissenting holders of Common Units and stockholders of Holdings or any other direct or indirect parent company of the Company (or the payment of dividends or distributions to Holdings (or any other direct or indirect parent company of the Company) to provide Holdings (or such parent company) with the cash necessary to make such payments and distributions) pursuant to applicable law pursuant to or in connection with a consolidation, merger or transfer of assets that complies with the provisions of the indenture applicable to mergers, consolidations and transfers of all or substantially all of the property and assets of the Company or Holdings;

(6)	the payment of cash (A) in lieu of the issuance of fractional shares of Capital Stock upon conversion, exercise, redemption or exchange of securities convertible into or exchangeable for Capital Stock of the Company or any other direct or indirect parent company of the Company (or the payment of dividends or distributions to such parent company to provide such parent company with the cash necessary to make such payments) and (B) in lieu of the issuance of whole shares of Capital Stock upon conversion, exercise, redemption or exchange of securities convertible into or exchangeable for Capital Stock of the Company or any other direct or indirect parent company of the Company (or the payment of dividends or distributions to such parent company to provide such parent company with the cash necessary to make such payments);

(7)	the acquisition or re-acquisition, whether by forfeiture or in connection with satisfying applicable payroll or withholding tax obligations, of Equity Interests of the Company in connection with the administration of their equity compensation programs in the ordinary course of business;

(8)	the redemption, repurchase or other acquisition or retirement of any Equity Interests of the Company or Holdings or any other direct or indirect parent company of the Company (or the payment of dividends or distributions to Holdings (or any other direct or indirect parent company of the Company) to provide Holdings (or any such parent company) with the cash necessary to make such redemptions, repurchases, acquisitions or retirements) from any director, officer or employee of the Company, Holdings (or any other direct or indirect parent company of the Company) or any Restricted Subsidiary of the Company, or from such person’s estate, in an aggregate amount under this clause (8) not to exceed $10.0 million in any fiscal year; provided that any amount not so used in any given fiscal year may be carried forward and used in the next succeeding fiscal year;

(9)	the declaration or payment of any cash dividend or other cash distribution in respect of Equity Interests of Holdings or any other direct or indirect parent company of the Company, the Company or any of its Restricted Subsidiaries constituting Preferred Stock (or the payment of dividends or distributions to Holdings (or any other direct or indirect parent company of the Company) to provide Holdings (or any such parent company) with the cash necessary to make such payments or distributions), so long as the Interest Coverage Ratio contemplated by paragraph (3) of the covenant described above under the caption “—Limitation on Indebtedness” would be greater than or equal to 2.0 to 1.0 after giving effect to such payment; provided that at the time of payment of such dividend or distribution no Default or Event of Default shall have occurred and be continuing (or would result therefrom);

(10)	the repayment, defeasance, redemption, repurchase or other acquisition of Subordinated Indebtedness or Disqualified Stock of the Company (A) in exchange for, or out of the net cash proceeds of the substantially concurrent sale (other than to any Subsidiary) of, Disqualified Stock of the Company, or (B) pursuant to a required Offer to Purchase arising from a Change of Control or Asset Sale, as the case may be; provided that such repayment, repurchase, redemption, acquisition or retirement occurs after all notes tendered by holders in connection with a related Offer to Purchase have been repurchased, redeemed or acquired for value in accordance with the applicable provisions of the indenture;

(11)	Permitted Tax Payments;

(12)	the declaration and payment of dividends or distributions by the Company to, or the making of loans to, Holdings (or any other direct or indirect parent company of the Company) in amounts required for Holdings (or any other direct or indirect parent company of the Company) to pay, in each case without duplication, (a) franchise taxes and other fees, taxes and expenses required to maintain their corporate existence; (b) customary salary, bonus and other benefits payable to officers, directors and employees of Holdings (or any other direct or indirect parent company of the Company) to the extent such salaries, bonuses and other benefits are attributable to the ownership or operation of the Company and its Restricted Subsidiaries, including the Company’s proportionate share of such amounts relating to Holdings (or such other direct or indirect parent company) being a public company; (c) general corporate operating and overhead costs and expenses of Holdings (or any other direct or indirect parent company of the Company) to the extent such costs and expenses are attributable to the ownership or operation of the Company and its Restricted Subsidiaries, including the Company’s proportionate share of such amounts relating to Holdings (or other direct or indirect parent company) being a public company; and (d) fees and expenses other than to Affiliates of the Company related to any successful or unsuccessful financing transaction or equity offering;

(13)	the declaration and payments of dividends on Disqualified Stock; provided that, at the time of payment of such dividend, no Default or Event of Default shall have occurred and be continuing (or would result therefrom);

(14)	payments of intercompany subordinated Indebtedness, the Incurrence of which was permitted under clause (4)(B) of the covenant described above under the caption “—Limitation on Indebtedness”; provided that no Default or Event of Default shall have occurred and be continuing (or would result therefrom);

(15)	the declaration and payment of dividends to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) issued by the Company after the Transaction Consummation Date; provided that the amount of dividends paid pursuant to this clause (15) shall not exceed the aggregate amount of cash actually received by the Company from the sale of such Designated Preferred Stock; and provided further that, at the time of payment of such dividend, no Default or Event of Default shall have occurred and be continuing (or would result therefrom);

(16)

payments in connection with, and the consummation of, any of the Formation Transactions or any transactions pursuant to or contemplated by the Master Contribution Agreement, the Initial Master Lease or the Initial Master Lease Guaranty and transactions pursuant to the agreements described in this prospectus as of the Issue Date under the captions “Summary—The Formation Transactions and our organizational structure” or “Certain relationships and related party transactions” and any amendment, modification or extension thereto to the extent such amendment, modification or extension is not, individually or in the aggregate, materially adverse to the Company and its Subsidiaries (after giving effect to the consummation of the Formation Transactions), taken as a whole, or to the holders of the notes, as determined by the Company in good faith;

(17)	the making of cash payments in connection with any conversion of Convertible Indebtedness in an aggregate amount since the date of the indenture not to exceed the sum of (a) the principal amount of such Convertible Indebtedness plus (b) any payments received by the Company or any of its Restricted Subsidiaries pursuant to the exercise, settlement or termination of any related Permitted Bond Hedge Transaction;

(18)	any payments in connection with (a) a Permitted Bond Hedge Transaction and (b) the settlement of any related Permitted Warrant Transaction (i) by delivery of shares of Holdings’ common stock upon settlement thereof or (ii) by (A) set-off against the related Permitted Bond Hedge Transaction or (B) payment of an early termination amount thereof in common stock upon any early termination thereof; and

(19)	other Restricted Payments in an aggregate amount, when taken together with all other Restricted Payments made pursuant to this clause (19), not to exceed $150.0 million.

For purposes of determining compliance with this covenant, in the event that any Restricted Payment meets the criteria of more than one of the types of Restricted Payment described in the above clauses, or is permitted to be made pursuant to the first paragraph of this covenant, the Company, in its sole discretion, may classify such Restricted Payment and only be required to include the amount and type of such Restricted Payment in one of such categories; provided that the Company may divide and classify any Restricted Payment in one or more of the types of Restricted Payment and may later reclassify all or a portion of such Restricted Payment, in any manner that complies within this covenant.

Limitation on dividend and other payment restrictions affecting Restricted Subsidiaries

The Company will not, and will not permit any of its Restricted Subsidiaries to, create or otherwise cause to become effective any consensual encumbrance or restriction of any kind on the ability of any Restricted Subsidiary to:

(1)	pay dividends or make any other distributions permitted by applicable law on any Equity Interests of such Restricted Subsidiary owned by the Company or any of its Restricted Subsidiaries;

(2)	pay any Indebtedness owed to the Company or any other Restricted Subsidiary;

(3)	make loans or advances to the Company or any other Restricted Subsidiary; or

(4)	transfer its property or assets to the Company or any other Restricted Subsidiary.

The foregoing provisions will not restrict any encumbrances or restrictions:

(1)	in the indenture and any other agreement, including the Credit Agreement, as the same are in effect on the Transaction Consummation Date, and any extensions, refinancings, renewals or replacements of such agreements; provided that such encumbrances or restrictions do not materially impair the ability of the Issuers to satisfy their obligations to make payments on the notes when due (as determined in good faith by the Company);

(2)	imposed under any applicable documents or instruments pertaining to any current or future Secured Indebtedness permitted under the indenture (and relating solely to assets constituting collateral thereunder or cash proceeds from or generated by such assets);

(3)	existing under or by reason of applicable law, rule, regulation or order (including requirements imposed by any Gaming Authority, Gaming Laws and any regulations, orders or decrees of any Gaming Authority or other applicable Governmental Authority), the indenture, the notes and the Note Guarantees;

(4)	on cash, Cash Equivalents or other deposits or net worth imposed under contracts entered into the ordinary course of business, including such restrictions imposed by customers or insurance, surety or bonding companies;

(5)	with respect to a Foreign Subsidiary entered into in the ordinary course of business or pursuant to the terms of Indebtedness of a Foreign Subsidiary that was Incurred by such Foreign Subsidiary in compliance with the terms of the indenture;

(6)	contained in any license, permit or other accreditation with a regulatory authority entered into in the ordinary course of business;

(7)	contained in agreements or instruments which prohibit the payment or making of dividends or other distributions other than on a pro rata basis;

(8)	existing with respect to any Person or the property or assets of any Person acquired by the Company or any of its Restricted Subsidiaries, or with respect to any Person or the property or assets of any Person newly designated as a Restricted Subsidiary of the Company, existing at the time of such acquisition or designation and not incurred solely in contemplation thereof, which encumbrances or restrictions are not applicable to any Person or the property or assets of the Person other than the Person or the property or assets of the Person so acquired or designated;

(9)	in the case of clause (3) of the first paragraph of this covenant:

(A)	that restrict in a customary manner the subletting, assignment or transfer of any property or asset that is a lease, license, conveyance or contract or similar property or asset;

(B)	existing by virtue of any transfer of, agreement to transfer, option or right with respect to, or Lien on, any property or assets of the Company or any Restricted Subsidiary not otherwise prohibited by the indenture;

(C)	existing under or by reason of Capitalized Leases or purchase money obligations for property acquired in the ordinary course of business that impose restrictions on that property; or

(D)	arising or agreed to in the ordinary course of business, not relating to any Indebtedness, and that do not, individually or in the aggregate, detract from the value of property or assets of the Company or any Restricted Subsidiary in any manner material to the Company and its Restricted Subsidiaries taken as a whole;

(10)	with respect to a Restricted Subsidiary and imposed pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock of, or property and assets of, such Restricted Subsidiary (including any restrictions on distributions or on the making of loans or advances by that Restricted Subsidiary pending its sale or other disposition);

(11)	contained in the terms of any Indebtedness or any agreement pursuant to which such Indebtedness was issued if:

(A)	the encumbrance or restriction is not materially more disadvantageous to the holders of the notes than is customary in comparable financings (as determined by the Company), and

(B)	the encumbrances or restrictions do not impair the ability of the Issuers to satisfy their obligations to make payments on the notes (as determined in good faith by the Company);

(12)	existing under or by reason of restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

(13)	which exist under or by reason of customary provisions contained in joint venture agreements and customary provisions in leases, in each case entered into in the ordinary course of business;

(14)	which exist under or by reason of Permitted Liens that limit the right of the debtor to transfer or otherwise dispose of the assets subject to such Liens;

(15)	which exist under or by reason of any Secured Hedge Agreement or any Secured Cash Management Agreement; provided that such encumbrances or restrictions do not materially impair the ability of the Issuers to satisfy their obligations to make payments on the notes (as determined in good faith by the Company);

(16)	restricting transfer, license or assignment of any licensing agreement or other contract (or otherwise relating to the assets subject thereto) entered into by the Company or its Restricted Subsidiaries in the ordinary course of business;

(17)	which exist under or by reason of contractual obligations which (i) exist on the Transaction Consummation Date and (ii) to the extent contractual obligations permitted by clause (i) are set forth in an agreement evidencing Indebtedness, any agreement evidencing any permitted modification, replacement, renewal, extension or refinancing of such Indebtedness so long as such modification, replacement, renewal, extension or refinancing is not (taken as a whole) materially less favorable to the holders of the notes;

(18)	any other encumbrances or restrictions so long as such encumbrances or restrictions do not materially impair the ability of the Issuers to satisfy their obligations to make payments on the notes (as determined in good faith by the Company); and

(19)	in connection with and pursuant to permitted extensions, refinancings, renewals or replacements of restrictions imposed pursuant to clauses (1) through (18) of this paragraph; provided that the encumbrances and restrictions in any such extensions, refinancings, renewals or replacements are no less favorable in any material respect, taken as a whole, to the holders than those encumbrances or restrictions that are being extended, refinanced, renewed or replaced.

Nothing contained in this covenant will prevent the Company or any of its Restricted Subsidiaries from restricting the sale or other disposition of property or assets of the Company or its Restricted Subsidiaries that secure Indebtedness of the Company or any of its Restricted Subsidiaries.

Limitation on issuances of Guarantees by Subsidiary Guarantors

The Company will not permit any Subsidiary Guarantor to Guarantee, directly or indirectly, any Indebtedness of the Company, or any Subsidiary Guarantor (“Guaranteed Indebtedness”), unless, if the Guaranteed Indebtedness:

(1)	ranks equally in right of payment with the notes or a Note Guarantee, then the Guarantee of such Guaranteed Indebtedness will rank equally with, or subordinate to, Note Guarantee; or

(2)	is subordinate in right of payment to the notes or a Note Guarantee, then the Guarantee of such Guaranteed Indebtedness will be subordinated in right of payment to the Note Guarantee at least to the extent that the Guaranteed Indebtedness is subordinated in right of payment to the notes or such Note Guarantee.

Future Guarantors

If, after the Transaction Consummation Date, any Wholly Owned Subsidiary of the Company (including any newly formed, newly acquired or newly redesignated Restricted Subsidiary, but excluding any Immaterial Subsidiary or Foreign Subsidiary) that is not then an Issuer or a Subsidiary Guarantor, Guarantees any Indebtedness of the Issuers or any other Subsidiary Guarantor under any Credit Facility or any Capital Markets

Indebtedness of the Issuers or any other Subsidiary Guarantor, then, the Issuers will cause such Restricted Subsidiary, within 20 business days of the date that such Indebtedness has been guaranteed, to execute and deliver to the trustee a supplemental indenture pursuant to which such Restricted Subsidiary shall become a Subsidiary Guarantor under the indenture providing for a Guarantee by such Restricted Subsidiary on the same terms and conditions as those set forth in the indenture and applicable to the other Subsidiary Guarantors; provided that this paragraph will not be applicable to any Guarantee of any Restricted Subsidiary that existed at the time such Person became a Restricted Subsidiary and that was not Incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary.

Limitation on transactions with Affiliates

The Company will not, and will not permit any of its Restricted Subsidiaries to enter into, renew or extend any transaction (including, without limitations, the purchase, sale, lease or exchange of property or assets, or the rendering of any service) with any Affiliate of the Company or any of its Restricted Subsidiaries, in each case, involving consideration in excess of $25.0 million (an “Affiliate Transaction”), except upon terms no less favorable to the Company or such Restricted Subsidiary than could be obtained, at the time of such transaction or, if such transaction is pursuant to a written agreement, at the time of the execution of the agreement providing therefor, in a comparable arm’s-length transaction with a Person that is not such an Affiliate.

The foregoing limitation does not limit, and will not apply to:

(1)	transactions (A) approved by the conflicts committee of the board of directors of Holdings (so long as such committee is comprised exclusively of independent directors) or (B) for which the Company or any Restricted Subsidiary delivers to the trustee a written opinion of an independent qualified real estate appraisal firm or a nationally recognized investment banking, accounting or appraisal firm, stating that the transaction is fair to the Issuers or such Restricted Subsidiary from a financial point of view;

(2)	any transaction solely among the Company and any of its Restricted Subsidiaries or solely among Restricted Subsidiaries of the Company;

(3)	any payments or other transactions pursuant to any tax-sharing agreement between the Company and Holdings, and any transactions undertaken for the purpose of improving the consolidated tax efficiency of any parent entity of the Company and/or the Restricted Subsidiaries (provided that such transactions, taken as a whole, are not materially adverse to the Company and the Restricted Subsidiaries (as determined by the Company in good faith));

(4)	any Restricted Payments or Investments not prohibited by the covenant described above under the caption “—Limitation on Restricted Payments”;

(5)	payments or other transactions pursuant to the Partnership Agreement, Corporate Services Agreement, Initial Master Lease or any other agreements or arrangements in effect on the Transaction Consummation Date or any amendment, modification, or supplement thereto or replacement thereof, as long as such agreement or arrangement, as so amended, modified, supplemented or replaced, taken as a whole, is not more disadvantageous to the Company and the Restricted Subsidiaries than the original agreement or arrangement in existence on the Transaction Consummation Date;

(6)

director’s fees and any employment, consulting, service, severance or termination agreement, or reasonable and customary indemnification arrangements, entered into by the Company (or any direct or indirect parent company thereof) or any of its Restricted Subsidiaries with officers, directors, employees and consultants of the Company (or any direct or indirect parent company thereof) or its Restricted Subsidiaries that are Affiliates of the Company or its Subsidiaries and the payment of compensation, customary fees, perquisites and fringe benefits and the issuance of securities to such officers, directors, employees and consultants (including amounts paid pursuant to employee benefit plans, employee stock option or similar plans), or loans and advances to any officer, director or employee, in the ordinary course of business, so long as such loans have been approved by the Board of Directors of Holdings;

(7)	commission, payroll, reasonable out-of-pocket costs, travel and similar advances or loans (including payment or cancellation thereof) to officers and employees of the Company or any of its Subsidiaries to the extent attributable to the ownership, management or operation of the Company and its Subsidiaries;

(8)	the issuance, sale or transfer, and transactions related to the issuance, sale or transfer, of Equity Interests of the Company to Affiliates, including in connection with capital contributions by such Affiliates to the Company or any Restricted Subsidiary;

(9)	any transaction with any Person who is not an Affiliate immediately before the consummation of such transaction that becomes an Affiliate as a result of such transaction;

(10)	any transactions with MGM or any of its Affiliates pursuant to the contracts or agreements described in this prospectus under the caption “Certain relationships and related party transactions” or any amendment, modification, extension or supplement thereto or replacement thereof, as long as such agreement or arrangement, as so amended, modified, supplemented or replaced, taken as a whole, is not materially more disadvantageous to the Company and the Restricted Subsidiaries than the original agreement or arrangement in existence on the Transaction Consummation Date;

(11)	the consummation of, and the payment of fees in connection with, any of the Formation Transactions or any transactions pursuant to or contemplated by the Master Contribution Agreement and any other contracts or agreements related to the Formation Transactions, and such transactions as are generally described in this prospectus under the captions “Summary—The Formation Transactions and our organizational structure” or “Certain relationships and related party transactions”;

(12)	any transaction with a joint venture, partnership, limited liability company or other entity that would constitute an Affiliate Transaction solely because the Company or a Restricted Subsidiary owns an equity interest in such joint venture, partnership, limited liability company or other entity;

(13)	(i) license or lease agreements with any Unrestricted Subsidiary or joint venture on terms which, taken as a whole together with all related transactions with such Unrestricted Subsidiary or joint venture, are commercially reasonable, (ii) other agreements and transactions in the ordinary course of business (and reasonable extensions of such course of business) with, or for the benefit of, any Unrestricted Subsidiary or joint venture that are commercially reasonable, and (iii) any agreement by an Unrestricted Subsidiary or joint venture to pay management, development or other similar fees to the Company or a Subsidiary Guarantor, directly or indirectly, relating to the provision of management services, overhead, sharing of customer lists and customer loyalty programs; in each case contemplated by this clause (13), to the extent such transactions are not, individually or in the aggregate, materially adverse to the Company and its Subsidiaries (after giving effect to the consummation of the Formation Transactions), taken as a whole, or to the holders of the notes, as determined by the Company in good faith;

(14)	transactions contemplated by each applicable Transfer Agreement;

(15)

agreements with joint ventures and Unrestricted Subsidiaries to facilitate arrangements related to (i) easements, exceptions, reservations, or other agreements for the purpose of pipelines, conduits, cables, wire communication lines, power lines and substations, streets, trails, walkways, traffic signals, drainage, irrigation, water, electricity and sewerage purposes, dikes, canals, ditches, the removal of oil, gas, coal, or other minerals, and other like purposes affecting Property, facilities, or equipment which individually or in the aggregate do not materially burden or impair the fair market value or use of such Property for the purposes for which it is or may reasonably be expected to be held or (ii) easements, exceptions, reservations, or other agreements for the purpose of facilitating the joint or common use of Property in or adjacent to a neighboring development, shopping center, utility company, public facility or other projects affecting Property which individually or in the aggregate do not materially burden or impair the fair market value or use of such Property for the purposes for which it is or may reasonably be expected to be held;

(16)	future leases and subleases between MGM or its Subsidiaries and the Company or its Restricted Subsidiaries (provided that such transactions, taken as a whole, are not materially adverse to the Company and the Restricted Subsidiaries (as determined by the Company in good faith)) and to the extent such leases and subleases involve aggregate payments in excess of $25.0 million, such leases or subleases are approved by the conflicts committee of the board of directors of Holdings (so long as such committee is comprised exclusively of independent directors);

(17)	leases or subleases not interfering in any material respect with the ordinary conduct of the business of the Company and the Subsidiary Guarantors (which, for the avoidance of doubt, includes operating subleases) and licenses or sublicenses of Intellectual Property made in the ordinary course of business, and termination of leases (other than the Initial Master Lease) and Swap Contracts in the ordinary course of business; or

(18)	Indebtedness of the Company or any Restricted Subsidiary owed to the Company or any Restricted Subsidiary; provided, that (except to the extent prohibited by applicable Gaming Law) Indebtedness of the Company or any Subsidiary Guarantor owing to a Restricted Subsidiary that is not a Subsidiary Guarantor shall be subordinated to the notes.

Notwithstanding the foregoing, any transaction or series of related transactions covered by the first paragraph of this covenant and not covered by clauses (2) through (18) of the immediately foregoing paragraph the aggregate amount of which exceeds $25.0 million in value must be approved or determined to be fair in the manner provided for in clause (1)(A) or (B) above.

Limitation on Asset Sales

The Company will not, and will not permit any of its Restricted Subsidiaries to, consummate any Asset Sale, unless:

(1)	the consideration received by the Company or such Restricted Subsidiary is at least equal to the Fair Market Value of the assets sold or disposed of, and

(2)	at least 75% of the consideration received by the Company or such Restricted Subsidiary consists of cash or Cash Equivalents; provided that, with respect to the sale of one or more Properties, up to 75% of the consideration may consist of Indebtedness of the purchaser of such Properties so long as such Indebtedness is secured by a first priority Lien on the Properties sold; provided further that, for purposes of this clause (2), the amount of the following will be deemed to be cash:

(A)	any liabilities of the Company or any such Restricted Subsidiaries (other than contingent liabilities and liabilities that are by their terms subordinated to the notes or any Note Guarantee) that are assumed by the transferee of any such assets; and

(B)	any securities or other obligations received by the Company or any such Restricted Subsidiary from such transferee that are converted by the Company or such Restricted Subsidiary into cash within 90 days of the consummation of such Asset Sale.

Within 365 days after the receipt of any Net Cash Proceeds from an Asset Sale, the Company will or will cause such Net Cash Proceeds (or an amount equal to the amount of such Net Cash Proceeds) to be applied to:

(1)	permanently reduce Secured Indebtedness of the Company or any Subsidiary Guarantor or Indebtedness of any other Restricted Subsidiary that is not a Subsidiary Guarantor, in each case owing to a Person other than the Company or any of its Restricted Subsidiaries; or

(2)

make a capital expenditure or invest in property or assets (other than current assets) of a nature or type or that are used in the business of the Company or any of its Restricted Subsidiaries existing on the date of such capital expenditure or investment (or enter into a definitive agreement committing to make such capital expenditure or so invest within 12 months after the receipt of such Net Cash Proceeds).

Pending the application of any such Net Cash Proceeds as described above, the Company may invest such Net Cash Proceeds in any manner that is not prohibited by the indenture. The amount of such excess Net Cash Proceeds required to be applied (or to be committed to be applied) during such 365-day period as set forth in the preceding sentence and not applied as so required by the end of such period will constitute “Excess Proceeds.” If, as of the first day of any calendar month, the aggregate amount of Excess Proceeds not previously subject to an Offer to Purchase pursuant to this covenant totals more than $50.0 million, the Company must commence, not later than the fifteenth business day of such month, and consummate an Offer to Purchase from the holders of the notes and all holders of other Indebtedness that is pari passu with the notes containing provisions similar to those set forth in the indenture with respect to offers to purchase or redeem with the proceeds of sales of assets, on a pro rata basis, an aggregate principal amount of notes and such other pari passu Indebtedness equal to the Excess Proceeds on such date, at a purchase price equal to 100% of the principal amount of the notes and such other pari passu Indebtedness plus, in each case, accrued interest and Additional Interest, if any, to the Payment Date.

If the aggregate principal amount of notes and other pari passu Indebtedness with the notes tendered into such Offer to Purchase exceeds the amount of Excess Proceeds, then the notes and such other pari passu Indebtedness will be purchased on a pro rata basis based on the principal amount of the notes and such other pari passu Indebtedness tendered. Upon completion of each Offer to Purchase, any remaining Excess Proceeds subject to such Offer to Purchase will no longer be deemed to be Excess Proceeds and may be applied to any other purpose not prohibited by the indenture.

Repurchase of notes upon a Change of Control

Unless the Principal Issuer has previously or concurrently mailed a redemption notice with respect to all existing notes as described above under the caption “—Optional redemption” and all conditions precedent applicable to such redemption notice have been satisfied, within 30 days following any Change of Control or, at the option of the Principal Issuer, prior to any Change of Control, but after public announcement of the transaction or transactions that constitute or may constitute the Change of Control, the Principal Issuer will be required to commence an Offer to Purchase for all notes then outstanding at a purchase price equal to 101% of the principal amount of the notes, plus accrued and unpaid interest and Additional Interest, if any, to the Payment Date. The Offer to Purchase will, if sent prior to the date on which the Change of Control occurs, describe the transaction or transactions that constitute or may constitute the Change of Control, and state that the Offer to Purchase is conditioned on the Change of Control occurring on or prior to the applicable Payment Date.

There can be no assurance that the Principal Issuer will have sufficient funds available at the time of any Change of Control to make any debt payment (including repurchases of notes) required by the foregoing covenant (as well as any covenant that may be contained in other securities of the Principal Issuer or that might be outstanding at the time).

Subject to the following paragraph, the provisions described above that require the Principal Issuer to make an Offer to Purchase following a Change of Control will be applicable regardless of whether any other provisions of the indenture are applicable. Except as described above with respect to a Change of Control, the indenture does not contain provisions that permit the holders of the notes to require that the Principal Issuer repurchase or redeem the notes in the event of a takeover, recapitalization or similar transaction. In addition, holders of notes may not be entitled to require the Principal Issuer to purchase their notes in certain circumstances involving a significant change in the composition of the Principal Issuer’s or Holdings’ Board of Directors.

The Principal Issuer will not be required to make an Offer to Purchase upon a Change of Control if a third party makes the Offer to Purchase in the manner, at the times and otherwise in compliance with the requirements set forth in the indenture applicable to an Offer to Purchase made by the Principal Issuer and purchases all notes validly tendered and not withdrawn under such Offer to Purchase.

If holders of not less than 90.0% in aggregate principal amount of the outstanding notes validly tender and do not withdraw such notes in a Change of Control Offer to Purchase and the Principal Issuer, or any third party making an Offer to Purchase in lieu of the Principal Issuer as described above, purchases all of the notes validly tendered and not withdrawn by such holders, the Principal Issuer will have the right, upon not less than 15 nor more than 60 days’ prior notice, given not more than 30 days following such purchase pursuant to the Change of Control Offer to Purchase described above, to redeem all notes that remain outstanding following such purchase at a redemption price in cash equal to 101% of the principal amount of the notes, plus accrued and unpaid interest and Additional Interest, if any, to, but not including such purchase date.

The Principal Issuer will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of notes as a result of Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the covenant described hereunder, we will comply with the applicable securities laws and regulations and will not be deemed to have breached our obligations under the covenant described hereunder by virtue of our compliance with such securities laws or regulations.

If the terms of any Credit Facilities prohibit the Principal Issuer from making an Offer to Purchase or from purchasing the notes pursuant thereto, prior to the mailing of the notice to holders, but in any event within 30 days following any Change of Control, the Principal Issuer covenants to:

(1)	repay in full all Indebtedness outstanding under such Credit Facilities or offer to repay in full all such Indebtedness and repay the Indebtedness of each lender who has accepted such offer; or

(2)	obtain the requisite consent under such Credit Facilities to permit the purchase of the notes as described above.

The Principal Issuer must first comply with the covenant described above before it will be required to purchase notes in the event of a Change of Control; provided, however, that the Principal Issuer’s failure to comply with the covenant described in the preceding sentence or to make an Offer to Purchase because of any such failure shall constitute a default described in clause (4) under “—Events of Default” below (and not under clause (3) thereof).

The definition of “Change of Control” includes a disposition of all or substantially all of the assets of the Principal Issuer and its Subsidiaries, taken as a whole, to any Person. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve a disposition of “all or substantially all” of the assets of the Company and its Subsidiaries, taken as a whole. As a result, it may be unclear as to whether a Change of Control has occurred and whether a holder of notes may require the Principal Issuer to make an offer to repurchase the notes as described above.

The provisions under the indenture governing the notes relative to the Principal Issuer’s obligation to make an offer to repurchase the notes as a result of a Change of Control may be waived or modified with the written consent of the holders of a majority in principal amount of the notes.

Commission reports and reports to holders

Whether or not the Company is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, the Company will provide the trustee and the holders of notes within fifteen (15) business days after filing, or in the event no such filing is made or required, within fifteen (15) business days after the end of the time periods specified in those sections with:

(1)

all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if the Company were required to file such forms, including a

“Management’s Discussion and Analysis of Financial Condition and Results of Operations” and, with respect to the annual financial statements only, a report thereon by the Company’s certified independent accountants, and

(2)	all current reports that would be required to be filed with the Commission on Form 8-K if the Company were required to file such reports.

provided that the foregoing delivery requirements will be deemed satisfied if the foregoing materials are available on the Commission’s EDGAR system or on the Company’s website within the applicable time period specified above (provided that if posted to a secure internet portal, the Company will separately electronically deliver such reports to the trustee). For the avoidance of doubt, the foregoing delivery requirements will be deemed satisfied by filings with the Commission that are made jointly by Holdings and the Company.

In addition, following the earlier of (x) the Transaction Consummation Date or (y) the consummation of the exchange offer, whether or not required by the Commission, the Company will, if the Commission will accept the filing, file a copy of all of the information and reports referred to in clauses (1) and (2) of the preceding paragraph with the Commission for public availability within the time periods specified in the Commission’s rules and regulations.

For so long as any of the notes remain outstanding and constitute “restricted securities” under Rule 144, the Company will furnish to the holders of the notes and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

Notwithstanding anything herein to the contrary, the Company will not be deemed to have failed to comply with any provision of this reporting covenant for purposes of clause (4) set forth below under the caption “—Events of Default” as a result of the late filing or provision of any required information or report until 90 days after the date any such information or report was due.

Delivery of reports, information and documents referred to above, to the trustee is for informational purposes only and the trustee’s receipt of such shall not constitute actual or constructive notice of any information contained therein or determinable from information contained therein, including the Company’s compliance with any of its covenants hereunder (as to which the trustee is entitled to rely exclusively on officers’ certificates).

Events of Default

“Events of Default” under the indenture are defined as the following:

(1)	default in the payment of principal of, or premium, if any, on any note when it is due and payable at maturity, upon acceleration, redemption or otherwise;

(2)	default in the payment of interest on any note when it is due and payable, and such default continues for a period of 30 days;

(3)	default in the performance or breach of the covenant described below under the caption “—Consolidation, merger and sale of assets” or the failure by the Issuers or any of their Restricted Subsidiaries to make or consummate an Offer to Purchase in accordance with the covenant described above under the captions “—Covenants—Limitation on Asset Sales” or “—Covenants—Repurchase of notes upon a Change of Control”;

(4)	the Issuers or the Company defaults in the performance of or breaches any other covenant or agreement of the Issuers or the Company in the indenture or under the notes (other than a default specified in clause (1), (2) or (3) above) and such default or breach continues for a period of 60 consecutive days after written notice by the trustee or the holders of 25% or more in aggregate principal amount of the notes;

(5)	there occurs with respect to any issue or issues of Indebtedness of the Issuers or the Company or any Significant Subsidiary having an outstanding principal amount of (i) $100.0 million or more in the aggregate, in the case of Recourse Indebtedness (other than the notes), or (ii) $300.0 million or more in the aggregate, in the case of Non-Recourse Indebtedness, in each case, for all such issues of all such Persons, whether such Indebtedness now exists or is created after the date of the indenture;

(A)	an event of default that has caused the holders thereof to declare such Indebtedness to be due and payable prior to its Stated Maturity and such Indebtedness has not been discharged in full or such acceleration has not been rescinded or annulled within 30 days of such acceleration; and/or

(B)	the failure to make a principal payment at the final (but not any interim) fixed maturity and such defaulted payment shall not have been made, waived or extended within 30 days of such payment default;

(6)	failure by the Issuers to comply with any material term of the Escrow and Security Agreement;

(7)	the Escrow and Security Agreement or any other security document or any Lien purported to be granted thereby on the Escrow Account or the cash and securities held therein is held in any judicial proceeding to be unenforceable or invalid, in whole or in part, or ceases for any reason (other than pursuant to a release that is delivered or becomes effective as set forth in the indenture) to be fully enforceable and perfected;

(8)	other than in connection with any transaction not prohibited by “—Initial Master Lease,” the Initial Master Lease shall have terminated or the Initial Master Lease Guaranty shall have terminated (other than in accordance with the terms of the Initial Master Lease); provided that such termination shall not constitute an event of default if within 90 days after such termination the Company has entered into one or more Permitted Replacement Leases (or in the case of the Initial Master Lease Guaranty, a replacement guaranty is entered into in accordance with the Initial Master Lease);

(9)	any final judgment or order (not covered by insurance) for the payment of money in excess of $100.0 million for all such final judgments or orders against the Company or any Significant Subsidiary (treating any deductibles, self-insurance or retention as not covered by insurance):

(A)	is rendered against the Company or any Significant Subsidiary and is not paid or discharged; and

(B)	there shall be any period of 60 consecutive days following entry of the final judgment or order that causes the aggregate amount for all such final judgments or orders outstanding and not paid or discharged against the Company or any Significant Subsidiary to exceed $100.0 million during which a stay of enforcement of such final judgment or order, by reason of a pending appeal or otherwise, shall not be in effect;

(10)	a court having jurisdiction enters a decree or order for:

(A)	relief in respect of the Company or any Significant Subsidiary in an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect;

(B)	appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of the Company or any Significant Subsidiary or for all or substantially all of the property and assets of the Company or any Significant Subsidiary; or

(C)	the winding up or liquidation of the affairs of the Company or any Significant Subsidiary and, in each case, such decree or order remains unstayed and in effect for a period of 60 consecutive days;

(11)	the Company or any Significant Subsidiary:

(A)	commences a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or consents to the entry of an order for relief in an involuntary case under such law;

(B)	consents to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of the Company or any Significant Subsidiary or for all or substantially all of the property and assets of the Company or any Significant Subsidiary;

(C)	effects any general assignment for the benefit of its creditors; or

(12)	any Note Guarantee ceases to be in full force and effect (other than in accordance with the terms of such Note Guarantee and the indenture) or any Subsidiary Guarantor notifies the trustee in writing that it denies or disaffirms its obligations under its Note Guarantee.

If an Event of Default (other than an Event of Default specified in clause (10) or (11) above that occurs with respect to the Company or any Significant Subsidiary) occurs and is continuing under the indenture, the trustee or the holders of at least 25% in aggregate principal amount of the notes then outstanding, by written notice to the Issuers (and to the trustee if such notice is given by the holders), may, and the trustee at the request of the holders of at least 25% in aggregate principal amount of the notes then outstanding will, declare the principal of, premium, if any, and accrued interest on the notes to be immediately due and payable. Upon a declaration of acceleration, such principal of, premium, if any, and accrued interest will be immediately due and payable. In the event of a declaration of acceleration because an Event of Default set forth in clause (5) above has occurred and is continuing, such declaration of acceleration will be automatically rescinded and annulled if the event of default triggering such Event of Default pursuant to clause (5) shall be remedied or cured by the Issuers or the relevant Significant Subsidiary or waived by the holders of the relevant Indebtedness within 60 days after the declaration of acceleration with respect thereto.

If an Event of Default specified in clause (10) or (11) above occurs with respect to the Company or any Significant Subsidiary, the principal of, premium, if any, and accrued interest on the notes then outstanding will automatically become and be immediately due and payable without any declaration or other act on the part of the trustee or any holder. The holders of at least a majority in principal amount of the outstanding notes by written notice to the Issuers and to the trustee, may waive all past defaults and rescind and annul a declaration of acceleration and its consequences if:

(X)	all existing Events of Default, other than the nonpayment of the principal of, premium, if any, and interest on the notes that have become due solely by such declaration of acceleration, have been cured or waived, and

(Y)	the rescission would not conflict with any judgment or decree of a court of competent jurisdiction.

As to the waiver of defaults, see “—Modification and waiver.”

The holders of at least a majority in aggregate principal amount of the outstanding notes may direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee. However, the trustee may refuse to follow any direction that conflicts with law or the indenture, that may involve the trustee in personal liability, or that the trustee determines in good faith may be unduly prejudicial to the rights of holders of notes not joining in the giving of such direction and may take any other action it deems proper that is not inconsistent with any such direction received from holders of notes. A holder may not pursue any remedy with respect to the indenture or the notes unless:

(1)	the holder gives the trustee written notice of a continuing Event of Default;

(2)	the holders of at least 25% in aggregate principal amount of outstanding notes make a written request to the trustee to pursue the remedy;

(3)	such holder or holders offer the trustee indemnity and security satisfactory to the trustee against any costs, liability or expense;

(4)	the trustee does not comply with the request within 60 days after receipt of the request and the offer of indemnity and security; and

(5)	during such 60-day period, the holders of a majority in aggregate principal amount of the outstanding notes do not give the trustee a direction that is inconsistent with the request.

However, such limitations do not apply to the right of any holder of a note to receive payment of the principal of, premium, if any, or interest on, such note or to bring suit for the enforcement of any such payment on or after the due date expressed in the notes, which right shall not be impaired or affected without the consent of the holder.

The indenture requires certain officers of the Issuers to certify, on or before a date not more than 120 days after the end of each fiscal year, that a review has been conducted of the activities of the Issuers and the Restricted Subsidiaries and of their performance under the indenture and that the Issuers and the Restricted Subsidiaries have fulfilled all obligations thereunder, or, if there has been a default in fulfillment of any such obligation, specifying each such default and the nature and status thereof.

Initial Master Lease

Neither the Company nor the Issuers will enter into any amendment to the Initial Master Lease unless (a) such amendment is approved by the conflicts committee of the board of directors of Holdings (so long as such committee is comprised exclusively of independent directors) or (b) such amendment would not materially impair the ability of the Issuers to satisfy their obligations to make payments on the notes (as determined in good faith by the Company); provided that amendments of the Initial Master Lease (and corresponding rent reduction) pursuant to the terms of the Initial Master Lease in connection with a casualty event or an asset sale in each case made in accordance with the Initial Master Lease shall not be deemed to materially impair the ability of the Issuers to satisfy their obligations to make payments on the notes or to materially impair the rights and remedies of the holders of the notes.

Consolidation, merger and sale of assets

The Company will not consolidate or merge with or into (other than a merger of the Escrow Issuer into the Company), or sell, convey, transfer or otherwise dispose (collectively, a “transfer”) of all or substantially all of its property and assets (as an entirety or substantially an entirety in one transaction or a series of related transactions) to, any Person or permit any Person to merge with or into the Company unless:

(1)	the Company is the continuing Person, or the Person (if other than the Company) formed by such consolidation or into which the Company is merged or that acquired such property and assets of the Company is an entity organized and validly existing under the laws of the United States of America or any state or jurisdiction thereof and expressly assumes, by a supplemental indenture, executed and delivered to the trustee, all of the obligations of the Company on the notes, the Note Guarantees and under the indenture and the registration rights agreement;

(2)	immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing; and

(3)	in the case of a transaction involving the Company, immediately after giving effect to such transaction on a Pro Forma Basis, the Company, or any Person becoming the successor obligor of the notes, as the case may be, (A) could Incur at least $1.00 of Indebtedness in compliance with both clause (1) and clause (3) of the covenant described under the caption “—Covenants—Limitation on Indebtedness” or (B) has a Leverage Ratio that is no higher than the Leverage Ratio of the Company immediately before giving effect to the transaction and any related Incurrence of Indebtedness; provided that this clause (3) will not apply to (i) a consolidation or merger of one or more Restricted Subsidiaries with or into the Company or (ii) any merger effected solely to change the state of domicile of the Company; and

(4)

if the Company will not be the continuing Person, the Company delivers to the trustee an officers’ certificate and an opinion of counsel, in each case stating that such consolidation, merger or transfer and such supplemental indenture complies with this provision and that all conditions precedent provided for herein relating to such transaction have been complied with.

Upon any consolidation or merger or any transfer of all or substantially all of the Company’s assets, in accordance with the foregoing, the successor Person formed by such consolidation or into which the Company is merged or to which such transfer is made, will succeed to, be substituted for, and may exercise every one of the Company’s rights and powers under the indenture with the same effect as if such successor Person had been named therein as the Company and, except in the case of the lease or a sale or other transfer of less than all assets, the Company will be released from the obligations under the notes.

Subsidiary Guarantors. No Subsidiary Guarantor will consolidate or merge with or into, or transfer all or substantially all of its property and assets (as an entirety or substantially an entirety in one transaction or a series of related transactions) to, any Person (other than the Company or another Subsidiary Guarantor), unless:

(1)	such Subsidiary Guarantor is the continuing Person, or the Person (if other than such Subsidiary Guarantor) formed by such consolidation or into which such Subsidiary Guarantor is merged or that acquired or leased such property and assets of such Subsidiary Guarantor is an entity organized and validly existing under the laws of the United States of America or any state or jurisdiction thereof and expressly assumes, by a supplemental indenture, executed and delivered to the trustee, all of the obligations of such Subsidiary Guarantor on the Note Guarantees and under the indenture and the registration rights agreement; and

(2)	immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing.

Notwithstanding the foregoing, the Note Guarantee by a Subsidiary Guarantor that is a Restricted Subsidiary of the Company will be automatically released as set forth under “—Brief description of the notes and the Note Guarantees—The Note Guarantees.” Additionally, notwithstanding the foregoing, this “Consolidation, Merger and Sale of Assets” covenant shall not apply to the lease of all or substantially all of the real estate assets of the Company or any its respective Subsidiaries to MGM or its Subsidiaries or another operator pursuant to a Master Lease or other similar leases.

Legal Defeasance and Covenant Defeasance

The Issuers may at any time, at the option of the Board of Directors of Holdings evidenced by a Board Resolution set forth in an officers’ certificate, elect to have all of the Issuers’ obligations discharged with respect to the outstanding notes and all obligations of the Subsidiary Guarantors discharged with respect to their Note Guarantees (“Legal Defeasance”) except for:

(1)	the rights of holders of outstanding notes to receive payments in respect of the principal of, premium on, if any, interest or Additional Interest, if any, on, such notes when such payments are due from the trust referred to below;

(2)	the Issuers’ obligations with respect to the notes concerning issuing temporary notes, registration of notes, mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payment and money for security payments held in trust;

(3)	the rights, powers, trusts, duties and immunities of the trustee under the indenture, and the Issuers’ and the Subsidiary Guarantors’ obligations in connection therewith; and

(4)	the Legal Defeasance and Covenant Defeasance provisions of the indenture.

In addition, the Issuers may, at their option and at any time, elect to have the obligations of the Issuers and the Subsidiary Guarantors released with respect to certain covenants (including their obligation to make an Offer to Purchase upon a Change of Control or Asset Sale, as the case may be) that are described in the indenture

(“Covenant Defeasance”) and thereafter any omission to comply with those covenants will not constitute a Default or Event of Default with respect to the notes. In the event Covenant Defeasance occurs, all Events of Default described under “—Events of Default” (except those relating to payments on the notes or bankruptcy, receivership, rehabilitation or insolvency events with respect to the Issuers) will no longer constitute an Event of Default with respect to the notes.

In order to exercise either Legal Defeasance or Covenant Defeasance:

(1)	the Issuers must irrevocably deposit with the trustee, in trust, for the benefit of the holders of the notes, cash in U.S. dollars, non-callable government securities, or a combination thereof, in amounts as will be sufficient, in the opinion of a nationally recognized investment bank, appraisal firm or firm of independent public accountants, to pay the principal of, premium on, if any, interest and Additional Interest, if any, on, the outstanding notes on the stated date for payment thereof or on the applicable redemption date, as the case may be, and the Issuers must specify whether the notes are being defeased to such stated date for payment or to a particular redemption date;

(2)	in the case of Legal Defeasance, the Issuers must deliver to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that (a) the Issuers have received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the date of the indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel will confirm that, the holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3)	in the case of Covenant Defeasance, the Principal Issuer must deliver to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that the holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4)	no Default or Event of Default has occurred and is continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit (and any similar concurrent deposit relating to other Indebtedness), and the granting of Liens to secure such borrowings);

(5)	such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than the indenture and the agreements governing any other Indebtedness being defeased, discharged or replaced) to which the Issuers or any of the Subsidiary Guarantors is a party or by which the Issuers or any of the Subsidiary Guarantors is bound; and

(6)	the Issuers must deliver to the trustee an officers’ certificate and an opinion of counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Satisfaction and discharge

The indenture will be discharged and will cease to be of further effect as to all notes issued thereunder, when:

(1)	either:

(A)	all notes that have been authenticated, except lost, stolen or destroyed notes that have been replaced or paid and notes for whose payment money has been deposited in trust and thereafter repaid to the Issuers, have been delivered to the trustee for cancellation; or

(B)	all notes that have not been delivered to the trustee for cancellation have become due and payable by reason of the mailing of a notice of redemption or otherwise or will become due and payable within one year and the Issuers or any Subsidiary Guarantor has irrevocably deposited or caused to be deposited with the trustee as trust funds in trust solely for the benefit of the holders, cash in U.S. dollars, non-callable government securities, or a combination thereof, in amounts as will be sufficient, as determined by the Issuers, without consideration of any reinvestment of interest, to pay and discharge the entire Indebtedness on the notes not delivered to the trustee for cancellation for principal of, premium on, if any, interest and Additional Interest, if any, on, the notes to the date of maturity or redemption;

(2)	in respect of clause (1)(B) of this paragraph, no Default or Event of Default has occurred and is continuing on the date of the deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit and any similar deposit relating to other Indebtedness and, in each case, the granting of Liens to secure such borrowings);

(3)	the Issuers or any Subsidiary Guarantor has paid or caused to be paid all sums payable by it under the indenture; and

(4)	the Issuers has delivered irrevocable instructions to the trustee under the indenture to apply the deposited money toward the payment of the notes at maturity or on the redemption date, as the case may be.

In addition, the Issuers must deliver an officers’ certificate and an opinion of counsel to the trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Modification and waiver

Subject to certain limited exceptions, modifications, waivers and amendments of the indenture, the notes and the Note Guarantees may be made with the consent of the holders of not less than a majority in aggregate principal amount of the outstanding notes (including consents obtained in connection with a tender offer or exchange offer for the notes) and any past Default or compliance with any provisions may also be waived with the consent of the holders of a majority in principal amount of the outstanding notes; provided that no such modification, waiver or amendment may, without the consent of each holder affected thereby:

(1)	change the Stated Maturity of the principal of, or any installment of interest on, any note;

(2)	reduce the principal amount of, or premium, if any, or interest on, any note;

(3)	change the place of payment of principal of, or premium, if any, or interest on, any note;

(4)	impair the right to institute suit for the enforcement of any payment on or after the Stated Maturity (or, in the case of a redemption, on or after the redemption date) of any note;

(5)	reduce the above-stated percentages of outstanding notes the consent of whose holders is necessary to modify or amend the indenture;

(6)	waive a default in the payment of principal of, premium, if any, or interest on the notes;

(7)	voluntarily release a Subsidiary Guarantor of the notes other than in accordance with the indenture;

(8)	after the time an Offer to Purchase is required to have been made pursuant to the covenants described above under the captions “—Covenants—Limitation on Asset Sales” or “—Covenants—Repurchase of notes upon a Change of Control,” reduce the purchase amount or price or extend the latest expiration date or purchase date thereunder; or

(9)	reduce the percentage or aggregate principal amount of outstanding notes the consent of whose holders is necessary for waiver of compliance with certain provisions of the indenture or for waiver of certain defaults.

Modifications, waivers and amendments of the indenture, the notes and the Note Guarantees may, without notice to or the consent of any noteholder be made:

(1)	to cure any ambiguity, defect, omission or inconsistency in the indenture or the notes;

(2)	to provide for the assumption of the Issuers’ or a Subsidiary Guarantor’s obligations to holders of the notes and the Note Guarantees in the case of a merger or consolidation or sale of all or substantially all of the Issuers’ or such Subsidiary Guarantor’s assets to comply with the provisions under the caption “—Consolidation, merger and sale of assets”;

(3)	to comply with any requirements of the Commission in connection with the qualification of the indenture under the Trust Indenture Act;

(4)	to evidence and provide for the acceptance of an appointment by a successor trustee;

(5)	to provide for uncertificated notes in addition to or in place of certificated notes; provided that the uncertificated notes are issued in registered form for purposes of Section 163(f) of the Code;

(6)	to provide for any Guarantee of the notes, to secure the notes or to confirm and evidence the release, termination or discharge of any Guarantee of or Lien securing the notes when such release, termination or discharge is permitted by the indenture;

(7)	to add to the covenants of the Issuers or any Subsidiary Guarantor for the benefit of the holders of the notes or to surrender any right or power conferred upon the Issuers or any Subsidiary Guarantor;

(8)	to provide for the issuance of additional notes in accordance with the terms of the indenture;

(9)	to conform the text of the indenture, the notes or the Note Guarantees to any provision of this “Description of the 2024 Exchange Notes” to the extent that such provision in this “Description of the 2024 Exchange Notes” was intended to be a verbatim recitation of a provision the indenture, the notes or the Note Guarantees;

(10)	to comply with applicable Gaming Laws, to the extent that such amendment or supplement is not materially adverse to the holders of the notes;

(11)	to make any change that would provide any additional rights or benefits to the holders of the notes or that does not adversely affect the legal rights under the indenture of any holder; or

(12)	to make any amendment to the provisions of the indenture relating to the transfer and legending of notes; provided, however, that (a) compliance with the indenture as so amended would not result in notes being transferred in violation of the U.S. Securities Act of 1933, as amended, or any other applicable securities law and (b) such amendment does not materially and adversely affect the rights of holders to transfer notes.

No personal liability of incorporators, partners, stockholders, officers, directors, or employees

The indenture will provide that no recourse for the payment of the principal of, premium, if any, or interest on any of the notes or for any claim based thereon or otherwise in respect thereof, and no recourse under or upon any obligation, covenant or agreement of the Issuers or any of the Subsidiary Guarantors in the indenture, or in any of the notes or because of the creation of any Indebtedness represented thereby, shall be had against any incorporator, partner, stockholder, officer, director, employee or controlling person in their capacity as such of the Issuers, the Subsidiary Guarantors or of any successor Person thereof. Each holder, by accepting the notes, waives and releases all such liability.

Governing law

The indenture will provide that it and the notes and the Note Guarantees will be governed by, and construed in accordance with, the laws of the State of New York.

Concerning the trustee

The indenture will provide that, except during the continuance of an Event of Default, the trustee will not be liable, except for the performance of such duties as are specifically set forth in the indenture. If an Event of Default has occurred and is continuing, the trustee will use the same degree of care and skill in its exercise of the rights and powers vested in it under the indenture as a prudent person would exercise under the circumstances in the conduct of such person’s own affairs.

The indenture and provisions of the Trust Indenture Act incorporated by reference into the indenture contain limitations on the rights of the trustee, should it become a creditor of the Issuers or the Subsidiary Guarantors, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claims, as security or otherwise. The trustee is permitted to engage in other transactions; provided that if it acquires any conflicting interest, it must eliminate such conflict or resign.

Additional information

Anyone who receives this prospectus may obtain a copy of the indenture and the registration rights agreement without charge by writing to MGM Growth Properties Operating Partnership LP, 6385 S. Rainbow Blvd., Suite 500, Las Vegas, Nevada 89118, Attention: Chief Financial Officer.

Certain definitions

Set forth below are definitions of certain terms contained in the indenture that are used in this description. Please refer to the indenture for the definitions of other capitalized terms used in this description that are not defined below.

“Acceptable Land Use Arrangements” means the provisions of any easement agreements, street dedications or vacations, entitlements, public and/or private utility easements, licenses, declarations of covenants, conditions and restrictions, and other similar provisions granted by the Company or its Subsidiaries which (a) now exist or (b) are permitted to be entered into under the terms of any leases related to the Company’s Real Property and which in the aggregate do not materially burden or impair the Fair Market Value or use of such Company’s Real Property for the purposes for which it is or may reasonably be expected to be held.

“Acquired Indebtedness” means Indebtedness of a Person existing at the time such Person becomes a Restricted Subsidiary or assumed in connection with an Asset Acquisition from such Person by a Restricted Subsidiary whether or not Incurred by such Person in connection with, or in anticipation of, such Person becoming a Restricted Subsidiary or such Asset Acquisition; provided that Indebtedness of such Person that is redeemed, defeased, retired or otherwise repaid at the time of or immediately upon consummation of the transactions by which such Person becomes a Restricted Subsidiary or such Asset Acquisition will not be Acquired Indebtedness.

“Adjusted Total Assets” means, as of any date of determination, Consolidated EBITDA for the period of the most recent four consecutive fiscal quarters ending prior to the date of such determination for which consolidated financial statements of the Company are available (determined, for any fiscal quarter (or portion thereof) ending prior to the Transaction Consummation Date, on a Pro Forma Basis to give effect to the effectiveness of the Initial Master Lease throughout such period and the Formation Transactions as if they had occurred at the beginning of such four-quarter period) divided by 8.25% plus (1) in the case of any Development Property or Redevelopment Property (or former Development Property or Redevelopment Property) prior to the date when financial results for at least one complete fiscal quarter following completion or opening of the applicable development project are available, 100% of the book value (determined in accordance with GAAP but determined without giving effect to any depreciation) of any such Development Property or Redevelopment Property (or former Development Property or Redevelopment Property) owned or leased under an Eligible

Ground Lease by the Company and its Restricted Subsidiaries as of such date of determination, plus (2) 100% of the book value (determined in accordance with GAAP) of any undeveloped land owned or leased under an Eligible Ground Lease by the Company and its Restricted Subsidiaries as of such date of determination, plus (3) an amount (but not less than zero) equal to all unrestricted cash and Cash Equivalents on hand of the Company and its Restricted Subsidiaries as of such date, plus (4) an amount (but not less than zero) equal to all earnest money deposits associated with potential acquisitions by the Company and its Restricted Subsidiaries as of such date, plus (5) the book value (determined in accordance with GAAP) (but determined without giving effect to any depreciation or amortization) of all other Investments (for the avoidance of doubt, other than Income Properties, Development Properties, Redevelopment Properties and unimproved land) held by the Company and its Restricted Subsidiaries as of such date (exclusive of goodwill and other intangible assets); provided that, (A) the Consolidated EBITDA attributable to any Income Property, Development Property or Redevelopment Property that is leased by the Company and its Restricted Subsidiaries pursuant to a lease that is not an Eligible Ground Lease shall be excluded, and (B) the Consolidated EBITDA attributable to any Development Property, Redevelopment Property or undeveloped land (or former Development Property, Redevelopment Property or undeveloped land) the book value of which is included in Adjusted Total Assets under clause (1) or (2) above, shall be excluded.

“Affiliate” means, as applied to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, such Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Applicable Premium” means, with respect to any note on any redemption date the greater of (1) 1.0% of the principal amount of such note and (2) the excess (if any) of (A) the present value at such redemption date of (i) the redemption price of such note at February 1, 2024 (the date that is three months prior to the scheduled Maturity Date) plus (ii) all required interest payments due on such note through February 1, 2024 (the date that is three months prior to the scheduled Maturity Date) (excluding accrued but unpaid interest), computed using a discount rate equal to the Treasury Rate on such redemption date (or in the case of a satisfaction and discharge of the indenture or a legal defeasance or covenant defeasance under the indenture, the Treasury Rate as of two Business Days prior to the date on which funds to pay the notes are deposited with the trustee) plus 50 basis points over (B) the principal amount of such note.

“Asset Acquisition” means:

(1)	an investment by the Company or its Restricted Subsidiaries in any other Person pursuant to which such Person becomes a Restricted Subsidiary of the Company or is merged into or consolidated with the Company or any of its Restricted Subsidiaries; and

(2)	an acquisition by the Company or any of its Restricted Subsidiaries from any other Person of a Property or other assets that constitute substantially all of a division or line of business of any other Person.

“Asset Sale” means any sale, transfer or other disposition (each, a “disposition”), including by way of merger or consolidation, in one transaction or a series of related transactions by the Company or any of its Restricted Subsidiaries to any Person other than the Company or any of its Restricted Subsidiaries of any assets or properties consisting of:

(1)	all or any of the Capital Stock of any Restricted Subsidiary (other than directors’ qualifying shares or shares required by applicable law to be held by a Person other than the Company or a Restricted Subsidiary);

(2)	all or substantially all of the property or assets of an operating unit or line of business of the Company or any of its Restricted Subsidiaries; or

(3)	any other property and assets of the Company or any of its Restricted Subsidiaries (other than Capital Stock of a Person that is not a Restricted Subsidiary) outside of the ordinary course of business;

provided that the term “Asset Sale” will not include:

(A)	dispositions of property or assets (including leases of real property) in the ordinary course of business;

(B)	dispositions of assets with a Fair Market Value, or involving net cash proceeds to the Company or a Restricted Subsidiary, not in excess of $50.0 million in any transaction or series of related transactions;

(C)	the disposition of cash or Cash Equivalents;

(D)	a disposition of all or substantially all the assets of the Company in accordance with the covenant described above under the caption “—Consolidation, merger and sale of assets”;

(E)	dispositions of accounts receivable in connection with the compromise, settlement or collection thereof;

(F)	a Restricted Payment or Permitted Investment that is permitted by the covenant described above under “—Covenants—Limitation on Restricted Payments”;

(G)	an exchange of assets; provided that (x) the Board of Directors of the Company has determined in good faith that the Fair Market Value of the assets disposed of in such exchange is at least equal to the Fair Market Value of the assets received in such exchange and (y) at least 75% of the consideration received by the Company and its Restricted Subsidiaries in such exchange constitutes assets or other property of a kind useful to or usable by the Company or any of its Restricted Subsidiaries in its business as conducted prior to the date of such exchange; provided, however, that any cash consideration will constitute Net Cash Proceeds subject to the provisions described above under the caption “—Covenants—Limitation on Asset Sales”;

(H)	the creation of a Lien not prohibited by the indenture and the disposition of assets resulting from the foreclosure upon a Lien;

(I)	the disposition of damaged, worn out or other obsolete property that is no longer used in the business of the Company and its Restricted Subsidiaries;

(J)	any foreclosure on assets;

(K)	trade-ins or exchanges of equipment or other fixed assets in the ordinary course of business;

(L)	the settlement or early termination of any Permitted Bond Hedge Transaction and the settlement or early termination of any related Permitted Warrant Transaction;

(M)	operating leases and subleases and similar arrangements of any real or personal property in the ordinary course of business;

(N)	licenses or sublicenses of Intellectual Property made in the ordinary course of business; or

(O)	(i) termination of leases (other than the Initial Master Lease) and Swap Contracts in the ordinary course of business, (ii) the expiration of any option agreement in respect of real or personal property and (iii) any surrender or waiver of contractual rights (other than under the Initial Master Lease) or the settlement, release or surrender of contractual rights (other than under the Initial Master Lease) or other litigation claims (including in tort) in the ordinary course of business.

“Average Life” means at any date of determination with respect to any Indebtedness, the quotient obtained by dividing:

(1)	the sum of the products obtained by multiplying:

(A)	the number of years from such date of determination to the dates of each successive scheduled principal payment of such debt security, and

(B)	the amount of such principal payment; by

(2)	the sum of all such principal payments.

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-05 under the Exchange Act. The terms “Beneficially Owns” and “Beneficially Owned” have a corresponding meaning.

“Board of Directors” means:

(1)	with respect to the Company, its board of directors or, if the Company does not have a board of directors, the board of directors of its general partner;

(2)	with respect to Holdings, its board of directors;

(3)	with respect to MGM GP, the board of directors of its managing member; and

(4)	with respect to any other Person, (A) if the Person is a corporation, the board of directors of the corporation, (B) if the Person is a partnership, the board of directors of the general partner of the partnership, (C) if the Person is a member managed limited liability company, the board of directors of its managing member, and (D) with respect to any other Person, the board or committee of such Person serving a similar function.

“Board Resolution” means a copy of a resolution certified by the Secretary or an Assistant Secretary of a company to have been duly adopted by the Board of Directors of such company and to be in full force and effect on the date of such certificate, and delivered to the trustee.

“Business Day” means a day other than a Saturday, Sunday or other day on which banking institutions are authorized or required by law or regulation to close in the State of New York or, with respect to any payments to be made under the indenture, the place of payment.

“Capital Markets Indebtedness” means any Indebtedness having an aggregate outstanding principal amount in excess of $50.0 million, consisting of bonds, debentures, notes or other similar debt securities issued in (a) a public offering registered under the Securities Act, (b) a private placement to institutional investors that is resold in accordance with Rule 144A or Regulation S under the Securities Act, whether or not it includes registration rights entitling the holders of such debt securities to registration thereof with the Commission or (c) a private placement to institutional investors. For the avoidance of doubt, the term “Capital Markets Indebtedness” does not include any Indebtedness under commercial bank facilities or similar Indebtedness, Sale and Leaseback Transaction, Capitalized Lease Obligation or recourse transfer of any financial asset or any other type of Indebtedness incurred in a manner not customarily viewed as a “securities offering.”

“Capital Stock” means, with respect to any Person, any and all shares, interests, participation or other equivalents (however designated, whether voting or non-voting), including partnership interests, whether general or limited, in the equity of such Person, whether outstanding on the Issue Date or issued thereafter.

“Capitalized Lease” means, as applied to any Person, any lease of any property, whether real, personal or mixed, of which the discounted present value of the rental obligations of such Person as lessee is required to be classified and accounted for as a capitalized lease for financial reporting purposes in accordance with GAAP; provided, that for the avoidance of doubt, any lease that is accounted for by any Person as an operating lease as of the Issue Date and any Similar Lease entered into after the Issue Date by any Person may, in the sole discretion of the Company, be treated as an operating lease and not a Capitalized Lease; and provided further that the Master Lease will not be deemed to be a Capitalized Lease.

“Capitalized Lease Obligations” means the discounted present value of the rental obligations under a Capitalized Lease as reflected on the balance sheet of such Person in accordance with GAAP.

“Cash Equivalents” means any of the following types of Investments:

(a)	Government Securities due within one year after the date of the making of the Investment;

(b)	readily marketable direct obligations of any State of the United States or any political subdivision of any such State or any public agency or instrumentality thereof given on the date of such Investment a credit rating of at least Aa by Moody’s or AA by S&P in each case due within one year from the making of the Investment;

(c)	time deposits with, or insured certificates of deposit or bankers’ acceptances of, any commercial bank that (i) is organized under the laws of the United States, any state thereof or the District of Columbia or is the principal banking subsidiary of a bank holding company organized under the laws of the United States, any state thereof or the District of Columbia, and is a member of the Federal Reserve System, (ii) issues (or the parent of which issues) commercial paper rated as described in clause (g) of this definition and (iii) has combined capital and surplus of at least $1.0 billion, in each case with maturities of not more than 180 days from the date of acquisition thereof;

(d)	certificates of deposit issued by, bank deposits in, eurodollar deposits through, bankers’ acceptances of, and repurchase agreements covering Government Securities executed by any bank incorporated under the laws of the United States, any State thereof or the District of Columbia and having on the date of such Investment combined capital, surplus and undivided profits of at least $250.0 million, or total assets of at least $5.0 billion, in each case due within one year after the date of the making of the Investment;

(e)	certificates of deposit issued by, bank deposits in, eurodollar deposits through, bankers’ acceptances of, and repurchase agreements covering Government Securities executed by any branch or office located in the United States of a bank incorporated under the laws of any jurisdiction outside the United States having on the date of such Investment combined capital, surplus and undivided profits of at least $500.0 million, or total assets of at least $15.0 billion, in each case due within one year after the date of the making of the Investment;

(f)	repurchase agreements covering Government Securities executed by a broker or dealer registered under Section 15(b) of the Securities Exchange Act of 1934, as amended, having on the date of the Investment capital of at least $500.0 million, due within 90 days after the date of the making of the Investment; provided that the maker of the Investment receives written confirmation of the transfer to it of record ownership of the Government Securities on the books of a “primary dealer” in such Government Securities or on the books of such registered broker or dealer, as soon as practicable after the making of the Investment;

(g)	commercial paper issued by any Person organized under the laws of any state of the United States and rated at least “Prime-1” (or the then equivalent grade) by Moody’s or at least “A-1” (or the then equivalent grade) by S&P, in each case with maturities of not more than 180 days from the date of acquisition thereof;

(h)	“money market preferred stock” issued by a corporation incorporated under the Laws of the United States or any State thereof (i) given on the date of such Investment a credit rating of at least Aa by Moody’s and AA by S&P, in each case having an investment period not exceeding 50 days or (ii) to the extent that investors therein have the benefit of a standby letter of credit issued by a Lender or a bank described in clauses (c) or (d) above;

(i)

a readily redeemable “money market mutual fund” sponsored by a bank described in clause (d) or (e) hereof, or a registered broker or dealer described in clause (f) hereof, that has and maintains an investment policy limiting its investments primarily to instruments of the types described in clauses (a)

through (h) hereof and given on the date of such Investment a credit rating of at least Aa by Moody’s and AA by S&P;

(j)	corporate notes or bonds having an original term to maturity of not more than one year issued by a corporation incorporated under the Laws of the United States or any State thereof, or a participation interest therein; provided that any commercial paper issued by such corporation is given on the date of such Investment a credit rating of at least Aa by Moody’s and AA by S&P; and

(k)	Investments, classified in accordance with GAAP as current assets, in money market investment programs registered under the Investment Company Act of 1940, which are administered by financial institutions that have the highest rating obtainable from either Moody’s or S&P, and the portfolios of which are limited solely to Investments of the character, quality and maturity described in clauses (a), (c) and (g) of this definition.

“Cash Management Agreement” means any agreement to provide cash management services, including treasury, depository, overdraft, credit or debit card, electronic funds transfer and other cash management arrangements.

“Cash Management Bank” means (a) any Person that, at the time it enters into a Cash Management Agreement, is a lender or an Affiliate of a lender or the administrative agent or an Affiliate of the administrative agent under any Credit Facilities, in its capacity as a party to such Cash Management Agreement and (b) any Person that, at the time it, or its Affiliate, became a lender or the administrative agent under any Credit Facilities, was a party to a Cash Management Agreement.

“Change of Control” means the occurrence of any of the following:

(1)	the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Company and its Subsidiaries taken as a whole to any Person (including any “person” (as that term is used in Section 13 (d)(3) of the Exchange Act));

(2)	the adoption of a plan relating to the liquidation or dissolution of Holdings or the Company;

(3)	the consummation of any transaction (including, without limitation, any merger or consolidation), the result of which is that any Person (other than a Permitted Holder) including any “person” (as defined above) becomes the beneficial owner, directly or indirectly, of more than 50% of the Voting Stock of Holdings, measured by voting power rather than number of shares;

(4)	Holdings consolidates with, or merges with or into, any Person (other than a Permitted Holder), or any Person (other than a Permitted Holder) consolidates with, or merges with or into, Holdings, in any such event pursuant to a transaction in which any of the outstanding Voting Stock of Holdings or such other Person is converted into or exchanged for cash, securities or other property, other than any such transaction where the Voting Stock of Holdings outstanding immediately prior to such transaction constitutes or is converted into or exchanged for a majority of the outstanding shares of the Voting Stock of such surviving or transferee Person (immediately after giving effect to such transaction);

(5)	Holdings (or a Wholly Owned Subsidiary of Holdings) shall cease to be the sole general partner of the Company; or

(6)	The Initial Landlord shall cease to be a Wholly Owned Subsidiary of the Issuers or the Initial Landlord shall cease to be the “Landlord” under the Initial Master Lease.

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Stock” means, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) that have no preference on liquidation or with respect to distributions over any other class of Capital Stock, including partnership interests, whether general or limited, of such Person’s equity, whether outstanding on the Issue Date or issued thereafter, including, without limitation, all series and classes of common stock.

“Common Units” means the limited partnership units of the Company, that by their terms are redeemable at the option of the holder thereof and that, if so redeemed, at the election of Holdings are redeemable for cash or Common Stock of Holdings.

“Consolidated EBITDA” means, for any period, the Consolidated Net Income of the Company and its Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP and on a Pro Forma Basis, plus, to the extent such amount was deducted in calculating Consolidated Net Income (without duplication):

(1)	all depreciation expense; plus

(2)	all amortization expense; plus

(3)	amortization of financing costs, including early write-off of financing costs; plus

(4)	after-tax losses (A) attributable to the extinguishment, retirement or conversion of debt and to the settlement or termination of Hedging Obligations or (B) attributable to Asset Sales and other asset dispositions; plus

(5)	rental revenues receivable in cash related to any Master Lease and not recognized under GAAP minus rent revenues recognized under GAAP but not currently receivable in cash under any Master Lease; plus

(6)	all other unusual and non-recurring and/or non-cash charges, expenses or losses expenses (other than accruals or reserves for items that will require cash payments in future periods); less

(7)	gains (A) attributable to the extinguishment, retirement or conversion of debt and to the settlement or termination of Hedging Obligations or (B) attributable to Asset Sales and other asset dispositions; plus

(8)	all Consolidated Interest Expense; plus

(9)	all cash dividends or other distributions accrued (excluding dividends payable solely in Equity Interests (other than Disqualified Stock) of the Company) on any series of Disqualified Stock of the Company and any series of Preferred Stock of any Restricted Subsidiary of the Company during such period; plus

(10)	all income tax expense, including, without limitation, state, provincial or territorial, franchise and similar taxes and foreign withholding taxes of the Company accrued during such period; plus

(11)	all fees, expenses and charges (other than depreciation or amortization expense) related to any contemplated Equity Offering, Permitted Investment, acquisition, disposition, recapitalization or the Incurrence of Indebtedness permitted to be Incurred by the indenture (including any amendments thereto and any replacement or refinancing thereof), whether or not successful, including all fees, expenses and charges related to the Formation Transactions.

In addition, Consolidated EBITDA will exclude the impact of all currency translation gains or losses related to non-operating currency transactions (including any net loss or gain resulting from Currency Agreements).

For purposes of determining Consolidated EBITDA for any period that includes any fiscal period occurring prior to the Transaction Consummation Date, Consolidated EBITDA shall be determined on a Pro Forma Basis as if the Initial Master Lease was in effect throughout such period and the Formation Transactions occurred at the beginning of such fiscal period, in each case, as reasonably determined by the Company in good faith.

“Consolidated Interest Expense” means, for any period, the aggregate amount of interest expense in respect of Indebtedness of the Company and its Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP and on a Pro Forma Basis, including (without duplication):

(1)	all interest expense that was capitalized during such period;

(2)	amortization of original issue discount and the interest portion of any deferred payment obligation;

(3)	all commissions, discounts and other fees and expenses owed with respect to letters of credit and bankers’ acceptance financing;

(4)	net cash costs associated with Interest Rate Agreements and Indebtedness that is Guaranteed or secured by assets of the Company or any of its Restricted Subsidiaries; and

(5)	whether or not treated as interest expense in accordance with GAAP, all cash dividends or other distributions accrued (excluding dividends payable solely in Equity Interests (other than Disqualified Stock) of the Company) on any series of Disqualified Stock of the Company and any series of Preferred Stock of any Restricted Subsidiary of the Company during such period;

(6)	the interest portion of payments paid or payable (without duplication) on Capitalized Lease Obligations;

excluding,	to the extent included in interest expense above:

(A)	the amount of such interest expense of any Restricted Subsidiary if the net income of such Restricted Subsidiary is excluded in the calculation of Consolidated Net Income pursuant to clause (2) of the definition thereof (but only in the same proportion as the net income of such Restricted Subsidiary is excluded such calculation) as determined on a consolidated basis in accordance with GAAP;

(B)	any premiums, fees and expenses (and any amortization thereof) paid in connection with the Incurrence of any Indebtedness;

(C)	amortization of financing fees and debt issuance costs; and

(D)	any non-cash costs associated with Hedging Obligations and all after-tax gains and losses attributable to the settlement or termination of Hedging Obligations.

“Consolidated Net Income” means, for any period, the net income (loss) of the Company and its Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP, without any reduction in respect of dividends on Preferred Stock, and without giving effect to deductions for non-controlling or minority interests; provided that the following items will be excluded in computing Consolidated Net Income, without duplication:

(1)	the net income (or loss) of any Person that is not a Restricted Subsidiary, except to the extent of the amount of cash dividends or other distributions actually paid to the Company or any of its Restricted Subsidiaries by such Person during such period (and, for the avoidance of doubt, the amount of such cash dividends and other distributions will be included in calculating Consolidated Net Income);

(2)	solely for purposes of determining amounts available for Restricted Payments under the definition of Funds from Operations pursuant to clause (C)(i) of the covenant described under “—Covenants—Limitation on Restricted Payments,” the net income (or loss) of any Restricted Subsidiary to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary of such net income is not at the time permitted by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such Restricted Subsidiary, except to the extent of the amount of cash dividends or other distributions actually paid (or that could have been paid) to the Company or any of its Restricted Subsidiaries by such Person during such period;

(3)	all after-tax gains or losses attributable to Asset Sales and other asset dispositions;

(4)	all after-tax gains or losses attributable to the extinguishment, retirement or conversion of debt and all after-tax gains and losses attributable to the settlement or termination of Hedging Obligations;

(5)	all after-tax extraordinary gains and extraordinary losses;

(6)	all after-tax gains and losses realized as a result of the cumulative effect of a change in accounting principles;

(7)	all impairment charges or asset write-offs or write-downs, including those related to intangible assets, long-lived assets, investments in debt and equity securities or as a result of a change in law or regulation, in each case, pursuant to GAAP, and the amortization of intangibles arising pursuant to GAAP;

(8)	all non-cash gains and losses attributable to mark-to-market valuation of Hedging Obligations pursuant to Financial Accounting Standards Board Statement No. 133; and

(9)	all non-cash charges and expenses related to stock-based compensation plans or other non-cash compensation.

“continuing” means, with respect to any Default or Event of Default, that such Default or Event of Default has not been cured or waived.

“Convertible Indebtedness” means Indebtedness of the Company (which may be Guaranteed by the Subsidiary Guarantors) permitted to be incurred under the terms of the indenture that is (1) either (a) convertible into common stock of Holdings (and cash in lieu of fractional shares) and/or cash (in an amount determined by reference to the price of such common stock) or (b) sold as units with call options, warrants or rights to purchase (or substantially equivalent derivative transactions) that are exercisable for common stock of Holdings and/or cash (in an amount determined by reference to the price of such common stock) and (2) subordinated to the notes and all Obligations with respect to the notes on terms customary at the time for convertible subordinated debt securities.

“Corporate Services Agreement” means the corporate services agreement among the Company, Holdings and MGM, dated as of the Transaction Consummation Date, and any amendment, modification or extension thereto to the extent such amendment, modification or extension is not, individually or in the aggregate, materially adverse to the Company and its Subsidiaries (after giving effect to the consummation of the Formation Transactions), taken as a whole, or to the holders of the notes, as determined by the Company in good faith.

“Credit Agreement” means that certain Credit Agreement, to be dated as of the Transaction Consummation Date, among Holdings, the Company, the lenders party thereto and Bank of America, N.A., as administrative agent, including any related notes, guarantees and collateral documents as the same may be amended, modified or supplemented from time to time.

“Credit Facilities” means one or more debt facilities (including the Credit Agreement), commercial paper facilities, securities purchase agreement, indenture or similar agreement, in each case, with banks or other institutional lenders or investors providing for revolving loans, term loans, receivables financing (including through the sale of receivables to lenders or to special purpose entities formed to borrow from lenders against such receivables) letters of credit or the issuance of securities, including any related notes, guarantees, collateral documents, instruments and agreement executed in connection therewith, and, in each case, as amended, restated, replaced (whether upon or after termination or otherwise), refinanced, supplemented, modified or otherwise changed (in whole or in part, and without limitation as to amount, terms, conditions, covenants and other provisions) from time to time.

“Currency Agreement” means any agreement or arrangement designed to protect against fluctuations in currency exchange rates.

“Customary Non-Recourse Exclusions” means usual and customary exceptions and non-recourse carve-outs in nonrecourse debt financings of real property and other carve-outs appropriate in the good faith determination of the Company to the financing, including, without limitation, exceptions by reason of (a) any fraudulent misrepresentation made by the Issuers or any of their Restricted Subsidiaries in or pursuant to any document evidencing any Indebtedness, (b) any unlawful act on the part of the Issuers or any of their Restricted Subsidiaries in respect of the Indebtedness or other liabilities of any Restricted Subsidiary of the Issuers, (c) any waste or misappropriation of funds by the Issuers or any of their Restricted Subsidiaries in contravention of the provisions of the Indebtedness or other liabilities of any Restricted Subsidiary, (d) customary environmental indemnities associated with the real property of any Restricted Subsidiary, (e) voluntary bankruptcy, (f) failure of the Issuers or any of their Restricted Subsidiaries to comply with applicable special purpose entity covenants, (g) any failure to maintain insurance required pursuant to any document evidencing any Indebtedness, or (h) any failure to comply with restrictions on the transfer of real property set forth in any document evidencing any Indebtedness, but excluding exceptions by reason of (i) non-payment of the debt incurred in such non-recourse financing (other than usual and customary exceptions in respect of the first debt service payment), or (ii) the failure of the relevant Restricted Subsidiary to comply with financial covenants.

“Default” means any event that is, or after notice or passage of time or both would be, an Event of Default.

“Designated Preferred Stock” means Preferred Stock of the Company (in each case other than Disqualified Stock) that is issued for cash (other than to a Restricted Subsidiary) and is so designated as Designated Preferred Stock, pursuant to an officer’s certificate executed by the principal financial officer of the Company, as the case may be, on the issuance date thereof, the cash proceeds of which are excluded from the calculation set forth in clause (C) of the first paragraph of the covenant described above under “—Covenants—Limitation on Restricted Payments.”

“Development Property” means real property acquired for purposes of becoming, or currently under development into, an Income Property that is owned, operated or leased or otherwise controlled by the Company or its Restricted Subsidiaries. Each Development Property shall continue to be classified as a Development Property under the indenture until the Company reclassifies such Development Property as an Income Property for purposes of the indenture, upon and after which such Property shall be classified as an Income Property under the indenture.

“Disqualified Stock” means any class or series of Capital Stock (other than Common Units) of any Person that by its terms or otherwise is:

(1)	required to be redeemed prior to the Stated Maturity of the notes, other than in exchange for Common Units or other Equity Interests of the Company that do not constitute Disqualified Stock;

(2)	redeemable at the option of the holder of such class or series of Capital Stock, at any time prior to the Stated Maturity of the notes, other than in exchange for Common Units or other Equity Interests of the Company that do not constitute Disqualified Stock; or

(3)

convertible into or exchangeable for Capital Stock referred to in clause (1) or (2) above or Indebtedness having a scheduled maturity prior to the Stated Maturity of the notes; provided that any Capital Stock that would not constitute Disqualified Stock but for (A) provisions thereof giving holders thereof the right to require such Person to repurchase or redeem such Capital Stock upon the occurrence of an “asset sale” or “change of control” occurring prior to the Stated Maturity of the notes will not constitute Disqualified Stock if the “asset sale” or “change of control” provisions applicable to such Capital Stock are no more favorable to the holders of such Capital Stock than as is customary for such instruments or the provisions of the indenture described above under the captions “—Covenants—Limitation on Asset Sales” and “—Covenants—Repurchase of notes upon a Change of Control,” and such Capital Stock specifically provides that such Person will not repurchase or redeem any such stock pursuant to such provision prior to, if applicable, the Issuers’ repurchase of the notes as are required to be repurchased pursuant to the provisions of the indenture described above under the captions “—Covenants—Limitation on Asset Sales” and “—Covenants—Repurchase of notes upon a Change of

Control” or (B) customary put and call arrangements between joint venture partners with respect to their common equity investments in joint ventures will not, in any such case, be treated as Disqualified Stock solely as a result of the items referred to in this proviso.

“Drop-Down Transaction” means an acquisition of property and assets by the Company or any Restricted Subsidiary from a MGM Entity in one or a series of related transactions.

“Eligible Ground Lease” means each ground lease with respect to an Income Property, Redevelopment Property, Development Property or undeveloped land executed by the Company, or any Restricted Subsidiary that is a Wholly Owned Subsidiary, as lessee, that (1) has a remaining lease term (including extension or renewal rights exercisable at the sole option of the tenant thereunder) of at least twenty-five (25) years, calculated as of the date such property becomes included in the calculation of Adjusted Total Assets hereunder, (2) is free and clear of any Liens (other than Permitted Liens) and (3) contains customary financing provisions including, without limitation, notice and cure rights, and any amendment, modification or extension thereto to the extent such amendment, modification or extension is not, individually or in the aggregate, materially adverse to the Company and its Subsidiaries, taken as a whole, or to the holders of the notes, as determined by the Company in good faith; provided that the MGM National Harbor Hotel and Casino Ground Lease shall be considered an “Eligible Ground Lease” at the time the Company or one of its Restricted Subsidiaries acquires the hotel and casino constituting MGM National Harbor.

“Escrow Account” has the meaning set forth in the Escrow and Security Agreement.

“Escrow Agent” means U.S. Bank National Association, in its capacity as escrow agent, pursuant to the Escrow and Security Agreement.

“Escrow and Security Agreement” means the Escrow and Security Agreement, dated as of the Issue Date, among the Escrow Issuer, the Co-Issuer, the trustee and the Escrow Agent, as such agreement may be amended, modified or supplemented from time to time.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Equity Offering” means a public or private offering of Equity Interests (other than Disqualified Stock or Designated Preferred Stock) of (1) the Company or (2) Holdings; provided that the net proceeds of any such public or private offering by Holdings are (or are contemplated to be in the event unsuccessful) contributed by Holdings to the common equity capital of the Company.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“Excluded Contribution” means the Net Cash Proceeds, or the Fair Market Value of property or assets, received by the Company as a contribution to the Company’s common equity after the Transaction Consummation Date or from the issuance or sale (other than to a Restricted Subsidiary) of Capital Stock (other than Disqualified Stock) of the Company, in each case to the extent designated as an Excluded Contribution on or prior to the date of receipt pursuant to an officer’s certificate of the Company delivered to the trustee and not previously included in the calculation set forth in clauses (C)(ii)(a) and (C)(ii)(b) of the first paragraph of the covenant described under “—Covenants—Limitation on Restricted Payments” for purposes of determining whether a Restricted Payment may be made.

“Fair Market Value” means the price that would be paid in an arm’s-length transaction under the applicable circumstances, as determined in good faith by the Chief Financial Officer of the Company; provided that if the value of the transaction exceeds $50.0 million, such determination will be made by the Board of Directors of Holdings, whose determination will be conclusive if evidenced by a Board Resolution.

“Foreign Subsidiary” means any Restricted Subsidiary that is not organized under the laws of the United States of America or any State thereof or the District of Columbia, and any direct or indirect Subsidiary of such Foreign Subsidiary.

“Formation Transactions” means the transactions generally described in this prospectus under the caption “Summary—The Formation Transactions and our organizational structure” and as contemplated by the Master Contribution Agreement related thereto.

“Funds From Operations” means, for any period, the Consolidated Net Income of the Company and its Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP, plus, to the extent deducted in calculating Consolidated Net Income (without duplication):

(1)	all depreciation expense; plus

(2)	all amortization expense; plus

(3)	amortization of financing costs, including early write-off of financing costs; plus

(4)	after-tax losses (A) attributable to the extinguishment, retirement or conversion of debt and to the settlement or termination of Hedging Obligations or (B) attributable to Asset Sales and other asset dispositions; plus

(5)	rental revenues receivable in cash related to any Master Lease and not recognized under GAAP minus rent revenues recognized under GAAP but not currently receivable in cash under any Master Lease; plus

(6)	all other unusual and non-recurring and/or non-cash charges, expenses or losses; less

(7)	gains (A) attributable to the extinguishment, retirement or conversion of debt and to the settlement or termination of Hedging Obligations or (B) attributable to Asset Sales and other asset dispositions.

For purposes of determining Funds from Operations for any period that includes any period occurring prior to the Transaction Consummation Date, Funds from Operations shall be determined as if the Initial Master Lease has been in effect throughout such period, and the Formation Transactions occurred at the beginning of such fiscal period, in each case, as reasonably determined by the Company in good faith.

“GAAP” means generally accepted accounting principles in the United States set forth in the Financial Accounting Standards Board (FASB) Accounting Standards Codification® and rules and interpretive releases of the Commission under authority of federal securities laws that are applicable to the circumstances as of the date of determination, consistently applied.

“Gaming Approval” means any and all approvals, licenses, authorizations, permits, consents, rulings, orders or directives: (1) necessary to enable the Company or its Restricted Subsidiaries to engage in the casino, gambling, racing or gaming business, or in the business of owning or leasing real property or vessels used in the casino, gambling, pai gow poker, racing or gaming business or otherwise to continue to conduct its business substantially as is presently conducted or contemplated to be conducted following the Issue Date (after giving effect to the Formation Transactions), (2) required by any Gaming Law, or (3) required as is contemplated on the Issue Date (after giving effect to the Formation Transactions), to accomplish the financing and other transactions contemplated hereby after giving effect to the Formation Transactions.

“Gaming Authority” means any governmental agency, authority, board, bureau, commission, department, office or instrumentality with regulatory, licensing or permitting authority or jurisdiction over any gaming business or enterprise or any Gaming Facility, or with regulatory, licensing or permitting authority or jurisdiction over any gaming operating (or proposed gaming operation) owned, managed or operating by the Company or any of its Subsidiaries.

“Gaming Facility” means any gaming or pari-mutuel wagering establishment, including any casino or “racino,” and other property or assets ancillary thereto or used in connection therewith, including any casinos, hotels, resorts, racetracks, off-track wagering sites, theaters, parking facilities, recreational vehicle parks, timeshare operations, retail shops, restaurants, other buildings, restaurants, theatres, related or ancillary businesses, land, golf courses and other recreation and entertainment facilities, marinas, vessels, barges, ships and equipment.

“Gaming Laws” means all applicable provisions of all: (a) constitutions, treaties, statutes or laws governing Gaming Facilities (including card club casinos and pari-mutuel racetracks) and rules, regulations, codes and ordinances of, and all administrative or judicial orders or decrees or other laws pursuant to which, any Gaming Authority possesses regulatory, licensing or permit authority over gambling, gaming, racing or Gaming Facility activities conducted or managed by the Company or any of their Subsidiaries or affiliates within its jurisdiction; (b) Gaming Approvals; and (c) orders, decisions, determinations, judgments, awards and decrees of any Gaming Authority.

“Government Securities” means readily marketable (a) direct full faith and credit obligations of the United States or obligations guaranteed by the full faith and credit of the United States and (b) obligations of an agency or instrumentality of, or corporation owned, controlled or sponsored by, the United States that are generally considered in the securities industry to be implicit obligations of the United States.

“Governmental Authority” means any government or political subdivision of the United States or any other country, whether national, federal, state, provincial, local or otherwise, or any agency, authority, board, bureau, central bank, commission, department or instrumentality thereof or therein, including, without limitation, any court, tribunal, grand jury or arbitrator, in each case whether foreign or domestic, or any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to such government or political subdivision (including any supra-national bodies such as the European Union or the European Central Bank) including, without limitation, any Gaming Authority.

“Guarantee” means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person:

(1)	to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such other Person; or

(2)	entered into for purposes of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part);

provided that the term “Guarantee” will not include endorsements for collection or deposit in the ordinary course of business. The term “Guarantee” used as a verb has a corresponding meaning.

“Hedge Bank” means (a) any Person that, at the time it enters into a Swap Contract, is a lender or an Affiliate of a lender or the administrative agent or an Affiliate of the administrative agent under any Credit Facilities, in its capacity as a party to such Swap Contract.

“Hedging Obligations” means, with respect to any specified Person, the obligations of such Person under any Interest Rate Agreement or Currency Agreement. For the avoidance of doubt, any Permitted Convertible Indebtedness Call Transaction will not constitute Hedging Obligations.

“Immaterial Subsidiary” means, at any time, any Restricted Subsidiary of the Issuers that, as of the last day of the most recently ended fiscal quarter for which consolidated financial statements of the Company are available on or prior to the date of determination, does not have assets (when combined with the assets of all other Immaterial Subsidiaries, after eliminating intercompany obligations) in excess of $50.0 million (determined, for any fiscal quarter (or portion thereof) ending prior to the Transaction Consummation Date, on a

Pro Forma Basis to give effect to the effectiveness of the Initial Master Lease throughout such period and the Formation Transactions as if they had occurred at the beginning of such four-quarter period).

“Income Property” means any real property or assets or vessels (including any personal property ancillary thereto or used in connection therewith) owned, operated or leased or otherwise controlled by the Company or its Restricted Subsidiaries and earning, or intended to earn, current income, whether from rent, lease payments, operations or otherwise. “Income Property” shall not include any Development Property, Redevelopment Property or undeveloped land. Each Income Property shall continue to be classified as an Income Property under the indenture until the Company reclassifies such Income Property as a Redevelopment Property for purposes of the indenture, upon and after which such property shall be classified as Redevelopment Property under the indenture.

“Incur” means, with respect to any Indebtedness, to incur, create, issue, assume, Guarantee or otherwise become liable for or with respect to, or become responsible for the payment of, contingently or otherwise, such Indebtedness, including an “Incurrence” of Acquired Indebtedness; provided that neither the accrual of interest nor the accretion of original issue discount will be considered to be an Incurrence of Indebtedness.

“Indebtedness” means, with respect to any Person at any date of determination (without duplication):

(1)	all indebtedness of such Person for borrowed money;

(2)	all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

(3)	the face amount of letters of credit or other similar instruments (excluding obligations with respect to letters of credit (including trade letters of credit) securing obligations (other than obligations described in (1) or (2) above or (5), (6) or (7) below) entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon or, if drawn upon, to the extent such drawing is reimbursed no later than the third business day following receipt by such Person of a demand for reimbursement);

(4)	all unconditional obligations of such Person to pay the deferred and unpaid purchase price of property or services, which purchase price is due more than six months after the date of placing such property in service or taking delivery and title thereto or the completion of such services, except trade payables;

(5)	all Capitalized Lease Obligations;

(6)	all Indebtedness of other Persons secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person; provided that the amount of such Indebtedness will be the lesser of (A) the Fair Market Value of such asset at that date of determination and (B) the amount of such Indebtedness;

(7)	all Indebtedness of other Persons Guaranteed by such Person to the extent such Indebtedness is Guaranteed by such Person (excluding Permitted Non-Recourse Guarantees until such time as they become unconditional obligations of such Person or any of its Restricted Subsidiaries);

(8)	to the extent not otherwise included in this definition, Hedging Obligations; and

(9)	Disqualified Stock of the Company or any Preferred Stock of any Restricted Subsidiary of the Company;

if, and to the extent, any of the preceding items (other than items (3), (6), (7) or (8)) would appear as a liability upon a balance sheet of such Person prepared in accordance with GAAP.

The amount of Indebtedness of any Person at any date will be the outstanding balance at such date of all unconditional obligations of the type described above and, with respect to obligations under any Guarantee, the maximum liability upon the occurrence of the contingency giving rise to the obligation; provided that:

(A)	the amount outstanding at any time of any Indebtedness issued with original issue discount will be deemed to be the face amount with respect to such Indebtedness less the remaining unamortized portion of the original issue discount of such Indebtedness at the date of determination in conformity with GAAP; and

(B)	Indebtedness will not include any liability for federal, state, local or other taxes.

“Initial Landlord” means, with respect to the Initial Master Lease, MGP Lessor, LLC, a Delaware limited liability company, in its capacity as landlord under the Initial Master Lease, and its permitted successors or assigns in such capacity.

“Initial Master Lease” means the Master Lease between the Initial Landlord and the Tenant entered into on the Transaction Consummation Date. The Initial Master Lease shall be treated as an operating lease for all purposes hereunder.

“Initial Master Lease Guaranty” means the Guarantee of Master Lease by MGM in favor of the Initial Landlord entered into on the Transaction Consummation Date.

“Intellectual Property” means patents, patent applications, trademarks, trademark applications, service marks, service mark applications, trade names, URLs, copyrights, computer software, trade secrets, know-how and processes.

“Interest Coverage Ratio” means, as of any date, the ratio of (1) the aggregate amount of Consolidated EBITDA of the Company and its Restricted Subsidiaries for the period of the most recent four consecutive fiscal quarters ending prior to the date of such determination for which consolidated financial statements of the Company are available to (2) Consolidated Interest Expense of the Company and its Restricted Subsidiaries for such four fiscal quarters (in each of the foregoing clauses (1) and (2), determined, for any fiscal quarter (or portion thereof) ending prior to the Transaction Consummation Date, on a Pro Forma Basis to give effect to the effectiveness of the Initial Master Lease throughout such period and the Formation Transactions as if they had occurred at the beginning of such four-quarter period).

“Interest Rate Agreement” means any interest rate swap agreement (whether from fixed to floating or from floating to fixed), interest rate cap agreement or interest rate collar agreement and any other agreement or arrangement designed to manage interest rates or interest rate risk.

“Investment” in any Person means any direct or indirect advance, loan or other extension of credit (including without limitation by way of Guarantee or similar arrangement, but excluding advances to customers in the ordinary course of business that are, in conformity with GAAP, recorded as accounts receivable on the consolidated balance sheet of the Company and its Restricted Subsidiaries, and residual liabilities with respect to assigned leaseholds incurred in the ordinary course of business) or capital contribution to (by means of any transfer of cash or other property (tangible or intangible) to another Person or any payment for property or services solely for the account or use of another Person, or otherwise), or any purchase or acquisition of Equity Interests, bonds, notes, debentures or other similar instruments issued by, such Person and will include:

(1)	the designation of a Restricted Subsidiary as an Unrestricted Subsidiary; and

(2)	the Fair Market Value of the Equity Interests (or any other Investment), held by the Company or any of its Restricted Subsidiaries of (or in) any Person that has ceased to be a Restricted Subsidiary;

provided that the Fair Market Value of the Investment remaining in any Person that has ceased to be a Restricted Subsidiary will be deemed not to exceed the aggregate amount of Investments previously made in such Person valued at the time such Investments were made, less the net reduction of such Investments. For purposes of the definition of “Unrestricted Subsidiary” and the provisions of the indenture described above under the caption “—Covenants—Limitation on Restricted Payments:”

(A)	“Investment” will include the portion (proportional to the Company’s equity interest in such Subsidiary) of the Fair Market Value of the assets (net of liabilities) of any Restricted Subsidiary at the time such Restricted Subsidiary is designated an Unrestricted Subsidiary;

(B)	the Fair Market Value of the assets (net of liabilities) of any Unrestricted Subsidiary at the time that such Unrestricted Subsidiary is designated a Restricted Subsidiary will be considered a reduction in outstanding Investments; and

(C)	any property transferred to or from an Unrestricted Subsidiary will be valued at its Fair Market Value at the time of such transfer.

“Interim Assumed Drop-Down Indebtedness” means any short-term or interim Indebtedness assumed by the Company or any Restricted Subsidiary in connection with a Drop-Down Transaction that is intended to be replaced or refinanced within 15 days of its initial Incurrence by the Company or such Restricted Subsidiary.

“Investment Grade” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P.

“Issue Date” means the date the notes are originally issued.

“Leverage Ratio” means, on any date, the ratio of (1) the aggregate amount of Indebtedness of the Company and its Restricted Subsidiaries as of such date, determined, on a consolidated basis in accordance with GAAP, to (2) the Consolidated EBITDA of the Company and its Restricted Subsidiaries for the most recent fiscal quarter for which financial statements are available, multiplied by four.

“Lien” means any mortgage, deed of trust, pledge, security interest, encumbrance, lien or charge of any kind (including without limitation, any conditional sale or other title retention agreement or lease in the nature thereof).

“Master Contribution Agreement” means that certain Master Contribution Agreement, dated as of the Transaction Consummation Date, between Holdings, the Company and MGM.

“Master Leases” means the Initial Master Lease and each similar lease entered into after the Issue Date by the Company or any of its Restricted Subsidiaries and any other Person (other than the Issuers or the Subsidiary Guarantors).

“MGM” means MGM Resorts International, a Delaware corporation.

“MGM Entity” means MGM or a subsidiary or other controlled affiliate of MGM.

“MGM National Harbor Hotel and Casino Ground Lease” means that certain Hotel and Casino Ground Lease, dated as of April 26, 2013 by and between National Harbor Beltway L.L.C., a Virginia limited liability company, as landlord, and MGM National Harbor, LLC, a Nevada limited liability company, as tenant, (i) as amended by the First Amendment to Hotel and Casino Ground Lease, dated as of July 23, 2014, (ii) as amended by the Second Amendment to Hotel and Casino Ground Lease, dated as of November 24, 2015, and (iii) as may be further amended from time to time; provided that any such amendment, taken as a whole, is not adverse to the holders of the notes in any material respect, as determined by the Company in good faith.

“Moody’s” means Moody’s Investors Service, Inc. and its successors.

“Net Cash Proceeds” means, with respect to any Asset Sale or capital contribution, the proceeds received by the Company or any Restricted Subsidiary as a result of such Asset Sale or capital contribution in the form of cash or Cash Equivalents and including payments in respect of deferred payment obligations (to the extent corresponding to the principal, but not interest, component thereof) when received in the form of cash or Cash Equivalents and proceeds from the conversion of other property received when converted to cash or Cash Equivalents, without duplication, net of: (i) brokerage commissions and other fees and expenses (including fees and expenses of counsel, accountants and investment bankers and title and recording taxes) related to such Asset Sale; (ii) provisions for all taxes actually paid or payable, as reasonably determined by the Company (and taking into account whether any such sale qualifies for non-recognition treatment under Section 1031 of the Code), as a result of such Asset Sale by the Company and its Restricted Subsidiaries, taken as a whole, including (without duplication) taxes that would have been payable as a result of such Asset Sale by the Company and its Restricted Subsidiaries if the Company and each Restricted Subsidiary in which the Company owns less than 100% of the interests were taxable as a corporation or as a real estate investment trust, as such term is defined in the Code, for federal, state and local income tax purposes, whichever is greater, and, in each case, without taking into account any deductions, credits or other tax attributes that are not related to such Asset Sale, and at the highest rate that would be applicable to such entity at such time; (iii) all payments made on any Indebtedness which is secured by any assets subject to such Asset Sale, in accordance with the terms of any Lien upon or other security agreement of any kind with respect to such assets, or which must by its terms, or in order to obtain a necessary consent to such Asset Sale, or by applicable law, be repaid out of the proceeds from such Asset Sale; (iv) all distributions and other payments required to be made to minority interest holders in Restricted Subsidiaries as a result of such Asset Sale; (v) any portion of the purchase price from an Asset Sale placed in escrow, whether as a reserve for adjustment of the purchase price, for satisfaction of indemnities in respect of such Asset Sale or otherwise in connection with that Asset Sale; provided, however, that upon the termination of that escrow, Net Cash Proceeds will be increased by any portion of funds in the escrow that are released to the Company or any Restricted Subsidiary, and (vi) amounts reserved by the Company and its Restricted Subsidiaries against any liabilities associated with such Asset Sale, including without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale, all as determined on a consolidated basis in conformity with GAAP.

“Non-Recourse Indebtedness” means indebtedness for borrowed money of any Person other than the Issuers or a Restricted Subsidiary of the Company with respect to which recourse for payment is limited to specific assets encumbered by a Lien securing such indebtedness; provided, however, that such indebtedness may be recourse to (i) the Person or Persons that own the assets encumbered by the Lien securing such indebtedness so long as (x) such Person or Persons do not own any material assets that are not subject to such Lien (other than assets customarily excluded from an all-assets financing), and (y) in the event such Person or Persons directly or indirectly own Equity Interests in any other Person, substantially all assets of such other Person (other than assets customarily excluded from an all-assets financing) are also encumbered by the Lien securing such financing and (ii) the parent entity of the Persons described in clause (i)(x) above so long as such parent entity does not own any material assets other than the Equity Interests in such Persons; provided, further, that personal recourse of a holder of indebtedness against any obligor with respect thereto for Customary Non-Recourse Exclusions shall not, by itself, prevent any indebtedness from being characterized as Non-Recourse Indebtedness.

“Note Guarantee” means a Guarantee of the notes by the Subsidiary Guarantors.

“Obligations” means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

“Offer to Purchase” means an offer by the Issuers to purchase notes from the holders commenced by mailing a notice to the trustee and each holder stating:

(1)	the covenant pursuant to which the offer is being made and that all notes validly tendered will be accepted for payment on a pro rata basis;

(2)	the purchase price and the date of purchase (which will be a business day no earlier than 30 days nor later than 60 days from the date such notice is mailed) (“Payment Date”);

(3)	that any note not tendered will continue to accrue interest pursuant to its terms;

(4)	that, unless the Issuers default in the payment of the purchase price, any note accepted for payment pursuant to the Offer to Purchase will cease to accrue interest on and after the Payment Date;

(5)	that holders electing to have a note purchased pursuant to the Offer to Purchase will be required to surrender the note, together with the form entitled “Option of the Holder to Elect Purchase” on the reverse side of the note completed, to the Paying Agent at the address specified in the notice prior to the close of business on the business day immediately preceding the Payment Date;

(6)	that holders will be entitled to withdraw their election if the Paying Agent receives, not later than the close of business on the third business day immediately preceding the Payment Date, a facsimile transmission or letter setting forth the name of such holder, the principal amount of notes delivered for purchase and a statement that such holder is withdrawing his election to have such notes purchased; and

(7)	that holders whose notes are being purchased only in part will be issued new notes equal in principal amount to the unpurchased portion of the notes surrendered; provided that each note purchased and each new note issued will be in a principal amount of $2,000 and any higher integral multiple of $1,000 thereof.

In addition, if such redemption or purchase is subject to satisfaction of one or more conditions precedent, such notice will describe each such condition, and if applicable, will state that, in the Issuers’ discretion, the Payment Date may be delayed until such time as any or all such conditions shall be satisfied, or such redemption or purchase may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied by the Payment Date, or by the Payment Date as so delayed.

On the Payment Date, the Issuers will:

(A)	accept for payment on a pro rata basis notes or portions thereof tendered pursuant to an Offer to Purchase;

(B)	deposit with the Paying Agent money sufficient, as determined by the Issuers, to pay the purchase price of all notes or portions thereof so accepted; and

(C)	promptly thereafter deliver, or cause to be delivered, to the trustee all notes or portions thereof so accepted together with an officers’ certificate specifying the notes or portions thereof accepted for payment by the Issuers.

The Paying Agent will promptly mail to the holders of notes so accepted payment in an amount equal to the purchase price, and the trustee will promptly authenticate and deliver to such holders a new note equal in principal amount to any unpurchased portion of any note surrendered; provided that each note purchased and each new note issued will be in a principal amount of $2,000 and any higher integral multiple of $1,000. The Issuers will publicly announce the results of an Offer to Purchase as soon as practicable after the Payment Date.

“Outside Date” means October 17, 2016 (the date that is 180 days after the Issue Date).

“Partnership Agreement” means the agreement of limited partnership of the Company, dated as of the Transaction Consummation Date, as such agreement may be amended, restated or replaced from time to time, including in connection with the Formation Transactions.

“Payment Date” has the meaning set forth in the definition of “Offer to Purchase.”

“Permitted Bond Hedge Transaction” means any call or capped call option (or substantively equivalent derivative transaction) on Holdings’ common stock purchased by the Company in connection with the issuance of any Convertible Indebtedness; provided that the purchase price for such Permitted Bond Hedge Transaction, less the proceeds received by the Company from the sale of any related Permitted Warrant Transaction, does not exceed the net proceeds received by the Company from the sale of such Convertible Indebtedness issued in connection with the Permitted Bond Hedge Transaction.

“Permitted Convertible Indebtedness Call Transaction” means any Permitted Bond Hedge Transaction and any Permitted Warrant Transaction.

“Permitted Holders” means MGM Resorts International and its controlled Affiliates and any Person acting in the capacity of an underwriter in connection with a bona fide public or private offering of Holdings’ Capital Stock.

“Permitted Investment” means:

(1)	an Investment in the Company, a Restricted Subsidiary or in a Person that will, upon the making of such Investment, become a Restricted Subsidiary or be merged or consolidated with or into or transfer or convey all or substantially all its assets to the Company or any of its Restricted Subsidiaries; provided that such Person’s primary business is a Related Business on the date of such Investment;

(2)	cash or Cash Equivalents;

(3)	one or more Investments in Permitted Joint Ventures in an aggregate amount which, when taken together with all other Investments made pursuant to this clause (3), does not exceed the greater of (x) $150.0 million and (y) an amount equal to 2.5% of Adjusted Total Assets as of the date any such Investment in made (with the amount of each such Investment being measured as of the date made and without giving effect to subsequent changes in value);

(4)	receivables owing to the Company or any Restricted Subsidiary if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as the Company or any such Restricted Subsidiary deems reasonable under the circumstances;

(5)	loans or advances to employees made in the ordinary course of business of the Company or such Restricted Subsidiary;

(6)	stock, obligations or securities received in settlement of debts created in the ordinary course of business and owing to the Company or any Restricted Subsidiary or in satisfaction of judgments;

(7)	an Investment in any Person where such Investment was acquired by the Company or any of its Restricted Subsidiaries (a) in exchange for any other Investment or accounts receivable held by the Company or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable or (b) as a result of a foreclosure by the Company or any of its Restricted Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

(8)	an Investment in any Person to the extent such Investments consist of prepaid expenses, negotiable instruments held for collection and lease, utility and workers’ compensation, performance and other similar deposits made in the ordinary course of business by the Company or any Restricted Subsidiary;

(9)	Investments the payment for which consists of Equity Interests (exclusive of Disqualified Stock) of the Company, or any of its direct or indirect parent companies; provided, however, that such Equity Interests will not increase the amount available for Restricted Payments under clause (3) of the first paragraph under the covenant described above under “—Covenants—Limitation on Restricted Payments”;

(10)	Investments consisting of purchases and acquisitions of inventory, supplies, material or equipment;

(11)	payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses in accordance with GAAP;

(12)	any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption “—Covenants—Limitation on Asset Sales” or any disposition of assets or rights not constituting an Asset Sale by reason of one or more of the exclusions contained in the definition thereof;

(13)	stock, obligations or securities received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with, customers and suppliers, in each case in the ordinary course of business or received in satisfaction of judgment;

(14)	any Investment of the Company or any of its Restricted Subsidiaries existing on, or made pursuant to binding commitments existing on, the date of the indenture, and any extension, modification or renewal of any such Investments, but only to the extent not involving additional advances, contributions or other Investments of cash or other assets or other increases thereof (other than as a result of the accrual or accretion of interest or original issue discount or the issuance of pay-in-kind securities), in each case, pursuant to the terms of such Investment, or commitment, as in effect on the Transaction Consummation Date;

(15)	Guarantees of Indebtedness permitted to be Incurred by the Company or any of its Restricted Subsidiaries pursuant to the covenant described above under the caption “—Covenants— Limitation on Indebtedness”;

(16)	Investments in respect of Hedging Obligations;

(17)	entering into Permitted Non-Recourse Guarantees (it being understood that any payments or other transfers made pursuant to such Permitted Non-Recourse Guarantees will not be permitted by this clause (17));

(18)	Investments of the Company in the Escrow Issuer;

(19)	other Investments in any Person having an aggregate Fair Market Value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken with all other Investments made pursuant to this clause (19) does not exceed the greater of (i) $300.0 million and (ii) an amount equal to 4.5% of Adjusted Total Assets as of the date any such Investment is made;

(20)	Investments in Unrestricted Subsidiaries having an aggregate Fair Market Value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (20) that are outstanding at the time of such Investment, without giving effect to the sale of an Unrestricted Subsidiary to the extent the proceeds of such sale do not consist of cash or marketable securities, not to exceed the greater of (i) $150.0 million and (ii) an amount equal to 2.5% of Adjusted Total Assets as of the date any such Investment is made;

(21)	Investments consisting of (i) loans and other extensions of credit to tenants in the ordinary course of business so long as the proceeds thereof are primarily used for tenant improvements, (ii) loans and other extensions of credit to contractors in the ordinary course of business in order to facilitate the purchase of machinery and tools by such contractors and (iii) loans and other extensions of credit to owners and lessors of Property, in each case of clauses (i), (ii) and (iii), so long as the proceeds thereof are used to develop such Property and the Company or a Restricted Subsidiary has entered into a binding agreement to acquire such Property;

(22)	Investments arising as a result of a Sale and Leaseback Transaction;

(23)	Permitted Bond Hedge Transactions which constitute Investments;

(24)	guarantees by the Issuers or any of their Restricted Subsidiaries of operating leases (other than Capitalized Leases) or of other obligations that do not constitute Indebtedness, in each case, entered into by the Issuers or any such Restricted Subsidiary in the ordinary course of business; and

(25)	operating leases and subleases of any real or personal property in the ordinary course of business.

“Permitted Joint Venture” means a Person owned 50% or more by the Company and/or any of its Restricted Subsidiaries if:

(1)	such Person is engaged in a business related to that of the Company or any of its Restricted Subsidiaries; and

(2)	the Company or any Restricted Subsidiary has the right to appoint at least half of the Board of Directors of such Person.

“Permitted Liens” means:

(1)	(i) Liens in favor of the Issuers or the Subsidiary Guarantors, and (ii) Liens on any assets (including real or personal property) of the Company and any Restricted Subsidiary securing Indebtedness and other Obligations (A) under any Credit Facilities that were permitted to be incurred under clause (4)(A) of the covenant described above under the subheading “—Covenants—Limitation on Indebtedness” or (B) permitted to be incurred under both paragraphs (2) and (3) of the covenant described above under the subheading “—Covenants—Limitation on Indebtedness”;

(2)	Liens on property of a Person existing at the time such Person is merged with or into or consolidated with the Company or any Restricted Subsidiary or becomes a Restricted Subsidiary; provided that such Liens were in existence prior to the contemplation of such merger, consolidation or acquisition and do not extend to any assets other than those of the Person merged into, consolidated with Company or such Restricted Subsidiary or acquired by Company or such Restricted Subsidiary;

(3)	Liens on property existing at the time of acquisition of the property by Company or any Restricted Subsidiary, provided that such Liens were in existence prior to the contemplation of such acquisition and do not extend to any property other than the property so acquired by Company or such Restricted Subsidiary;

(4)	Liens to secure Indebtedness incurred under clauses (4)(G) and (P) of the covenant described above under the subheading “—Covenants—Limitation on Indebtedness”, provided that, in the case of clause (P), the Indebtedness secured by such Liens does not exceed $25.0 million at any one time outstanding;

(5)	Liens existing on the Transaction Consummation Date;

(6)	Liens securing Indebtedness that is Refinanced constituting Secured Indebtedness; provided that any such Lien does not extend to or cover any property, Capital Stock or Indebtedness other than the property, shares or debt securing the Indebtedness so refunded, refinanced or extended;

(7)	Liens on the Capital Stock of Unrestricted Subsidiaries securing Indebtedness of such Unrestricted Subsidiaries;

(8)	Liens incurred with respect to obligations that do not exceed $75.0 million at any one time outstanding;

(9)	Liens of cash or Cash Equivalents securing Interest Rate Agreements;

(10)	Liens on property or assets used to defease Indebtedness that was not incurred in violation of the indenture;

(11)	inchoate Liens incident to construction on or maintenance of Property; or Liens incident to construction on or maintenance of Property now or hereafter filed or recorded for which adequate reserves have been established in accordance with GAAP (or deposits made pursuant to applicable law or bonds obtained from reputable insurance companies) and which are being contested in good faith by appropriate proceedings and have not proceeded to judgment; provided that, by reason of nonpayment of the obligations secured by such Liens, no such Property is subject to a material risk of loss or forfeiture;

(12)	Liens for taxes and assessments on Property which are not yet past due; or Liens for taxes and assessments on Property for which adequate reserves have been set aside and are being contested in good faith by appropriate proceedings and have not proceeded to judgment; provided that, by reason of nonpayment of the obligations secured by such Liens, no such Property is subject to a material risk of loss or forfeiture;

(13)	minor defects and irregularities in title to any Property which individually or in the aggregate do not materially impair or burden the Fair Market Value or use of the Property for the purposes for which it is or may reasonably be expected to be held;

(14)	easements, exceptions, reservations, or other agreements for the purpose of pipelines, conduits, cables, wire communication lines, power lines and substations, streets, trails, walkways, traffic signals, drainage, irrigation, water, electricity and sewerage purposes, dikes, canals, ditches, the removal of oil, gas, coal, or other minerals, and other like purposes affecting Property, facilities, or equipment which individually or in the aggregate do not materially burden or impair the Fair Market Value or use of such Property for the purposes for which it is or may reasonably be expected to be held;

(15)	easements, exceptions, reservations, or other agreements for the purpose of facilitating the joint or common use of Property in or adjacent to a neighboring development, shopping center, utility company, public facility or other projects affecting Property which individually or in the aggregate do not materially burden or impair the Fair Market Value or use of such Property for the purposes for which it is or may reasonably be expected to be held;

(16)	rights reserved to or vested in any Governmental Authority to control or regulate, or obligations or duties to any Governmental Authority with respect to, the use or development of any Property;

(17)	rights reserved to or vested in any Governmental Authority to control or regulate, or obligations or duties to any Governmental Authority with respect to, any right, power, franchise, grant, license, or permit;

(18)	present or future zoning laws and ordinances or other laws and ordinances restricting the occupancy, use, or enjoyment of Property;

(19)	statutory Liens, other than those described in clauses (11) or (12) hereof, arising in the ordinary course of business with respect to obligations which are not delinquent or are being contested in good faith; provided that, if delinquent, adequate reserves have been set aside with respect thereto and, by reason of nonpayment, no Property is subject to a material risk of loss or forfeiture;

(20)	covenants, conditions, and restrictions affecting the use of Property which individually or in the aggregate do not materially impair or burden the Fair Market Value or use of the Property for the purposes for which it is or may reasonably be expected to be held;

(21)	rights of tenants under leases and rental agreements covering Property entered into in the ordinary course of business of the Person owning such Property;

(22)	Liens consisting of pledges or deposits to secure obligations under workers’ compensation laws, unemployment insurance and other social security laws or similar legislation, including Liens of judgments thereunder which are not currently dischargeable;

(23)	Liens consisting of pledges or deposits of Property to secure performance in connection with operating leases made in the ordinary course of business to which the Company or a Restricted Subsidiary is a party as lessee; provided the aggregate value of all such pledges and deposits in connection with any such lease does not at any time exceed 20% of the annual fixed rentals payable under such lease;

(24)	Liens consisting of deposits of Property to secure bids made with respect to, or performance of, contracts (other than contracts creating or evidencing an extension of credit to the depositor);

(25)	Liens consisting of any right of offset, or statutory bankers’ lien, on bank deposit accounts maintained in the ordinary course of business so long as such bank deposit accounts are not established or maintained for the purpose of providing such right of offset or bankers’ lien;

(26)	Liens consisting of deposits of Property to secure statutory obligations of the Company or a Restricted Subsidiary of the Company;

(27)	Liens consisting of deposits of Property to secure (or in lieu of) surety, appeal or customs bonds in proceedings to which the Company or a Restricted Subsidiary is a party;

(28)	Liens created by or resulting from any litigation or legal proceeding involving the Company or a Restricted Subsidiary in the ordinary course of its business which is currently being contested in good faith by appropriate proceedings; provided that adequate reserves have been set aside by the Company or relevant Restricted Subsidiary and no material Property is subject to a material risk of loss or forfeiture;

(29)	non-consensual Liens incurred in the ordinary course of business but not in connection with an extension of credit, which do not in the aggregate, when taken together with all other Liens, materially impair the value or use of the Property of the Company and the Restricted Subsidiaries, taken as a whole;

(30)	Liens arising under applicable Gaming Laws or laws involving the sale, distribution and possession of alcoholic beverages;

(31)	Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by the Company or any Restricted Subsidiary in the ordinary course of business;

(32)	Liens arising from precautionary UCC financing statements filings regarding operating leases, consignment of goods or with respect to leases of gaming equipment entered into in the ordinary course of business;

(33)	Liens on cash and Cash Equivalents deposited to discharge, redeem or defease Indebtedness;

(34)	(1) Liens pursuant to leases, licenses or similar arrangements entered into for the purpose of, or with respect to, operating or managing gaming facilities, hotels, nightclubs, restaurants and other assets used or useful in the business of the Company or its Restricted Subsidiaries, which Liens, leases, licenses or similar arrangements are limited to the leased property under the applicable lease and granted to the landlord under such lease for the purpose of securing the obligations of the tenant under such lease to such landlord and (2) Liens on cash and Cash Equivalents (and on the related escrow accounts or similar accounts, if any) required to be paid to the lessors (or lenders to such lessors) under such leases or maintained in an escrow account or similar account pending application of such proceeds in accordance with the applicable lease;

(35)	licenses, leases or subleases granted to other Persons, other than the Company or a Restricted Subsidiary, not materially interfering with the conduct of the business of the Company and its Subsidiaries, taken as a whole; provided that such licenses, leases or subleases are in the ordinary course of business of the Company or the Subsidiaries of the Company;

(36)	Liens arising from grants of licenses or sublicenses of Intellectual Property made in the ordinary course of business;

(37)	(1) Liens on capital stock of joint ventures or Unrestricted Subsidiaries securing capital contributions to or obligations of such Persons and (2) customary rights of first refusal and tag, drag and similar rights in joint venture agreements and agreements with respect to Subsidiaries that are not Wholly Owned Subsidiaries;

(38)	Liens consisting of any condemnation or eminent domain proceeding or compulsory purchase order affecting real property;

(39)	any interest or title of a lessor, sublessor, licensee or licensor under any lease or license agreement permitted by the Credit Agreement;

(40)	Acceptable Land Use Arrangements, including Liens related thereto;

(41)	Liens for landlord financings (and refinancings thereof) secured by the fee estate of any Eligible Ground Lease; and

(42)	Liens securing Interim Assumed Drop-Down Indebtedness; provided that (x) such Liens secure only the assets acquired in connection with the Drop-Down Transaction, (y) to the extent such Liens remains outstanding after the date that is 15 days after the original Incurrence of such Indebtedness, such Liens shall no longer be permitted to be Incurred pursuant to this clause (42) and must otherwise be permitted pursuant to a different provision of “—Covenants—Limitation on Liens” and (z) to the extent such Interim Assumed Drop-Down Indebtedness is extended, refinanced, renewed or replaced no Liens securing any replacement Indebtedness shall be permitted to be incurred pursuant to this clause (42).

“Permitted Non-Recourse Guarantees” means customary indemnities or Guarantees (including by means of separate indemnification agreements or carve-out guarantees) provided in the ordinary course of business by the Company or any of its Restricted Subsidiaries in financing transactions that are directly or indirectly secured by real property or other real property-related assets (including Equity Interests) of a joint venture or Unrestricted Subsidiary and that may be full recourse or non-recourse to the joint venture or Unrestricted Subsidiary that is the borrower in such financing, but is non-recourse to the Company or any Restricted Subsidiary of the Company except for such indemnities and limited contingent guarantees as are consistent with customary industry practice (such as environmental indemnities and recourse triggers based on violation of transfer restrictions).

“Permitted Replacement Lease” means (a) any lease entered into in accordance with and pursuant to the provisions of the Section 1.05 of the Initial Master Lease (or any successor provision thereto in any Permitted Replacement Lease), (b) a new lease entered into with a Person that has, in the reasonable judgment of the Company, sufficient experience (directly or through its subsidiaries) operating or managing casinos (and/or properties similar to those properties leased pursuant to such lease in the case of any non-gaming properties) or is owned, controlled or managed by a Person with such experience, to operate the properties subject to the contemplated Permitted Replacement Lease and, to the extent applicable, is licensed or certified by applicable authorities to operate the properties subject to the contemplated Permitted Replacement Lease or (c) any assignment of the Initial Master Lease to a Person satisfying the requirements of the foregoing clause (b); provided that in the case of clauses (a), (b) and (c), such agreement is not, individually or in the aggregate, materially adverse to the Company and its Subsidiaries (after giving effect to the consummation of the Formation Transactions), taken as a whole, or to the holders of the notes, as determined by the Company in good faith.

“Permitted Tax Payments” means, with respect to any year, any distributions to holders of Equity Interests of the Company, or a Restricted Subsidiary in which the Company owns less than 100% of the equity interests, sufficient to provide Holdings with a distribution equal to the amount of federal, state and local income taxes, as reasonably determined by the Company, that have been actually paid or are payable by Holdings.

“Permitted Warrant Transaction” means any call option, warrant or right to purchase (or substantively equivalent derivative transaction) on Holdings’ common stock sold by the Company substantially concurrently with any purchase by the Company of a related Permitted Bond Hedge Transaction.

“Person” means an individual, partnership, corporation, limited liability company, unincorporated organization, trust or joint venture, or a governmental agency or political subdivision thereof or other entity.

“Preferred Stock” means, with respect to any Person, any and all shares, interests, participation or other equivalents (however designated, whether voting or non-voting) that have a preference on liquidation or with respect to distributions over any other class of Capital Stock, including preferred partnership interests, whether general or limited, or such Person’s preferred or preference stock, whether outstanding on the Issue Date or issued thereafter, including, without limitation, all series and classes of such preferred or preference stock.

“Pro Forma” or “Pro Forma Basis” means that the following adjustments have been made:

(1)	if the specified Person or any of its Restricted Subsidiaries Incurs, assumes, Guarantees, repays, repurchases, redeems, defeases or otherwise discharges any Indebtedness (other than ordinary working capital borrowings) or issues, repurchases or redeems preferred stock during the period commencing on the first day of the specified period and ending on (and including) the Transaction Date, then the Consolidated Interest Expense will be calculated giving pro forma effect (determined in good faith by the Company’s chief financial officer) to such Incurrence, assumption, Guarantee, repayment, repurchase, redemption, defeasance or other discharge of Indebtedness, or such issuance, repurchase or redemption of preferred stock, and the use of proceeds therefrom, as if the same had occurred at the beginning of such period;

(2)	Asset Sales and Asset Acquisitions that have been made by the specified Person or any of its Restricted Subsidiaries, including through mergers or consolidations, or by any Person or any of its Restricted Subsidiaries acquired by the specified Person or any of its Restricted Subsidiaries, and including all related financing transactions and including increases in ownership of Restricted Subsidiaries during the period commencing on the first day of the specified period and ending on (and including) the Transaction Date, will be given pro forma effect (including giving pro forma effect to the receipt and application of the proceeds of any Asset Sale) (determined in good faith by the Company’s chief financial officer) as if they had occurred and such proceeds had been applied on the first day of such specified period;

(3)	Consolidated EBITDA will be adjusted to give effect to all Pro Forma Cost Savings;

(4)	the Consolidated EBITDA and Consolidated Net Income attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses (and ownership interests therein) disposed of on or prior to the Transaction Date, will be excluded;

(5)	the Consolidated Interest Expense attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses (and ownership interests therein) disposed of on or prior to the Transaction Date, will be excluded, but only to the extent that the obligations giving rise to such Consolidated Interest Expense will not be obligations of the specified Person or any of its Restricted Subsidiaries following the Transaction Date;

(6)	Person that is or will become a Restricted Subsidiary on the Transaction Date will be deemed to have been a Restricted Subsidiary at all times during the specified period;

(7)	any Person that is not, or will cease to be, a Restricted Subsidiary on the Transaction Date will be deemed not to have been a Restricted Subsidiary at any time during the specified period; and

(8)	if any Indebtedness (other than ordinary working capital borrowings) bears a floating rate of interest, the interest expense on such Indebtedness will be calculated as if the rate in effect on the Transaction Date had been the applicable rate for the entire specified period (taking into account any Hedging Obligation applicable to such Indebtedness if such Hedging Obligation has a remaining term as at the Transaction Date in excess of 12 months).

“Pro Forma Cost Savings” means, with respect to any period, the reduction in net costs and expenses that:

(1)	were directly attributable to an Asset Sale, Asset Acquisition, Investment, merger, consolidation or discontinued operation that occurred during the period or after the end of the period and on or prior to the Transaction Date and that (a) would properly be reflected in a pro forma income statement prepared in accordance with Regulation S-X under the Securities Act or (b) the Company reasonably determines will actually be realized within 18 months of the Transaction Date; or

(2)	were actually implemented on or prior to the Transaction Date in connection with or as a result of an Asset Sale, Asset Acquisition, Investment, merger, consolidation or discontinued operation and that are supportable and quantifiable by the underlying accounting records.

“Property” means any real property or facility (and all fixtures, improvements, appurtenances and related assets thereof and therein) owned by the Company or any of its Restricted Subsidiaries or in which the Company or any of its Restricted Subsidiaries holds a leasehold interest.

“Rating Agency” means S&P and Moody’s; provided, that if either S&P or Moody’s (or both) will cease issuing a rating on the notes for reasons outside the control of the Company, the Company may select a nationally recognized statistical agency to substitute for S&P or Moody’s (or both).

“Real Property” means (i) each parcel of real property leased or operated by the Company or the Restricted Subsidiaries, whether by lease, license or other use or occupancy agreement, and (ii) each parcel of real property owned by the Company or the Restricted Subsidiaries, together with all buildings, structures, improvements and fixtures located thereon, together with all easements, licenses, rights, privileges, appurtenances, interests and entitlements related thereto.

“Recourse Indebtedness” means, with respect to the Issuers or any Restricted Subsidiary, all Indebtedness for borrowed money of the Company or such Restricted Subsidiary other than Non-Recourse Indebtedness.

“Redevelopment Property” means any real property that operates or is intended to operate as an Income Property (1) that is designated by the Company as a “Redevelopment Property”, (2)(A)(i) that has been acquired by the Company or its Restricted Subsidiaries with a view toward renovating or rehabilitating such real property at an aggregate anticipated cost of at least 10% of the acquisition cost thereof and such renovation or rehabilitation is expected to disrupt the occupancy of at least 30% of the square footage of such property or (ii) that the Company or its Restricted Subsidiaries intends to renovate or rehabilitate at an aggregate anticipated cost in excess of 10% of the Adjusted Total Assets consisting of or related to such real property immediately prior to such renovation or rehabilitation and such renovation or rehabilitation is expected to temporarily reduce the Consolidated EBITDA attributable to such property by at least 30% as compared to the immediately preceding comparable prior period and (B) with respect to which the Company or its Restricted Subsidiaries thereof have entered into a binding construction contract or construction has commenced and (3) that does not qualify as a “Development Property.” Each Redevelopment Property shall continue to be classified as a Redevelopment Property under the indenture until the Company reclassifies such Property as an Income Property for purposes of the indenture, upon and after which such property shall be classified as an Income Property under the indenture.

“Related Business” means those businesses in which the Company or any of its Subsidiaries is engaged in the Issue Date or contemplated to be engaged in following the Issue Date as described in this prospectus, and any businesses that are similar, related, complementary, incidental or ancillary thereto or extensions, developments or expansions thereof.

“Restricted Subsidiary” means any Subsidiary of the Company other than an Unrestricted Subsidiary.

“S&P” means Standard & Poor’s Ratings Group and its successors.

“Sale and Leaseback Transaction” means, with respect to any Person, an arrangement whereby such Person enters into a lease of property previously transferred by such Person to the lessor.

“Secured Cash Management Agreement” means any Cash Management Agreement that is entered into by and between the Issuers or any Subsidiary Guarantor and any Cash Management Bank.

“Secured Hedge Agreement” means any Swap Contract permitted by this indenture that is entered into by and between the Company or any Subsidiary Guarantor and any Hedge Bank.

“Secured Indebtedness” means the portion of outstanding Indebtedness secured by a Lien upon the properties or other assets of the Company or any of its Restricted Subsidiaries.

“Significant Subsidiary” means any Restricted Subsidiary that would be a “Significant Subsidiary” of the Company within the meaning of Rule 1-02 under Regulation S-X promulgated by the Commission.

“Stated Maturity” means:

(1)	with respect to any debt security, the date specified in such debt security as the fixed date on which the final installment of principal of such debt security is due and payable; and

(2)	with respect to any scheduled installment of principal of or interest on any debt security, the date specified in such debt security as the fixed date on which such installment is due and payable.

“Subordinated Indebtedness” of the Company means any Indebtedness of the Company that is expressly subordinated to and junior in right of payment to the notes. “Subordinated Indebtedness” of a Subsidiary Guarantor means any Indebtedness of such Subsidiary Guarantor that is expressly subordinated to and junior in right of payment to the Note Guarantee of such Subsidiary Guarantor.

“Subsidiary” means, with respect to any Person, any corporation, association or other business entity of which more than 50% of the voting power of the outstanding Voting Stock is owned, directly or indirectly, by such Person and/or one or more other Subsidiaries of such Person and the accounts of which would be consolidated with those of such Person in its consolidated financial statements in accordance with GAAP, if such statements were prepared as of such date.

“Subsidiary Guarantee” means a Note Guarantee by each Subsidiary Guarantor for payment of the notes by such Subsidiary Guarantor. As of the Issue Date, “Subsidiary Guarantor” means each of the Subsidiary Guarantors identified in the following sentence and thereafter any other Restricted Subsidiary of the Company that executes a Subsidiary Guarantee in compliance with the provisions described above under the caption “—Covenants—Limitation on issuances of Guarantees by Restricted Subsidiaries,” but in each case excluding any Persons whose Note Guarantees have been released pursuant to the terms of the indenture. The current Subsidiary Guarantors are: MGP Lessor Holdings, LLC and MGP Lessor, LLC.

“Subsidiary Indebtedness” means all Unsecured Indebtedness of any Restricted Subsidiary that is not a Subsidiary Guarantor.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Tenant” means with respect to the Initial Master Lease, MGM Lessee, a Delaware limited liability company, in its capacity as tenant under the Initial Master Lease, and its permitted successors and assigns in such capacity.

“Transaction Consummation Date” means the date the Escrow Conditions are satisfied.

“Transaction Date” means, with respect to the Incurrence of any Indebtedness by the Company or any of its Restricted Subsidiaries, the date such Indebtedness is to be Incurred, with respect to any Restricted Payment, the date such Restricted Payment is to be made, and, with respect to any transaction described above under the caption “—Consolidation, merger and sale of assets,” the date on which such transaction is to be consummated.

“Transfer Agreement” means any trust or similar arrangement required by any Gaming Authority from time to time with respect to the Equity Interests of any Restricted Subsidiary (or any Person that was a Restricted Subsidiary) or any Gaming Facility.

“Treasury Rate” means, as of any redemption date, the yield to maturity as of such redemption date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two business days prior to the redemption date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the redemption date to February 1, 2024 (the date that is three months prior to the scheduled Maturity Date) (or in the case of a satisfaction and discharge of the indenture or a legal defeasance or covenant defeasance under the indenture, the Treasury Rate as of two Business Days prior to the date on which funds to pay the notes are deposited with the trustee); provided that if the period from the redemption date to February 1, 2024 (the date that is three months prior to the scheduled Maturity Date) is not equal to the constant maturity of a United States Treasury security for which a yield is given, the Treasury yield will be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the yields of the nearest United States Treasury securities for which such yields are given, except that if the period from the redemption date to such date is less than one year, the weekly average yield on actually traded United States securities adjusted to a constant maturity of one year will be used.

“Unrestricted Subsidiary” means

(1)	any Subsidiary of the Company that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors of Holdings in the manner provided below; and

(2)	any Subsidiary of an Unrestricted Subsidiary.

The Board of Directors of Holdings may designate any Restricted Subsidiary (including any newly acquired or newly formed Subsidiary of the Company) to be an Unrestricted Subsidiary unless such Subsidiary owns any Capital Stock of, or owns or holds any Lien on any property of, the Company or any of its Restricted Subsidiaries (other than Capital Stock of any Subsidiaries of such Subsidiary); provided that:

(A)	any Guarantee by the Company or any of its Restricted Subsidiaries of any Indebtedness of the Subsidiary being so designated will be deemed an “Incurrence” of such Indebtedness and an “Investment” by the Company or its Restricted Subsidiary at the time of such designation;

(B)	either (i) the Subsidiary to be so designated has total assets of $1,000 or less or (ii) if such Subsidiary has assets greater than $1,000, such designation would be permitted under “—Covenants—Limitation on Restricted Payments,” above; and

(C)	if applicable, the Incurrence of Indebtedness and the Investment referred to in clause (A) of this proviso would be permitted under the provisions of the indenture described above under “—Covenants—Limitation on Indebtedness” and “—Covenants—Limitation on Restricted Payments.”

The Board of Directors of Holdings may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that:

(X)	no Default or Event of Default shall have occurred and be continuing at the time of or after giving effect to such designation; and

(Y)	all Liens and Indebtedness of such Unrestricted Subsidiary outstanding immediately after such designation would, if Incurred at such time, have been permitted to be Incurred (and will be deemed to have been Incurred) for all purposes of the indenture.

Any such designation by the Board of Directors of Holdings will be evidenced to the trustee by promptly filing with the trustee a copy of the Board Resolution giving effect to such designation and an officers’ certificate certifying that such designation complied with the foregoing provisions.

“Unsecured Indebtedness” means, as of any date, that portion of outstanding Indebtedness of the Company and the Subsidiary Guarantors that is not Secured Indebtedness.

“U.S. Dollar Equivalent” means with respect to any monetary amount in a currency other than U.S. dollars, at any time for determination thereof, the amount of U.S. dollars obtained by converting such foreign currency involved in such computation into U.S. dollars at the spot rate for the purchase of U.S. dollars with the applicable foreign currency as published in The Wall Street Journal in the “Exchange Rates” column under the heading “Currency Trading” on the date two business days prior to such determination. Except as described under “—Covenants— Limitation on Indebtedness,” whenever it is necessary to determine whether the Company has complied with any covenant in the indenture or a Default has occurred and an amount is expressed in a currency other than U.S. dollars, such amount will be treated as the U.S. Dollar Equivalent determined as of the date such amount is initially determined in such currency.

“Voting Stock” means with respect to any Person, Capital Stock of any class or kind ordinarily having the power to vote for the election of directors, managers or other voting members of the governing body of such Person.

“Wholly Owned Subsidiary” means a Restricted Subsidiary of the Company all the Capital Stock of which (other than directors’ qualifying shares) is owned by the Company or another Wholly Owned Subsidiary.

PLAN OF DISTRIBUTION

Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for unregistered notes where such unregistered notes were acquired as a result of market-making activities or other trading activities. To the extent any such broker-dealer participates in the exchange offer, we have agreed that for a period of up to 180 days we will make this prospectus, as amended or supplemented, available to such broker-dealer for use in connection with any such resale, and will deliver as many additional copies of this prospectus and each amendment or supplement to this prospectus as such broker-dealer may reasonably request.

We will not receive any proceeds from any sale of exchange notes by broker-dealers. Exchange notes received by broker-dealers for their own accounts pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of these methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such exchange notes. Any broker-dealer that resells exchange notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such exchange notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit on any such resale of exchange notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

This exchange offer is being made by the Issuers based upon the Issuers’ understanding of interpretations by the staff of the SEC, as set forth in no-action letters issued to third parties, that the exchange notes issued in exchange for the initial notes pursuant to the exchange offer may be offered for resale, resold and otherwise transferred by holders thereof, without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that: (i) such holder is not an “affiliate”, as defined in Rule 405 under the Securities Act, of the Issuers; (ii) such exchange notes are acquired in the ordinary course of such holder’s business; and (iii) such holder is not engaged in, does not intend to engage in, a distribution of such exchange notes and has no arrangement or understanding with any person to participate in a distribution, as defined in the Securities Act, of the exchange notes. However, the Issuers have not sought their own no-action letter and therefore the staff of the SEC has not considered this exchange offer in the context of a no-action letter. There can be no assurance that the staff of the SEC would make a similar determination with respect to the exchange offer as in other circumstances. If a holder of initial notes is an affiliate of the Issuers, acquires the exchange notes other than in the ordinary course of such holder’s business or is engaged in or intends to engage in a distribution of the exchange notes or has any arrangement or understanding with respect to the distribution of the exchange notes to be acquired pursuant to the exchange offer, such holder could not rely on the applicable interpretations of the staff of the SEC and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any secondary resale transaction.

We have agreed to pay all expenses incident to the exchange offer and will indemnify the holders of outstanding notes, including any broker-dealers, against certain liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

The validity of the exchange notes offered hereby will be passed upon for us by Milbank, Tweed, Hadley & McCloy LLP, New York, New York. Certain Delaware legal matters will be passed upon for us by Richards, Layton & Finger, P.A.

EXPERTS

The combined financial statements of the Operating Partnership and the related financial statement schedule included in this prospectus have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report appearing herein. Such financial statements and financial statement schedule are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We and our current subsidiaries that have guaranteed the notes have filed a registration statement with the Commission on Form S-4 to register the exchange offer contemplated in this prospectus. This prospectus is part of that registration statement. As allowed by the Commission’s rules, this prospectus does not contain all of the information you can find in the registration statement or the exhibits to the registration statement. This prospectus contains summaries of the material terms and provisions of certain documents and in each instance we refer you to the copy of such document filed as an exhibit to the registration statement.

We have not authorized anyone to give any information or make any representation about us that is different from or in addition to, that contained in this prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it as authorized by us. If you are in a jurisdiction where offers to sell, or solicitations of offers to purchase, the securities offered by this prospectus are unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this prospectus does not extend to you. Neither the delivery of this prospectus, nor any sale made hereunder, shall under any circumstances create any implication that there has been no change in our affairs since the date on the front cover of this prospectus.

Upon the effectiveness of the registration statement, of which this prospectus forms a part, we will be subject to the informational requirements of the Exchange Act, and in accordance therewith will file certain periodic reports and other information with the Commission.

The registration statement (including the exhibits and schedules thereto) and the periodic reports and other information filed by us with the Commission may be inspected and copied at the Commission’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the Commission at 1-800-SEC-0330 for further information on the Public Reference Room. Such information may also be accessed electronically by means of the Commission’s homepage on the Internet at http://www.sec.gov.

You may also obtain this information without charge by writing or telephoning us at the following address and telephone number:

MGM Growth Properties Operating Partnership LP

3950 Las Vegas Boulevard South

Las Vegas, Nevada 89119

Attn: Corporate Legal (702) 632-7777

In order to ensure timely delivery, you must request the information no later than five business days before the expiration of the exchange offer.

INDEX TO FINANCIAL STATEMENTS

Financial Statements of MGM Growth Properties Operating Partnership LP
Report of Independent Registered Public Accounting Firm	F-2
Combined Balance Sheets at December 31, 2015 and December 31, 2014	F-3
Combined Statements of Operations and Comprehensive Loss for the Years Ended December 31, 2015, 2014 and 2013	F-4
Combined Statements of Partners’ Capital for the Years Ended December 31, 2015, 2014 and 2013	F-5
Combined Statements of Cash Flows for the Years Ended December 31, 2015, 2014 and 2013	F-6
Notes to Combined Financial Statements	F-7
Schedule of Real Estate and Accumulated Depreciation as of December 31, 2015	F-17
Unaudited Condensed Combined and Consolidated Balance Sheets at September 30, 2016 and December 31, 2015	F-19
Unaudited Condensed Combined and Consolidated Statements of Operations and Comprehensive Income (Loss) for the Three and Nine Months Ended September 30, 2016 and September 30, 2015	F-20
Unaudited Condensed Combined and Consolidated Statements of Cash Flows for the Nine Months Ended September 30, 2016 and September 30, 2015	F-21
Condensed Notes to Unaudited Condensed Combined and Consolidated Financial Statements	F-22

Report of Independent Registered Public Accounting Firm

To the Board of Directors of

MGM Growth Properties LLC

We have audited the accompanying combined financial statements of MGM Growth Properties Operating Partnership LP (the “Partnership”), which comprise the combined balance sheets as of December 31, 2015 and 2014, and the related combined statements of operations and comprehensive loss, partners’ capital, and cash flows for each of the three years in the period ended December 31, 2015. Our audit also included the financial statement schedule listed in the Index to Financial Statements. These combined financial statements and financial statement schedule are the responsibility of the Partnership’s management. Our responsibility is to express an opinion on these combined financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Partnership is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Partnership’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such combined financial statements present fairly, in all material respects, the financial position of MGM Growth Properties Operating Partnership LP as of December 31, 2015 and 2014, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2015, in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, such financial statement schedule, when considered in relation to the basic combined financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

/s/ DELOITTE & TOUCHE LLP

Las Vegas, Nevada

August 8, 2016

MGM GROWTH PROPERTIES OPERATING PARTNERSHIP LP

COMBINED BALANCE SHEETS

(in thousands)

	December 31,
	2015	2014
ASSETS
Real estate investments, net	$7,793,639	$7,867,812

Total assets	$7,793,639	$7,867,812

LIABILITIES AND PARTNERS’ CAPITAL
Liabilities:
Deferred income taxes, net	$1,734,680	$1,740,465

Total liabilities	1,734,680	1,740,465
Commitments and contingencies (Note 5)
Partners’ capital:
General partner	—	—
Limited partner	—	—
Net Parent investment	6,058,959	6,127,347

Total partners’ capital	6,058,959	6,127,347

Total liabilities and partners’ capital	$7,793,639	$7,867,812

The accompanying notes are an integral part of these combined financial statements.

MGM GROWTH PROPERTIES OPERATING PARTNERSHIP LP

COMBINED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(in thousands)

	Year Ended December 31,
	2015	2014	2013
Expenses
Depreciation	$196,816	$186,262	$194,388
Property transactions, net	6,665	—	—
Property taxes	48,122	48,346	47,390
Property insurance	10,351	11,634	12,095

Loss before income taxes	(261,954)	(246,242)	(253,873)
Provision for income taxes	—	—	—

Net loss	(261,954)	(246,242)	(253,873)

Comprehensive loss	$(261,954)	$(246,242)	$(253,873)

The accompanying notes are an integral part of these combined financial statements.

MGM GROWTH PROPERTIES OPERATING PARTNERSHIP LP

COMBINED STATEMENTS OF PARTNERS’ CAPITAL

(in thousands)

	General Partner	Limited Partners	Net Parent Investment	Total Partners’ Capital
Balances at January 1, 2013	$—	$—	$6,384,383	$6,384,383
Net loss	—	—	(253,873)	(253,873)
Net transfers from Parent	—	—	166,346	166,346

Balances at December 31, 2013	—	—	6,296,856	6,296,856
Net loss	—	—	(246,242)	(246,242)
Net transfers from Parent	—	—	76,733	76,733

Balances at December 31, 2014	—	—	6,127,347	6,127,347
Net loss	—	—	(261,954)	(261,954)
Net transfers from Parent	—	—	193,566	193,566

Balances at December 31, 2015	$—	$—	$6,058,959	$6,058,959

The accompanying notes are an integral part of these combined financial statements.

MGM GROWTH PROPERTIES OPERATING PARTNERSHIP LP

COMBINED STATEMENTS OF CASH FLOWS

(in thousands)

	Year Ended December 31,
	2015	2014	2013
Cash flows from operating activities
Net loss	$(261,954)	$(246,242)	$(253,873)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	196,816	186,262	194,388
Property transactions, net	6,665	—	—

Net cash used in operating activities	(58,473)	(59,980)	(59,485)

Cash flows from investing activities
Capital expenditures for property and equipment	(129,308)	(90,504)	(78,528)

Net cash used in investing activities	(129,308)	(90,504)	(78,528)

Cash flows from financing activities
Net cash transfers from Parent	187,781	150,484	138,013

Net cash provided by financing activities	187,781	150,484	138,013

Cash and cash equivalents
Net change for the period	—	—	—
Balance, beginning of period	—	—	—

Balance, end of period	$—	$—	$—

Supplemental non-cash financing disclosure
Allocation of tax attributes (to) from Parent	$5,785	$(73,751)	$28,333

The accompanying notes are an integral part of these combined financial statements.

MGM GROWTH PROPERTIES OPERATING PARTNERSHIP LP

NOTES TO COMBINED FINANCIAL STATEMENTS

NOTE 1—BUSINESS AND FORMATION

Organization. MGM Growth Properties Operating Partnership LP (the “Company” or the “Operating Partnership”) is a Delaware limited partnership that was formed on January 6, 2016 through which MGM Growth Properties LLC (“MGP”), a limited liability company that was organized in Delaware on October 23, 2015, conducts its operations. MGP intends to make an election on its federal income tax return for its taxable year ending December 31, 2016 to be treated as a real estate investment trust (“REIT”).

MGM Resorts International (“MGM” or the “Parent”) is a Delaware corporation that acts largely as a holding company and, through its subsidiaries, owns and operates large-scale destination entertainment and leisure resorts. Prior to April 25, 2016 (the “Formation Transactions Closing Date”), the real estate assets of The Mirage, Mandalay Bay, Luxor, New York-New York, Monte Carlo, Excalibur, The Park, Gold Strike Tunica, MGM Grand Detroit and Beau Rivage (collectively, the “IPO Properties”), which comprise the Company’s real estate investments, were owned and operated by MGM. On the Formation Transactions Closing Date, MGM engaged in a series of transactions (the “Formation Transactions”) in which subsidiaries of MGM transferred the IPO Properties to newly formed subsidiaries and subsequently transferred 100% ownership interest in such subsidiaries to the Company pursuant to a Master Contribution Agreement (the “MCA”) in exchange for limited partner interests in the Company (“Operating Partnership Units”).

On the Formation Transactions Closing Date, MGP completed the initial public offering of 57,500,000 of its Class A shares representing limited liability company interests at an initial offering price of $21.00 per share, inclusive of the full exercise by the underwriters of their option to purchase 7,500,000 Class A shares. MGP contributed the proceeds from its initial public offering to the Operating Partnership in exchange for 26.7% of the Operating Partnership Units and the general partner interest in the Company. A wholly owned subsidiary of MGP is the general partner of the Company, and operates and controls all of its business affairs. As a result, the Operating Partnership and its subsidiaries are consolidated subsidiaries of MGP.

Following the Formation Transactions Closing Date, MGM owned 73.3% of the Operating Partnership Units in the Company, which are exchangeable into Class A shares of MGP on a one-to-one basis, or cash at the fair value of a Class A share, at the option of MGP’s independent conflicts committee. MGM also owns MGP’s outstanding Class B share following the initial public offering. The Class B share is a non-economic interest in MGP which does not provide its holder any rights to profits or losses or any rights to receive distributions from operations of MGP or upon liquidation or winding up of MGP but which represent a majority of the voting power of MGP’s shares. As a result, MGP continues to be controlled by MGM through its majority voting rights, and is a consolidated subsidiary of MGM.

Following MGP’s initial public offering, a wholly owned subsidiary of the Operating Partnership (the “Landlord”) leases all of the IPO Properties back to a wholly owned subsidiary of MGM (the “Tenant”) under a master lease agreement (the “Master Lease”).

NOTE 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of presentation. The accompanying condensed combined financial statements have been prepared in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”) for financial information set forth in the Accounting Standards Codification (“ASC”), as published by the Financial Accounting Standards Board (“FASB”). All adjustments (consisting of normal recurring accruals) considered necessary for a fair statement of results for the interim period have been included.

The accompanying combined financial statements of the Operating Partnership, which are presented for periods prior to the Formation Transactions Closing Date, represent the IPO Properties, which were controlled by MGM and have been determined to be the Operating Partnership’s Predecessor for accounting purposes. MGM retained control of the IPO Properties throughout the Formation Transactions, which have been accounted for as transactions occurring between entities under common control. The Formation Transactions resulted in a change in reporting entity requiring retrospective combination of the entities’ financial statements. The accompanying combined financial statements have been “carved out” of MGM’s consolidated financial statements and reflect estimates and allocations made by MGM to depict the IPO Properties on a stand-alone basis. The combined financial statements do not fully reflect what the IPO Properties results of operations, financial position and cash flows would have been had the IPO Properties been held in a stand-alone company during the periods presented. As a result, historical financial information is not necessarily indicative of the Operating Partnership’s future results of operations, financial position and cash flows.

The accompanying balance sheets include only certain assets and liabilities directly related to MGM that were transferred pursuant to the MCA. MGM retained all assets and liabilities that are not real property of the IPO Properties. Accordingly, the assets and liabilities retained by MGM have been excluded from the balance sheets.

The accompanying statements of operations include all costs directly attributable to owning the real estate assets and liabilities transferred. The statements of operations and comprehensive loss exclude all other costs that are not directly related to the IPO Properties.

Use of estimates. The Company has made a number of estimates, judgments and assumptions that affect the reported amounts of assets and liabilities in the combined financial statements of the Operating Partnership. Estimates are required in order to prepare the combined financial statements in conformity with U.S. GAAP. Significant estimates, judgments and assumptions are required in a number of areas, including, but not limited to, determining the useful lives of real estate properties, evaluating the impairment of long-lived assets and the allocation of income taxes. The Company has based these estimates, judgments and assumptions on historical experience and various other factors that it believes to be reasonable under the circumstances. Actual results may differ from these estimates under different assumptions and conditions.

Real estate investments. Land is recorded at cost and buildings are recorded at cost, less accumulated depreciation. Additions and substantial improvements are capitalized and include expenditures that materially extend the useful lives of existing assets.

Real estate and improvements are depreciated on a straight-line basis over the following estimated useful lives:

Buildings and building improvements	20 to 40 years
Land improvements	10 to 20 years
Fixtures and integral equipment	3 to 20 years

Property transactions, net are comprised of transactions related to long-lived assets, such as normal losses on the disposition of assets.

Impairment of long-lived assets. In accordance with accounting standards governing the impairment or disposal of long-lived assets, the carrying value of long-lived assets, including land, buildings and integral equipment is evaluated whenever events or changes in circumstances indicate that a potential impairment has occurred relative to a given asset or assets. Factors that could result in an impairment review include, but are not limited to, a current period cash flow loss combined with a history of cash flow losses, current cash flows that may be insufficient to recover the investment in the property over the remaining useful life, a projection that demonstrates continuing losses associated with the use of a long-lived asset, significant changes in the manner of use of the assets or significant changes in business strategies. If such circumstances arise, the Company uses an estimate of the undiscounted value of expected future operating cash flows to determine whether the long-lived assets are impaired. If the aggregate undiscounted cash flows plus net proceeds expected from disposition of the asset (if any) are less than the carrying amount of the assets, the resulting impairment charge to be recorded is calculated based on the excess of the carrying value of the assets over the fair value of such assets, with the fair value determined based on an estimate of discounted future cash flows, appraisals or other valuation techniques. There were no impairment charges related to long-lived assets recognized during the years ended December 31, 2015, 2014 or 2013.

Reportable segment. The IPO Properties are similar in that they consist of large scale destination entertainment and leisure resorts and related offerings, whose tenant offers casino gaming, hotel, convention, dining, entertainment and retail, are held by the Landlord, have similar economic characteristics and are governed under a single Master Lease following the Formation Transactions Closing Date. As such, the IPO Properties are reported as one reportable segment.

Concentrations of credit risk. Following the Formation Transactions Closing Date, all of the IPO Properties have been leased to a wholly owned subsidiary of MGM, and all of the Operating Partnership’s revenues are derived from the Master Lease. MGM is a publicly traded company and is subject to the filing requirements of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), and is required to file periodic reports on Form 10-K and Form 10-Q with the SEC. Refer to www.edgar.gov for MGM’s publicly available financial information. Management does not believe there are any other significant concentrations of credit risk.

Geographical risk. The majority of the Company’s assets are located in Las Vegas, Nevada. Accordingly, future negative trends in local economic activity or natural disasters in this area might have a more significant effect on the Company than a more geographically diversified entity and could have an adverse impact on its financial condition and operating results.

Issuance costs. In connection with the Formation Transactions described above, the Operating Partnership entered into certain financing transactions. In connection with these transactions, MGM incurred legal, accounting and related costs, which were reimbursed by the Operating Partnership upon the consummation of the Formation Transactions. Such costs directly attributable to the Operating Partnership’s debt issuance were offset against the carrying amount of the debt.

Income taxes. Income taxes are presented on a separate return basis, even though the operating results of the IPO Properties are included in the consolidated or unitary income tax returns of MGM. Income taxes in the accompanying combined financial statements are presented as if the IPO Properties were held in a separate corporation that filed separate income tax returns.

The Company accounts for income taxes under the asset and liability method, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the combined financial statements. Under this method, the Company determines deferred tax assets and liabilities on the basis of the differences between the financial statement and tax bases of assets and liabilities by using enacted tax rates in effect for the year in which the differences are expected to reverse. The effect of a change in tax rates on deferred tax assets and liabilities is recognized in income in the period that includes the enactment date.

The Company recognizes deferred tax assets to the extent that it believes that these assets are more likely than not to be realized. In making such a determination, the Company considers all available positive and negative evidence, including future reversals of existing taxable temporary differences, projected future taxable income, tax-planning strategies and results of recent operations. If the Company determines that it would be able to realize its deferred tax assets in the future in excess of their net recorded amount, the Company would make an adjustment to the deferred tax asset valuation allowance, which would reduce the provision for income taxes.

Uncertain tax positions are recorded in accordance with FASB ASC Topic 740, Income Taxes, on the basis of a two-step process in which (1) it is determined whether it is more likely than not that the tax positions will be sustained on the basis of the technical merits of the position and (2) for those tax positions that meet the more-likely-than-not recognition threshold, the Company recognizes the largest amount of tax benefit that is more than 50% likely to be realized upon ultimate settlement with the related tax authority.

Recently issued accounting standards. In August 2016, the FASB issued Accounting Standards Update No. 2016-15, Statement of Cash Flows (Topic 230): Classification of Certain Cash Receipts and Cash Payments (a consensus of the Emerging Issues Task Force) (“ASU 2015-15”) effective for fiscal years beginning after December 15, 2017, and interim periods within those fiscal years. ASU 2016-15 amends the guidance of ASC 230 on the classification of certain cash receipts and payments in the statement of cash flows. The primary purpose of ASU 2016-15 is to reduce the diversity in practice that has resulted from the lack of consistent principles, specifically clarifying the guidance on eight cash flow issues. The Company is currently assessing the impact that adoption of this guidance will have on its financial statements and footnote disclosures.

In March 2016, the FASB issued Accounting Standards Update No. 2016-09, Compensation—Stock Compensation (Topic 718): Improvements to Employee Share-Based Payment Accounting (“ASU 2016-09”). ASU 2016-09 was issued as part of the FASB’s simplification initiative and affects all entities that issue share-based payment awards to their employees. The amendments in this update cover such areas as the recognition of excess tax benefits and deficiencies, the classification of those excess tax benefits on the statement of cash flows, an accounting policy election for forfeitures, the amount an employer can withhold to cover income taxes and still qualify for equity classification and the classification of those taxes paid on the statement of cash flows. ASU 2016-09 is effective for fiscal years beginning after December 15, 2016, and interim periods within those fiscal years. Early adoption is permitted. The Company is currently in the process of determining the method of adoption and assessing the impact that adoption of this guidance will have on its financial statements and footnote disclosures.

In February 2016, the FASB issued Accounting Standards Update No. 2016-02, Leases (Topic 842) (“ASU 2016-02”), which replaces the existing guidance in FASB ASC Topic 840, Leases. ASU 2016-02 requires a dual approach for lessee accounting under which a lessee would account for leases as finance leases or operating leases. Both finance leases and operating leases will result in the lessee recognizing a right-of-use (“ROU”) asset and a corresponding lease liability. For finance leases the lessee would recognize interest expense and amortization of the ROU asset and for operating leases the lessee would recognize a straight-line total lease expense. ASU 2016-02 is effective for fiscal years beginning after December 15, 2018, and interim periods within those fiscal years. Early adoption is permitted. The Company is currently in the process of determining the method of adoption and assessing the impact that adoption of this guidance will have on its financial statements and footnote disclosures.

In August 2015, the FASB issued Accounting Standards Update No. 2015-14, Revenue From Contracts With Customers (Topic 606): Deferral of the Effective Date, which defers the effective date of Accounting Standards Update No. 2014-09, Revenue From Contracts With Customers (“ASU 2014-09”) to the fiscal years beginning after December 15, 2017, and interim periods within those fiscal years. Early adoption is permitted for fiscal years beginning after December 15, 2016, and interim periods within those fiscal years. ASU 2014-09 outlines a new, single comprehensive model for entities to use in accounting for revenue arising from contracts with customers and supersedes most current revenue recognition guidance, including industry-specific guidance. This new revenue recognition model provides a five-step analysis in determining when and how revenue is recognized. Additionally, the new model will require revenue recognition to depict the transfer of promised goods or services to customers in an amount that reflects the consideration a company expects to receive in exchange for those goods or services. The Company is currently in the process of determining the method of adoption and assessing the impact that adoption of this guidance will have on its financial statements and footnote disclosures.

In April 2015, the FASB issued Accounting Standard Update No. 2015-03, Simplifying the Presentation of Debt Issuance Costs (“ASU 2015-03”), which requires debt issuance costs to be presented in the balance sheet as a direct deduction from the carrying value of the associated debt liability, consistent with the presentation of a debt discount. The amortization of such costs will continue to be reported as interest expense. In addition, in accordance with FASB Accounting Standard Update No. 2015-15, Presentation and Subsequent Measurement of Debt Issuance Costs Associated with Line-of-Credit Arrangements: Amendments to SEC Paragraph Pursuant to Staff Announcement at June 18, 2015 EITF Meeting (“ASU 2015-15”), which will be adopted concurrently with ASU 2015-03, the Company will present the debt issuance costs associated with the Operating Partnership’s revolving credit facilities as either other assets or a direct deduction from the carrying value of any associated debt liability included within the Company’s financial statements and continue amortizing those deferred costs over the term of the related facilities. ASU 2015-03 requires the new guidance to be applied on a retrospective basis. ASU 2015-03 and ASU 2015-15 are effective for fiscal years beginning after December 15, 2015, and interim periods within those fiscal years. Early adoption is permitted. The Company adopted ASU 2015-03 effective January 1, 2016, and the adoption of this standard did not impact the Company’s results of operations, cash flows, or financial position.

In February 2015, the FASB issued Accounting Standards Update (“ASU”) No. 2015-02, Amendments to the Consolidation Analysis (“ASU 2015-02”). ASU 2015-02 amends the assessment of whether a limited partnership is a variable interest entity, the effect that fees paid to a decision-maker have on the consolidation analysis, how variable interests held by a reporting entity’s related parties or de facto agents affect its consolidation conclusion and, for entities other than limited partnerships, clarifies how to determine whether the equity holders as a group have power over an entity. ASU 2015-02 is effective for fiscal years beginning after December 15, 2015, and interim periods within those fiscal years. Early adoption is permitted. The Company adopted ASU 2015-02 effective January 1, 2016, and the adoption of this standard did not impact the Company’s results of operations, cash flows or financial position.

NOTE 3—REAL ESTATE INVESTMENTS

The carrying value of real estate investments is as follows:

	December 31,
	2015	2014
	(in thousands)
Land	$4,107,953	$4,107,945
Buildings, building improvements and land improvements	5,857,232	5,762,869

	9,965,185	9,870,814
Less: Accumulated depreciation	(2,171,546)	(2,003,002)

	$7,793,639	$7,867,812

NOTE 4—INCOME TAXES

Taxable losses generated by the IPO Properties have been included in the consolidated or unitary income tax returns of MGM. Income taxes in the accompanying combined financial statements are presented as if the IPO Properties were held in a separate corporation that filed separate income tax returns. MGM believes the assumptions underlying its allocation of income taxes to the IPO Properties on a separate return basis are reasonable. However, the amounts allocated for income taxes in the accompanying combined financial statements are not necessarily indicative of the actual amount of income taxes that would have been recorded had the IPO Properties been held in a separate stand-alone entity.

The provision for income taxes attributable to the loss before income taxes is as follows:

Year Ended December 31,
	2015	2014	2013
(in thousands)
Federal:
Current	$—	$—	$—
Deferred	—	—	—

Provision for federal income taxes	$—	$—	$—

State:
Current	$—	$—	$—
Deferred	—	—	—

Provision for state income taxes	$—	$—	$—

The Company has no provision for income taxes as it has a full valuation allowance on its losses.

A reconciliation of the federal income tax statutory rate and the Company’s effective tax rate is as follows:

	Year Ended December 31,
	2015	2014	2013
Federal income tax statutory rate	35%	35%	35%
Federal valuation allowance(1)	(35)	(35)	(35)

Effective tax rate	—%	—%	—%

(1)	Management assesses all available positive and negative evidence to estimate whether sufficient future taxable income will be generated to use the existing deferred tax assets. Due to significant historical losses, full valuation allowances of $91.7 million, $86.2 million and $88.9 million have been recorded on deferred tax assets attributable to losses incurred in the years ended December 31, 2015, 2014 and 2013, respectively. The Company intends to maintain the valuation allowance until sufficient positive evidence exists to support the reversal of the valuation allowance.

The major tax-effected components of the Company’s net deferred tax liability were as follows:

	December 31,
	2015	2014
	(in thousands)
Deferred tax liability—federal and state:
Real estate investments, net	$1,734,680	$1,740,465

Total deferred tax liability	$1,734,680	$1,740,465

The net operating losses generated by the IPO Properties have been utilized by MGM and are not available to reduce future taxable income of the Company. Therefore, the deferred tax assets presented above do not include the net operating losses generated by the IPO Properties as the Company will not obtain a future economic benefit for these amounts.

The Company has adopted the accounting policy that interest and penalties will be classified as a component of income tax expense. No interest or penalties were recorded for the years ended December 31, 2015, 2014 or 2013.

The operating results of the IPO Properties are included in the consolidated federal income tax return of which MGM is the Parent. As of December 31, 2015, MGM and its subsidiaries are no longer subject to examination of their U.S. federal income tax returns filed for years ended prior to 2011.

NOTE 5—COMMITMENTS AND CONTINGENCIES

In the ordinary course of business, from time to time, the Operating Partnership expects to be subject to legal claims and administrative proceedings, none of which are currently outstanding, which the Company believes could have, individually or in the aggregate, a material adverse effect on its business, financial condition or results of operations, liquidity or cash flows.

NOTE 6—RELATED-PARTY TRANSACTIONS

Pursuant to a corporate services agreement entered into on the Formation Transactions Closing Date between the Operating Partnership and MGM (the “Corporate Services Agreement”), MGM provides the Operating Partnership and its subsidiaries with financial, administrative and operational support services, including accounting and finance support, human resources support, legal and regulatory compliance support, insurance advisory services, internal audit services, governmental affairs monitoring and reporting services, information technology support, construction services and various other support services. MGM is reimbursed for all costs it incurs directly related to providing the services thereunder.

Allocation of expenses. The combined financial statements include the allocation of property insurance costs incurred and paid by MGM with respect to the IPO Properties. MGM has an annual master property insurance program for which a total premium is allocated to each property. The allocation is based on total location value as well as the specific item insured (building, personal property and business interruption). Finally, the allocated amounts are adjusted by specific risk factors such as loss expectation and geographical location. Property insurance expenses were allocated to the Company’s IPO Properties for all the IPO Properties being transferred. The expense allocations have been determined on a basis that both the Operating Partnership and MGM consider to be a reasonable reflection of the benefit received by the Company’s IPO Properties during the periods presented. The allocations may not, however, reflect the expense that the Company’s IPO Properties would have incurred as a stand-alone entity for the periods presented. Actual costs that may have been incurred if the Company’s IPO Properties had been a stand-alone entity would depend on a number of factors, including, but not limited to, the chosen insurance coverage.

NOTE 7—SUBSEQUENT EVENTS

Formation Transactions. On the Formation Transactions Closing Date, MGP completed the initial public offering of 57,500,000 of its Class A shares representing limited liability company interests (inclusive of the full exercise by the underwriters of their option to purchase 7,500,000 Class A shares) at an initial offering price of $21.00 per share. MGP used the proceeds from the initial public offering to purchase approximately 26.7% of the Operating Partnership Units in the Company and pay expenses, including reimbursement to MGM of $10 million in expenses attributable to the debt issuance and initial public offering. In connection with the initial public offering, MGM, MGP and the Company entered into a series of transactions and executed several agreements that, among other things, set forth the terms and conditions of the initial public offering and provide a framework for MGP’s and the Company’s relationship with MGM.

Following the Formation Transactions Closing Date, MGM owned 73.3% of the Operating Partnership Units in the Company, which are exchangeable into Class A shares of MGP on a one-to-one basis, or cash at the fair value of a Class A share, at the option of MGP’s independent conflicts committee. MGM also owns MGP’s outstanding Class B share following the initial public offering. The Class B share is a non-economic interest in MGP which does not provide its holder any rights to profits or losses or any rights to receive distributions from operations of MGP or upon liquidation or winding up of MGP but which represent a majority of the voting power of MGP’s shares. As a result, MGP continues to be controlled by MGM through its majority voting rights, and is a consolidated subsidiary of MGM.

Pursuant to the MCA by and between MGM, MGP and the Operating Partnership, MGM completed the Formation Transactions, in which it contributed the IPO Properties to newly formed subsidiaries and subsequently transferred 100% ownership interest in such subsidiaries to the Company in exchange for Operating Partnership Units in the Company on the Formation Transactions Closing Date.

Pursuant to the Master Lease entered into on the Formation Transactions Closing Date by and between the Tenant and the Landlord, the Tenant leased the IPO Properties from the Landlord. The Master Lease has an initial lease term of ten years with the potential to extend the term for four additional five-year terms thereafter at the option of the Tenant. The Master Lease provides that any extension of its term must apply to all of the real estate under the Master Lease at the time of the extension. The Master Lease has a triple-net structure, which requires the Tenant to pay substantially all costs associated with the lease, including real estate taxes, insurance, utilities and routine maintenance, in addition to rent. Additionally, the Master Lease provides MGP with a right of first offer with respect to MGM National Harbor and MGM’s development property located in Springfield, Massachusetts, which MGP may exercise should MGM elect to sell these properties in the future.

The annual rent payments due under the Master Lease are initially $550 million. Rent under the Master Lease consists of a “base rent” component and a “percentage rent” component. For the first year, the base rent represents 90% of the initial total rent payments due under the Master Lease, or $495 million, and the percentage rent represents 10% of the initial total rent payments due under the master lease, or $55 million. The base rent includes a fixed annual rent escalator of 2.0% for the second through the sixth lease years (as defined in the Master Lease). Thereafter, the annual escalator of 2.0% will be subject to the Tenant and, without duplication, the operating subsidiary sublessees of the Tenant (such sublessees, collectively, the “Operating Subtenants”), collectively meeting an adjusted net revenue to rent ratio of 6.25:1.00 based on their net revenue from the leased IPO Properties subject to the Master Lease (as determined in accordance with U.S. GAAP, adjusted as set forth in the Master Lease, excluding net revenue attributable to certain scheduled subleases and, at the Tenant’s option, certain reimbursed costs). The percentage rent will initially be a fixed amount for approximately the first six years and will then be adjusted every five years based on the average actual annual adjusted net revenues of the Tenant and, without duplication, the Operating Subtenants, from the leased IPO Properties subject to the Master Lease at such time for the trailing five calendar-year period (calculated by multiplying the average annual net revenues, excluding net revenue attributable to certain scheduled subleases and, at the Tenant’s option, certain reimbursed costs, for the trailing five-calendar-year period by 1.4%).

Pursuant to the Corporate Services Agreement, MGM provides MGP and its subsidiaries, including the Company, with financial, administrative and operational support services, including accounting and finance support, human resources support, legal and regulatory compliance support, insurance advisory services, internal audit services, governmental affairs monitoring and reporting services, information technology support, construction services, and various other support services. MGM is reimbursed for all costs it incurs directly related to providing the services thereunder.

Bridge facilities. MGM borrowed $4.0 billion under certain bridge facilities, which were subsequently contributed to the Operating Partnership pursuant to the MCA. The Company repaid the bridge facilities with a combination of proceeds from its financing transactions described below and the proceeds from MGP’s purchase of Operating Partnership Units.

Credit agreement. The Company entered into a credit agreement, comprised of a $300 million senior secured term loan A facility, a $1.85 billion senior secured term loan B facility and a $600 million senior secured revolving credit facility. The revolving credit facility and term loan A facility bear interest at LIBOR plus 2.75% for the first six months, and thereafter the interest rate is determined by reference to a total net leverage ratio pricing grid which results in an interest rate of LIBOR plus 2.25% to 2.75%. The term loan B facility initially bears interest at LIBOR plus 3.25% with a LIBOR floor of 0.75%. The term loan B facility was issued at 99.75% to initial lenders. The revolving credit facility and the term loan A facility will mature in 2021 and the term loan B facility will mature in 2023.

The credit agreement contains customary covenants that, among other things, limits the ability of the Company and its restricted subsidiaries to: (i) incur additional indebtedness; (ii) merge with a third party or engage in other fundamental changes; (iii) make restricted payments; (iv) enter into, create, incur or assume any liens; (v) make certain sales and other dispositions of assets; (vi) enter into certain transactions with affiliates;

(vii) make certain payments on certain other indebtedness; (viii) make certain investments; and (ix) incur restrictions on the ability of restricted subsidiaries to make certain distributions, loans or transfers of assets to the Operating Partnership or any restricted subsidiary. These covenants are subject to a number of important exceptions and qualifications, including, with respect to the restricted payments covenant, the ability to make unlimited restricted payments to maintain the REIT status of MGP. The revolving credit facility and term loan A facility also require the Operating Partnership to maintain a maximum secured net debt to adjusted total asset ratio, a maximum total net debt to adjusted asset ratio and a minimum interest coverage ratio, all of which may restrict the Operating Partnership’s ability to incur additional debt to fund its obligations in the near term.

The credit agreement also provides for customary events of default, including, without limitation, (i) payment defaults, (ii) inaccuracies of representations and warranties, (iii) covenant defaults, (iv) cross-defaults to certain other indebtedness in excess of specified amounts, (v) certain events of bankruptcy and insolvency, (vi) judgment defaults in excess of specified amounts, (vii) actual or asserted invalidity or impairment of any loan documentation, (viii) the security documents cease to create a valid and perfected first priority lien on any material portion of the collateral, (ix) ERISA defaults, (x) termination of the Master Lease and (xi) change of control. The term loan facilities are subject to amortization of principal in equal quarterly installments, with 5.0% of the initial aggregate principal amount of the term loan A facility and 1.0% of the initial aggregate principal amount of the term loan B facility to be payable each year. The revolving credit facility and the term loan facilities are both guaranteed by each of the Company’s existing and subsequently acquired direct and indirect wholly owned material domestic restricted subsidiaries, and secured by a first priority lien security interest on substantially all of the Company’s and such restricted subsidiaries’ material assets, including mortgages on its real estate, subject to customary exclusions.

Senior notes. On April 20, 2016, a wholly owned subsidiary of the Company issued $1.05 billion in aggregate principal amount of 5.625% senior notes due 2024 and on the Formation Transactions Closing Date, the Company entered into a supplemental indenture through which it assumed the obligations under the senior notes from such subsidiary (which merged into the Operating Partnership on such date). The senior notes were recorded at cost net of related borrowing costs, and will mature on May 1, 2024. Interest on the senior notes is payable on May 1 and November 1 of each year, commencing on November 1, 2016. The senior notes are fully and unconditionally guaranteed, jointly and severally, on a senior basis by all of the Operating Partnership’s subsidiaries that guarantee the Operating Partnership’s credit facilities, other than MGP Finance Co-Issuer, Inc., which is a co-issuer of the senior notes. The Company may redeem all or part of the senior notes at a redemption price equal to 100% of the principal amount of the senior notes plus, to the extent the Company is redeeming senior notes prior to the date that is three months prior to their maturity date, an applicable make whole premium, plus, in each case, accrued and unpaid interest.

The indenture governing the senior notes contains customary covenants that limit the Operating Partnership’s ability and, in certain instances, the ability of its subsidiaries, to borrow money, create liens on assets, make distributions and pay dividends on or redeem or repurchase Operating Partnership Units, make certain types of investments, sell stock in certain subsidiaries, enter into agreements that restrict dividends or other payments from subsidiaries, enter into transactions with affiliates, issue guarantees of debt, and sell assets or merge with other companies. These limitations are subject to a number of important exceptions and qualifications set forth in the indenture governing the senior notes, including, with respect to the restricted payments covenant, the ability to make unlimited restricted payments to maintain the REIT status of MGP.

Borgata Transaction. On May 31, 2016, MGM entered into a definitive agreement to acquire Boyd Gaming Corporation’s ownership interest in Borgata Hotel Casino and Spa (“Borgata”). Further, MGM, MGP, the Operating Partnership, the Landlord and the Tenant entered into a master transaction agreement, which provides for, among other things, the transfer of the real estate assets related to Borgata located at Renaissance Pointe in Atlantic City, New Jersey from a subsidiary of MGM to the Landlord (the “Borgata Transaction”). On August 1, 2016 the Company completed the acquisition of the real estate assets related to Borgata.

The mix of consideration that was paid by MGP to a subsidiary of MGM consisted of the assumption by the Landlord of $545 million of indebtedness from a subsidiary of MGM and 27.4 million Operating Partnership Units. The purchase is being accounted for as a transaction under common control, and the real estate assets will continue to be accounted for at the fair value determined by MGM in its purchase price allocation.

The real estate assets were leased by the Landlord to the Tenant via an amendment to the existing Master Lease. As a result of the consummation of the Borgata Transaction, the initial rent under the Master Lease increased by $100 million, $90 million of which relates to the base rent for the initial term and the remaining $10 million relates to the percentage rent. Following the closing of the acquisition, the base rent under the Master Lease is now $585 million for the initial term and the percentage rent is $65 million.

Events subsequent to December 31, 2015 were evaluated through August 8, 2016, the date these audited combined financial statements were available to be issued, and no further events were identified requiring disclosure in these audited combined financial statements.

MGM GROWTH PROPERTIES OPERATING PARTNERSHIP LP

SCHEDULE III—COMBINED REAL ESTATE AND ACCUMULATED DEPRECIATION

(in thousands)

December 31, 2015

			Acquisition Costs		Costs Capitalized Subsequent to Acquisition		Gross Amount at Which Carried at Close of Period(c)
Property	Encumbrances	Land	Building and Improvements	Land	Building and Improvements	Land	Building and Improvements	Total	Accumulated Depreciation	Date Acquired	Useful Life
New York-New York	a	b	b	b	b	$149,991	$495,947	$645,938	$(253,948)	b	d
The Mirage	a	b	b	b	b	1,017,562	758,823	1,776,385	(413,544)	b	d
Mandalay Bay	—	b	b	b	b	1,199,786	1,850,015	3,049,801	(575,567)	b	d
Luxor	—	b	b	b	b	440,685	709,246	1,149,931	(278,989)	b	d
Excalibur	—	b	b	b	b	814,805	348,125	1,162,930	(107,746)	b	d
Monte Carlo	—	b	b	b	b	291,035	353,027	644,062	(130,142)	b	d
Beau Rivage	—	b	b	b	b	104,945	561,424	666,369	(207,154)	b	d
MGM Grand Detroit	a	b	b	b	b	52,509	597,238	649,747	(130,765)	b	d
Gold Strike Tunica	a	b	b	b	b	3,609	179,281	182,890	(73,419)	b	d
The Park	—	b	b	b	b	33,026	4,106	37,132	(272)	b	d

						$4,107,953	$5,857,232	$9,965,185	$(2,171,546)

(a)	The land and substantially all of the assets of The Mirage were pledged by the MGM subsidiary that historically owned and operated such real property to secure up to $3,350,000 of obligations under MGM’s senior credit facility. The land and substantially all of the assets of MGM Grand Detroit were pledged by the MGM subsidiary that historically owned and operated such real property to secure up to $450,000 of obligations as a co-borrower under MGM’s senior credit facility. In addition, the land and substantially all of the assets of New York-New York and Gold Strike Tunica were pledged by the MGM subsidiaries that historically owned and operated such real property to secure the entire amount of MGM’s senior credit facility. None of the subsidiaries that pledged the above referenced real properties were contributed to the Operating Partnership in connection with the initial public offering and all such subsidiaries remained operating subsidiaries of MGM following the initial public offering. However, in connection with the Formation Transactions, the above referenced real properties were released from the above-mentioned pledges in connection with their transfer to the Operating Partnership.
(b)	We have prepared Schedule III—Combined Real Estate and Accumulated Depreciation (“Schedule III”) omitting certain of the required information articulated in Securities and Exchange Commission Rule 12-28 in Regulation S-X. Rule 12-28 requires property-specific information for the initial cost capitalized, costs capitalized subsequent to acquisition, and the date of construction and/or acquisition; however, these disclosures have been omitted from Schedule III on the basis that compiling these disclosure on a site-by-site basis would be impracticable because the majority of the real estate assets were constructed by other companies that were later acquired by MGM. We do not believe that the inclusion of such information would provide meaningful information to investors or financial statement users as we believe their primary focus will be on the information we plan to disclose, which includes the description, location and carrying values of the real estate assets as of the closing period, and they would not derive significant value from the acquisition costs or costs capitalized subsequent to acquisition.
(c)	The aggregate cost of land, buildings and improvements for federal income tax purposes is approximately $5,954,182.
(d)	Depreciation is computed based on the following estimated useful lives:

Buildings and building improvements	20 to 40 years
Land improvements	10 to 20 years
Fixtures and integral equipment	3 to 20 years

Reconciliation of Real Estate

2015
Balance at beginning of year	$9,870,814
Additions	129,308
Impairments	—
Dispositions and write-offs	(34,937)

Balance at end of year	$9,965,185

Reconciliation of Accumulated Depreciation

2015
Balance at beginning of year	$(2,003,002)
Depreciation expense	(196,816)
Property transactions, net	(6,665)
Dispositions and write-offs	34,937

Balance at end of year	$(2,171,546)

MGM GROWTH PROPERTIES OPERATING PARTNERSHIP LP

CONDENSED COMBINED AND CONSOLIDATED BALANCE SHEETS

(in thousands)

(unaudited)

	September 30, 2016	December 31, 2015
ASSETS
Real estate investments, net	$9,122,208	$7,793,639
Cash and cash equivalents	340,284	—
Tenant and other receivables, net	5,654	—
Prepaid expenses and other assets	10,861	—
Above market lease, asset	46,555	—

Total assets	$9,525,562	$7,793,639

LIABILITIES AND PARTNERS’ CAPITAL
Liabilities
Debt, net	$3,620,681	$—
Due to MGM Resorts International and affiliates	211	—
Accounts payable, accrued expenses and other liabilities	8,247	—
Above market lease, liability	48,179	—
Accrued interest	29,716	—
Distribution payable	94,109	—
Deferred revenue	51,092	—
Deferred income taxes, net	24,828	1,734,680

Total liabilities	3,877,063	1,734,680
Commitments and contingencies (Note 11)
Partners’ capital:
General partner	—	—
Limited partners	5,648,499	—
Predecessor net Parent investment	—	6,058,959

Total partners’ capital	5,648,499	6,058,959

Total liabilities and partners’ capital	$9,525,562	$7,793,639

The accompanying condensed notes are an integral part of these condensed combined and consolidated financial statements.

MGM GROWTH PROPERTIES OPERATING PARTNERSHIP LP

CONDENSED COMBINED AND CONSOLIDATED STATEMENTS OF OPERATIONS

AND COMPREHENSIVE INCOME (LOSS)

(in thousands, except per unit amounts)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
Revenues
Rental revenue	$154,809	$—	$256,062	$—
Property taxes reimbursed by Tenant	17,690	—	27,340	—

	172,499	—	283,402	—

Expenses
Depreciation	54,260	54,188	158,860	145,805
Property transactions, net	1,442	—	2,651	—
Property taxes	17,690	12,058	44,231	37,439
Property insurance	—	2,529	2,943	7,822
Amortization of above market lease, net	114	—	114	—
Acquisition-related expenses	9,500	—	10,099	—
General and administrative	2,701	—	6,490	—

	85,707	68,775	225,388	191,066

Operating income (loss)	86,792	(68,775)	58,014	(191,066)
Interest expense	42,839	—	72,314	—
Other non-operating	367	—	439	—

Income (loss) before income taxes	43,586	(68,775)	(14,739)	(191,066)
Provision for income taxes	(915)	—	(915)	—

Net income (loss)	$42,671	$(68,775)	$(15,654)	$(191,066)

Comprehensive income (loss)	$42,671	$(68,775)	$(15,654)	$(191,066)

Net income per Operating Partnership Unit (basic)	$0.18	N/A	$0.30	N/A

Net income per Operating Partnership Unit (diluted)	$0.18	N/A	$0.30	N/A

The accompanying condensed notes are an integral part of these condensed combined and consolidated financial statements.

MGM GROWTH PROPERTIES OPERATING PARTNERSHIP LP

CONDENSED COMBINED AND CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

(unaudited)

	Nine Months Ended September 30,
	2016	2015
Cash flows from operating activities
Net loss	$(15,654)	$(191,066)
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	158,860	145,805
Property transactions, net	2,651	—
Amortization of deferred financing costs and debt discount	4,392	—
Amortization related to above market lease, net	114	—
Provision for income taxes	915	—
Straight-line rental revenues	(1,062)	—
Share-based compensation	326	—
Changes in operating assets and liabilities:
Tenant and other receivables, net	(5,654)	—
Prepaid expenses and other assets	4,738	—
Due to MGM Resorts International and affiliates	211	—
Accounts payable, accrued expenses and other liabilities	2,868	—
Accrued interest	29,716	—

Net cash provided by (used in) operating activities	182,421	(45,261)

Cash flows from investing activities
Capital expenditures for property and equipment funded by Parent	(138,987)	(24,575)

Net cash used in investing activities	(138,987)	(24,575)

Cash flows from financing activities
Proceeds from issuance of debt	3,700,000	—
Deferred financing costs	(76,120)	—
Repayment of bridge facilities	(4,544,850)	—
Repayment of debt principal	(16,750)	—
Proceeds from purchase of Operating Partnership Units by MGP	1,132,468	—
Dividends paid	(56,720)	—
Net cash transfers from Parent	158,822	69,836

Net cash provided by financing activities	296,850	69,836

Cash and cash equivalents
Net increase for the period	340,284	—
Balance, beginning of period	—	—

Balance, end of period	$340,284	$—

Supplemental cash flow disclosures
Interest paid	$38,206	$—
Non-cash investing and financing activities
Non-Normal Tenant Improvements by Tenant	$51,092	$—
Borgata Transaction net assets acquired	$1,273,662	$—

The accompanying condensed notes are an integral part of these condensed combined and consolidated financial statements.

MGM GROWTH PROPERTIES OPERATING PARTNERSHIP LP

CONDENSED NOTES TO UNAUDITED CONDENSED COMBINED AND CONSOLIDATED

FINANCIAL STATEMENTS

NOTE 1—BUSINESS

Organization. MGM Growth Properties Operating Partnership LP (the “Company” or the “Operating Partnership”) is a Delaware limited partnership that was formed on January 6, 2016 through which MGM Growth Properties LLC (“MGP”), a limited liability company that was organized in Delaware on October 23, 2015 conducts its operations. MGP intends to make an election on its federal income tax return for its taxable year ending December 31, 2016 to be treated as a real estate investment trust (“REIT”).

MGM Resorts International (“MGM” or the “Parent”) is a Delaware corporation that acts largely as a holding company and, through its subsidiaries, owns and operates large-scale destination entertainment and leisure resorts. Prior to April 25, 2016 (the “Formation Transactions Closing Date”), the real estate assets of The Mirage, Mandalay Bay, Luxor, New York-New York, Monte Carlo, Excalibur, The Park, Gold Strike Tunica, MGM Grand Detroit and Beau Rivage (collectively, the “IPO Properties”), which comprised the Company’s real estate investments prior to the acquisition of Borgata (as described below), were owned and operated by MGM. On the Formation Transactions Closing Date, MGM engaged in a series of transactions (the “Formation Transactions”) in which subsidiaries of MGM transferred the IPO Properties to newly formed subsidiaries and subsequently transferred 100% ownership interest in such subsidiaries to the Company pursuant to a Master Contribution Agreement (the “MCA”) in exchange for limited partner interests in the Company (“Operating Partnership Units”).

On the Formation Transactions Closing Date, MGP completed the initial public offering of 57,500,000 of its Class A shares representing limited liability company interests at an initial offering price of $21.00 per share, inclusive of the full exercise by the underwriters of their option to purchase 7,500,000 Class A shares. MGP contributed the proceeds from its initial public offering to the Operating Partnership in exchange for 26.7% of the Operating Partnership Units and the general partner interest in the Company. A wholly owned subsidiary of MGP is the general partner of the Company, and operates and controls all of its business affairs. As a result, the Operating Partnership and its subsidiaries are consolidated subsidiaries of MGP.

As of September 30, 2016, MGM owned 76.3% of the Operating Partnership Units in the Company, an increase from 73.3% as a result of its acquisition of the real property associated with the Borgata Hotel Casino & Spa (“Borgata”) from MGM on August 1, 2016, which had the result of reducing MGP’s ownership interest in the Operating Partnership from 26.7% to 23.7% (see Note 3 for additional information regarding this transaction). MGM’s Operating Partnership Units are exchangeable into Class A shares of MGP on a one-to-one basis, or cash at the fair value of a Class A share. The determination of settlement method is at the option of MGP’s independent conflicts committee. MGM also owns MGP’s outstanding Class B share following the initial public offering. The Class B share is a non-economic interest in MGP which does not provide its holder any rights to profits or losses or any rights to receive distributions from operations of MGP or upon liquidation or winding up of MGP but which represent a majority of the voting power of MGP’s shares. As a result, MGP continues to be controlled by MGM through its majority voting rights, and is a consolidated subsidiary of MGM.

A wholly owned subsidiary of the Operating Partnership (the “Landlord”) leases all of its real estate properties back to a wholly owned subsidiary of MGM (the “Tenant”) under a master lease agreement (the “Master Lease”).

NOTE 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of presentation. The accompanying condensed combined and consolidated financial statements have been prepared in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”) for interim financial information set forth in the Accounting Standards Codification (“ASC”), as published by the Financial Accounting Standards Board (“FASB”). Accordingly, they do not include all of the information and footnotes required by U.S. GAAP for complete financial statements. All adjustments (consisting of normal recurring accruals) considered necessary for a fair statement of results for the interim period have been included.

For periods prior to the Formation Transactions Closing Date, the accompanying condensed combined and consolidated financial statements of the Operating Partnership represent the IPO Properties, which were controlled by MGM, and have been determined to be the Operating Partnership’s predecessor for accounting purposes (the “Predecessor”). The accompanying condensed combined and consolidated financial statements include the Predecessor financial statements that have been “carved out” of MGM’s consolidated financial statements and reflect significant assumptions and allocations. The financial statements do not fully reflect what the Predecessor’s results of operations, financial position and cash flows would have been had the Predecessor been a stand-alone company during the periods presented. As a result, historical financial information is not necessarily indicative of the Operating Partnership’s future results of operations, financial position and cash flows.

For periods subsequent to the Formation Transactions Closing Date, the accompanying condensed combined and consolidated financial statements of MGP represent the results of operations, financial position and cash flows of the Company and its subsidiaries.

Principles of consolidation. The Company identifies entities for which control is achieved through means other than voting rights and to determine which business enterprise is the primary beneficiary of variable interest entities (“VIEs”). A VIE is an entity in which either (i) the equity investors as a group, if any, lack the power through voting or similar rights to direct the activities of such entity that most significantly impact such entity’s economic performance or (ii) the equity investment at risk is insufficient to finance that entity’s activities without additional subordinated financial support. The Company identifies the primary beneficiary of a VIE as the enterprise that has both of the following characteristics: (i) the power to direct the activities of the VIE that most significantly impact the entity’s economic performance; and (ii) the obligation to absorb losses or receive benefits of the VIE that could potentially be significant to the entity. The Company consolidates its investment in a VIE when it determines that it is its primary beneficiary. The Company may change its original assessment of a VIE upon subsequent events such as the modification of contractual arrangements that affect the characteristics or adequacy of the entity’s equity investments at risk and the disposition of all or a portion of an interest held by the primary beneficiary. The Company performs this analysis on an ongoing basis. The condensed combined and consolidated financial statements include the accounts of its wholly owned subsidiary which owns the real estate, a VIE of which the Company is the primary beneficiary. The Company’s maximum exposure to loss is the carrying value of the assets and liabilities of the Landlord, which represent $9.2 billion of the Company’s assets and $104.9 million of the Company’s liabilities at September 30, 2016. As the Company holds what is deemed a majority voting interest in the Landlord, it qualifies for the exemption from providing certain of the required disclosures associated with investments in VIEs.

For entities not determined to be VIEs, the Company consolidates such entities in which the Company owns 100% of the equity. For entities in which the Company owns less than 100% of the equity interest, the Company consolidates the entity if it has the direct or indirect ability to control the entities’ activities based upon the terms of the respective entities’ ownership agreements. For these entities, the Company records a noncontrolling interest on the condensed combined and consolidated balance sheets. All intercompany balances and transactions are eliminated in consolidation.

Use of estimates. The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions. These estimates and assumptions affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. The Company’s most significant assumptions and estimates relate to the useful lives real estate assets, real estate impairment assessments and the allocation of income taxes to the Company’s IPO Properties. These estimates are based on historical experience and other assumptions which management believes are reasonable under the circumstances. Management evaluates its estimates on an ongoing basis and makes revisions to these estimates and related disclosures as experience develops or new information becomes known. Actual results could differ from these estimates.

Real estate investments. Real estate investments consist of land, buildings, improvements and integral equipment. Because the Formation Transactions and the Borgata Transaction (as defined below) represent transactions between entities under common control, such real estate was initially recorded by the Company at MGM’s historical cost basis, less accumulated depreciation (i.e., there was no change in the basis of the contributed assets), as of the Formation Transactions Closing Date and the date of the consummation of the Borgata Transaction, respectively. Costs of maintenance and repairs to real estate investments are the responsibility of the Tenant under the Master Lease.

Although the Tenant is responsible for all capital expenditures during the term of the Master Lease, if, in the future, a deconsolidation event occurs between MGM and MGP, the Company will be required to pay the Tenant, should the Tenant so elect, for certain capital improvements that would not constitute “normal tenant improvements” in accordance with U.S. GAAP (“Non-Normal Tenant Improvements”), subject to an initial cap of $100 million in the first year of the Master Lease increasing annually by $75 million each year thereafter. The Company will be entitled to receive additional rent based on the 10-year Treasury yield plus 600 basis points multiplied by the value of the new capital improvements the Company is required to pay for in connection with a deconsolidation event and such capital improvements will be subject to the terms of the Master Lease. Examples of Non-Normal Tenant Improvements include the costs of structural elements at the properties, including capital improvements that expand the footprint or square footage of any of the properties or extend the useful life of the properties, as well as equipment that would be a necessary improvement at any of the properties, including initial installation of elevators, air conditioning systems or electrical wiring. Such Non-Normal Tenant Improvements are capitalized and depreciated over the asset’s remaining life. Non-Normal Tenant Improvements were $51.1 million as of September 30, 2016.

In accordance with accounting standards governing the impairment or disposal of long-lived assets, the carrying value of long-lived assets, including land, buildings and improvements, land improvements and integral equipment is evaluated whenever events or changes in circumstances indicate that a potential impairment has occurred relative to a given asset or assets. Factors that could result in an impairment review include, but are not limited to, a current period cash flow loss combined with a history of cash flow losses, current cash flows that may be insufficient to recover the investment in the property over the remaining useful life, a projection that demonstrates continuing losses associated with the use of a long-lived asset, significant changes in the manner of use of the assets or significant changes in business strategies. If such circumstances arise, the Company uses an estimate of the undiscounted value of expected future operating cash flows to determine whether the long-lived assets are impaired. If the aggregate undiscounted cash flows plus net proceeds expected from disposition of the assets (if any) are less than the carrying amount of the assets, the resulting impairment charge to be recorded is calculated based on the excess of the carrying value of the assets over the fair value of such assets, with the fair value determined based on an estimate of discounted future cash flows, appraisals or other valuation techniques. There were no impairment charges related to long-lived assets recognized during the three and nine months ended September 30, 2016 or 2015.

Cash and cash equivalents. Cash and cash equivalents include investments and interest bearing instruments with maturities of 90 days or less at the date of acquisition. Such investments are carried at cost, which approximates market value.

Deferred revenue. The Company receives nonmonetary consideration related to Non-Normal Tenant Improvements as they automatically become the Operating Partnership’s property, and recognizes the cost basis of Non-Normal Tenant Improvements as real estate investments and deferred revenue. The Company depreciates the real estate investments over their estimated useful lives and amortizes the deferred revenue as additional rental revenue over the remaining term of the Master Lease once the related real estate assets are placed in service.

Revenue recognition. Rental revenue under the Master Lease is recognized on a straight-line basis over the non-cancelable term and reasonably assured renewal periods, which includes the initial lease term of ten years and all four additional five-year terms under the Master Lease, for all contractual revenues that are determined to be fixed and measurable. The difference between such rental revenue earned and the cash rent due under the provisions of the Master Lease is recorded as deferred rent receivable and included as a component of prepaid expenses and other assets, or as deferred revenue if cash rent due exceeds rental revenue earned.

Property tax reimbursements from Tenant arise from the triple-net structure of the Master Lease which provides for the recovery of property taxes, which are paid by the Company on behalf of the Tenant. This revenue is recognized in the same periods as the expense is incurred.

Depreciation and property transactions. Depreciation expense is recognized over the useful lives of real estate applying the straight-line method. Useful lives are periodically reviewed. Leased real estate and leasehold improvements are depreciated on a straight-line basis over the following estimated useful lives:

Buildings and building improvements	20 to 40 years
Land improvements	10 to 20 years
Fixtures and integral equipment	3 to 20 years

Property transactions, net are comprised of transactions related to long-lived assets, such as normal losses on the disposition of assets.

Property insurance. The condensed combined and consolidated financial statements include the allocation of property insurance costs incurred and paid by MGM with respect to the Company’s Predecessor. MGM has an annual master property insurance program for which a total premium is allocated to each property. The allocation is based on total location value as well as the specific item insured (building, personal property and business interruption). The allocated amounts are adjusted by specific risk factors such as loss expectation and geographical location. Property insurance expenses were allocated to the Company’s Predecessor for all the IPO Properties transferred. The expense allocations have been determined on a basis that both the Operating Partnership and MGM consider to be a reasonable reflection of the benefit received by the Company’s Predecessor during the periods presented. The allocations may not, however, reflect the expense that the Company’s Predecessor would have incurred as a stand-alone entity for the periods presented. Actual costs that may have been incurred if the Company’s Predecessor had been a stand-alone entity would depend on a number of factors, including, but not limited to, the chosen insurance coverage. The Company does not recognize property insurance expense subsequent to the Formation Transactions Closing Date, as these costs are the direct responsibility of the Tenant under the Master Lease.

Acquisition-related expenses. The Company expenses transaction costs associated with business combinations in the period in which they are incurred. These costs are included in acquisition-related expenses within the condensed combined and consolidated statements of operations.

General and administrative. General and administrative expenses include the salaries and benefits of employees and external consulting costs. In addition, pursuant to a corporate services agreement entered into on the Formation Transactions Closing Date between the Operating Partnership and MGM (the “Corporate Services Agreement”), MGM provides the Operating Partnership and its subsidiaries with financial, administrative and operational support services, including accounting and finance support, human resources support, legal and regulatory compliance support, insurance advisory services, internal audit services, governmental affairs monitoring and reporting services, information technology support, construction services and various other support services. MGM is reimbursed for all costs it incurs directly related to providing the services thereunder. The Operating Partnership incurred expenses pursuant to the Corporate Services Agreement from the Formation Transactions Closing Date through September 30, 2016 of $0.6 million.

Share-based compensation. The Company recognizes share-based compensation awards as compensation expense and includes such expense within general and administrative expense in the condensed combined and consolidated statement of operations. Compensation expense, net of estimated forfeitures, for restricted share unit awards is based on the fair value of MGP’s Class A shares at the date of grant and is generally recognized ratably over the vesting period. For ratable awards, the Company recognized compensation costs for all grants on a straight-line basis over the requisite service period of the entire award. Compensation expense for performance share unit awards, which have market conditions, is based on a Monte Carlo simulation at the date of grant and is generally recognized ratably over the vesting period.

Net income per unit. Basic net income per unit includes only the weighted average number of Operating Partnership Units outstanding during the period. Dilutive net income per unit includes the weighted average number of Operating Partnership Units and the dilutive effect of share-based compensation awards outstanding during the period, when such awards are dilutive.

Fair value measurements. Fair value measurements are utilized in accounting for testing of long-lived assets for impairment. Fair value of financial and nonfinancial assets and liabilities is defined as an exit price, representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. The three-tier hierarchy for inputs used in measuring fair value, which prioritizes the inputs used in the methodologies of measuring fair value for assets and liabilities, is as follows:

Level 1—Observable inputs for identical instruments such as quoted market prices;

Level 2—Inputs include quoted prices for similar assets and liabilities in active markets, quoted prices for identical or similar assets or liabilities in markets that are not active, inputs other than quoted prices that are observable for the asset or liability (i.e., interest rates, yield curves, etc.) and inputs that are derived principally from or corroborated by observable market data by correlation or other means (market corroborated inputs); and

Level 3—Unobservable inputs that reflect the Company’s determination of assumptions that market participants would use in pricing the asset or liability. These inputs are developed based on the best information available, including management’s own data.

The fair value of the Company’s cash and cash equivalents, accounts payable and accrued expenses approximate their carrying value because of the short-term nature of these instruments. The principal amount and fair value of other financial instruments are as follows:

	September 30, 2016
	Principal Amount	Fair Value
	(in thousands)
Senior secured credit facility:
Senior secured term loan A facility	$292,500	$289,575
Senior secured term loan B facility	1,840,750	1,856,857
Senior secured revolving credit facility	—	—
$1,050 million 5.625% senior notes, due 2024	1,050,000	1,135,439
$500 million 4.50% senior notes, due 2026	500,000	497,500

The estimated fair value of the Company’s debt was estimated using quoted prices for identical or similar liabilities in markets that are not active for each of the Company’s term loan A facility, term loan B facility, revolving credit facility and senior notes. These fair value measurements are considered Level 2 of the fair value hierarchy.

Reportable segment. The Company’s real estate properties are similar in that they consist of large scale destination entertainment and leisure resorts and related offerings, whose tenants generally offer casino gaming, hotel, convention, dining, entertainment and retail, are held by a subsidiary of the Operating Partnership, have similar economic characteristics and are governed under a single Master Lease. As such, the properties are reported as one reportable segment.

Concentrations of credit risk. All of the Company’s real estate properties have been leased to a wholly owned subsidiary of MGM, and all of the Operating Partnership’s revenues are derived from the Master Lease. MGM is a publicly traded company and is subject to the filing requirements of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), and is required to file periodic reports on Form 10-K and Form 10-Q with the SEC. Refer to www.edgar.gov for MGM’s publicly available financial information. Management does not believe there are any other significant concentrations of credit risk.

Geographical risk. The majority of the Company’s real estate properties are located in Las Vegas, Nevada. Accordingly, future negative trends in local economic activity or natural disasters in this area might have a more significant effect on the Company than a more geographically diversified entity and could have an adverse impact on its financial condition and operating results.

Recently issued accounting standards. In August 2016, the FASB issued Accounting Standard Update No. 2016-15, Statement of Cash Flows (Topic 230): Classification of Certain Cash Receipts and Cash Payments (a consensus of the Emerging Issues Task Force) (“ASU 2016-15”) effective for the fiscal years beginning after December 15, 2017. ASU 2016-15 amends the guidance of ASC 230 on the classification of certain cash receipts and payments in the statement of cash flows. The primary purpose of the ASU is to reduce the diversity in practice that has resulted from the lack of consistent principles, specifically clarifying the guidance on eight cash flow issues. The Company is currently assessing the impact that adoption of this guidance will have on its financial statements and footnote disclosures.

In March 2016, the FASB issued Accounting Standards Update No. 2016-09, Compensation – Stock Compensation (Topic 718): Improvements to Employee Share-Based Payment Accounting (“ASU 2016-09”). ASU 2016-09 was issued as part of the FASB’s simplification initiative and affects all entities that issue share-based payment awards to their employees. The amendments in this update cover such areas as the recognition of excess tax benefits and deficiencies, the classification of those excess tax benefits on the statement of cash flows, an accounting policy election for forfeitures, the amount an employer can withhold to cover income taxes and still qualify for equity classification and the classification of those taxes paid on the statement of cash flows. ASU 2016-09 is effective for fiscal years beginning after December 15, 2016, and interim periods within those fiscal years. Early adoption is permitted. The Company is currently in the process of determining the method of adoption and assessing the impact that adoption of this guidance will have on its financial statements and footnote disclosures.

In February 2016, the FASB issued Accounting Standards Update No. 2016-02, Leases (Topic 842) (“ASU 2016-02”), which replaces the existing guidance in FASB ASC Topic 840, Leases. ASU 2016-02 requires a dual approach for lessee accounting under which a lessee would account for leases as finance leases or operating leases. Both finance leases and operating leases will result in the lessee recognizing a right-of-use (“ROU”) asset and a corresponding lease liability. For finance leases the lessee would recognize interest expense and amortization of the ROU asset and for operating leases the lessee would recognize a straight-line total lease expense. ASU 2016-02 is effective for fiscal years beginning after December 15, 2018, and interim periods within those fiscal years. Early adoption is permitted. The Company is currently in the process of determining the method of adoption and assessing the impact that adoption of this guidance will have on its financial statements and footnote disclosures.

In August 2015, the FASB issued Accounting Standards Update No. 2015-14, Revenue From Contracts With Customers (Topic 606): Deferral of the Effective Date, which defers the effective date of Accounting Standards Update No. 2014-09, Revenue From Contracts With Customers (“ASU 2014-09”) to the fiscal years beginning after December 15, 2017, and interim periods within those fiscal years. Early adoption is permitted for fiscal years beginning after December 15, 2016, and interim periods within those fiscal years. ASU 2014-09 outlines a new, single comprehensive model for entities to use in accounting for revenue arising from contracts with customers and supersedes most current revenue recognition guidance, including industry-specific guidance. This new revenue recognition model provides a five-step analysis in determining when and how revenue is recognized. Additionally, the new model will require revenue recognition to depict the transfer of promised goods or services to customers in an amount that reflects the consideration a company expects to receive in exchange for those goods or services. The Company is currently in the process of determining the method of adoption and assessing the impact that adoption of this guidance will have on its financial statements and footnote disclosures.

NOTE 3—BORGATA TRANSACTION

On August 1, 2016, MGM completed the acquisition of Boyd Gaming’s ownership interest in Borgata. Concurrently, MGM, MGP, the Operating Partnership, the Landlord and the Tenant completed the transfer of the real estate assets related to Borgata located at Renaissance Pointe in Atlantic City, New Jersey from a subsidiary of MGM to the Landlord (the “Borgata Transaction”). A subsidiary of MGM operates Borgata. The real estate assets related to Borgata were leased by the Landlord to the Tenant via an amendment to the Master Lease. As a result, the initial rent under the Master Lease increased by $100 million, $90 million of which relates to the base rent for the initial term and the remaining $10 million of which relates to the percentage rent. Following the closing of the acquisition, the base rent under the Master Lease is now $585 million for the initial term and the percentage rent is $65 million, prorated for the remainder of the first lease year after the Borgata Transaction. The consideration that was paid by MGP to a subsidiary of MGM consisted of 27.4 million newly issued Operating Partnership Units and the assumption by the Landlord of $545 million of indebtedness from such subsidiary of MGM.

The Borgata Transaction was accounted for as a transaction under common control, and therefore the Company recorded the Borgata real estate assets at their carryover value of $1.3 billion determined by MGM in its preliminary purchase price allocation. In addition, the Company recognized an above market lease liability and an above market lease asset related to ground leases assigned to the Landlord as part of the Borgata Transaction covering approximately 20 acres partially underlying and adjacent to the Borgata. Under the terms of the Master Lease, the Tenant is responsible for the rent payments related to these ground leases during the term of the Master Lease. The Company amortizes the above market lease liability on a straight-line basis over the terms of the underlying ground leases, which extend through 2070. The Company amortizes the above market lease asset on a straight-line basis over the term of the Master Lease, which extends through 2046 (including reasonably assured renewal periods pursuant to the terms of the Master Lease).

NOTE 4—REAL ESTATE INVESTMENTS

The carrying value of real estate investments is as follows:

	September 30, 2016	December 31, 2015
	(in thousands)
Land	$4,143,545	$4,107,953
Buildings, building improvements, land improvements and integral equipment	7,307,497	5,857,232

	11,451,042	9,965,185
Less: Accumulated depreciation	(2,328,834)	(2,171,546)

	$9,122,208	$7,793,639

NOTE 5—LEASES

Master Lease. Pursuant to the Master Lease, the Tenant has leased the Company’s real estate properties from the Landlord. The Master Lease has an initial lease term of ten years with the potential to extend the term for four additional five-year terms thereafter at the option of the Tenant. The Master Lease provides that any extension of its term must apply to all of the real estate under the Master Lease at the time of the extension. The Master Lease has a triple-net structure, which requires the Tenant to pay substantially all costs associated with the lease, including real estate taxes, insurance, utilities and routine maintenance, in addition to rent. Additionally, the Master Lease provides the Operating Partnership with a right of first offer with respect to MGM National Harbor and MGM’s development property located in Springfield, Massachusetts (the “ROFO Properties”), which MGP may exercise should MGM elect to sell these properties in the future.

As of September 30, 2016, the annual rent payments under the Master Lease were $650 million. Rent under the Master Lease consists of a “base rent” component and a “percentage rent” component. For the first year, the base rent represents 90% of the initial total rent payments due under the Master Lease, or $585 million, and the percentage rent represents 10% of the initial total rent payments due under the Master Lease, or $65 million. The base rent includes a fixed annual rent escalator of 2.0% for the second through the sixth lease years (as defined in the Master Lease). Thereafter, the annual escalator of 2.0% will be subject to the Tenant and, without duplication, the operating subsidiary sublessees of the Tenant (the “Operating Subtenants”), collectively meeting an adjusted net revenue to rent ratio of 6.25:1.00 based on their net revenue from the leased properties subject to the Master Lease (as determined in accordance with U.S. GAAP, adjusted as set forth in the Master Lease, excluding net revenue attributable to certain scheduled subleases and, at the Tenant’s option, certain reimbursed costs). The percentage rent will initially be a fixed amount for approximately the first six years and will then be adjusted every five years based on the average actual annual adjusted net revenues of the Tenant and, without duplication, the Operating Subtenants, from the leased properties subject to the Master Lease at such time for the trailing five calendar-year period (calculated by multiplying the average annual net revenues, excluding net revenue attributable to certain scheduled subleases and, at the Tenant’s option, certain reimbursed costs, for the trailing five calendar-year period by 1.4%).

Rental revenues from the Master Lease for the three and nine months ended September 30, 2016 were $154.8 million and $256.1 million, respectively. Rental revenues from the Master Lease for the nine months ended September 30, 2016 represent activity from the Formation Transactions Closing Date through September 30, 2016. The Company also recognized revenue related to the reimbursement of property taxes paid by the Tenant of $17.7 million and $27.3 million for the three and nine months ended September 30, 2016, respectively.

Under the Master Lease, future noncancelable minimum rental payments are as follows:

Year ending December 31,	(in thousands)
2017	$658,775
2018	670,651
2019	682,764
2020	695,119
2021	707,721
Thereafter	2,599,799

NOTE 6—DEBT

Debt consists of the following:

September 30, 2016
(in thousands)
Senior secured credit facility:
Senior secured term loan A facility	$292,500
Senior secured term loan B facility	1,840,750
Senior secured revolving credit facility	—
$1,050 million 5.625% senior notes, due 2024	1,050,000
$500 million 4.50% senior notes, due 2026	500,000

3,683,250
Less: Unamortized discount and debt issuance costs	(62,569)

$3,620,681

Bridge facilities. In connection with the Formation Transactions, MGM borrowed $4.0 billion under certain bridge facilities, which were subsequently contributed to the Operating Partnership pursuant to the MCA. The Company repaid the bridge facilities with a combination of proceeds from its financing transactions described below and the proceeds from MGP’s purchase of Operating Partnership Units. In connection with the Borgata Transaction, MGM borrowed $545 million under certain bridge facilities, which were subsequently contributed to the Operating Partnership. The Operating Partnership repaid the bridge facilities with a combination of cash on hand and a draw down on its revolving credit facility, which it subsequently refinanced with proceeds from its offering of the senior notes due 2026.

Credit agreement. The Company entered into a credit agreement, comprised of a $300 million senior secured term loan A facility, a $1.85 billion senior secured term loan B facility, and a $600 million senior secured revolving credit facility. The term loan facilities are subject to amortization of principal in equal quarterly installments, with 5.0% of the initial aggregate principal amount of the term loan A facility and 1.0% of the initial aggregate principal amount of the term loan B facility to be payable each year. The term loan facilities were recorded at cost net of the original issue discount and related borrowing costs. The related original issue discount and the borrowing costs are amortized over the term of the borrowing. The revolving credit facility is recorded at cost. The related borrowing costs were capitalized as a component of prepaid expenses and other assets and are amortized over the term of the credit facility. The revolving credit facility and term loan A facility bear interest at LIBOR plus 2.75% for the first six months, and thereafter the interest rate will be determined by reference to a total net leverage ratio pricing grid which would result in an interest rate of LIBOR plus 2.25% to 2.75%. The term loan B facility bears interest at LIBOR plus 3.25% with a LIBOR floor of 0.75%. The term loan B facility was issued at 99.75% to initial lenders. The revolving credit facility and the term loan A facility will mature in 2021 and the term loan B facility will mature in 2023. As of September 30, 2016, no amounts were drawn on the revolving credit facility. At September 30, 2016, the interest rate on the term loan A facility was 3.27% and the interest rate on the term loan B facility was 4.00%. See Note 13 for information regarding the re-pricing of the term loan B facility.

The credit agreement contains customary covenants that, among other things, limit the ability of the Company and its restricted subsidiaries to: (i) incur additional indebtedness; (ii) merge with a third party or engage in other fundamental changes; (iii) make restricted payments; (iv) enter into, create, incur or assume any liens; (v) make certain sales and other dispositions of assets; (vi) enter into certain transactions with affiliates; (vii) make certain payments on certain other indebtedness; (viii) make certain investments; and (ix) incur restrictions on the ability of restricted subsidiaries to make certain distributions, loans or transfers of assets to the Operating Partnership or any restricted subsidiary. These covenants are subject to a number of important exceptions and qualifications, including, with respect to the restricted payments covenant, the ability to make unlimited restricted payments to maintain the REIT status of MGP. The revolving credit facility and term loan A facility also require the Operating Partnership to maintain compliance with a maximum secured net debt to adjusted total asset ratio, a maximum total net debt to adjusted asset ratio and a minimum interest coverage ratio, all of which may restrict the Operating Partnership’s ability to incur additional debt to fund its obligations in the near term. As of September 30, 2016, MGP was required to have a senior secured net debt to adjusted total assets ratio of not more than 0.40 to 1.00, a total net debt to adjusted total assets ratio of not more than 0.60 to 1.00, and an interest coverage ratio of not less than 2.00 to 1.00. MGP was in compliance with its credit agreement covenants at September 30, 2016.

The credit agreement also provides for customary events of default, including, without limitation, (i) payment defaults, (ii) inaccuracies of representations and warranties, (iii) covenant defaults, (iv) cross-defaults to certain other indebtedness in excess of specified amounts, (v) certain events of bankruptcy and insolvency, (vi) judgment defaults in excess of specified amounts, (vii) actual or asserted invalidity or impairment of any loan documentation, (viii) the security documents cease to create a valid and perfected first priority lien on any material portion of the collateral, (ix) ERISA defaults, (x) termination of the Master Lease and (xi) change of control. The term loan facilities are subject to amortization of principal in equal quarterly installments, with 5.0% of the initial aggregate principal amount of the term loan A facility and 1.0% of the initial aggregate principal amount of the term loan B facility to be payable each year. The revolving credit facility and the term loan facilities are both guaranteed by each of the Company’s existing and subsequently acquired direct and indirect wholly owned material domestic restricted subsidiaries, and secured by a first priority lien security interest on substantially all of the Company’s and such restricted subsidiaries’ material assets, including mortgages on its real estate, subject to customary exclusions.

Senior notes. On April 20, 2016, a wholly owned subsidiary of the Company issued $1.05 billion in aggregate principal amount of 5.625% senior notes due 2024 and on the Formation Transactions Closing Date, the Company entered into a supplemental indenture through which it assumed the obligations under the senior notes from such subsidiary (which merged into the Operating Partnership on such date). The senior notes will mature on May 1, 2024. Interest on the senior notes is payable on May 1 and November 1 of each year, commencing on November 1, 2016. The senior notes are fully and unconditionally guaranteed, jointly and severally, on a senior basis by all of the Company’s subsidiaries, that guarantee the Company’s credit facilities, other than MGP Finance Co-Issuer, Inc., which is a co-issuer of the senior notes. The Company may redeem all or part of the senior notes at a redemption price equal to 100% of the principal amount of the senior notes plus, to the extent the Company is redeeming senior notes prior to the date that is three months prior to their maturity date, an applicable make whole premium, plus, in each case, accrued and unpaid interest.

On August 12, 2016, the Company issued $500 million in aggregate principal amount of 4.500% senior notes due 2026. The senior notes will mature on September 1, 2026. Interest on the senior notes is payable on March 1 and September 1 of each year, commencing on March 1, 2017. The senior notes are fully and unconditionally guaranteed, jointly and severally, on a senior basis by all of the Company’s subsidiaries that guarantee the Company’s credit facilities, other than MGP Finance Co-Issuer, Inc., which is a co-issuer of the senior notes. The Company may redeem all or part of the senior notes at a redemption price equal to 100% of the principal amount of the senior notes plus, to the extent the Company is redeeming senior notes prior to the date that is three months prior to their maturity date, an applicable make whole premium, plus, in each case, accrued and unpaid interest.

The indentures governing the senior notes contain customary covenants that limit the Company’s ability and, in certain instances, the ability of its subsidiaries, to borrow money, create liens on assets, make distributions and pay dividends on or redeem or repurchase Operating Partnership Units, make certain types of investments, sell stock in certain subsidiaries, enter into agreements that restrict dividends or other payments from subsidiaries, enter into transactions with affiliates, issue guarantees of debt, and sell assets or merge with other companies. These limitations are subject to a number of important exceptions and qualifications set forth in the applicable indenture governing the senior notes, including, with respect to the restricted payments covenants, the ability to make unlimited restricted payments to maintain the REIT status of MGP.

Maturities of debt. Maturities of the principal amount of the Company’s debt as of September 30, 2016 are as follows:

Year ending December 31,	(in thousands)
2016	$8,375
2017	33,500
2018	33,500
2019	33,500
2020	33,500
2021	247,250
Thereafter	3,293,625

$3,683,250

Deferred financing costs. Deferred financing costs were incurred in connection with the issuance of the term loan facilities, revolving credit facility and senior notes. Costs incurred in connection with term loan facilities and senior notes are capitalized and offset against the carrying amount of the related indebtedness. These costs are amortized over the term of the related indebtedness, and are included in interest expense in the condensed combined and consolidated statement of operations. Costs incurred in connection with the Operating Partnership’s entrance into the revolving credit facility are capitalized as a component of prepaid expenses and other assets. These costs are amortized over the term of the revolving credit facility, and are included in interest expense in the condensed combined and consolidated statement of operations. The Company recognized non-cash interest expense related to the amortization of deferred financing costs of $2.7 million and $4.4 million during the three and nine months ended September 30, 2016, respectively.

NOTE 7—INCOME TAXES

The Company is treated as a partnership for federal and state income tax purposes. Therefore, income taxes are the responsibility of the partners and no provision for income taxes is reflected in the accompanying financial statements except as described below for the Landlord.

The Landlord is required to join in the filing of a New Jersey consolidated corporation business tax return under the New Jersey Casino Control Act and include in such return its income and expenses associated with its New Jersey assets and is thus subject to an entity level tax in New Jersey. Although the consolidated New Jersey return also includes MGM and certain of its subsidiaries, the Company is required to record New Jersey state income taxes in the accompanying financial statements as if the Landlord was taxed for state purposes on a stand-alone basis. The Company and MGM have entered into a tax sharing agreement providing for an allocation of taxes due in the consolidated New Jersey return. Pursuant to this agreement, the Landlord will only be responsible for New Jersey taxes on any gain that may be realized upon a future sale of the New Jersey assets resulting solely from an appreciation in value of such assets over their value on the date they were contributed to the Landlord by a subsidiary of MGM. MGM is responsible for all other taxes reported in the New Jersey consolidated return. Accordingly, the provision for current taxes and the deferred tax liability in the accompanying financial statements are offset against partners’ capital since the payment of such taxes by MGM are or will be treated as contributions to the capital of the Company.

The Company was included in the consolidated or unitary income tax returns of MGM for all Predecessor periods. In the accompanying financial statements, the Predecessor periods reflect income taxes as if the Company was a separate stand-alone company.

	Three Months Ended September 30, 2016	Nine Months Ended September 30, 2016
	(in thousands)
State:
Current	$915	$915
Deferred	—	—

Provision for state income taxes	$915	$915

A reconciliation of the federal income tax statutory rate and the Company’s effective tax rate is as follows:

	Three Months Ended September 30, 2016	Nine Months Ended September 30, 2016
Federal income tax statutory rate	35.0%	35.0%
Income not subject to federal income tax	(35.0)	(35.0)
State taxes	2.1	(6.2)

Effective tax rate	2.1%	(6.2%)

The major tax-effected components of the Company’s net deferred tax liability are as follows:

	September 30, 2016	December 31, 2015
	(in thousands)
Deferred tax liability—federal and state
Property and equipment	$24,828	$1,734,680

Total deferred tax liability	$24,828	$1,734,680

The Company assesses its tax positions using a two-step process. A tax position is recognized if it meets a “more likely than not” threshold, and is measured at the largest amount of benefit that is greater than 50 percent likely of being realized. Uncertain tax positions must be reviewed at each balance sheet date. Liabilities recorded as a result of this analysis must generally be recorded separately from any current or deferred income tax accounts. The Company currently has no uncertain tax positions. The Company recognizes accrued interest and penalties related to unrecognized tax benefits in income tax expense. No interest or penalties were recorded for the three and nine months ended September 30, 2016.

Since the Company was formed during 2016 it has not filed any U.S. federal, state or local income tax returns as of September 30, 2016. The Company will file income tax returns in the required jurisdictions within the next 12 months.

NOTE 8—PARTNERS’ CAPITAL

On the Formation Transactions Closing Date, MGP contributed the proceeds from its initial public offering to the Company in exchange for 26.7% of the outstanding Operating Partnership Units in the Company. Certain subsidiaries of MGM also acquired 73.3% of the outstanding Operating Partnership Units on the Formation Transactions Closing Date. As of August 1, 2016, the date of the Borgata Transaction, MGP’s ownership percentage in the Operating Partnership Units was reduced to 23.7% and indirect ownership percentage increased to 76.3%. The Operating Partnership Units held by subsidiaries of MGM are redeemable for cash at the fair value of a Class A share or, into Class A shares on a one-for-one basis. The determination of settlement method is at the option of MGP’s independent conflicts committee.

On September 15, 2016, the Company declared a cash distribution of $0.3875 per unit. The distribution was paid on October 14, 2016.

On July 15, 2016, the Company made a cash distribution of $56.7 million relating to the second quarter dividend declared with respect to MGP’s Class A shares, $41.6 million of which was paid to subsidiaries of MGM and $15.1 million was paid to MGP.

The following table presents the Company’s changes in partners’ capital for the nine months ended September 30, 2016:

	General Partner	Limited Partners	Predecessor net Parent Investment	Total Partners’ Capital
	(in thousands, except per unit amounts)
Balance at December 31, 2015	$—	$—	$6,058,959	$6,058,959
Net loss—January 1, 2016 to April 24, 2016	—	—	(84,383)	(84,383)
Assumption of bridge facilities from MGM	—	—	(4,000,000)	(4,000,000)
Other contributions from MGM	—	—	1,893,502	1,893,502
Limited partnership interest effective April 25, 2016	—	3,868,078	(3,868,078)	—
Purchase of Operating Partnership Units by MGP	—	1,132,468	—	1,132,468
Net income—April 25, 2016 to September 30, 2016	—	68,729	—	68,729
Borgata Transaction	—	729,727	—	729,727
Share-based compensation	—	326	—	326
Distributions paid, $0.2632 per Operating Partnership Unit	—	(56,720)	—	(56,720)
Distributions declared, $0.3875 per Operating Partnership Unit	—	(94,109)	—	(94,109)

Balance at September 30, 2016	$—	$5,648,499	$—	$5,648,499

NOTE 9—SHARE-BASED COMPENSATION

2016 Omnibus Incentive Plan. MGP has established an incentive compensation plan, referred to as the 2016 Omnibus Incentive Plan (“Omnibus Plan”) which allows it to grant share options, share appreciation rights (“SARs”), restricted shares, restricted share units (“RSUs”), performance shares, performance share units (“PSUs”) and other share-based awards to eligible directors, officers and employees of MGP and its subsidiaries and affiliates, including, without limitation, the Operating Partnership and MGM. The Omnibus Plan is administered by the Board of Directors (the “Board”) of MGP. The Board has discretion under the Omnibus Plan regarding which type of awards to grant, the vesting and service requirements, exercise price and other conditions, in all cases subject to certain limits, including:

•	The Omnibus Plan allows for the issuance of up to 2.5 million shares; and

•	Limits on the maximum amount of shares to be granted, in the aggregate, to any individual participant within any fiscal year as well as limits on the maximum aggregate grant date value (regardless of type(s) of award granted) in any fiscal year to any non-employee director of the MGP and its subsidiaries; and

•	For share options and SARs, the exercise price of the award must be at least equal to the fair market value of the shares on the date of grant and the maximum term of such an award is 10 years.

As MGP is considered an economic interest holder in the Operating Partnership, the Company accounts for equity awards granted under the Omnibus Plan in the same manner as if it adopted the compensatory plan.

RSUs granted vest ratably over four years, except for RSUs granted to non-employee directors of the Company and its affiliates which vest at the earlier of one year or the date of the next annual meeting of MGP’s shareholders following the date of grant (for the non-employee directors of the Company) or the next annual meeting of MGM’s shareholders after June 1, 2016 (for the non-employee directors of MGM). Expense is recognized primarily on a straight-line basis over the vesting period of the awards, net of estimated forfeitures. Estimated forfeitures are updated periodically with actual forfeitures recognized currently to the extent they differ from the estimate.

PSUs granted vest subject to a market condition, in which a percentage of the target award granted vests based on the MGP’s percentile rank of Total Shareholder Return (“TSR”) in relation to a comparison group of peer companies at the end of a three year performance period. The PSUs vest at defined percentages. No shares are issued unless the TSR is above the thirtieth percentile of the comparison group, and the maximum payout is capped at 160% of the target award should the TSR be in the ninetieth percentile or greater. Should MGP’s TSR be negative during the performance period, then the maximum portion of the target award eligible for vesting is 100%. Expense is recognized on a graded basis over the performance period beginning on the date of grant. Estimated forfeitures are updated periodically with actual forfeitures recognized currently to the extent they differ from the estimate.

The Board may grant any participant dividend equivalent rights (“Dividend Equivalent Rights”) based on the dividends paid on shares that are subject to any award other than options or SARs, to be credited as of dividend payment dates, during the period between the date the award is granted and the date the award is exercised, is settled, is paid, vests or expires. Dividend Equivalent Rights relating to awards that vest or become payable or earned in whole or in part subject to performance goals or conditions will be subject to the same performance goals or conditions as the underlying award. Regardless of if the dividends are paid in cash or in-kind (share-based awards with equivalent value) the rights are recorded to retained earnings with a credit to cash or additional paid-in capital (if in-kind awards are paid).

As of September 30, 2016, MGP had an aggregate of 2.0 million Class A shares available for grant as share-based awards under the Omnibus Plan. A summary of share-based activity for the nine months ended September 30, 2016 is presented below:

Restricted share units (“RSUs”) and performance share units (“PSUs”)

	RSUs		PSUs
	Units (000’s)	Weighted Average Grant-Date Fair Value	Units (000’s)	Weighted Average Grant-Date Fair Value
Granted	244	$21.13	45	$20.66

Nonvested at September 30, 2016	244	$21.13	45	$20.66

Shares granted in the above table include share-based compensation awards granted to eligible directors, officers and employees of the Company and MGM, and include Dividend Equivalent Rights on RSUs and PSUs. In accordance with applicable U.S. GAAP, the Company only recognizes share-based compensation expense related to its eligible directors, officers and employees.

As of September 30, 2016, there was a total of $0.7 million of unamortized compensation related to RSUs which is expected to be recognized over a weighted-average period of 1 year. As of September 30, 2016, there was a total of $0.8 million of unamortized compensation related to PSUs which is expected to be recognized over a weighted-average period of 2.5 years.

Recognition of compensation cost. Compensation cost for the Omnibus Plan was $0.2 million and $.3 million for the three and nine months ended September 30, 2016, respectively.

For RSUs, compensation expense is calculated based on the fair market value of our Class A shares on the date of grant. Compensation cost for PSUs granted under the Omnibus Plan is based on the fair value of each award, measured by applying a Monte Carlo simulation method on the date of grant, using the following weighted-average assumptions:

Nine Months Ended September 30, 2016
Expected volatility	26%
Expected term	3 yrs.
Expected dividend yield	0%
Risk-free interest rate	0.9%
Weighted-average fair value of PSUs granted	$20.52

Expected volatility is based in part on historical volatility and in part on implied volatility based on traded shares of MGP’s Class A shares. The expected term is equal to the three year performance period. The risk-free interest rate is based on the rates in effect on the grant date for U.S. Treasury instruments with maturities matching the relevant expected term of the award.

NOTE 10—NET INCOME PER OPERATING PARTNERSHIP UNIT

The table below provides net income and the number of Operating Partnership Units used in the computations of “basic” net income per Operating Partnership Unit, which utilizes the weighted-average number of Operating Partnership Units outstanding without regard to dilutive potential Operating Partnership Units, and “diluted” net income per Operating Partnership Units, which includes all such Operating Partnership Units. Net income attributable to Operating Partnership Units, weighted average Operating Partnership Units outstanding and the effect of dilutive securities outstanding are presented for the period subsequent to the Formation Transactions Closing Date.

	Three Months Ended September 30, 2016	April 25–September 30, 2016
	(in thousands, except unit and per unit amounts)
Basic net income per Operating Partnership Unit
Numerator:
Net income attributable to Operating Partnership Units	$42,671	$68,729
Denominator:
Basic weighted average Operating Partnership Units outstanding	233,642,286	225,997,423

Basic net income per Operating Partnership Unit	$0.18	$0.30

	Three Months Ended September 30, 2016	April 25–September 30, 2016
	(in thousands, except unit and per unit amounts)
Diluted net income per Operating Partnership Unit
Numerator:
Net income attributable to Operating Partnership Units	$42,671	$68,729
Denominator:
Basic weighted average Operating Partnership Units outstanding	233,642,286	225,997,423
Effect of dilutive units for diluted net income per Operating Partnership Unit	252,163	245,665

Weighted average units for diluted net income per Operating Partnership Unit	233,894,449	226,243,088

Diluted net income per Operating Partnership Unit	$0.18	$0.30

NOTE 11—COMMITMENTS AND CONTINGENCIES

Ground leases. The Company was assigned ground leases in the Borgata Transaction as discussed in Note 3. Such amounts will be paid by the Tenant pursuant to the Master Lease through 2046. Estimated minimum lease payments pursuant to the ground leases through 2070 are as follows:

(in thousands)
Years ending December 31,
2016	$1,570
2017	6,421
2018	6,688
2019	6,688
2020	7,014
Thereafter	710,543

Total minimum lease payments	$738,924

Litigation. In the ordinary course of business, from time to time, the Company expects to be subject to legal claims and administrative proceedings, none of which are currently outstanding, which the Company believes could have, individually or in the aggregate, a material adverse effect on its business, financial condition or results of operations, liquidity or cash flows.

NOTE 12—CONDENSED CONSOLIDATING FINANCIAL INFORMATION

The Operating Partnership’s senior notes were co-issued by the Operating Partnership and MGP Finance Co-Issuer, Inc., a 100% owned finance subsidiary of the Operating Partnership. Obligations to pay principal and interest on the senior notes are currently guaranteed by all of the Operating Partnership’s subsidiaries, other than the Co-Issuer, each of which is directly or indirectly 100% owned by the Operating Partnership. Such guarantees are full and unconditional, joint and several and are subject to release in accordance with the events described below. Separate condensed financial information for the subsidiary guarantors as of September 30, 2016 and for the nine months ended September 30, 2016 are presented below.

The guarantee of a subsidiary guarantor will be automatically released upon (i) a sale or other disposition (including by way of consolidation or merger) of the subsidiary guarantor, or the capital stock of the subsidiary guarantor; (ii) the sale or disposition of all or substantially all of the assets of the subsidiary guarantor; (iii) the designation in accordance with the indenture of the subsidiary guarantor as an unrestricted subsidiary; (iv) at such time as such subsidiary guarantor is no longer a subsidiary guarantor or other obligor with respect to any credit facilities or capital markets indebtedness of the Operating Partnership; or (v) defeasance or discharge of the notes.

Comparative information as of December 31, 2015 and for the nine months ended September 30, 2015 is not presented because such date and period precede the date at which the Company and its subsidiaries were formed. The financial information for all dates and periods preceding the formation of the Company and its subsidiaries are solely attributable to the Company’s predecessor, which as discussed in Note 2, following the Formation Transactions Closing Date, has been combined retrospectively with the Company and its subsidiaries for all periods. Consequently, condensed consolidating financial information for periods preceding the formation of the Company and its subsidiaries would be presented entirely within the guarantor column and would be the same as the Company’s combined financial statements.

CONSOLIDATING BALANCE SHEET

	At September 30, 2016
	Operating Partnership	Co-Issuer	Guarantor Subsidiaries	Elimination	Consolidated
	(in thousands)
Real estate investments, net	$—	$—	$9,122,208	$—	$9,122,208
Cash and cash equivalents	340,284	—	—	—	340,284
Tenant and other receivables, net	—	—	5,654	—	5,654
Prepaid expenses and other assets	9,801	—	1,060	—	10,861
Intercompany	1,043,278	—	—	(1,043,278)	—
Investments in subsidiaries	8,002,236	—	—	(8,002,236)	—
Above market lease, asset	—	—	46,555	—	46,555

	$9,395,599	$—	$9,175,477	$(9,045,514)	$9,525,562

Debt, net	3,620,681	—	—	—	3,620,681
Due to MGM Resorts International and affiliates	—	—	211	—	211
Intercompany	—	—	1,043,278	(1,043,278)	—
Accounts payable, accrued expenses and other liabilities	2,594	—	5,653	—	8,247
Above market lease, liability	—	—	48,179	—	48,179
Accrued interest	29,716	—	—	—	29,716
Distribution payable	94,109	—	—	—	94,109
Deferred revenue	—	—	51,092	—	51,092
Deferred income taxes, net	—	—	24,828	—	24,828

Total liabilities	3,747,100	—	1,173,241	(1,043,278)	3,877,063

General partner	—	—	—	—	—
Limited partner	5,648,499	—	8,002,236	(8,002,236)	5,648,499
Predecessor net Parent investment	—	—	—	—	—

Total partners’ capital	5,648,499	—	8,002,236	(8,002,236)	5,648,499

Total liabilities and partners’ capital	$9,395,599	$—	$9,175,477	$(9,045,514)	$9,525,562

CONSOLIDATING STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)

	Nine Months Ended September 30, 2016
	Operating Partnership	Co-Issuer	Guarantor Subsidiaries	Elimination	Consolidated
	(in thousands)
Revenues
Rental revenue	$—	$—	$256,062	$—	$256,062
Property taxes reimbursed by Tenant	—	—	27,340	—	27,340

	—	—	283,402	—	283,402

Expenses
Depreciation	—	—	158,860	—	158,860
Property transactions, net	—	—	2,651	—	2,651
Property taxes	—	—	44,231	—	44,231
Property insurance	—	—	2,943	—	2,943
Amortization of above market lease, net	—	—	114	—	114
Acquisition-related expenses	10,099	—	—	—	10,099
General and administrative	6,490	—	—	—	6,490

	16,589	—	208,799	—	225,388

Operating income (loss)	(16,589)	—	74,603	—	58,014
Equity in earnings of subsidiaries	73,688	—	—	(73,688)	—
Non-operating expense
Interest expense	72,314	—	—	—	72,314
Other non-operating	439	—	—	—	439

	72,753	—	—	—	72,753

Income (loss) before income taxes	(15,654)	—	74,603	(73,688)	(14,739)
Provision for income taxes	—	—	(915)	—	(915)

Net income (loss)	$(15,654)	$—	$73,688	$(73,688)	$(15,654)

Comprehensive income (loss)	$(15,654)	$—	$73,688	$(73,688)	$(15,654)

CONSOLIDATING STATEMENT OF CASH FLOWS

	Nine Months Ended September 30, 2016
	Operating Partnership	Co-Issuer	Guarantor Subsidiaries	Elimination	Consolidated
	(in thousands)
Cash flows from operating activities
Net cash provided by (used in) operating activities	$(52,744)	$—	$235,165	$—	$182,421

Cash flows from investing activities
Capital expenditures for property and equipment funded by Parent	—	—	(138,987)	—	(138,987)

Net cash used in investing activities	—	—	(138,987)	—	(138,987)

Cash flows from financing activities
Proceeds from issuance of debt	3,700,000	—	—	—	3,700,000
Deferred financing costs	(76,120)	—	—	—	(76,120)
Repayment of bridge facilities	(4,544,850)	—	—	—	(4,544,850)
Repayment of debt principal	(16,750)	—	—	—	(16,750)
Proceeds from purchase of Operating Partnership units by MGP	1,132,468	—	—	—	1,132,468
Dividends paid	(56,720)	—	—	—	(56,720)
Cash received by Operating Partnership on behalf of Guarantor Subsidiaries	255,000	—	(255,000)	—	—
Net cash transfers from Parent	—	—	158,822	—	158,822

Net cash provided by financing activities	393,028	—	(96,178)	—	296,850

Cash and cash equivalents
Net increase for the period	340,284	—	—	—	340,284
Balance, beginning of period	—	—	—	—	—

Balance, end of period	$340,284	$—	$—	$—	$340,284

NOTE 13—SUBSEQUENT EVENTS

On October 26, 2016, the Operating Partnership completed a re-pricing of its $1.84 billion term loan B facility. As a result of the re-pricing, the term loan B facility will initially bear interest at LIBOR plus 2.75%, with a LIBOR floor of 0.75%. In addition, the Operating Partnership will receive a further reduction in pricing to LIBOR plus 2.50%, with a LIBOR floor of 0.75% so long as it achieves a minimum corporate credit rating and corporate family rating of Ba3 and BB-, respectively. All other principal provisions of the Company’s existing credit facility remain unchanged.

To manage the exposure of the term loan B facility, on December 6, 2016, the Company entered into five-year interest rate swap agreements with a $500 million notional amount to pay a fixed rate of 1.825% and receive the 1-month LIBOR in order to reduce the interest rate risk.

Events subsequent to September 30, 2016 were evaluated through January 17, 2017, the date these financial statements were available to be issued, and no further events were identified requiring disclosure in these financial statements.

MGM Growth Properties Operating Partnership LP

and

MGP Finance Co-Issuer, Inc.

OFFER TO EXCHANGE

$1,050,000,000 aggregate principal amount of 5.625% Senior Notes due 2024 for $1,050,000,000 aggregate principal amount of 5.625% Senior Notes due 2024 that have been registered under the Securities Act of 1933, as amended

AND

$500,000,000 aggregate principal amount of 4.500% Senior Notes due 2026 for $500,000,000 aggregate principal amount of 4.500% Senior Notes due 2026 that have been registered under the Securities Act of 1933, as amended

PROSPECTUS

                , 2017

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of Directors and Officers.

MGM Growth Properties Operating Partnership LP (“MGPOP”), the registrant, is a Delaware limited partnership. Section 17-108 of the Delaware Limited Partnership Act, provides that a limited partnership may, and has the power to, indemnify and hold harmless any partners or other persons from and against any and all claims and demands whatsoever, subject to such standards and restrictions set forth in the partnership agreement. Section 7.7 of the limited partnership agreement of MGPOP obligates MGPOP, to the fullest extent permitted by law, indemnify: (i) its general partner, (ii) any person who is an affiliate of the general partner, (iii) any person who is or was a manager, managing member, officer, director, agent, tax matters partner, partnership representative (or similar), fiduciary or trustee of any group member, a general partner or any of their respective affiliates, (iv) any group member or any affiliate of any group member, (v) any person who is or was serving at the request of the general partner or any of its affiliates as a manager, managing member, officer, director, agent, tax matters partner, partnership representative (or similar), fiduciary or trustee of another person (provided that a person shall not be an indemnitee by reason of providing, on a fee-for-services basis, trustee, fiduciary or custodial services, (vii) MGM Resorts International and its affiliates and (viii) any person that the general partner designates as an “Indemnitee” for purposes of the partnership agreement, against any and all losses, claims, damages, liabilities, joint or several, expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts arising from any and all threatened, pending or completed claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, and whether formal or informal and including appeals, in which any indemnitee may be involved, or is threatened to be involved, as a party or otherwise, by reason of its status as an indemnitee and acting (or refraining to act) in such capacity on behalf of or for the benefit of MGPOP; provided, that the indemnitee shall not be indemnified and held harmless pursuant to the partnership agreement if there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter for which the indemnitee is seeking indemnification pursuant to the partnership agreement, the indemnitee acted in bad faith or engaged in fraud, willful misconduct or, in the case of a criminal matter, acted with knowledge that the indemnitee’s conduct was unlawful.

In addition, the law of the state of incorporation and/or the provisions of the certificates of incorporation, the bylaws, or the limited liability company agreements, as applicable, of all of the subsidiaries listed in the “Table of Additional Registrants” included in the Registration Statement, provide for the limitation of liability and indemnification of officers, directors, managers and persons performing similar functions, as applicable, of the subsidiaries.

Item 21.	Exhibits and Financial Statement Schedules.

See the Exhibit Index immediately following the signature pages included in this Registration Statement.

Item 22.	Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1)	to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(A)	to include any prospectus required by Section 10(a)(3) of the Securities Act;

(B)

to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.

Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in effective registration statement; and

(C)	to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)	that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	to remove registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

For the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

For the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(A)	any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(B)	any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(C)	the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(D)	any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)	The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), (ii) or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(c)	The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Las Vegas, State of Nevada, on January 17, 2017.

MGM Growth Properties Operating Partnership LP

By:	MGM Growth Properties OP GP LLC

By:	/s/ James C. Stewart
Name: James C. Stewart
Title: Chief Executive Officer

POWER OF ATTORNEY

We, the undersigned directors and officers of MGM Growth Properties OP GP LLC, do hereby constitute and appoint Andrew Hagopian III and Andy H. Chien and each and any of them, our true and lawful attorneys-in-fact and agents to do any and all acts and things in our names and our behalf in our capacities as directors and officers and to execute any and all instruments for us and in our name in the capacities indicated below, which said attorneys and agents, or any of them, may deem necessary or advisable to enable MGM Growth Properties Operating Partnership LP to comply with the Securities Act and any rules, regulations and requirements of the Securities and Exchange Commission in connection with this registration statement or any registration statement for this offering of securities that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act, including specifically, but without limitation, any and all amendments (including post-effective amendments) hereto, and we hereby ratify and confirm all that said attorneys and agents, or any of them, shall do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ James C. Stewart James C. Stewart	Chief Executive Officer	January 17, 2017

/s/ Andy H. Chien Andy H. Chien	Chief Financial Officer and Treasurer	January 17, 2017

/s/ James J. Murren James J. Murren	Manager	January 17, 2017

/s/ William J. Hornbuckle William J. Hornbuckle	Manager	January 17, 2017

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Las Vegas, State of Nevada, on January 17, 2017.

MGP Finance Co-Issuer, Inc.

By:	/s/ James C. Stewart
Name: James C. Stewart
Title: President and Chief Executive Officer

POWER OF ATTORNEY

We, the undersigned directors and officers of MGP Finance Co-Issuer, Inc., do hereby constitute and appoint Andrew Hagopian III and Andy H. Chien and each and any of them, our true and lawful attorneys-in-fact and agents to do any and all acts and things in our names and our behalf in our capacities as directors and officers and to execute any and all instruments for us and in our name in the capacities indicated below, which said attorneys and agents, or any of them, may deem necessary or advisable to enable MGP Finance Co-Issuer, Inc. to comply with the Securities Act and any rules, regulations and requirements of the Securities and Exchange Commission in connection with this registration statement or any registration statement for this offering of securities that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act, including specifically, but without limitation, any and all amendments (including post-effective amendments) hereto, and we hereby ratify and confirm all that said attorneys and agents, or any of them, shall do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ James C. Stewart James C. Stewart	President and Chief Executive Officer and Director	January 17, 2017

/s/ Andy H. Chien Andy H. Chien	Chief Financial Officer and Treasurer	January 17, 2017

/s/ William J. Hornbuckle William J. Hornbuckle	Director	January 17, 2017

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Las Vegas, State of Nevada, on January 17, 2017.

MGP Lessor Holdings, LLC

By:	/s/ James C. Stewart
Name: James C. Stewart
Title: Chief Executive Officer

POWER OF ATTORNEY

We, the undersigned directors and officers of MGP Lessor Holdings, LLC, do hereby constitute and appoint Andrew Hagopian III and Andy H. Chien and each and any of them, our true and lawful attorneys-in-fact and agents to do any and all acts and things in our names and our behalf in our capacities as directors and officers and to execute any and all instruments for us and in our name in the capacities indicated below, which said attorneys and agents, or any of them, may deem necessary or advisable to enable MGP Lessor Holdings, LLC to comply with the Securities Act and any rules, regulations and requirements of the Securities and Exchange Commission in connection with this registration statement or any registration statement for this offering of securities that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act, including specifically, but without limitation, any and all amendments (including post-effective amendments) hereto, and we hereby ratify and confirm all that said attorneys and agents, or any of them, shall do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ James C. Stewart James C. Stewart	Chief Executive Officer and Manager	January 17, 2017

/s/ Andy H. Chien Andy H. Chien	Chief Financial Officer and Treasurer	January 17, 2017

/s/ William H. Hornbuckle William J. Hornbuckle	Manager	January 17, 2017

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Las Vegas, State of Nevada, on January 17, 2017.

MGP Lessor, LLC

By:	/s/ James C. Stewart
Name: James C. Stewart
Title: Chief Executive Officer

POWER OF ATTORNEY

We, the undersigned directors and officers of MGP Lessor, LLC, do hereby constitute and appoint Andrew Hagopian III and Andy H. Chien and each and any of them, our true and lawful attorneys-in-fact and agents to do any and all acts and things in our names and our behalf in our capacities as directors and officers and to execute any and all instruments for us and in our name in the capacities indicated below, which said attorneys and agents, or any of them, may deem necessary or advisable to enable MGP Lessor, LLC to comply with the Securities Act and any rules, regulations and requirements of the Securities and Exchange Commission in connection with this registration statement or any registration statement for this offering of securities that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act, including specifically, but without limitation, any and all amendments (including post-effective amendments) hereto, and we hereby ratify and confirm all that said attorneys and agents, or any of them, shall do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ James C. Stewart James C. Stewart	Chief Executive Officer and Manager	January 17, 2017

/s/ Andy H. Chien Andy H. Chien	Chief Financial Officer and Treasurer	January 17, 2017

/s/ William J. Hornbuckle William J. Hornbuckle	Manager	January 17, 2017

EXHIBIT INDEX

Exhibit Number	Description
2.1	Master Contribution Agreement by and among MGM Resorts International (“MGM Resorts”), MGM Growth Properties LLC (“MGP”) and MGM Growth Properties Operating Partnership LP (“MGPOP”), dated as of April 25, 2016 (incorporated by reference to Exhibit 2.1 to the MGP’s Current Report on Form 8-K filed April 25, 2016).

2.2	Master Transaction Agreement by and among MGPOP, MGM Resorts, MGP, MGP Lessor, LLC and MGM Lessee, LLC, dated as of May 31, 2016 (incorporated by reference to Exhibit 2.1 to the MGP’s Current Report on Form 8-K filed on May 31, 2016).

3.1	Amended and Restated Limited Partnership Agreement of MGPOP, effective April 25, 2016 (incorporated by reference to Exhibit 10.5 to MGP’s Current Report on Form 8-K filed April 25, 2016).

3.2	Certificate of Incorporation of MGP Escrow Co-Issuer, Inc.*

3.3	Certificate of Amendment or Certificate of Incorporation of MGP Escrow Co-Issuer Inc.*

3.4	Bylaws of MGP Escrow Co-Issuer, Inc.*

3.5	Certificate of Formation of Detroit Propco Holdings, LLC.*

3.6	Certificate of Amendment to Certificate of Formation of Detroit Propco Holdings, LLC.*

3.7	Amended and Restated Operating Agreement of MGP Lessor Holdings, LLC.*

3.8	First Amendment to the Amended and Restated Operating Agreement of MGP Lessor Holdings, LLC.*

3.9	Certificate of Formation of DT Resort Propco, LLC.*

3.10	Certificate of Amendment to Certificate of Formation of DT Resort Propco, LLC.*

3.11	Amended and Restated Operating Agreement of MGP Lessor, LLC.*

3.12	First Amendment to the Amended and Restated Operating Agreement of MGP Lessor, LLC.*

4.1	Indenture, dated as of April 20, 2016, among MGP Escrow Issuer, LLC and MGP Escrow Co-Issuer, Inc. and U.S. Bank National Association, as Trustee (incorporated by reference to Exhibit 4.1 of the Current Report on Form 8-K of MGM Resorts filed on April 21, 2016).

4.2	Registration Rights Agreement, dated as of April 20, 2016, among MGP Escrow Issuer, LLC and MGP Escrow Co-Issuer, Inc. and J.P. Morgan Securities LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as representatives of the initial purchasers of the Notes (incorporated by reference to Exhibit 4.2 of the Current Report on Form 8-K of MGM Resorts filed on April 21, 2016).

4.3	Supplemental Indenture, dated as of April 25, 2016, among MGPOP, MGP Escrow Co-Issuer, Inc., MGP Lessor Holdings, LLC, MGP Lessor, LLC and U.S. Bank National Association, as Trustee (incorporated by reference to Exhibit 4.3 to MGP’s Current Report on Form 8-K filed April 25, 2016).

4.4	Indenture, dated as of August 12, 2016, among MGM Growth Properties Operating Partnership LP, MGP Finance Co-Issuer, Inc., the subsidiary guarantors party thereto and U.S. Bank National Association, as trustee (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K on August 12, 2016).

5.1	Opinion of Milbank, Tweed, Hadley & McCloy LLP*

5.2	Opinion of Richards, Layton & Finger, PA*

10.1	Master Lease between MGP Lessor, LLC and MGM Lessee, LLC, dated April 25, 2016 (incorporated by reference to Exhibit 10.1 to MGP’s Current Report on Form 8-K filed April 25, 2016).

Exhibit Number	Description

10.2	Corporate Services Agreement between MGPOP and MGM Resorts, dated as of April 25, 2016 (incorporated by reference to Exhibit 10.2 to MGP’s Current Report on Form 8-K filed April 25, 2016).

10.3	Registration Rights Agreement between MGP and MGM Resorts, dated as of April 25, 2016 (incorporated by reference to Exhibit 10.3 to MGP’s Current Report on Form 8-K filed April 25, 2016).

10.4	IP License Agreement between MGP and MGM Resorts, dated as of April 25, 2016 (incorporated by reference to Exhibit 10.4 to the Company’s Current Report on Form 8-K filed April 25, 2016).

10.5	2016 Omnibus Incentive Plan (incorporated by reference to Exhibit 99.1 of MGP’s Registration Statement on Form S-8 (File No. 333-210832) filed on April 19, 2016).

10.6	Annual Performance-Based Incentive Plan (incorporated by reference to Exhibit 10.7 to MGP’s Current Report on Form 8-K filed April 25, 2016).

10.7	Change of Control Policy for Executive Officers (incorporated by reference to Exhibit 10.8 to the MGP’s Current Report on Form 8-K filed April 25, 2016).

10.8	Nonqualified Deferred Compensation Plan (incorporated by reference to Exhibit 10.9 MGP’s Form 8-K filed April 25, 2016).

10.9	2016 Deferred Compensation Plan for Non-Employee Directors (incorporated by reference to Exhibit 10.10 to MGP’s Current Report on Form 8-K filed April 25, 2016).

10.10	Form of 2016 Performance Share Units Agreement (incorporated by reference to Exhibit 10.11 to MGP’s Current Report on Form 8-K filed April 25, 2016).

10.11	Form of 2016 Performance Share Units Agreement (Bonus) (incorporated by reference to Exhibit 10.12 to MGP’s Current Report on Form 8-K filed April 25, 2016).

10.12	Form of 2016 Restricted Share Units Agreement (Non-Employee Directors) (incorporated by reference to Exhibit 10.13 to MGP’s Current Report on Form 8-K filed April 25, 2016).

10.13	Form of 2016 Restricted Share Units Agreement (Employees) (incorporated by reference to Exhibit 10.14 to MGP’s Current Report on Form 8-K filed April 25, 2016).

10.14	Form of 2016 Restricted Share Units Agreement (MGM Non-Employee Directors) (incorporated by reference to Exhibit 10.15 to MGP’s Current Report on Form 8-K filed April 25, 2016).

10.15	Form of 2016 Restricted Share Units Agreement (MGM Employees) (incorporated by reference to Exhibit 10.16 to MGP’s Current Report on Form 8-K filed April 25, 2016).

10.16	Employment Agreement of James C. Stewart (incorporated by reference to Exhibit 10.11 to MGP’s Registration Statement on Form S-11 (File No. 333-210322) filed on April 5, 2016).

10.17	Employment Agreement of Andy H. Chien (incorporated by reference to Exhibit 10.12 to MGP’s Registration Statement on Form S-11 (File No. 333-210322) filed on April 5, 2016).

10.18	Credit Agreement dated as of April 25, 2016, among MGPOP, the financial institutions referred to as Lenders therein and the Administrative Agent (incorporated by reference to Exhibit 10.17 to the Company’s Current Report on Form 8-K filed April 25, 2016).

10.19	First Amendment to Master Lease, dated as of August 1, 2016, between MGP Lessor, LLC and MGM Lessee, LLC (incorporated by reference to Exhibit 10.1 of the Current Report on Form 8-K of MGM Resorts International filed on August 1, 2016).

12.1	Computation of Ratio of Earnings to Fixed Charges*

21.1	Subsidiaries of MGPOP*

Exhibit Number	Description

23.1	Consent of Deloitte & Touche LLP for MGM Growth Properties Operating Partnership LP*

23.2	Consent of Milbank, Tweed, Hadley & McCloy LLP (included in Exhibit 5.1)

23.3	Consent of Richards, Layton & Finger, PA (included in Exhibit 5.2)

24.1	Power of Attorney (contained in the signature pages of this registration statement)

25.1	Statement of Eligibility of Trustee on Form T-1*

99.1	Form of Letter of Transmittal*

*	Filed herewith